As filed with the Securities and Exchange Commission on June 8, 2021

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dingdong (Cayman) Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	5961	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Building 6, 500 Shengxia Road,

Shanghai, 200125

People’s Republic of China

+86 21-6858-5011

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steve Lin, Esq. Kirkland & Ellis International LLP 29th Floor, China World Office 2 No. 1 Jian Guo Men Wai Avenue Chaoyang District, Beijing 100004 People’s Republic of China +86 10-5737-9315	David T. Zhang, Esq. Kirkland & Ellis International LLP c/o 26th Floor, Gloucester Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3761-3318	Shuang Zhao, Esq. Cleary Gottlieb Steen & Hamilton LLP c/o 37th Floor, Hysan Place 500 Hennessy Road, Causeway Bay Hong Kong +852 2521-4122

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee
Class A ordinary shares, par value US$0.000002 per share(1)	US$100,000,000	US$10,910.00

(1)

American depositary shares issuable upon deposit of Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-                    ). Each American depositary share represents                Class A ordinary shares.

(2)

Includes Class A ordinary shares that are issuable upon the exercise of the underwriters’ option to purchase additional ADSs. Also includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)

Dated                     , 2021.

American Depositary Shares

Dingdong (Cayman) Limited

Representing                  Class A Ordinary Shares

This is an initial public offering of              American depositary shares, or ADSs, by Dingdong (Cayman) Limited. Each ADS represents              of our Class A ordinary shares, par value US$0.000002 per share. We anticipate that the initial public offering price per ADS will be between US$             and US$            .

Prior to this offering, there has been no public market for the ADSs or our Class A ordinary shares. We intend to apply for the listing the ADSs on the New York Stock Exchange under the symbol “DDL.”

As of the date of this prospectus, our outstanding share capital consists of Class A ordinary shares and Class B ordinary shares and Mr. Changlin Liang, our founder, director and chief executive officer, beneficially owns all of our issued and outstanding Class B ordinary shares. These Class B ordinary shares will constitute approximately         % of our total issued and outstanding ordinary shares and         % of the aggregate voting power of our total issued and outstanding ordinary shares immediately after the completion of this offering, assuming that the underwriters do not exercise their option to purchase additional ADSs. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote, and is not convertible into Class B ordinary shares under any circumstances. Each Class B ordinary share is entitled to 20 votes, subject to certain conditions, and is convertible into one Class A ordinary share at any time by the holder thereof.

Investing in our ADSs involves risks. See “Risk Factors” beginning on page 15.

PRICE US$             PER ADS

	Per ADS	Total
Initial public offering price	US$	US$
Underwriting discounts and commissions (1)	US$	US$
Proceeds, before expenses, to us	US$	US$

(1)	See “Underwriting” for additional disclosure regarding underwriting compensation payable by us.

We have granted the underwriters the right to purchase up to              additional              ADSs.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs against payment in U.S. dollars on or about                     , 2021.

MORGAN STANLEY	BofA Securities	Credit Suisse

Mission Capital

Prospectus dated                     , 2021.

# Dingdong Maicai at a Glance

## Leadership

**10%+**

Market Share of China On-demand E-Commerce Industry [1]

**No.1**

On-Demand E-Commerce Player in Yangtze River Delta Megalopolis [1]

## User Base

**6.9MM**

Average Monthly Transacting Users in 1Q2021

**6.7**

Average Monthly Orders per Transacting Member in 1Q2021

## Scale & Growth

**¥13.0Bn**

GMV in 2020

**319.2%**

2018-2020 GMV CAGR

High Purchase Frequency
Massive Scale
High Density of Orders in Small Area
Closer Collaboration & Higher Engagement with Suppliers
Digitalized & Modernized Supply Chain
Product Quality
Speed Delivery
Product Variety
Credibility
Optimized Operating Efficiency
RAPID GROWTH

Notes:
1. According to CIC data in 2020; in terms of GMV

Direct Procurement
Transportation to Regional Processing Centers
Digitalized Sorting and Labelling at Regional Processing Centers
Transportation to Frontline Fulfillment Stations
Packaging at Frontline Fulfilment Stations
User Ordering
Delivery to Users
Users Enjoying Products
WMS
MES
WCS
AEC
QMS

No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the ADSs offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus or any free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus or any free writing prospectus outside of the United States.

Until                 , 2021 (the 25th day after the date of this prospectus), all dealers that buy, sell, or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ADSs discussed under “Risk Factors,” before deciding whether to invest in our ADSs. This prospectus contains information from an industry report prepared by China Insights Consultancy, or CIC, an independent research firm.

Our Mission

Our mission is to make fresh groceries as available as running water to every household.

Overview

We are a leading and the fastest growing on-demand e-commerce company in China, according to China Insights Consultancy, or CIC. We directly provide users and households with fresh produce, meat and seafood and other daily necessities through a convenient and excellent shopping experience supported by an extensive self-operated frontline fulfillment grid. With fresh groceries as our core product categories, we have successfully expanded to providing other daily necessities to grow into a leading one-stop online shopping destination in China for consumers to make purchases for their daily lives. At the same time, we are working to modernize China’s traditional agricultural supply chain through standardization and digitalization, empowering upstream farms and suppliers to make their production more efficient and tailored to actual demand.

Our total revenues has grown from RMB3,880.1 million in 2019 to RMB11,335.8 million (US$1,730.2 million) in 2020, driven by the robust growth in our GMV. Our market share in the on-demand e-commerce industry as measured by GMV was 10.1% in 2020, according to CIC, and our total GMV has grown from RMB741.7 million in 2018 to RMB13,032.2 million (US$1,989.1 million) in 2020, representing a CAGR of 319.2%. This growth rate ranked first among the top five on-demand e-commerce platforms in China and significantly outpaced the overall market size growth rate of 114.6% during the same period. In addition, in 2020, we ranked first by GMV among our competitors in the Yangtze River Delta megalopolis, which contributed approximately 24% of China’s total GDP in 2020, while also successfully penetrating into other regions across China.

With the increasing trend of consumption upgrading in China, being able to conveniently purchase quality products online has become increasingly important to consumers across China’s geographic and wealth spectrum. We believe that consumers naturally seek product quality, speedy delivery and product variety at attractive prices. However, China’s traditional agricultural industry is characterized by highly fragmented upstream farm sources and redundant supply chain intermediaries, resulting in higher prices and lower assurance in supply and quality. In addition, the perishable nature of fresh groceries makes the ability of fulfillment channels to reliably and expediently deliver products particularly important. Furthermore, Chinese cuisine tends to require a plethora of ingredients to be cooked to satisfaction, which requires a broad selection of complementary SKUs from any seller.

As a result of these factors, it has been difficult for consumers to find the ideal purchasing channel for fresh groceries. For example, in-person shopping in supermarkets and traditional Chinese wet markets is often time-consuming, and has less product variety. On the other hand, although traditional e-commerce platforms do offer grocery shopping options, their fulfillment capabilities are not optimized for fresh groceries, leading to slower and uncertain delivery times and less assurance over product freshness. As such, e-commerce companies with a reliable supply of quality products and the ability to provide the core components of the ideal shopping experience are well-positioned to capture this growth.

In response to both consumer needs and inadequacies in the traditional supply chain model in the industry, we launched Dingdong Fresh, our mobile app and mini-programs to reshape the Chinese consumer’s online shopping experience for groceries. We entered the industry with fresh produce, meats and seafood as our initial focal point, a segment known for high-frequency orders and relatively difficult procurement and fulfillment operations, and successfully expanded into other product offerings. We have embraced a user-centric philosophy since our inception, and have in the past four years been committed to providing consumers with a wide variety of quality products with fast delivery times at attractive prices:

•

Product quality. We procure our products primarily from direct upstream sources such as farms and cooperatives and apply stringent quality control across our entire supply chain to ensure product quality to our users.

•

Speedy delivery. Powered by our frontline fulfillment grid and robust, digitalized fulfillment capabilities, we deliver almost one million orders per day, and target to get orders within 30 minutes to our users.

•	Product variety. We offer a diversified portfolio of fresh groceries and other daily necessities tailored for local needs to address a greater share of each family’s consumption needs.

As a result of these capabilities, we have been able to achieve significant scale in our industry, with a strong and active user base and increasing engagement and stickiness. In the first quarter of 2021, our revenues reached RMB3,802.1 million (US$580.3 million) and our GMV was RMB4,303.5 million, with 69.7 million total orders and an average of 6.9 million monthly transacting users. In particular, during the same period, 22.0% of monthly transacting users were members of our Dingdong membership program, contributing 47.0% of our GMV and with an average of 6.7 orders per month.

We understand that being close to users is a key to our success as an on-demand e-commerce company. We were one of the pioneers in using a frontline fulfillment grid model to efficiently achieve last-mile delivery for fresh groceries while still scaling rapidly. At the same time, we believe that focusing on a high-frequency purchase product category such as fresh groceries allow us to build a loyal, engaged user base as a gateway for expansion. In addition, we have digitalized all of our core operations, building a full suite supply chain solutions to assure end-to-end quality control, which allows us to continuously optimize operating efficiency while providing users with the best products for value. We have streamlined the farm-to-home supply chain by cutting out intermediaries and guaranteeing strict end-to-end quality control through our 7+1 Quality Control Procedure, across the entire procurement and fulfillment process. The core capabilities that we have accumulated have since our inception lay the foundation for our exploring other supply chain collaboration opportunities and user service models in the future. Our capabilities include:

•

Strong upstream procurement relationships and empowering of upstream suppliers. We work closely with upstream suppliers for product procurement and grouping at the place of origin. We help farms and cooperatives implement scientific production standards such as our proprietary “D-GAP”, a set of good agricultural practices for production safety and sustainability that we designed, and order-based production to achieve optimal planting and production levels. As a result of the value that we bring to our suppliers, we develop strong relationships with them and assure stable supplies with good pricing power.

•

Unique frontline fulfillment grid model enables high scalability while maintaining user experience. On average, each station under our frontline fulfillment grid can directly reach tens of thousands of households with the ability to realize our 30-minute delivery target, greatly assuring the freshness the products when they reach users. In addition, compared with the offline retail store model, the frontline fulfillment grid model is less dependent on site selection, has faster inventory turnover and has greater scalability in terms of rapidly addressing new regional markets and user demographics. As of

March 31, 2021, we had built from the ground up a frontline fulfillment grid of more than 950 frontline fulfillment stations in 29 cities in China, serving 6.9 million average monthly transacting users in the first quarter of 2021. In particular, the size of our frontline fulfillment grid in the Yangtze River Delta has tripled in size since the end of 2018. In addition, our frontline fulfillment grid is supported by 40 regional processing centers to sort, package, label and store raw products prior to fulfillment.

•

First-in-class operational efficiency driven by technology and digitalization. Our digitalization across the whole entire industry chain can realize strict quality control, precision order management, optimized inventory management and efficient warehousing, fulfillment, intelligent dispatch and delivery system. As the density of regional orders increases, our advanced data analytics can accelerate the improvement of the operation efficiency at each stage of the industry chain and drive our profitability.

Our massive economies of scale and network effects have enabled us to simultaneously achieve rapid growth and increasing operating efficiency, demonstrating the effectiveness of our highly scalable and replicable business model. Our excellent user experience has also enabled us to continuously attract new users and promote increased purchasing frequency by existing users, doubly driving the growth in our GMV through growth in both total orders and average order value. At the same time, high consumer demand helps to attract more high-quality suppliers to cooperate with us, enhance our upstream bargaining power and further ensure product quality and diversification. In addition, the increasing density of regional orders can generate data to support our continued analysis and new user insights. As our continued expansion connects more consumers with fragmented upstream suppliers, we have formed a powerful self-reinforcing and dual flywheel effect, promoting rapid business growth while continuously improving operating efficiency, as set forth below:

As a result of the foregoing, since our initial entry into Shanghai in May 2017, we have successfully expanded our business to 29 cities across China, of which five cities have achieved and maintained monthly GMV over RMB100 million. Demonstrating our ability to leverage our core capabilities and replicate our success in new markets, the speed at which we are able to reach a benchmark of RMB100 million in GMV for new markets has continuously accelerated. At the same time, our fulfillment expenses as percentage of total revenues decreased from 49.9% in 2019 to 35.7% in 2020, indicating significantly improved operational efficiency.

Our total revenues grew from RMB3,880.1 million in 2019 to RMB11,335.8 million (US$1,730.2 million) in 2020, and our GMV grew from RMB4,709.7 million to RMB13,032.2 million (US$1,989.1 million) during the same period. Our total revenues grew from RMB2,603.8 million for the three months ended March 31, 2020, to RMB3,802.1 million (US$580.3 million) for the three months ended March 31, 2021, and our GMV grew from RMB2,915.3 million to RMB4,303.5 million (US$656.8 million) during the same period. We had net loss of RMB1,873.4 million in 2019 and RMB3,176.9 million (US$484.9 million) in 2020, and our net loss margin decreased from 48.3% in 2019 to 28.0% in 2020. We had net loss of RMB244.5 million for the three months of 2020 and RMB1,384.7 million (US$211.4 million) for the three months ended March 31, 2021, while our net loss margin increased from 9.4% for the three months ended March 31, 2020 to 36.4% for the three months ended March 31, 2021.

Our Market Opportunity

China is the world’s second largest economy. In the context of consumption upgrade and transformational development of e-commerce sector in recent years, China has witnessed an increasing demand for high quality products with convenience and value-for-money among Chinese consumers. On-demand e-commerce has gradually become a major purchase channel for household fresh groceries and daily necessities. According to CIC, China’s on-demand e-commerce market size expanded quickly at a CAGR of 146.7% from 2016 to 2020 and is expected to grow at a CAGR of 31.8% to reach RMB511.8 billion by 2025. According to CIC, the size of China’s fresh groceries and daily necessities retail industry has grown at a CAGR of 7.2% from RMB8.4 trillion in 2016 to RMB11.1 trillion in 2020, and is forecasted to further grow at a CAGR of 6.5% to RMB15.2 trillion by 2025.

Our Strengths

We believe that the following strengths contribute to our success and differentiate us from our competitors:

•	Fastest-growing on-demand e-commerce leader in China;

•	Superior user value propositions driving large, highly-active user base;

•	Strong sourcing and procurement capabilities;

•	Robust fulfillment capabilities anchored by frontline fulfillment grid model;

•	Smart operations powered by advanced technology and data infrastructure;

•	Highly scalable business model with track record of successful expansion; and

•	Strong corporate culture shaped by visionary and seasoned management.

Our Strategies

We believe that the following strategies will help ensure that we can flexibly expand our business boundaries and meet the diverse needs of China’s huge consumption markets:

•	Continue to drive user growth and increase user engagement;

•	Further expand geographic coverage;

•	Enhance ability to reliably supply quality products and further expand product categories; and

•	Continue to invest in technology to further improve operating efficiency.

Summary of Risk Factors

Investing in our ADSs involves a high degree of risk. You should carefully consider the risks and uncertainties summarized below, the risks described under the “Risk Factors” section beginning on page 14 of, including the risks described under the subsections headed “Risks Relating to Our Business and Industry”, “Risks Relating to Doing Business in China” and “Risks Relating to the ADSs and This Offering”, and the other information contained in, this prospectus before you decide whether to purchase our ADSs.

We face risks and uncertainties in realizing our business objectives and executing our strategies, including:

•	Our limited operating history makes it difficult to evaluate our business and prospects. We cannot guarantee that we will be able to maintain the growth rate that we have experienced to date;

•	We have incurred net losses in the past and we may continue to incur losses in the future;

•	We face intense competition, and if we fail to compete effectively, we may lose market share, users and our business partners;

•

If we fail to anticipate user needs and provide superior user experience to attract and retain users and increase their purchase with us, or fail to adapt our services or business model to evolving user needs or emerging industry standards, our business may be materially and adversely affected;

•

We rely heavily on sales of perishable products, and ordering errors or product supply disruptions or disruptions to our storage and distribution network may have an adverse impact on the profitability and operating results;

•	Any harm to our brand or reputation may materially and adversely affect our business and results of operations;

•

We rely on our suppliers and other business partners to provide quality products and services which are critical to our business. Any changes, interruptions or disruptions of our relationships with them or any interruptions or disruptions of, or negative publicity around, their business may adversely affect our operation;

•

Our quality control procedures may not be entirely effective. Any failure of or delay in developing and implementing updates in our quality control system may materially and adversely affect our business prospects;

•	If our expansion into new geographical areas may not be successful, our business prospects and results of operations may be materially and adversely affected; and

•	Our expansion into new product offerings or substantial increase in the number of our product offerings may expose us to new and increased challenges and risks.

We are a China-based company and we may face risks and uncertainties in doing business in China, including:

•	Changes in China’s economic, political or social conditions or government policies could materially and adversely affect our business and results of operations;

•

The legal system in China embodies uncertainties which could limit the legal protections available to us or impose additional requirements and obligations on our business, which may materially and adversely affect our business, financial condition, and results of operations;

•

The current tensions in international trade and rising political tensions, particularly between the United States and China, may adversely impact our business, financial condition, and results of operations;

•

The audit report included in this prospectus is prepared by an auditor who is not inspected by the PCAOB and, as such, our investors are deprived of the benefits of such inspection. In addition, the adoption of any rules, legislations or other efforts to increase U.S. regulatory access to audit information could cause uncertainty, and we could be delisted if we are unable to meet the PCAOB inspection requirement in time;

•	It may be difficult for overseas regulators to conduct investigations or collect evidence within China; and

•

Proceedings instituted by the SEC against PRC-based “big four” accounting firms, including our independent registered public accounting firm, could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act.

Corporate History and Structure

Our founder, Mr. Changlin Liang, started our business in May 2017 through Shanghai 100me Internet Technology Co., Ltd., or Shanghai 100me. Over the years, we undertook several rounds of equity financings and expanded our business primarily through Shanghai 100me and its subsidiaries.

In October 2018, we incorporated Dingdong (Cayman) Limited under the laws of the Cayman Islands as our offshore holding company, and Dingdong Fresh Holding Limited, or Dingdong Fresh BVI, as a wholly-owned subsidiary of Dingdong (Cayman) Limited. In January 2019, we established Dingdong Fresh (Hong Kong) Limited, or Dingdong HK, a wholly-owned subsidiary of Dingdong Fresh BVI, under the laws of Hong Kong as our intermediary holding company. Later in August 2019, we purchased 100% ownership of Shanghai 100me through Dingdong HK, making Shanghai 100me our wholly-owned subsidiary.

We are a holding company that has no material operation of our own and we do not directly own all of our operations in China. We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have. However, the ability of our PRC subsidiaries to make such distribution to us is subject to various PRC laws and regulations, including the statutory requirement to set aside at least 10% of their respective after-tax profits each year to fund certain statutory reserve funds prior to making dividend payments, as well as potential restriction on currency exchange and capital controls imposed by the PRC government. For more details, see “Risk Factors—Risks Related to Doing Business in China—We principally rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have. Any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business or financial condition” and “Regulation—Regulations Relating to Foreign Exchange and Dividend Distribution.”

The following diagram illustrates our corporate structure, including our principal subsidiaries, as of the date of this prospectus:

Implication of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the New York Stock Exchange corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the New York Stock Exchange corporate governance listing standards. Currently, we do not plan to rely on home country practices with respect to our corporate governance after we complete this offering.

Corporate Information

Our principal executive offices are located at Building 6, 500 Shengxia Road, Shanghai, 200125, People’s Republic of China. Our telephone number at this address is +86 21-6858-5011. Our registered office in the Cayman Islands is located at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our main website is www.100.me. The information contained on our website is not a part of this prospectus.

Conventions That Apply to This Prospectus

Unless we indicate otherwise, all information in this prospectus assumes no exercise by the underwriters of their option to purchase up to                      additional ADSs representing                      Class A ordinary shares from us.

Except where the context otherwise requires, and for purposes of this prospectus only:

•	“ADRs” refers to the American depositary receipts that evidence the ADSs;

•	“ADSs” refers to the American depositary shares, each of which represents Class A ordinary shares;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Hong Kong, Macau, and Taiwan; and “Greater China” includes Hong Kong, Macau, and Taiwan;

•	“Class A ordinary shares” refers to our Class A ordinary shares with a par value of US$0.000002 per share;

•	“Class B ordinary shares” refers to our Class B ordinary shares with a par value of US$0.000002 per share;

•	“Dingdong,” “we,” “us,” “our company,” or “our” refers to Dingdong (Cayman) Limited, a Cayman Islands exempted company, and its subsidiaries and their respective subsidiaries, as the context requires;

•

“GMV” refers to gross merchandise value, which is the total value of all orders placed with us based on listed discounted prices of the ordered products. For the avoidance of doubt, the calculation of GMV does not take into consideration of discounts through coupons, and excludes shipping fees and orders that are returned, not delivered or not sold by all means;

•	“ordinary shares” or “shares” refers to our Class A ordinary shares and Class B ordinary shares, par value US$0.000002 per share;

•	“Renminbi” or “RMB” refers to the legal currency of China;

•

“repurchase rate” refers to the rate for the percentage of users who have purchased Dingdong membership and made at least one order in the 12th month or the 24th month from his or her first order to all users who have purchased Dingdong membership;

•

“retention rate” refers to, as of a certain date, the average rate for the percentage of the number of users whose Dingdong membership expired in the month preceding that date and have renewed his or her membership within 30 days to the total number of users whose Dingdong membership expired in that same month.

•

“transacting user” refers to a user account that paid for transactions of products on Dingdong Fresh, our app and mini programs, in a given period, regardless of whether the order is subsequently refunded;

•	“U.S. dollars” or “US$” refers to the legal currency of the United States;

Our reporting currency is Renminbi. This prospectus contains translations from Renminbi to U.S. dollars solely for the convenience of the reader. Unless otherwise stated, all translations from Renminbi to U.S. dollars were made at a rate of RMB6.5518 to US$1.00, the noon buying rate in effect as of March 31, 2021, as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. We make no representation that any Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, or at all. On May 14, 2021, the noon buying rate for Renminbi was RMB6.4367 to US$1.00.

Unless the content indicates otherwise, all information in this prospectus assumes no exercise of underwriters’ over-allotment option and is after giving effect to a share subdivision effected on June 8, 2021, with each of our issued and unissued ordinary shares and preferred shares sub-divided into 50 ordinary shares or preferred shares, where applicable, such that our authorized share capital shall be US$50,000 divided into 25,000,000,000 shares par value US$0.000002 per share.

THE OFFERING

Offering price	We currently estimate that the initial public offering price will be between US$ and US$ per ADS.

ADSs offered by us	ADSs (or ADSs if the underwriters exercise their option to purchase additional ADSs in full).

ADSs outstanding immediately after this offering	ADSs (or ADSs if the underwriters exercise their option to purchase additional ADSs in full).

Ordinary shares issued and outstanding immediately after this offering	ordinary shares, comprised of Class A ordinary shares and Class B ordinary shares (or ordinary shares if the underwriters exercise their option to purchase additional ADSs in full, comprised of Class A ordinary shares and Class B ordinary shares). This number assumes the conversion, on a one-for-one basis, of all of our outstanding preferred shares into our Class A ordinary shares immediately upon the completion of this offering.

The ADSs	Each ADS represents Class A ordinary shares, par value US$0.000002 per share.

The depositary will hold the underlying Class A ordinary shares represented by your ADSs. You will have rights as provided in the deposit agreement between us, the depositary, and holders and beneficial owners of ADSs from time to time.

We do not expect to pay any cash dividends on our Class A ordinary shares in the foreseeable future. If, however, we declare dividends on our Class A ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our Class A ordinary shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may surrender your ADSs to the depositary in exchange for Class A ordinary shares. The depositary will charge you fees for any such exchange.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Option to purchase additional ADSs	We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of additional ADSs.

Use of proceeds	We expect that we will receive net proceeds of approximately US$ million from this offering, or approximately US$ million if the underwriters exercise their option to purchase additional ADSs in full, assuming an initial public offering price of US$ per ADS, which is the midpoint of the estimated range of the initial public offering price, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for increasing penetration in our existing markets and expanding into new markets, investment in our upstream procurement capabilities, investment in our technology and supply chain systems, as well as general corporate purposes and working capital. See “Use of Proceeds” for more information.

Lockup	[We, our directors and executive officers, our current shareholders [and certain of our option holders] have agreed with the underwriters not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus, subject to certain exceptions. In addition, we will not authorize or permit , as depositary, to accept any deposit of any ordinary shares or issue any ADSs for 180 days after the date of this prospectus unless we expressly consent to such deposit or issuance and we have agreed not to provide such consent without the prior written consent of the representatives on behalf of the underwriters. The foregoing does not affect the right of ADS holders to cancel their ADSs and withdraw the underlying ordinary shares. See “Shares Eligible for Future Sale” and “Underwriting.”]

[Directed ADS program	At our request, the underwriters have reserved for sale, at the initial public offering price, up to an aggregate of ADSs offered in this offering to some of our directors, officers, employees, business associates and related persons through a directed ADS program.]

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of risks you should carefully consider before investing in the ADSs.

Listing	We intend to apply to have the ADSs listed on the New York Stock Exchange under the symbol “DDL.” Our ADSs and shares will not be listed on any other stock exchange or traded on any automated quotation system.

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on , 2021.

Depositary	.

The number of ordinary shares that will be outstanding immediately after this offering:

•

is based on                  issued and outstanding ordinary shares (including                  Class A ordinary shares and                 Class B ordinary shares) as of the date of this prospectus, assuming the automatic conversion of all of our issued and outstanding preferred shares into Class A ordinary shares on a one-for-one basis immediately prior to the completion of this offering;

•	includes Class A ordinary shares in the form of ADSs that we will issue and sell in this offering, assuming the underwriters do not exercise their option to purchase additional ADSs; and

•

excludes Class A ordinary shares issuable upon exercise of our outstanding options, Class A ordinary shares reserved for future issuances under our Pre-IPO Plans, and ordinary shares that are treated as treasury stock for accounting purposes and are subject to forfeiture if vesting conditions are not met.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated statements of comprehensive loss data and summary consolidated cash flow data for the years ended December 31, 2019 and 2020 and summary consolidated balance sheet data as of December 31, 2019 and 2020 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statements of comprehensive loss data and summary consolidated statements of cash flow data for the three months ended March 31, 2020 and 2021, summary consolidated balance sheet data as of March 31, 2021 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. You should read this “Summary Consolidated Financial Data” section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods.

The following table presents our summary consolidated statements of comprehensive loss data for the periods indicated.

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2019		2020			2020		2021
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
								(unaudited)
	(in thousands, except for percentages)
Summary Consolidated Statements of Comprehensive Loss Data
Revenues:
Product revenues	3,848,094	99.2	11,207,178	1,710,549	98.9	2,581,890	99.2	3,757,208	573,462	98.8
Service revenues	32,018	0.8	128,609	19,630	1.1	21,867	0.8	44,911	6,855	1.2

Total revenues	3,880,112	100.0	11,335,787	1,730,179	100.0	2,603,757	100.0	3,802,119	580,317	100.0
Operating costs and expenses:
Cost of goods sold	(3,215,175)	(82.9)	(9,105,294)	(1,389,739)	(80.3)	(1,909,591)	(73.3)	(3,082,840)	(470,533)	(81.1)
Fulfillment expenses	(1,936,940)	(49.9)	(4,044,230)	(617,270)	(35.7)	(841,374)	(32.3)	(1,484,091)	(226,517)	(39.0)
Selling and marketing expenses	(260,411)	(6.7)	(568,705)	(86,801)	(5.0)	(57,412)	(2.2)	(318,259)	(48,576)	(8.4)
Product development expenses	(91,145)	(2.4)	(321,697)	(49,101)	(2.8)	(42,253)	(1.6)	(156,502)	(23,887)	(4.1)
General and administrative expenses	(117,776)	(3.0)	(458,041)	(69,911)	(4.0)	(48,623)	(1.9)	(94,347)	(14,400)	(2.5)

Total operating costs and expenses	(5,621,447)	(144.9)	(14,497,967)	(2,212,822)	(127.8)	(2,899,253)	(111.3)	(5,136,039)	(783,913)	(135.1)

Loss from operations	(1,741,335)	(44.9)	(3,162,180)	(482,643)	(27.9)	(295,496)	(11.3)	(1,333,920)	(203,596)	(35.1)
Interest income	25,486	0.7	16,244	2,479	0.1	3,337	0.1	3,840	586	0.1
Interest expenses	(58,130)	(1.5)	(38,758)	(5,916)	(0.3)	(20,961)	(0.8)	(14,554)	(2,221)	(0.4)
Other income	4,414	0.1	45,026	6,872	0.4	3,729	0.1	5,799	885	0.2
Other expenses	(3,146)	(0.1)	(48,696)	(7,432)	(0.4)	(945)	(0.0)	(1,454)	(223)	(0.0)
Changes in fair value of warrant liabilities	(100,672)	(2.6)	11,450	1,748	0.1	65,835	2.5	(44,457)	(6,785)	(1.2)

Loss before income tax	(1,873,383)	(48.3)	(3,176,914)	(484,892)	(28.0)	(244,501)	(9.4)	(1,384,746)	(211,354)	(36.4)
Income tax expenses	—	—	—	—	—	—	—	—	—	—

Net loss	(1,873,383)	(48.3)	(3,176,914)	(484,892)	(28.0)	(244,501)	(9.4)	(1,384,746)	(211,354)	(36.4)

The following table presents our summary consolidated balance sheet data as of the dates indicated.

	As of December 31,			As of March 31,
	2019	2020		2021
	RMB	RMB	US$	RMB	US$
				(unaudited)
	(in thousands)
Summary Consolidated Balance Sheet Data
Cash and cash equivalents	938,559	1,376,153	210,042	4,409,157	672,969
Total current assets	1,455,771	3,027,040	462,017	6,375,102	973,031
Total assets	2,112,612	4,924,412	751,612	8,339,452	1,272,849

Total current liabilities	2,377,967	4,739,019	723,316	4,987,022	761,168
Total liabilities	2,818,391	5,669,079	865,270	5,880,875	897,597
Total mezzanine equity	1,783,911	5,174,910	789,847	9,815,555	1,498,146
Total shareholders’ deficit	(2,489,690)	(5,919,577)	(903,505)	(7,356,978)	(1,122,894)
Total liabilities, mezzanine equity and shareholders’ deficit	2,112,612	4,924,412	751,612	8,339,452	1,272,849

The following table presents our summary consolidated cash flow data for the periods indicated.

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2019	2020		2020	2021
	RMB	RMB	US$	RMB	RMB	US$
					(unaudited)
	(in thousands)
Summary Consolidated Cash Flow Data
Net cash (used in)/generated from operating activities	(964,275)	(2,055,697)	(313,761)	15,657	(1,014,589)	(154,856)
Net cash (used in)/generated from investing activities	(185,629)	(1,021,219)	(155,869)	212,145	(312,440)	(47,688)
Net cash generated from financing activities	1,676,274	3,656,665	558,117	388,615	4,286,222	654,205
Effect of exchange rate changes on cash and cash equivalents and restricted cash	34,670	(67,860)	(10,357)	9,930	4,566	697
Net increase in cash and cash equivalents and restricted cash	561,040	511,889	78,130	626,347	2,963,759	452,358
Cash and cash equivalents and restricted cash at the beginning of the period	377,519	938,559	143,252	938,559	1,450,448	221,382
Cash and cash equivalents and restricted cash at the end of the period	938,559	1,450,448	221,382	1,564,906	4,414,207	673,740

RISK FACTORS

An investment in the ADSs involves significant risks. You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in the ADSs. Any of the following risks could have a material and adverse effect on our business, financial condition and results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

Risks Relating to Our Business and Industry

Our limited operating history makes it difficult to evaluate our business and prospects. We cannot guarantee that we will be able to maintain the growth rate that we have experienced to date.

We commenced our commercial operations in 2017 and have a limited operating history. Our total number of orders and average monthly transacting users increased substantially in 2020, reaching 198.5 million and 4.6 million, respectively. In the first quarter of 2021, the total number of orders and average monthly transacting users were 69.7 million and 6.9 million, respectively. Our revenues increased by 192.2% from RMB3,880.1 million in 2019 to RMB11,335.8 million (US$1,730.2 million) in 2020 and increased by 46.0% from RMB2,603.8 million for the three months ended March 31, 2020 to RMB3,802.1 million (US$580.3 million) for the three months ended March 31, 2021. However, our historical performance may not be indicative of our future growth or financial results. We cannot assure you that we will be able to grow at the same rate as we did in the past, or avoid any decline in the future. For example, our total number of orders and average revenue per order increased substantially from approximately 93.9 million and RMB41 in 2019 to approximately 198.5 million and RMB57 in 2020, respectively, and such increases are even more pronounced in the first and second quarters of 2020, when the effects of the pandemic in China were the greatest. Our total number of orders increased from approximately 37.0 million for the three months ended March 31, 2020 to approximately 69.7 million for the three months ended March 31, 2021. Average revenue per order in the first quarter of 2020 was RMB70, partially driven by the increased demand for online groceries during the COVID-19 restrains in China which gradually resumed to a lower level in the third and fourth quarter of 2020 when most of the travel restrictions were relaxed in China, and reached approximately RMB54 in the first quarter of 2021. Our growth may slow down or become negative, and revenues may decline for a number of possible reasons, some of which are beyond our control, including decreasing user spending, increasing competition, declining growth of our overall market or industry, the emergence of alternative business models, decreasing demand for online groceries, and changes in rules, regulations, government policies or general economic conditions. It is difficult to evaluate our prospects as we may not have sufficient experience in addressing the risks to which companies operating in rapidly evolving markets may be exposed. If our growth rate declines, investors’ perceptions of our business and prospects may be materially and adversely affected, and the market price of our ADSs could decline. You should consider our prospects in light of the risks and uncertainties that companies with a limited operating history may encounter.

We have incurred net losses in the past and we may continue to incur losses in the future.

Our total revenues grew from RMB3,880.1 million in 2019 to RMB11,335.8 million (US$1,730.2 million) in 2020, and our GMV grew from RMB4,709.7 million to RMB13,032.2 million (US$1,989.1 million) during the same period. Our total revenues grew form RMB2,603.8 million for the three months ended March 31, 2020, to RMB3,802.1 million (US$580.3 million) for the three months ended March 31, 2021, and our GMV grew from RMB2,915.3 million to RMB4,303.5 million (US$656.8 million) during the same period. We had net loss of RMB1,873.4 million in 2019 and RMB3,176.9 million (US$484.9 million) in 2020, while our net loss margin decreased from 48.3% in 2019 to 28.0% in 2020. We had net loss of RMB244.5 million for the three months of 2020 and RMB1,384.7 million (US$211.4 million) for the three months ended March 31, 2021, while our net loss margin increased from 9.4% for the three months ended March 31, 2020 to 36.4% for the three months ended March 31, 2021. We cannot assure you that we will be able to generate net profits in the future. Our ability to achieve and maintain profitability depends in large part on our ability to increase our gross margin by leveraging our growth in scale to obtain more favorable terms from our suppliers, manage our product mix, and expand our product offerings. Accordingly, we intend to continue to invest for the foreseeable future in the expansion of our user bases, as well as technology innovation and research and development capabilities to support such expansion. As a result of the foregoing, we may continue to incur losses in the future. In addition, any change in macroeconomic and regulatory environment, competitive dynamics and our inability to respond to these changes in a timely and effective manner may also cause us to incur losses in the future.

We face intense competition, and if we fail to compete effectively, we may lose market share, users and our business partners.

The e-commerce industry in China, in particular the on-demand e-commerce industry, is intensely competitive. We compete for users, orders, products and third-party suppliers. Our current or potential competitors include (i) other on-demand e-commerce players in China, (ii) traditional e-commerce and other Internet companies in China, and (iii) major traditional retailers in China that are moving into on-demand e-commerce and physical retail stores and supermarkets. See “Business—Competition.”

Increased competition may reduce our margins and market share and impact brand recognition, or result in significant losses. When we set prices, we have to consider how competitors have set prices for the same or similar products. When they cut prices or offer additional benefits to compete with us, we may have to lower our own prices or offer additional benefits or risk losing market share, either of which could harm our financial condition and results of operations.

Some of our current or future competitors may have longer operating histories, greater brand recognition, better supplier relationships, larger user bases, better access to users, higher penetration in certain regions or greater financial, technical or marketing resources than we do. In addition, smaller companies or new entrants may be acquired by, receive investment from or enter into strategic relationships with well-established and well-financed companies or investors which would help enhance their competitive positions. Some of our competitors may be able to secure more favorable terms from suppliers, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory policies and devote substantially more resources to their websites, mobile apps and systems development than us. We cannot assure you that we will be able to compete successfully against current or future competitors, and competitive pressures may have a material and adverse effect on our business, financial condition and results of operations.

If we fail to anticipate user needs and provide superior user experience to attract and retain users and increase their purchase with us or fail to adapt our services or business model to evolving user needs or emerging industry standards, our business may be materially and adversely affected.

The on-demand e-commerce market in which we operate as well as user needs and preferences are constantly evolving. As a result, we must continuously respond to changes in the market and user demand and preferences to remain competitive, grow our business and maintain our market position. We intend to further diversify our product and service offerings to add to our revenue sources in the future. New products and services, new types of users or new business models may involve risks and challenges we do not currently face. Any new initiatives may require us to devote significant financial and management resources and may not perform as well as expected. Furthermore, we may have difficulty in anticipating user demand and preferences, and the products offered by us may not be accepted by the market. Therefore, any inability to adapt to these changes may result in a failure to capture new users or retain existing users, the occurrence of which would materially and adversely affect our business, financial condition and results of operations.

In addition, to remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our app and mini programs. The internet and e-commerce markets are characterized by rapid technological evolution, changes in user requirements and preferences, frequent introductions of new products, features and services embodying new technologies and the emergence of new industry standards and practices, any of which could render our existing technologies and systems obsolete. Our success will depend, in part, on our ability to identify, develop and adapt to new technologies useful in our business, and respond to technological advances and emerging industry standards and practices, in particular with respect to mobile internet, in a cost-effective and timely way. We cannot assure you that we will be successful in these efforts.

We rely heavily on sales of perishable products, and ordering errors or product supply disruptions or disruptions to our storage and distribution network may have an adverse impact on the profitability and operating results.

We rely on various suppliers and vendors to provide and deliver our perishable product inventory promptly on an ongoing basis. We could suffer significant product inventory losses in the event of the loss of a major supplier or vendor, disruption of our storage and distribution network, extended power outages, natural disasters or other catastrophic occurrences. We have implemented certain systems to ensure our ordering is in line with demand. We cannot assure you, however, that our ordering system will always work efficiently, in particular in connection with expanding regional processing centers and frontline fulfillment stations to new geographic areas where we have limited local experience. If we were to over-order, we could suffer inventory losses, which would negatively impact our operating results.

Any harm to our brand or reputation may materially and adversely affect our business and results of operations.

We believe that the recognition and reputation of our Dingdong or “叮咚买菜” brand among our users, suppliers and third-party service providers have contributed significantly to the growth and success of our business. Maintaining and enhancing the recognition and reputation of our brand are critical to our business and competitiveness. Many factors, some of which are beyond our control, are important to maintaining and enhancing our brand. These factors include our ability to:

•	offer and maintain a wide selection of high-quality products;

•	provide a superior shopping experience to users;

•	maintain the popularity, attractiveness, diversity, quality and authenticity of our product offerings;

•	maintain the efficiency, reliability and quality of the fulfillment and delivery services to our users;

•	maintain or improve users’ satisfaction with our after-sale services;

•	increase brand awareness through marketing and brand promotion activities; and

•

preserve our reputation and goodwill in the event of any negative publicity on consumer experience, internet and data security, product quality, price or authenticity, or other issues affecting us or other on-demand e-commerce businesses in China.

Public perception that tainted, spoiled, counterfeit, unauthorized, illegal, or infringing products are sold on Dingdong Fresh or that we do not provide satisfactory consumer services, even if factually incorrect or based on isolated incidents, could damage our reputation, diminish the value of our brand, undermine the trust and credibility we have established and have a negative impact on our ability to attract new buyers or retain our current buyers. If we are unable to maintain our reputation, enhance our brand recognition or increase positive awareness of our brand products and services, it may be difficult to maintain and grow our buyer base, and our business and growth prospects may be materially and adversely affected.

We rely on our suppliers and other business partners to provide quality products and services which are critical to our business. Any changes, interruptions or disruptions of our relationships with them or any interruptions or disruptions of, or negative publicity around, their business may adversely affect our operation.

We source products from third-party suppliers and vendors. We had over 1,600 suppliers in the first quarter of 2021. Our suppliers include local farms, regional distributors and manufacturers. Maintaining strong relationships with these suppliers is important to the growth of our business. In particular, we depend significantly on our ability to procure products from suppliers on favorable pricing and payment terms and in sufficient quantities. We typically enter into one-year framework agreements with suppliers on an annual basis, and these framework agreements do not ensure the availability of products or the continuation of particular pricing practices or payment terms beyond the end of the contractual term. In addition, our agreements with suppliers typically do not restrict the suppliers from selling products to other buyers. We cannot assure you that our current suppliers will continue to sell products to us on commercially acceptable terms, or at all, after the term of the current agreement expires. Even if we maintain good relationships with our suppliers, their ability to supply products to us in sufficient quantity and at competitive prices may be adversely affected by economic conditions, labor actions, regulatory or legal decisions, customs and import restrictions, pandemics, natural disasters or other causes. In the event that we are not able to procure products at favorable prices and at sufficient quantities, our revenues and cost of revenues may be materially and adversely affected. In the event any distributor or reseller does not have authority from the relevant farms or manufacturer to sell certain products to us, such distributor or reseller may cease selling such products to us at any time. If our suppliers cease to provide us with favorable payment terms, our requirements for working capital may increase and our operations may be materially and adversely affected. We will also need to establish new supplier relationships to ensure that we have access to a steady supply of products on favorable commercial terms. If we are unable to develop and maintain good relationships with suppliers that would allow us to obtain a sufficient amount and variety of authentic and quality merchandise on acceptable commercial terms, it may inhibit our ability to offer sufficient products sought by our users, or to offer these products at competitive prices. Any adverse developments in our relationships with suppliers could materially and adversely affect our business and growth prospects. Any disputes with suppliers could adversely affect our reputation and subject us to damages and negative publicity. In addition, as part of our growth strategy, we plan to further expand our product offerings. If we fail to attract new suppliers to sell their products to us due to any reason, our business and growth prospects may be materially and adversely affected.

Additionally, we also rely on a large number of business partners, such as logistic service providers, lessors of our equipment, warehouse and distributor centers, and labor service companies to provide various services to our customers and ourselves. To the extent they are unable to provide satisfactory services, which may be attributable to events that are beyond our or their control, such as inclement weather or transportation service quality disruptions, our business and reputation may be adversely affected. Claims and negative publicity related to their business, e.g. personal injury, death or property damage resulting from traffic accidents caused by our riders, may result in our liabilities or negatively affect our brand image and reputation among customers and in the local community. As our business partners are not directly managed by us, we cannot assure you that breaches will not occur in the future regardless of the precautionary measures we have taken, and will take, to screen and monitor their performance. If we are unable to effectively address these risks, our brand image, reputation and financial performance may be materially and adversely affected.

Our quality control procedures may not be entirely effective. Any failure of or delay in developing and implementing updates in our quality control system may materially and adversely affect our business prospects.

Although we have developed end-to-end quality control procedures through our 7+1 Quality Control Procedure across the entire procurement and fulfillment process, we cannot assure you that we can always identify every quality control issue due to potential flaws, loopholes and bugs of our procedures and human errors, and our efforts to patch up or update our quality control procedures may suffer from delays or failures due to external factors not entirely under our control. In addition, there are inherent limitations in sampling inspection of non-standard products such as fresh produce, seafood, meats, which may not identity all the defects and flaws. Our rapid expansion, which results in increased cooperation with an increasing number of suppliers and business partners, evolving and increasingly complex supply chain, and continued digitalization efforts across the fulfillment process all possess the potential to exacerbate the pressure on our quality control procedures, which are in turn required to be reinvented and perfected at a rapid pace. We have detected and remedied several cases of sub-par products being sold on Dingdong Fresh, e.g. excessive pesticide or heavy metal residues. Despite our rectification efforts, we are unable to entirely rule out the possibility that similar incidents will take place again in the future. As the performance, reliability and robustness of our quality control procedures are vital to our success, our reputation may be materially and adversely affected, our market share could decline and we could be subject to product recalls, penalties or liability claims if we encounter disruptions caused by failures in our quality control procedures.

If our expansion into new geographical areas is not successful, our business prospects and results of operations may be materially and adversely affected.

We have a track record of successfully expanding into new geographical areas. After the initial launch of our business in Shanghai, we selectively expanded into other cities. In 2019 and 2020, we commenced operations and generated GMV in 5 and 21 new cities, respectively. However, as of the date of this prospectus, a significant portion of our revenue and GMV was derived from the Yangtze River Delta megalopolis. We cannot assure you that we will be able to maintain this momentum in the future. We are expanding into more lower-tier cities and towns across China. Expansion into new geographical areas involves new risks and challenges. Our lack of familiarity with, and relevant user data relating to, these geographical areas may make it more difficult for us to keep pace with the evolving consumer demands and preferences. In addition, there may be one or more existing market leaders in any geographical area that we decide to expand into. Such companies may be able to compete more effectively than us by leveraging their experience in doing business in that market as well as their deeper data insight and greater brand recognition among consumers. We may need to adjust our pricing strategies and make additional marketing efforts to gain market share or remain competitive in new markets. Furthermore, we cannot assure you that we will be able to lease suitable fulfillment facilities on commercially acceptable terms or at all. Moreover, there may be a lack of demand for local on-demand fresh groceries and daily necessities, the order density in those smaller, less developed areas may not be sufficient to allow us to operate our own delivery network in a cost-efficient manner and we may need to adjust our pricing strategies to adapt to local economic condition. While we believe that order density in our newly entered cities need time to ramp up, we have maintained operations in all cities we expanded into and do not expect to end operations in any covered cities solely due to short-term low order density in the near future. Nonetheless, the expansion into new geographical areas may strain our managerial, financial, operational and other resources. If we fail to manage such expansion successfully, our growth potential, business and results of operations may be materially and adversely affected.

Our expansion into new product offerings or substantial increase in the number of our product offerings may expose us to new and increased challenges and risks.

We have expanded our offerings from fresh produce, meat and seafood to other daily necessities and products such as ready-to-eat, ready-to-heat and ready-to-cook, or 3R products, flowers and green plants and home care and personal care products, and we may further expand to other offerings. Offering new SKUs, expansion into diverse new products and offerings and increased number of products and SKUs involves new risks and challenges. Our lack of familiarity with new products and services and lack of relevant user data relating to these new offerings may make it more difficult for us to anticipate user demand and preferences. We may misjudge user demand and the potential profitability of a new product or service. We may find it more difficult to inspect and control quality and ensure proper handling, storage, and delivery of new products. We may experience higher return rates on new products, user complaints about new products and services, and costly liability claims as a result of selling such products and services, any of which would harm our brand and reputation as well as our results of operations. We may need to adjust our pricing strategies and make additional marketing efforts to gain market share or remain competitive in new categories including offering users category-specific coupons and organizing cross-category promotion events. It may be difficult for us to achieve profitability in the new product or service categories and our profit margin, if any, may be lower than we anticipate or have experienced historically, which would adversely affect our results of operations. We cannot assure you that we will be able to recoup our investments in introducing any new product and service categories.

We face potential liability, expenses for legal claims and harm to our business based on the nature of our business.

We face potential liability, expense for legal claims and harm to our business relating to the nature of our industry. For example, third parties could assert legal claims against us in connection with sub-quality products we sold and traffic accidents involving our riders, labor disputes, sales contract disputes, and lease disputes, etc., where we could be held liable. We have in the past received claims alleging our infringement of third parties’ rights and we currently do not have any material pending claims as of the date of this prospectus. Irrespective of the validity of such claims, we could incur significant costs and efforts in either defending against or settling such claims. Moreover, such third-party claims could result in negative publicity and our reputation could be severely damaged. Any of these events could have a material and adverse effect on our business, results of operations or financial condition.

We have been and expect to continue to be subject to legal claims. Potentially, the frequency of such claims could increase in proportion to the number of users that use our app and mini programs. After we become a publicly listed company with a higher profile, we may face additional exposure to claims and lawsuits. These claims could divert management time and attention away from our business and result in significant costs to investigate and defend, regardless of the merits of the claims. In some instances, we may elect or be compelled to remove content or may be forced to pay substantial damages if we are unsuccessful in our efforts to defend against these claims, which could harm our business, financial condition and results of operations.

Failure to successfully manage our fulfillment infrastructure expansion or any interruption in the operation of the warehouse facilities for an extended period may negatively affect our business, prospects and results of operations.

We believe that our fulfillment infrastructure, consisting of strategically located regional processing centers and frontline fulfillment stations, is essential to our success. We plan to add new regional processing centers and frontline fulfillment stations in more locations across China, to enhance the efficiency in fulfilling the rapidly increasing orders placed from all areas in China. As we continue to add fulfillment capability, our fulfillment network becomes increasingly complex and challenging to operate. We cannot assure you that we will be able to add suitable warehouse facilities on commercially acceptable terms or at all. We may not be able to recruit a sufficient number of qualified employees in connection with the expansion of our fulfillment infrastructure. In addition, the expansion of our fulfillment infrastructure may strain our managerial, financial, operational and other resources. If we fail to manage such expansion successfully, our growth potential, business and results of operations may be materially and adversely affected. Even if we manage the expansion of our fulfillment infrastructure successfully, it may not give us the competitive advantage that we expect if improved third-party fulfillment services become widely available at reasonable prices to e-commerce companies in China.

In addition, our ability to process and fulfill orders accurately and provide high quality user service depends on the smooth operation of our regional processing centers and frontline fulfillment grid and their respective facilities. Most of the warehouses we use are operated by ourselves and staffed by our fulfillment specialists and outsourced workers recruited through third-party vendors. We provide our operating standards under our agreements with third-party vendors and typically renew these agreements on an annual basis. Any decrease in the quality of service offered by these third-party vendors will adversely affect our reputation and business operations. The warehouse facilities may be vulnerable to damage caused by fire, flood, power outage, telecommunications failure, break-ins, earthquake, human error and other events. If any of the warehouse facilities were rendered incapable of operations, then we may be unable to fulfill our orders on a timely basis. In addition, we may be required to search for and relocate to, alternative properties in case of such damages or if the properties concerned are challenged by third parties or governmental authorities, which would cause interruption to our business. Please also refer to “—The defects in certain leased property interests and failure to register certain lease agreements may materially and adversely affect our business, financial condition, results of operations, and prospects.” We do not carry business interruption insurance, and the occurrence of any of the foregoing risks could have a material adverse effect on our business, prospects, financial condition and results of operations.

We may be subject to product liability claims.

The products we offer may be perished, tainted or defective. As a result, sales of such products could expose us to product liability claims relating to food poisoning or tampering and may require product recalls or other actions. Third parties subject to such injury or damage may bring claims or legal proceedings against us as the retailer of the product. Although we would have legal recourse against the suppliers of such products under PRC law, attempting to enforce our rights against the manufacturer may be expensive, time-consuming and ultimately futile. In addition, we do not currently maintain any third-party liability insurance or product liability insurance in relation to products we sell. As a result, any material product liability claim or litigation could have a material and adverse effect on our business, financial condition and results of operations. Even unsuccessful claims could result in the expenditure of funds and managerial efforts in defending them and could have a negative impact on our reputation. We may also experience negative impact on our reputation due to real or perceived quality or health issues with the food products we sold.

If we fail to manage our inventory effectively, our results of operations, financial condition and liquidity may be materially and adversely affected.

Our scale and business model require us to manage a large volume of inventory, including perishable produce and meats, effectively. We depend on our demand forecasts for various kinds of products to make purchase decisions and to manage our inventory. Demand for products, however, can change significantly between the time inventory is ordered and the date by which we target to sell it. Demand may be affected by seasonality, new product launches, changes in product cycles and pricing, product defects, changes in consumer spending patterns, changes in consumer tastes with respect to our products and other factors, and our users may not order products in the quantities that we expect. In addition, when we begin selling a new product, it may be difficult to establish supplier relationships, determine appropriate product selection, and accurately forecast demand. The acquisition of certain types of inventory may require significant lead time and prepayment, and they may not be returnable.

Our inventories have increased 139.4% from RMB161.4 million as of December 31, 2019 to RMB386.4 million (US$59.0 million) as of December 31, 2020 while our revenues increased 192.2% during the same period. As we plan to continue expanding our product offerings, we expect to include more products in our inventory, which will make it more challenging for us to manage our inventory effectively and will put more pressure on our warehousing system.

If we fail to manage our inventory effectively, we may be subject to a heightened risk of inventory obsolescence, a decline in inventory values, and significant inventory write-downs or write-offs. In addition, we may be required to lower sale prices in order to reduce inventory level, which may lead to lower gross margins. High inventory levels may also require us to commit substantial capital resources, preventing us from using that capital for other important purposes. Any of the above may materially and adversely affect our results of operations and financial condition.

On the other hand, if we underestimate demand for our products, or if our suppliers fail to supply quality products in a timely manner, we may experience inventory shortages, which might result in missed sales, diminished brand loyalty and lost revenues, any of which could harm our business and reputation.

There could be adverse legal, tax, and other consequences if delivery riders or workers at our front fulfillment stations were to be classified as our employees or dispatched employees instead of independent contractors.

We have established business outsourcing relationships with third-party labor service companies for provision of delivery riders and workers at our regional processing centers and frontline fulfillment stations, pursuant to which we pay service fees to third-party labor service companies who, as our independent contractors, shall be responsible for the hire of workers and entry into relevant agreement with those workers accordingly. We believe that our workforce model is consistent with the prevailing practice in the on-demand e-commerce industry and recent policies of the State Council of the People’s Republic of China, or the State Council, that promote on-demand consumer service businesses and the associated workforce model through flexible regulatory measures. Furthermore, as those workers do not have any contractual relationships with us and get paid from third-party labor service companies, we believe such delivery riders and workers are independent from us. As such, we do not believe that they should be deemed as our employees or dispatched employees under the relevant PRC laws and regulations. As of the date of this prospectus, our workforce model has not been investigated or challenged by any government authorities, nor are we aware of any government action contemplated or threatened. However, we have been previously involved in individual lawsuits brought by third parties to seek compensation from us for injuries caused by delivery riders during their course of service.

We cannot assure you that we will not be involved in lawsuits or arbitration cases in which the judge or arbitrator may side with the claimant in determining the relationship with delivery riders in the future. We also cannot assure you that we will not be subject to government investigations on or challenges to the legality of our workforce model in the future. If, as a result of legislation or judicial decisions, we are required to classify delivery riders or workers at our regional processing centers and front fulfillment stations as our employees or dispatched employees, we would incur significant additional expenses for compensating delivery riders, potentially including expenses associated with various employee benefits pursuant to relevant PRC laws and regulations. In addition, we may be required to fundamentally change our operation model to comply with the relevant PRC laws and regulations, including the requirement that the total number of dispatched employees may not exceed 10% of the total number of workforce. We would also be subject to claims for vicarious liability in relation to torts committed by delivery riders during their course of services, or other claims under the relevant PRC laws and regulations under such scenario. Any of the foregoing could significantly increase our costs to serve users, harm our reputation and brand, subject us to rectification orders and fines, and cause us to significantly alter our existing business model and operations. As a result, our business, financial condition, results of operations and prospects will be materially and adversely affected.

We engage labor service companies to provide outsourced personnel for a portion of our operations. We have limited control over these personnel and may be subject to liabilities arisen from contracts we enter into with such labor service companies.

We engage labor service companies who send a large number of their employees to work at our facilities for picking, packing and delivery, etc. We enter into agreements with the labor service companies only and therefore do not have any direct contractual relationship with these outsourced personnel. Since these outsourced personnel are not directly employed by us, our control over them is more limited as compared to our own employees. If any outsourced personnel fails to operate or perform its duties in accordance with our protocols, policies and business guidelines, our market reputation, brand image and results of operations could be materially and adversely affected.

Our agreements with the labor service companies provide that they independently assume employers’ responsibilities or other responsibilities stipulated by laws and regulations for outsourced personnel and that they will be the party responsible for any personal or property losses during the outsourced personnel’s work. However, if the labor service companies violate any relevant requirements under the applicable PRC labor laws, regulations or their employment agreements with the personnel, such personnel may claim compensation from us as they provide their services at our facilities. As a result, we may incur legal or financial liability, and our market reputation, brand image as well as our business, financial condition and results of operations could be materially and adversely affected.

Failure in our IT systems or delays in the development and implementation of updates or enhancements to those systems could significantly disrupt our operations.

The proper functioning of our IT systems is essential to our business. The satisfactory performance, reliability and availability of our IT systems are critical to our success, our ability to attract and retain buyers and our ability to maintain and deliver consistent services to our buyers and merchants. However, our technology infrastructure may fail to keep pace with increased sales on Dingdong Fresh, in particular with respect to our new product and service offerings, and therefore our buyers may experience delays as we seek to source additional capacity, which would adversely affect our results of operations as well as our reputation.

Additionally, we must continue to upgrade and improve our technology infrastructure to support our business growth. However, we cannot assure you that we will be successful in executing these system upgrades, and the failure to do so may impede our growth. We currently rely on cloud services and servers operated by external cloud service providers to store our data, to allow us to analyze a large amount of data simultaneously and to update our buyer database and buyer profiles quickly. Any interruption or delay in the functionality of these external cloud service and server providers may materially and adversely affect the operations of our business.

We may be unable to monitor and ensure high-quality maintenance and upgrade of our IT systems and infrastructure on a real-time basis, and buyers have experienced service outages and delays in the past in accessing and using our app and mini programs to place orders. In addition, we may experience surges in online traffic and orders associated with promotional activities and generally as we scale, which can put additional online demand at specific times. Our technology or infrastructure may not function properly at all times. Any system interruptions caused by telecommunications failures, computer viruses, hacking or other attempts to harm our systems that result in the unavailability or slowdown of our app and mini programs or reduced order fulfillment performance could reduce the volume of products sold and the attractiveness of our product offerings. Our servers may also be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to system interruptions, website or mobile app slowdown or unavailability, delays or errors in transaction processing, loss of data or the inability to accept and fulfill buyer orders. Any of such occurrences could cause severe disruption to our daily operations. As a result, our reputation may be materially and adversely affected, our market share could decline and we could be subject to liability claims.

Undetected programming errors or flaws or failure to maintain effective user service could harm our reputation or even cause direct loss to us which would materially and adversely affect our results of operations.

Our app, mini programs and internal systems rely on software that is highly technical and complex. In addition, our app, mini programs and internal systems depend on the ability of such software to store, retrieve, process and manage an immense amount of data and the ability of its operators to operate this complex system properly. The software on which we rely may contain undetected programming errors or design defects, some of which may only be discovered after the code has been released for external or internal use. Improper operations or other human errors may also occur from time to time as a result of operating this software and complex system. Programming errors or design defects within the software or human errors in connection with the operation of the software may result in negative user experience, disruptions to the operations of our merchants, delay in introductions of new features or enhancements or compromise our ability to provide effective user service and enjoyable buyer engagement. They could cause harm to our reputation, loss of buyers or merchants, and/or direct economic loss to us.

Failure to protect confidential information of our users and network against security breaches could damage our reputation and brand and substantially harm our business and results of operations.

A significant challenge to the e-commerce industry is the secure storage of confidential information and its secure transmission over public networks. A majority of the orders and the payments for our products are made through our mobile app. In addition, all online payments are settled through third-party online payment services. Maintaining complete security on app and mini programs and systems for the storage and transmission of confidential or private information, such as users’ personal information, payment-related information and transaction information, is essential to maintain consumer confidence in our systems.

We have adopted strict security policies and measures, including encryption technology, to protect our proprietary data and buyer information. We have not encountered instances of material data breach or unauthorized system intrusion. However, advances in technology, the expertise of hackers, new discoveries in the field of cryptography or other events or developments could result in a compromise or breach of the technology that we use to protect confidential information. We may not be able to prevent third parties, especially hackers or other individuals or entities engaging in similar activities, from illegally obtaining such confidential or private information we hold with respect to our users. Such individuals or entities obtaining confidential or private information may further engage in various other illegal activities using such information. In addition, we have limited control or influence over the security policies or measures adopted by third-party providers of online payment services through which some of our users may choose to make payment for purchases. Any negative publicity on our safety or privacy protection mechanisms and policies, and any claims asserted against us or fines imposed upon us as a result of actual or perceived failures, could have a material and adverse effect on our public image, reputation, financial condition and results of operations. Any compromise of our information security or the information security measures of our contracted third-party online payment service providers could have a material and adverse effect on our reputation, business, prospects, financial condition and results of operations.

Our business is subject to complex and evolving laws and regulations regarding privacy and data protection. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, increased cost of operations, or declines in user growth or engagement, or otherwise harm our business.

We collect a large quantity of personal, transaction, demographic, behavior or other data from our users in order to better understand our users and their needs. Concerns about the collection, use, disclosure, or security of personal information or other privacy-related matters, even for those without merit, could damage our reputation, cause us to lose users and adversely affect our business and results of operations. In particular, we face a number of challenges relating to data from transactions and other activities on our app and mini programs, including:

•	protecting the data in and hosted on our system, including against attacks on our system by outside parties or fraudulent behavior by our employees;

•	addressing concerns related to privacy and sharing, safety, security and other factors; and

•

complying with applicable laws, rules and regulations relating to the collection, use, disclosure or security of personal information, including any requests from regulatory and government authorities relating to such data.

We are required by privacy and data protection laws in China and other jurisdictions, including, without limitation, the PRC Cybersecurity Law, to ensure the confidentiality, integrity and availability of the information of our users, members, advertising customers, and third-party content providers, which is also essential to maintaining their confidence in our services. However, the interpretation and implementation of such laws in China and elsewhere are often uncertain and in flux.

In November 2016, the Standing Committee of the National People’s Congress promulgated the PRC Cybersecurity Law, which provides that network operators must meet their cybersecurity obligations and must take technical measures and other necessary measures to protect the safety and stability of their networks. Although we only gain access to user information that is necessary for, and relevant to, the services provided, the data we obtain and use may include information that is deemed as “personal information” under the PRC Cybersecurity Law and related data privacy and protection laws and regulations. See “Regulation—Regulations Relating to Internet Privacy.”

While we take measures to comply with all applicable data privacy and protection laws and regulations, we cannot guarantee the effectiveness of the measures undertaken by us and our business partners. The activities of third parties, such as our users, merchants, brands, and other business partners are beyond our control. If any of these parties violate the PRC Cybersecurity Law and related laws and regulations, or fail to fully comply with the service agreements with us, or if any of our employees fails to comply with our internal control measures and misuses the information, we may be subject to regulatory actions. Any failure or perceived failure to comply with all applicable data privacy and protection laws and regulations, or any failure or perceived failure of our business partners to do so, or any failure or perceived failure of our employees to comply with our internal control measures, may result in negative publicity and legal proceedings or regulatory actions against us, and could damage our reputation, discourage current and potential users and business partners from using our services and subject us to claims, fines, and damages, which could have a material adverse effect on our business and results of operations.

Furthermore, in April 2021, the Standing Committee of the National People’s Congress officially released the draft for the second reading of the Personal Information Protection Law, which provides the basic regime for personal information protection. New laws or regulations concerning data protection, or the interpretation and implementation of existing consumer and data protection laws or regulations, which is often uncertain and in flux, may be inconsistent with our practices. The introduction of new products or other actions that we may take may subject us to additional laws, regulations, or other government scrutiny. Complying with new laws and regulations could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business. In addition, some countries are considering or have passed legislation implementing data protection requirements or requiring local storage and processing of data or similar requirements that could increase the cost and complexity of delivering our services.

We are subject to payment processing risk.

Our users pay for our products using a variety of different online payment methods. We rely on third parties to process such payment. Acceptance and processing of these payment methods are subject to certain rules and regulations and require payment of interchange and other fees. To the extent there are increases in payment processing fees, material changes in the payment ecosystem, such as delays in receiving payments from payment processors and/or changes to rules or regulations concerning payment processing, our revenue, operating expenses and results of operation could be adversely impacted.

We also do not have control over the security measures of our third-party payment service providers, and security breaches of the online payment systems that we use could expose us to litigation and possible liability for failing to secure confidential customer information and could, among other things, damage our reputation and the perceived security of all of the online payment systems that we use. If a well-publicized internet security breach were to occur, users concerned about the security of their online payments may become reluctant to purchase our products and services through payment service providers even if the publicized breach did not involve payment systems or methods used by us. If any of the above were to occur and damage our reputation or the perceived security of the payment systems that we use, we may lose paying users as they may be discouraged from purchasing products or services in our community, which may adversely affect our business and results of operations.

Any lack of requisite approvals, licenses, permits or filings or failure to comply with any requirements of PRC laws, regulations and policies may materially and adversely affect our daily operations and hinder our growth.

Our business is subject to governmental supervision and regulation by the relevant PRC governmental authorities, including the Ministry of Commerce, or MOFCOM, the Ministry of Industry and Information Technology, or the MIIT, the State Administration for Market Regulation and other governmental authorities in charge of the relevant categories of products sold by us. Together, these government authorities promulgate and enforce regulations that cover many aspects of the operation of online retailing, including entry into this industry, the scope of permissible business activities, licenses and permits for various business activities, and foreign investment.

The on-demand e-commerce industry of fresh groceries is subject to comprehensive government regulations and supervisions, and we are required to hold or apply for various permits, licenses or filings for conducting our business covering various business type, such as hot or cold food production, food sale or food distribution. See “Regulation—Regulations Relating to Licenses, Permits, Registrations and Filings.” As of the date of this prospectus, we have not obtained and are still in the process of applying for some licenses and permits that are necessary for our business operation, which is subject to regulatory approvals, cooperation from contract counterparties and certain other factors that are beyond our control. In addition, under relevant PRC laws and regulations, we shall specify the addresses of the warehouses in each food operating license, or otherwise, may be subject to regulatory fines and administrative penalties. As of the date of this prospectus, not all of the addresses of our regional processing centers and frontline fulfillment stations are currently specified in the relevant food operating licenses. While we are in the process of completing such registration and update to cover the addresses of all of our regional processing centers and frontline fulfillment stations, we may be subject to regulatory fines of up to RMB2,000 per incidence of violation should we fail to rectify as required by regulators. As of the date of this prospectus, we have not received any notice of warning or been subject to penalties or other disciplinary action from the relevant governmental authorities regarding the conducting of our business without the above mentioned approvals, filings, registration and permits. However, we cannot assure you that we will not be subject to any penalties in the future.

As the online retail industry is still evolving in China, new laws and regulations may be adopted from time to time and regulators may interpret existing laws and regulations differently from what they do now to require additional licenses and permits other than those we currently have, and to address new issues that arise from time to time. As a result, substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to online retail businesses. For example, if a warehouse is not involved in providing any operating service to third parties, such warehouse is not required to be registered as a branch or subsidiary under currently applicable PRC laws and regulations. However, if any operating service is conducted, a company shall register such warehouse in accordance with relevant laws and regulations. As of the date of this prospectus, all of our regional processing centers and frontline fulfillment stations have not conducted any operating services by providing warehousing or other service to any third parties as other warehouses which are required to be registered under applicable laws and regulations, but are used only for the purpose of sorting and storing our products before delivering such products to our users since their establishment. Therefore, we do not believe that we are required to register any of our regional processing centers and frontline fulfillment stations under relevant laws and regulations. Still, we chose to voluntarily register 215 regional processing centers and frontline fulfillment stations as of the date of this prospectus by registering branch offices or subsidiaries in cities where they are located, primarily because (i) we may consider introducing more services and functions to our regional processing centers and frontline fulfillment stations in the future, which may subject such centers and stations to registration requirements, (ii) it is more convenient for us to communicate with local authorities through such registered branch offices or subsidiaries, thereby improving our operational efficiency, and (iii) we have incurred minimal costs without additional burdens for us to complete the registrations. However, we cannot assure you that we will not be required to register our regional processing centers and frontline fulfillment stations in the future pursuant to then applicable laws or regulations. If the PRC government considers that we were operating without the proper approvals, licenses, filings, registration or permits or promulgates new laws and regulations that require additional approvals or licenses or impose additional restrictions on the operation of any part of our business, it has the power, among other things, to levy fines, confiscate our income, revoke our business licenses, and require us to discontinue our relevant business or impose restrictions on the affected portion of our business. Any of these and other regulatory actions by the PRC governmental authorities, including issuance of official notices, change of policies, promulgation of regulations and imposition of sanctions, may adversely affect our business and have a material and adverse effect on our results of operations. In addition, if we were to use new or additional domain names to conduct our business, we would have to apply for the same set of government authorizations or amend the current ones. There is no assurance that we will be able to complete such procedures timely.

In addition to licenses, filings, registration and permits, laws and regulations may require e-commerce operators to take measures to protect consumer rights. Failure to do so may subject the e-commerce operators to rectification requirements and penalties. Although we endeavor to follow the laws and regulations, there is no assurance that we can timely react to the evolving requirements, and the government authorities may, to certain extent, have discretion in determining whether such requirements have been strictly complied with. If the government authorities deem that we fail to meet such requirements, we may receive warnings, be ordered to make rectifications, or subject to other administrative sanctions that may have material adverse effect on our business, financial condition and our results of operations.

We may engage in acquisitions, investments or strategic alliances in the future, which could require significant management attention and materially and adversely affect our business and results of operations.

We may identify strategic partners to form strategic alliances, invest in or acquire additional assets, technologies or businesses that are complementary to our existing business. These transactions may involve minority investments in other companies, acquisitions of controlling stakes in other companies or acquisitions of selected assets.

Any future strategic alliances, investments or acquisitions and the subsequent integration of the new assets and businesses obtained or developed from such transactions into our own may divert management from their primary responsibilities and subject us to additional liabilities. In addition, the costs of identifying and consummating investments and acquisitions may be significant. We may also incur costs and experience uncertainties in completing necessary registrations and obtaining necessary approvals from relevant government authorities in China and elsewhere in the world. The costs and duration of integrating newly acquired assets and businesses could also materially exceed our expectations. Any such negative developments could have a material adverse effect on our business, financial condition, results of operations and cash flow.

If we fail to hire, retain and train qualified employees or sufficient workforce while controlling our labor costs, our business may suffer.

We depend on the continued contributions of our senior management and other key employees, many of whom are difficult to replace. The loss of the services of any of our executive officers or other key employees could harm our business. Our future success depends on our ability to attract, retain and train a large number of qualified employees. Our fulfillment infrastructure is labor intensive and requires a substantial number of workers, and these positions tend to have higher than average turnover. We have observed an overall tightening of the labor market and an emerging trend of shortage of labor supply. Failure to obtain stable and dedicated warehousing, delivery personnel and other labor support may lead to underperformance of these functions and cause disruption to our business. Labor costs in China have increased with China’s economic development, particularly in the large cities where we operate our regional fulfillment centers and more generally in the urban areas where we maintain our delivery and pickup stations. Because we operate our own fulfillment infrastructure, which requires a large and rapidly growing workforce, our cost structure is more vulnerable to labor costs than that of many of our competitors, which may put us at a competitive disadvantage. If we are unable to attract and retain sufficient and qualified personnel, our business and growth may be materially and adversely affected and the trading price of our ADSs could suffer. Our need to significantly increase the number of our qualified employees and retain key employees may cause us to materially increase compensation-related costs, including stock-based compensation.

Our user operating metrics and other estimates are subject to inherent challenges in measuring our operating performance, which may harm our reputation.

We regularly review our operating metrics in relation to our users to evaluate growth trends, measure our performance, and make strategic decisions. These metrics are calculated using our internal data, have not been validated by an independent third party, and may not be indicative of our future operation results. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring how our app and mini programs are used across a large population in China. Errors or inaccuracies in our metrics or data could result in incorrect business decisions and inefficiencies. For instance, if a significant understatement or overstatement of transacting users were to occur, we might expend resources to implement unnecessary business measures or fail to take required actions to remedy an unfavorable trend. If investors do not perceive our user or other operating metrics to accurately represent our user base, or if we discover inaccuracies in our user or other operating metrics, our reputation may be harmed.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate patents, copyrights or other intellectual property rights held by third parties. We have been, and from time to time in the future may be, subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be other third-party intellectual property that is infringed by products offered by our merchants and our services or other aspects of our business. There could also be existing patents of which we are not aware that our products may inadvertently infringe. We cannot assure you that holders of patents purportedly relating to some aspect of our technology platform or business, if any such holders exist, would not seek to enforce such patents against us in China, the United States or any other jurisdictions. Further, the application and interpretation of China’s patent laws and the procedures and standards for granting patents in China are still evolving and are uncertain, and we cannot assure you that PRC courts or regulatory authorities would agree with our analysis. If we are found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. In addition, we may incur significant expenses, and may be forced to divert management’s time and other resources from our business and operations to defend against these infringement claims, regardless of their merits. Successful infringement or licensing claims made against us may result in significant monetary liabilities and may materially disrupt our business and operations by restricting or prohibiting our use of the intellectual property in question. Finally, we use open source software in connection with our products and services. Companies that incorporate open source software into their products and services have, from time to time, faced claims challenging the ownership of open source software and compliance with open source license terms. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software or noncompliance with open source licensing terms. Some open source software licenses require users who distribute open source software as part of their software to publicly disclose all or part of the source code to such software and make available any derivative works of the open source code on unfavorable terms or at no cost. Any requirement to disclose our source code or pay damages for breach of contract could be harmful to our business, results of operations and financial condition.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our trademarks, copyrights, patents, domain names, know-how, proprietary technologies, and similar intellectual property as critical to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality, invention assignment and non-compete agreements with our employees and others, to protect our proprietary rights. We are aware of certain copycat websites that attempt to cause confusion or diversion of traffic from us at the moment, against which we are considering initiating lawsuits, and we may continue to become an attractive target to such attacks in the future because of our brand recognition in the online retail industry in China. Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages. In addition, there can be no assurance that (i) our application for registration of trademarks, patents, and other intellectual property rights will be approved, (ii) any intellectual property rights will be adequately protected, or (iii) such intellectual property rights will not be challenged by third parties or found by a judicial authority to be invalid or unenforceable. Further, because of the rapid pace of technological change in our industry, parts of our business rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties at all or on reasonable terms.

It is often difficult to register, maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality, invention assignment and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. Policing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the infringement or misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our management and financial resources, and could put our intellectual property at risk of being invalidated or narrowed in scope. We can provide no assurance that we will prevail in such litigation, and even if we do prevail, we may not obtain a meaningful recovery. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in maintaining, protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We have granted and may continue to grant options and other types of awards under our share incentive plan, which may result in increased share-based compensation expenses.

We adopted a series of equity incentive plans to attract and retain key personnel and employees. For the years ended December 31, 2019 and 2020, we recorded RMB2.0 million and RMB153.1 million (US$23.4 million), respectively, in share-based compensation expenses. For the three months ended March 31, 2020 and 2021, we recorded RMB0.8 million and RMB9.2 million (US$1.4 million), respectively, in share-based compensation expenses. Competition for highly skilled personnel is often intense and we may incur significant costs or may not be successful in attracting, integrating, or retaining qualified personnel to fulfill our current or future needs. We believe the granting of share-based awards is of significant importance to our ability to attract and retain key personnel and employees, and we will continue to grant share-based awards in the future. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our results of operations.

Our business may be subject to seasonal sales fluctuations.

We experience seasonality in our business, reflecting a combination of seasonal fluctuations in internet usage and traditional retail seasonality patterns. We have experienced seasonal fluctuations in customer purchases in our business. For example, we generally experience higher user traffic and more purchase orders during the summer holidays as families tend to cook more often for kids at home and lower traffic during the Chinese New Year. Due to the foregoing factors, our financial condition and results of operations for future quarters may continue to fluctuate and our historical quarterly results may not be comparable to future quarters. As a result, the trading price of our ADSs may fluctuate from time to time due to seasonality.

We rely on proper operation and maintenance of our mobile platform and internet infrastructure and telecommunications networks in China. Any malfunction, capacity constraint or operation interruption may have an adverse impact on our business.

Currently, all of our sales of products are generated online through Dingdong Fresh, our mobile app and mini-programs. Therefore, the satisfactory performance, reliability and availability of our mobile platform are critical to our success and our ability to attract and retain buyers. Our business depends on the performance and reliability of the internet infrastructure in China. The reliability and availability of our mobile platform depends on telecommunications carriers and other third-party providers for communications and storage capacity, including bandwidth and server storage, among other things. If we are unable to enter into and renew agreements with these providers on acceptable terms, or if any of our existing agreements with such providers are terminated as a result of our breach or otherwise, our ability to provide our services to our buyers could be adversely affected. Access to internet in China is maintained through state-owned telecommunications carriers under administrative control, and we obtain access to end-user networks operated by such telecommunications carriers and internet service providers to give buyers access to our mobile platform. The failure of telecommunications network operators to provide us with the requisite bandwidth could also interfere with the speed and availability of our mobile platform. Service interruptions prevent buyers from accessing our mobile platform and placing orders, and frequent interruptions could frustrate buyers and discourage them from attempting to place orders, which could cause us to lose buyers and harm our operating results.

Misconduct, errors and failure to function by our employees could harm our business and reputation.

Illegal, fraudulent or collusive activities by our employees could also subject us to liability or negative publicity. Although we have implemented internal controls and policies with regard to sales activities and other relevant matters, we cannot assure you that our controls and policies will prevent fraud or illegal activity by our employees or that similar incidents will not occur in the future. Any illegal, fraudulent or collusive activity could severely damage our brand and reputation, which could drive consumers away from us, and materially and adversely affect our business, financial condition and results of operations.

Failure of us, our employees, affiliates and business partners such as suppliers and third-party couriers to comply with anti-corruption laws and regulations and our anti-corruption policies and procedures could severely damage our reputation, and materially and adversely affect our business, financial condition, results of operations and prospects.

We are subject to risks in relation to actions taken by us, our employees, affiliates and business partners such as suppliers, labor service companies and logistic service providers that constitute violations of the anti-corruption laws and regulations. While we have adopted anti-corruption policies, these policies may not be followed at all times, and they may not effectively detect and prevent all violations by us or our employees, affiliates or business partners. While we adopt strict internal procedures and work closely with relevant government agencies to ensure compliance with relevant laws and regulations, our efforts may not be sufficient to ensure that we, our employees, affiliates and business partners comply with relevant laws and regulations at all times. If we, our employees, affiliates and business partners violate these laws, rules or regulations or our policies, we could be subject to fines and/or other penalties and our reputation, corporate image and business operations may be materially and adversely affected. Actions by PRC regulatory authorities or the courts to provide an interpretation of PRC laws and regulations that differs from our interpretation or to adopt additional anti-bribery or anti-corruption related regulations could also require us to make changes to our operations. If we are unable to effectively address these risks, fail to comply with these measures, or become the target of any negative publicity as a result of actions taken by us, our employees, affiliates and business partners, our brand image, reputation and financial performance may be materially and adversely affected.

User growth and activity on mobile devices depend upon effective use of mobile operating systems, networks and standards that are beyond our control.

Purchases using mobile devices by consumers generally, and by our users specifically, have increased significantly, and we expect this trend to continue. To optimize the mobile shopping experience, we are somewhat dependent on our users downloading our specific mobile apps for their particular devices as opposed to accessing our sites from an internet browser on their mobile device. As new mobile devices and platforms are released, it is difficult to predict the problems we may encounter in developing applications for these alternative devices and platforms, and we may need to devote significant resources to the development, support and maintenance of such applications. In addition, our future growth and our results of operations could suffer if we experience difficulties in the future in integrating our mobile apps into mobile devices or if problems arise with our relationships with providers of mobile operating systems or mobile app download stores, if our apps receive unfavorable treatment compared to competing apps on the download stores, or if we face increased costs to distribute or have users use our mobile apps. We are further dependent on the interoperability of our sites with popular mobile operating systems that we do not control, such as iOS and Android, and any changes in such systems that degrade the functionality of our sites or give preferential treatment to competitive products could adversely affect the usage of our sites on mobile devices. In the event that it is more difficult for our users to access and use our sites on their mobile devices, or if our users choose not to access or to use our sites on their mobile devices or to use mobile products that do not offer access to our sites, our user growth could be harmed and our business, financial condition and operating results may be adversely affected.

Uncertainties exist with respect to the interpretation and implementation of Anti-Monopoly Guide of the Antimonopoly Commission of the State Council for the Platform Economy Sector and how these may impact our business operations.

On February 7, 2021, Anti-Monopoly Guide of the Anti-monopoly Commission of the State Council for the Platform Economy Sector, or the Guide, was officially issued and became effective. The Guide provides operational standards and guidelines to be applied in identifying certain monopolistic acts of internet platforms which are prohibited to restrict unfair competition and safeguard users’ interests, including without limitation, prohibiting personalized pricing using big data and analytics, selling products below cost without reasonable causes, actions or arrangements seen as exclusivity arrangements, using technology means to block competitors’ interface, using bundle services to sell services or products. In addition, internet platforms’ compulsory collection of unnecessary user data may be viewed as abuse of dominant market position that may have the effect to eliminate or restrict competition. As the Guide only became effective recently, uncertainties exist with respect to its interpretation and implementation. The enactment of the Guide may significantly change the competitive landscape of overall e-commerce industry, which may have adversely affect on our business operation.

If we fail to implement and maintain an effective system of internal controls to remediate our material weaknesses over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.

Prior to this offering, we were a private company with limited accounting and financial reporting personnel and other resources with which to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in the course of auditing our consolidated financial statements as of and for the years ended December 31, 2019 and 2020, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board, or PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified relate to our (i) lack of sufficient accounting and financial reporting personnel with requisite knowledge and experience in application of U.S. GAAP and SEC rules, and (ii) lack of financial reporting policies and procedures that are commensurate with U.S. GAAP and SEC reporting requirements. We are in the process of implementing a number of measures to address the material weaknesses and deficiencies that have been identified. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting.” However, we cannot assure you that these measures may fully address the material weaknesses and deficiencies in our internal control over financial reporting or that we may conclude that they have been fully remediated.

Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2022. In addition, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other material weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented, or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. We may not be able to anticipate and identify accounting issues, or other risks critical to financial reporting that could materially impact the consolidated financial statements. Generally speaking, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations, and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

The defects in certain leased property interests and failure to register certain lease agreements may materially and adversely affect our business, financial condition, results of operations, and prospects.

We lease premises in China in various locations for our fulfillment facilities and offices. With respect to our leased premises, some lessors do not possess or have not provided us with property ownership certificates or other documents evidencing their rights to lease such premises to us, have other restrictions on their ownership or the usage of the properties, or have not completed required registrations. Therefore, we cannot assure you that we will not be subject to any challenges, lawsuits, or other actions taken against us with respect to our leased premises. In addition, although we are in the process of obtaining fire-control registration for these leased premises as required by relevant PRC laws and regulations, we cannot control whether our lessors have completed or would cooperate with us to complete the required fire-control registration, or whether we would be able to obtain such fire control registrations in a timely manner or at all. Substantially all of our leased properties in China have not obtained fire-control registrations as required by relevant PRC laws. If our lessors’ right to lease premises is successfully challenged by any third party or governmental authority or if they fail to cooperate with us to complete the required registrations, or the registrations are otherwise not completed, our lease agreements may not be enforceable and we may be forced to vacate the premise and relocate to a different premise and/or subject to fines or other penalties.

We have not registered any of our lease agreements with the relevant government authorities. Under the relevant PRC laws and regulations, all lease agreements are required to be registered and filed with the relevant government authority. The failure to register the lease agreements for our leased properties will not affect the validity of these lease agreements, but the relevant government authorities may order us to register the lease agreements in a prescribed period of time and impose a fine ranging from RMB1,000 to RMB10,000 for each non-registered lease if we fail to complete the registration within the prescribed timeframe after receiving the notice from the relevant PRC government authorities. As of the date of this prospectus, we have not been ordered by relevant government authorities to register our lease agreements or been subject to any administrative penalties or other disciplinary actions from the relevant governmental authorities for failure of registering our lease agreements. Although we have proactively requested that the applicable lessors complete or cooperate with us to complete the registration in a timely manner, we are unable to control whether and when such lessors will do so and therefore we cannot assure you that we will complete registration of our lease agreements in a timely manner or at all. In the event that a fine is imposed on both the lessor and lessee, and if we are unable to recover from the lessor any fine paid by us, such fine will be borne by us.

We have limited business insurance coverage.

In line with general market practice, we maintain business insurances covering damages to our properties and IT infrastructures, but do not maintain any business interruption insurance or key man life insurance, which are not mandatory under the applicable laws. We cannot assure you that our insurance coverage is sufficient to prevent us from any loss or that we will be able to successfully claim our losses under our current insurance policy on a timely basis, or at all.

If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected. In addition, not all of our regional processing centers and frontline fulfillment stations are covered by insurances. Consequently, any material or extended business disruption may result in substantial costs and expenses and the diversion of our resources, financial, managerial, or otherwise, which could have an adverse effect on our business, results of operations, financial condition, and prospects.

We face risks related to natural disasters, health epidemics and other outbreaks, most notably those related to the outbreak of COVID-19.

Our business could be adversely affected by the effects of epidemics, including COVID-19, avian influenza, severe acute respiratory syndrome (SARS), influenza A (H1N1), Ebola or another epidemic. Any such occurrences could cause severe disruption to our daily operations, including our fulfillment infrastructure and our customer service centers, and may even require a temporary closure of our facilities.

In recent years, there have been outbreaks of epidemics in China and globally. For example, since December 2019, a novel strain of coronavirus, later named COVID-19, has severely impacted China and many other countries and regions globally. In early 2020, in response to intensifying efforts to contain the spread of COVID-19, the Chinese government took a number of actions, which included extending the Chinese New Year holiday, quarantining individuals infected with or suspected of having COVID-19, prohibiting residents from free travel, encouraging employees of enterprises to work remotely from home and cancelling public activities, among others. The COVID-19 has also resulted in temporary closure of many corporate offices, retail stores, manufacturing facilities and factories across China. Our operations were affected to a certain extent by delays in our business activities, such as the expansion of our fulfillment network, commercial and corporate transactions and general uncertainties surrounding the duration of the government’s extended restrictive measures. In particular, the travel restrictions resulted in a short-term shortage of migrant workers in large cities who could serve as our delivery riders, which temporarily and adversely affected the delivery speed for products ordered on Dingdong Fresh.

In response to the outbreak of COVID-19, we have taken a series of measures, including among others, remote working arrangements for some of our employees and temporarily allowing the government to utilize our fulfillment infrastructure and logistics services for crisis relief. These measures have temporarily affected the capacity and efficiency of our operations, in particular, our fulfillment capabilities, and negatively impacted the procurement of products and speed of expansion. In addition, we have also provided our riders and fulfillment workers with masks, hand sanitizers and other protective equipment immediately after the outbreak, which increased and may continue to increase costs and expenses of our operations. Furthermore, our business operations could be disrupted if any of our employees contracts or is suspected of contracting COVID-19 or any other epidemic disease, since our employees could be subject to contact tracing and quarantined and/or our offices be shut down for quarantine control. The extent to which COVID-19 impacts our results of operations will depend on the future developments of the outbreak, including new information concerning the global severity of and actions taken to contain the outbreak, which are highly uncertain and unpredictable. In addition, our results of operations could be adversely affected to the extent that the outbreak harms the Chinese economy in general. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this prospectus, such as those relating to our level of indebtedness, our need to generate sufficient cash flows to service our indebtedness and our ability to comply with the covenants contained in the agreements that govern our indebtedness.

Despite the adverse impacts of COVID-19 mentioned above, since the outbreak of the pandemic, consumption patterns have rapidly moved from offline to online which boost the growth of e-commerce players, including us. We have seen increasing user acceptance of online grocery shopping, which positively affected both of our total number of orders and average revenue per order in 2020, especially in the first and second quarters of 2020, when the effects of the pandemic in China were the greatest. Since the second half of 2020, the growth of our business continued at a more stable rate compared to the first and second quarters of 2020, when most of the travel restrictions were relaxed in China. Please also refer to “Management Discussion and Analysis of Financial Condition and Results of Operations—Impact of COVID-19 Pandemic on Our Operations and Financial Performance.” We cannot assure you that as China and world economies re-open after the end of pandemic, consumers’ demand for online products will remain as much as it was during the pandemic, or consumers’ buying behaviors will continue to shift from offline to online. Any of such trend may have an adverse impact on us.

We are also vulnerable to natural disasters and other calamities. If any such disaster were to occur in the future affecting Beijing, Shanghai, Shenzhen, Nanjing, or any other city where we have major operations in China, our operations could be materially and adversely affected due to loss of personnel and damages to property, including our inventory and our technology systems. Our operation could also be severely disrupted if our suppliers, users or business partners were affected by such natural disasters or health epidemics.

The current tensions in international trade and rising political tensions, particularly between the United States and China, may adversely impact our business, financial condition, and results of operations.

Recently there have been heightened tensions in international economic relations, such as the one between the United States and China. The U.S. government has recently imposed, and has recently proposed to impose additional, new, or higher tariffs on certain products imported from China to penalize China for what it characterizes as unfair trade practices. China has responded by imposing, and proposing to impose additional, new, or higher tariffs on certain products imported from the United States. Following mutual retaliatory actions for months, on January 15, 2020, the United States and China entered into the Economic and Trade Agreement between the United States of America and the People’s Republic of China as a phase one trade deal, effective on February 14, 2020.

In addition, political tensions between the United States and China have escalated due to, among other things, trade disputes, the COVID-19 outbreak, sanctions imposed by the U.S. Department of Treasury on certain officials of the Hong Kong Special Administrative Region and the PRC central government and the executive orders issued by the U.S. government in August 2020 that prohibit certain transactions with certain selected leading Chinese internet companies as well as their products. Rising political tensions could reduce levels of trades, investments, technological exchanges, and other economic activities between the two major economies. Such tensions between the United States and China, and any escalation thereof, may have a negative impact on the general, economic, political, and social conditions in China and, in turn, adversely impacting our business, financial condition, and results of operations.

The audit report included in this prospectus is prepared by an auditor who is not inspected by the PCAOB and, as such, our investors are deprived of the benefits of such inspection. In addition, the adoption of any rules, legislations or other efforts to increase U.S. regulatory access to audit information could cause uncertainty, and we could be delisted if we are unable to meet the PCAOB inspection requirement in time.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Since our auditors are located in China, a jurisdiction where the PCAOB has been unable to conduct inspections without the approval of the Chinese authorities, our auditors are not currently inspected by the PCAOB.

In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the China Securities Regulatory Commission, or the CSRC, and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB, the CSRC, or the PRC Ministry of Finance in the United States and China, respectively. The PCAOB continues to be in discussions with the CSRC, and the PRC Ministry of Finance to permit joint inspections in China of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges.

On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. The joint statement reflects a heightened interest in an issue that has vexed U.S. regulators in recent years.

On April 21, 2020, the SEC and the PCAOB issued another joint statement reiterating the greater risk that disclosures will be insufficient in many emerging markets, including China, compared to those made by U.S. domestic companies. In discussing the specific issues related to the greater risk, the statement again highlights the PCAOB’s inability to inspect audit work paper and practices of accounting firms in China, with respect to their audit work of U.S. reporting companies. However, it remains unclear what further actions the SEC and PCAOB will take to address the problem.

On June 4, 2020, the then U.S. President issued a memorandum ordering the President’s Working Group on Financial Markets, or the PWG, to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the United States.

On August 6, 2020, the PWG released a report recommending that the SEC take steps to implement the five recommendations outlined in the report. In particular, to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfill its statutory mandate, or NCJs, the PWG recommends enhanced listing standards on U.S. stock exchanges. This would require, as a condition to initial and continued exchange listing, PCAOB access to work papers of the principal audit firm for the audit of the listed company. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit work papers and practices in NCJs may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. There is currently no legal process under which such a co-audit may be performed in China. The report permits the new listing standards to provide for a transition period until January 1, 2022 for listed companies, but would apply immediately to new listings once the necessary rulemakings and/or standard-setting are effective. The measures in the PWG Report are presumably subject to the standard SEC rulemaking process before becoming effective. After we are listed on the New York Stock Exchange, if we fail to meet the new listing standards before the deadline specified thereunder due to factors beyond our control, we could face possible de-listing from the New York Stock Exchange, deregistration from the SEC, and other risks, which may materially and adversely affect, or effectively terminate, our ADS trading in the United States.

This lack of the PCAOB inspections in China prevents the PCAOB from fully evaluating audits and quality control procedures of our independent registered public accounting firm. As a result, we and investors in our ordinary shares are deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress, which if passed, would require the SEC to maintain a list of issuers for which PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges of issuers included on the SEC’s list for three consecutive years. On December 18, 2020, the president of the United States signed into law the Holding Foreign Companies Accountable Act , or the HFCAA. In essence, the HFCAA requires the SEC to prohibit foreign companies from listing securities on U.S. securities exchanges if a company retains a foreign accounting firm that cannot be inspected by the PCAOB for three consecutive years, beginning in 2021. The HFCAA also requires companies on the list to certify that they are not owned or controlled by a foreign government and make certain additional disclosures in their SEC filings, including disclosure of whether governmental entities in the applicable non-U.S. jurisdiction have a controlling financial interest in the issuer, the names of Chinese Communist Party members on the issuer or the issuer’s operating entity’s board of directors and whether the issuer’s articles contain a charter of the Chinese Communist Party. On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above. The enactment of the HFCAA and any additional rulemaking efforts to increase U.S. regulatory access to audit information in China could cause investor uncertainty for affected issuers, including us, and the market price of our ADSs could be adversely affected, and we could be delisted if we are unable to cure the situation to meet the PCAOB inspection requirement in time. Furthermore, there has been recent media reports on deliberations within the U.S. government regarding potentially limiting or restricting China-based companies from accessing U.S. capital markets. If any such deliberations were to materialize, the resulting legislation may materially and adversely affect the stock performance of China-based issuers listed in the United States.

It may be difficult for overseas regulators to conduct investigations or collect evidence within China.

Shareholder claims or regulatory investigation that are common in jurisdictions outside China are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the United States or other jurisdictions may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the PRC territory, and without the consent by the Chinese securities regulatory authorities and the other competent governmental agencies, no entity or individual may provide documents or materials related to securities business to any foreign party. While detailed interpretation of or implementation rules under the article have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigations or evidence collection activities within China and the potential obstacles for information provision may further increase difficulties faced by you in protecting your interests. See also “—Risks Relating to Our ADSs and This Offering—You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law” for risks associated with investing in us as a Cayman Islands company.

Proceedings instituted by the SEC against PRC-based “big four” accounting firms, including our independent registered public accounting firm, could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act.

Starting in 2011 the PRC-based “big four” accounting firms, including our independent registered public accounting firm, were affected by a conflict between U.S. and PRC law. Specifically, for certain U.S.-listed companies operating and audited in China, the SEC and the PCAOB sought to obtain from the Chinese firms access to their audit work papers and related documents. The firms were, however, advised and directed that under Chinese law, they could not respond directly to the U.S. regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through the CSRC.

In late 2012, this impasse led the SEC to commence administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the Chinese accounting firms, including our independent registered public accounting firm. A first instance trial of the proceedings in July 2013 in the SEC’s internal administrative court resulted in an adverse judgment against the firms. The administrative law judge proposed penalties on the firms including a temporary suspension of their right to practice before the SEC, although that proposed penalty did not take effect pending review by the Commissioners of the SEC. On February 6, 2015, before a review by the Commissioner had taken place, the firms reached a settlement with the SEC. Under the settlement, the SEC accepts that future requests by the SEC for the production of documents will normally be made to the CSRC. The firms will receive matching Section 106 requests, and are required to abide by a detailed set of procedures with respect to such requests, which in substance require them to facilitate production via the CSRC. If they fail to meet specified criteria, the SEC retains authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Remedies for any future non-compliance could include, as appropriate, an automatic six-month bar on a single firm’s performance of certain audit work, commencement of a new proceeding against a firm, or, in extreme cases, the resumption of the current proceeding against all four firms. If additional remedial measures are imposed on the PRC-based “big four” accounting firms, including our independent registered public accounting firm, in administrative proceedings brought by the SEC alleging the firms’ failure to meet specific criteria set by the SEC with respect to requests for the production of documents, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in China, which could result in financial statements being determined not to be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding China-based, U.S.-listed companies and the market price of our ADSs may be adversely affected.

If our independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined to be not in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of the ADSs or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of the ADSs in the United States.

A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business, financial condition, and results of operations.

The global macroeconomic environment is facing challenges. The growth rate of the Chinese economy has gradually slowed in recent years and the trend may continue. There is considerable uncertainty over the long-term effects of the monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. Unrest, terrorist threats and the potential for war in the Middle East and elsewhere may increase market volatility across the globe. There have also been concerns on the relationship among China and other countries, including the surrounding Asian countries, which may potentially have economic effects. In particular, there is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations and tariffs. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or PRC economy may materially and adversely affect our business, results of operations, and financial condition. In addition, continued turbulence in the international markets may adversely affect our ability to access capital markets to meet liquidity needs.

We may be subject to legal, regulatory and/or administrative proceedings in the ordinary course of our business. If the outcomes of these proceedings are adverse to us, it could have a material adverse effect on our business and results of operations.

We have been and in the future may be subject to regulatory actions, litigation, penalties, disputes or claims of various types brought by relevant regulatory authorities or our competitors, users, employees, delivery riders, suppliers, landlords or other third parties against us in the ordinary course of our business. Such regulatory actions, disputes, allegations, complaints, or legal proceedings may damage our reputation, evolve into litigations or otherwise have a material adverse impact on our reputation and business. Litigation is expensive, may subject us to the risk of significant damages, requires significant managerial resources and attention, and could materially and adversely affect our business, financial condition, and results of operations. The outcomes of actions we institute may not be successful or favorable to us. Lawsuits against us may also generate negative publicity that significantly harms our reputation, which may adversely affect our user base.

Risks Relating to Doing Business in China

Changes in China’s economic, political or social conditions or government policies could materially and adversely affect our business and results of operations.

Substantially all of our operations are conducted in China. Accordingly, our results of operations, financial condition, and prospects are influenced by economic, political, and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. The PRC government exercises significant control over China’s economic growth through strategically allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies. While the PRC economy has experienced significant growth over the past decades, that growth has been uneven across different regions and between economic sectors and may not continue. The growth of the Chinese economy may not continue at a rate experienced in the past, and the impact of the COVID-19 pandemic and the corresponding vaccination campaign on the Chinese economy may continue. Any prolonged slowdown in the Chinese economy may reduce the demand for our services and materially and adversely affect our business and results of operations. Furthermore, any adverse changes in the policies of the PRC government or in the laws and regulations in China could have a material adverse effect on China’s overall economic growth. Such developments could adversely affect our business and results of operations, lead to reduction in demand for our products and services and adversely affect our competitive position.

The legal system in China embodies uncertainties which could limit the legal protections available to us or impose additional requirements and obligations on our business, which may materially and adversely affect our business, financial condition, and results of operations.

We conduct our business primarily through our PRC subsidiaries. Our operations in China are governed by PRC laws and regulations. The legal system in China is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases may be cited for reference but have less precedential value. The legal system in China evolves rapidly, and the interpretations of laws, regulations, and rules may contain inconsistencies. However, these laws, regulations, and legal requirements are constantly changing and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to us. In addition, we cannot predict the effect of future developments in the PRC legal system, particularly with regard to internet-related industries, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. Such unpredictability towards our contractual, property (including intellectual property) and procedural rights could adversely affect our business and impede our ability to continue our operations. Furthermore, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

In addition, new laws and regulations may be enacted from time to time and substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to our businesses. In particular, the PRC government authorities may continue to promulgate new laws, regulations, rules and guidelines governing internet companies with respect to a wide range of issues, such as intellectual property, competition and antitrust, privacy and data protection, and other matters, which may result in additional obligations imposed on us. Compliance with these laws, regulations, rules, guidelines, and implementations may be costly, and any incompliance or associated inquiries, investigations, and other governmental actions may divert significant management time and attention and our financial resources, bring negative publicity, subject us to liabilities or administrative penalties, or materially and adversely affect our business, financial condition, and results of operations.

We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet-related businesses and companies, and any lack of requisite approvals, licenses or permits applicable to our business may have a material adverse effect on our business and results of operations.

The PRC government extensively regulates the internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the internet industry. These internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations.

The evolving PRC regulatory system for the internet industry may lead to the establishment of new regulatory agencies. For example, in May 2011, the State Council announced the establishment of the State Internet Information Office (with the involvement of the State Council Information Office, MIIT, and the Ministry of Public Security). The primary role of the State Internet Information Office is to facilitate the policy-making and legislative development in this field, to direct and coordinate with the relevant departments in connection with the relevant administration and to deal with cross-ministry regulatory matters in relation to the internet industry.

We are required to hold a number of licenses and permits for our business operation, including food operating permit and we are in the process of applying for additional licenses to cover other aspects of our business, the approval of which cannot be guaranteed. Furthermore, as we offer and plan to continue to offer content in various formats, including certain video and live streaming content on our Dingdong Fresh, our content offerings may be considered as online transmission of audio and video programs, if the PRC regulatory authorities deem that we are not in compliance with the relevant legal requirements to hold a valid audio-visual permit or other registration or filing to cover the video and live streaming content, we may be subject to fines, penalties, and/or orders to cease offering video and live streaming content, shut down website or revoke licenses, which may materially and adversely affect our business, financial condition, and results of operations.

The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, internet businesses in China, including our business. We cannot assure you that we have obtained all the permits or licenses or filings required for conducting our business in China or will be able to maintain our existing licenses or obtain new ones. If the PRC government considers that we were operating without the proper approvals, licenses or permits or filings or promulgates new laws and regulations that require additional approvals or licenses or imposes additional restrictions on the operation of any part of our business, it has the power, among other things, to levy fines, confiscate our income, revoke our business licenses, and require us to discontinue our relevant business or impose restrictions on the affected portion of our business. Any of these actions by the PRC government may have a material adverse effect on our business and results of operations.

We may be classified as a “PRC resident enterprise” for PRC enterprise income tax purposes, which could result in unfavorable tax consequences to us and our shareholders and have a material adverse effect on our results of operations and the value of your investment.

Under the People’s Republic of China Enterprise Income Tax Law, or the EIT Law, which became effective on January 1, 2008 and was most recently amended on December 29, 2018, an enterprise established outside China whose “de facto management body” is located in China is considered a “PRC resident enterprise” and will generally be subject to the uniform 25% enterprise income tax rate, or the EIT rate, on its global income. Under the implementation rules of the EIT Law, “de facto management body” is defined as the organization body that effectively exercises full management and control over such aspects as the business operations, personnel, accounting and properties of the enterprise.

On April 22, 2009, State Administration of Taxation, or SAT, released the Circular Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as People’s Republic of China Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, that sets out the standards and procedures for determining whether the “de facto management body” of an enterprise registered outside of China and controlled by PRC enterprises or PRC enterprise groups is located within China. Further to SAT Circular 82, on July 27, 2011, SAT issued the Administrative Measures for Enterprise Income Tax of Chinese-Controlled Offshore Incorporated Resident Enterprises (Trial), or SAT Bulletin 45, to provide more guidance on the implementation of SAT Circular 82, which became effective on September 1, 2011 and latest revised on June 15, 2018. SAT Bulletin 45 clarified certain issues in the areas of resident status determination, post-determination administration and competent tax authorities’ procedures.

Under Circular 82, a foreign enterprise controlled by a PRC enterprise or PRC enterprise group is considered a PRC resident enterprise if all of the following apply: (i) the senior management and core management departments in charge of daily operations are located mainly within China; (ii) financial and human resources decisions are subject to determination or approval by persons or bodies in China; (iii) major assets, accounting books, company seals, and minutes and files of board and shareholders’ meetings are located or kept within China; and (iv) at least half of the enterprise’s directors with voting rights or senior management reside within China. SAT Bulletin 45 specifies that when provided with a copy of Chinese tax resident determination certificate from a resident Chinese controlled offshore incorporated enterprise, the payer should not withhold 10% income tax when paying the Chinese-sourced dividends, interest, royalties, etc. to the PRC controlled offshore incorporated enterprise.

Although Circular 82 and SAT Bulletin 45 explicitly provide that the above standards only apply to enterprises which are registered outside of China and controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, Circular 82 and SAT Bulletin 45 may reflect SAT’s criteria for how the “de facto management body” test should be applied in determining the tax residence of foreign enterprises in general, regardless of whether they are controlled by PRC enterprises or PRC enterprise groups or by PRC or foreign individuals. If the PRC tax authorities determine that we were treated as a PRC resident enterprise for PRC enterprise income tax purposes, the 25% PRC enterprise income tax on our global taxable income could materially and adversely affect our ability to satisfy any cash requirements we may have.

PRC laws and regulations establish more complex procedures for some acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

A number of PRC laws and regulations, including the M&A Rules, the Anti-monopoly Law promulgated by the Standing Committee of the National People’s Congress in August 2007, the Rules of Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by the Ministry of Commerce in August 2011, and the Measures for the Security Review of Foreign Investment promulgated by the NDRC and the Ministry of Commerce in December 2020 have established procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex. These include requirements in some instances that the approval from the Ministry of Commerce be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. PRC laws and regulations also require certain merger and acquisition transactions involving an industry that implicates national security to be subject to merger control review or security review.

We may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce or its local counterparts may delay or inhibit our ability to complete such transactions. It is unclear whether our business would be deemed to be in an industry that raises “national defense and security” or “national security” concerns. However, the Ministry of Commerce or other government agencies may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in China, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited. Our ability to expand our business or maintain or expand our market share through future acquisitions would as such be materially and adversely affected.

The heightened scrutiny over acquisition transactions by PRC tax authorities may have a negative impact on our business operations, our acquisition or restructuring strategy or the value of your investment in us.

On February 3, 2015, SAT issued the Public Notice Regarding Certain Enterprise Income Tax Matters on Indirect Transfer of Assets by Non-PRC Resident Enterprises, or SAT Bulletin 7, which provided comprehensive guidelines relating to, and also heightened the PRC tax authorities’ scrutiny over, indirect transfers by a non-resident enterprise of PRC taxable assets. Under SAT Bulletin 7, the PRC tax authorities are entitled to reclassify the nature of an indirect transfer of PRC taxable assets, when a non-resident enterprise transfers PRC taxable assets indirectly by disposing of equity interests in an overseas holding company directly or indirectly holding such PRC taxable assets, by disregarding the existence of such overseas holding company and considering the transaction to be a direct transfer of PRC taxable assets and without any other reasonable commercial purpose. However, SAT Bulletin 7 contains certain exemptions, including (i) where a non-resident enterprise derives income from the indirect transfer of PRC taxable assets by acquiring and selling shares of an overseas listed company which holds such PRC taxable assets on a public market; and (ii) where there is an indirect transfer of PRC taxable assets, but if the non-resident enterprise had directly held and disposed of such PRC taxable assets, the income from the transfer would have been exempted from PRC enterprise income tax under an applicable tax treaty or arrangement.

On October 17, 2017, SAT issued the Announcement on Issues Concerning the Withholding of Enterprise Income Tax at Source on Non-PRC Resident Enterprises, or SAT Circular 37, which became effective on December 1, 2017 and abolish certain provisions in SAT Bulletin 7. SAT Circular 37 further clarifies the practice and procedure of withholding non-resident enterprise income tax. Pursuant to SAT Circular 37, where the party responsible to deduct such income tax did not or was unable to make such deduction, or the non-resident enterprise receiving such income failed to declare and pay the taxes that should have been deducted to the relevant tax authority, both parties may be subject to penalties. The taxable gain is calculated as balance of the total income from such transfer net of the net book value of equity interest.

We may conduct acquisitions involving changes in corporate structures. We cannot assure you that the PRC tax authorities will not, at their discretion, adjust any capital gains and impose tax return filing obligations on us or require us to provide assistance for the investigation of PRC tax authorities with respect thereto. Any PRC tax imposed on a transfer of our ADSs or any adjustment of such gains would cause us to incur additional costs and may have a negative impact on the value of your investment in us.

Discontinuation of preferential tax treatments we currently enjoy or other unfavorable changes in tax law could result in additional compliance obligations and costs.

A number of our PRC operating entities enjoy various types of preferential tax treatment pursuant to the prevailing PRC tax laws. Our PRC subsidiaries may, if they meet the relevant requirements, qualify for certain preferential tax treatment.

For a qualified “high and new technology enterprise,” the applicable enterprise income tax rate is 15%. Shanghai 100me is certified as a “high and new technology enterprise” under the relevant PRC laws and regulations. If Shanghai 100me fails to maintain its qualification under the relevant PRC laws and regulations, its applicable enterprise income tax rates may increase to up to 25%, which could have a material adverse effect on our financial condition.

PRC regulations of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We may transfer funds to our PRC subsidiaries or finance our PRC subsidiaries by means of shareholders’ loans or capital contributions after completion of this offering. Any loans to our PRC subsidiaries, which are foreign-invested enterprises, cannot exceed a statutory limit, and shall be filed with the State Administration of Foreign Exchange, or SAFE, or its local counterparts, or local banks. Furthermore, any capital contributions we make to our PRC subsidiaries shall be registered with the State Administration for Market Regulation or its local counterparts, and reported to the Ministry of Commerce or its local counterparts.

On March 30, 2015, SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or SAFE Circular 19. SAFE Circular 19, however, allows foreign invested enterprises in China to use their registered capital settled in RMB converted from foreign currencies to make equity investments, but the registered capital of a foreign invested company settled in RMB converted from foreign currencies remains not allowed to be used, among other things, for investment in the security markets, or offering entrustment loans, unless otherwise regulated by other laws and regulations. On June 9, 2016, SAFE further issued the Circular on Reforming and Regulating Policies on the

Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, which, among other things, amended certain provisions of Circular 19. According to SAFE Circular 19 and SAFE Circular 16, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign invested company is regulated such that Renminbi capital may not be used for purposes beyond its business scope or to provide loans to non-affiliates unless otherwise permitted under its business scope. On October 23, 2019, SAFE promulgated the Circular of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-Border Trade and Investment, or SAFE Circular 28, which removes the restrictions on domestic equity investments by non-investment foreign-invested enterprises with their capital funds, provided that certain conditions are met. If our subsidiaries require financial support from us or our other PRC subsidiaries in the future, and we find it necessary to use foreign currency-denominated capital to provide such financial support, our ability to fund our subsidiaries’ operations will be subject to statutory limits and restrictions, including those described above. The applicable foreign exchange circulars and rules may limit our ability to transfer the net proceeds from this offering to our PRC subsidiaries and convert the net proceeds into RMB, which may adversely affect our business, financial condition, and results of operations.

We may be subject to penalties, including restriction on our ability to inject capital into our PRC subsidiaries and our PRC subsidiaries’ ability to distribute profits to us, if our resident shareholders or beneficial owners in China fail to comply with relevant PRC foreign exchange regulations.

SAFE issued the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Overseas Investment, Financing and Round-Trip Investment through Special Purpose Vehicles, or SAFE Circular 37, effective on July 4, 2014. The SAFE Circular 37 requires PRC residents, including PRC individuals and institutions, to register with SAFE or its local branches in connection with their direct establishment or indirect control of an offshore special purpose vehicle, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests. In addition, such PRC residents shall update their foreign exchange registrations with SAFE or its local branches when the offshore special purpose vehicle in which such residents directly hold the equity interests undergoes any change of basic information (including change of such PRC individual shareholder, name and operation term), increases or decreases in investment amount, share transfers or exchanges, or mergers or divisions.

If any shareholder holding interest in an offshore special purpose vehicle, who is a PRC resident as determined by SAFE Circular 37, fails to fulfill the required foreign exchange registration with the local SAFE branches, the PRC subsidiaries of that offshore special purpose vehicle may be prohibited from distributing their profits and dividends to their offshore parent company or from carrying out other subsequent cross-border foreign exchange activities, and the offshore special purpose vehicle may be restricted in its ability to contribute additional capital to its PRC subsidiaries. Moreover, failure to comply with SAFE registration described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

On February 13, 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, effective on June 1, 2015 and was amended on December 30, 2019. In accordance with SAFE Notice 13, entities and individuals are required to apply for foreign exchange registration of foreign direct investment and overseas direct investment, including those required under Circular 37, with qualified banks, instead of SAFE or its local branches. The qualified banks, under the supervision of SAFE, directly examine the applications and conduct the registration.

We may not be fully informed of the identities of all our shareholders or beneficial owners who are PRC residents, and therefore, we may not be able to identify all our shareholders or beneficial owners who are PRC residents to ensure their compliance with SAFE Circular 37 or other related rules. In addition, we cannot provide any assurance that all of our shareholders and beneficial owners who are PRC residents will comply with our request to make, obtain or update any applicable registrations or comply with other requirements required by the SAFE Circular 37 or other related rules in a timely manner. Even if our shareholders and beneficial owners who are PRC residents comply with such request, we cannot provide any assurance that they will successfully obtain or update any registration required by the SAFE Circular 37 or other related rules in a timely manner due to many factors, including those beyond our and their control. If any of our shareholders who is a PRC resident as determined by SAFE Circular 37 fails to fulfill the required foreign exchange registration, they could be subject to fines or legal sanctions, our PRC subsidiaries may be prohibited from distributing their profits and dividends to us or from carrying out other subsequent cross-border foreign exchange activities, and we may be restricted in our ability to contribute additional capital to our PRC subsidiaries, which may adversely affect our business.

We principally rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have. Any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business or financial condition.

We are a holding company that has no material operation of our own, and we principally rely on dividends and other distributions on equity that may be paid by our PRC subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to the holders of our ordinary shares and service any debt we may incur. If any of our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

Under PRC laws and regulations, wholly foreign-owned enterprises in China, may pay dividends only out of their accumulated after-tax profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its after-tax profits each year, after making up previous years’ accumulated losses, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. At the discretion of the wholly foreign-owned enterprise, it may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion funds, and staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends.

Restrictions on the remittance of Renminbi into and out of China and governmental control of currency conversion may limit our ability to pay dividends and other obligations, and affect the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and the remittance of currency out of China. Under our current corporate structure, our income is primarily derived from dividend payments from our PRC subsidiaries in Renminbi. We may convert a portion of our revenue into other currencies to meet our foreign currency obligations, such as payments of dividends declared in respect of our ADSs, if any. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations.

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments, and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval by complying with certain procedural requirements. However, approval from or registration or filings with competent government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. Pursuant to SAFE Circular 19, a foreign-invested enterprise may convert up to 100% of the foreign currency in its capital account into Renminbi on a discretionary basis according to the actual needs. The SAFE Circular 16 provides for an integrated standard for conversion of foreign exchange under capital account items on a discretionary basis, which applies to all enterprises registered in China. In addition, SAFE Circular 16 has narrowed the scope of purposes for which an enterprise must not use the Renminbi funds so converted, which include, among others, (i) payment for expenditure beyond its business scope or otherwise as prohibited by the applicable laws and regulations, (ii) investment in securities or other financial products other than banks’ principal-secured products, (iii) provision of loans to non-affiliated enterprises, except where it is expressly permitted in the business scope of the enterprise, and (iv) construction or purchase of non-self-used real properties, except for real estate developers. The PRC government may at its discretion further restrict access to foreign currencies for current account transactions or capital account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency needs, we may not be able to pay dividends in foreign currencies to our shareholders. Further, there is no assurance that new regulations will not be promulgated in the future that would have the effect of further restricting the remittance of Renminbi into or out of China.

Fluctuations in exchange rates could result in foreign currency exchange losses.

The value of Renminbi against the U.S. dollar and other currencies fluctuates, is subject to changes resulting from the PRC government’s policies and depends to a large extent on domestic and international economic and political developments as well as supply and demand in the local market. In July 2005, the PRC government changed its decades-old policy of pegging the value of Renminbi to the U.S. dollar, and Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and we cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

The proceeds from this offering will be received in U.S. dollars. As a result, any appreciation of the Renminbi against the U.S. dollar may result in the decrease in the value of our proceeds from this offering. Conversely, any depreciation of the Renminbi may adversely affect the value of, and any dividends payable on, our ADSs in foreign currency. As of the Latest Practicable Date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. All of these factors could materially and adversely affect our business, financial condition, results of operations, and prospects, and could reduce the value of, and dividends payable on, our ADSs in foreign currency terms.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company. Pursuant to these notices, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE or its local branches through a domestic qualified agent, which could be the PRC subsidiaries of such overseas-listed company, and complete certain other procedures. In addition, an overseas-entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our executive officers and other employees who are PRC citizens or who reside in China for a continuous period of not less than one year and who have been granted options will be subject to these regulations when our Company becomes an overseas-listed company upon the completion of this offering. Failure to complete SAFE registrations may subject them or us to fines, and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiary and limit our PRC subsidiary’s ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

In addition, the SAT has issued certain circulars concerning employee share options and restricted shares. Under these circulars, our employees working in China who exercise share options or are granted restricted shares will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC government authorities.

Failure to make adequate contributions to various employee benefit plans as required by PRC regulations or otherwise comply with labor-related laws and regulations may subject us to penalties and other risks.

Companies operating in China are required to participate in various employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of their employees up to a maximum amount specified by the local government from time to time at locations where the businesses are operated. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. We have not made full contribution to the social insurance and housing funds for a small number of our employees as required by applicable PRC laws and regulations, and we have recorded accruals for estimated underpaid amounts in our financial statements. In addition, we are required by PRC laws and regulations to comply with labor laws and regulations, including obtaining approvals for flexible working hour and comprehensive working hour systems. If the relevant PRC authorities determine that we shall make supplemental contributions, that we are not in compliance with labor laws and regulations, or that we fail to obtain any approval, license, registration or filing as required under relevant labor laws and regulations or become subject to fines or other legal sanctions, such as order of timely rectification, our business, financial condition and results of operations may be adversely affected.

Furthermore, pursuant to the Individual Income Tax Law of the PRC, as amended on August 31, 2018, which became effective on January 1, 2019, an individual’s taxable income shall be an amount equal to such individual’s total annual income less a general deductible of RMB60,000 and various special deductibles permitted under relevant laws. Determination and calculation of such special deductibles in accordance with relevant laws may result in an increase of our operating costs and expenses. However, as there exist uncertainties with respect to the interpretation and implementation of the Individual Income Tax Law, our determination and calculation of the special deductibles based on our understanding may be different from how the tax authorities or our employees would do. These differences may result in inquiries or reassessment by the tax authorities and potential disputes between the tax authorities and our employees.

Risks Relating to Our ADSs and This Offering

There has been no public market for our shares or ADSs prior to this offering, and you may not be able to resell our ADSs at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our ordinary shares or ADSs. Our ADSs have been approved for listing on the New York Stock Exchange. Our shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. If an active trading market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs will be materially and adversely affected.

Negotiations with the underwriters determined the initial public offering price for our ADSs which may bear no relationship to their market price after the initial public offering. We cannot assure you that an active trading market for our ADSs will develop or that the market price of our ADSs will not decline below the initial public offering price.

The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors.

The trading price of the ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the ADSs may be highly volatile for factors specific to our own operations, including the following:

•	actual or anticipated variations in our revenues, earnings, cash flow, and changes or revisions of our expected results;

•	fluctuations in operating metrics;

•	announcements of new investments, acquisitions, strategic partnerships, or joint ventures by us or our competitors;

•	announcements of new products and services and expansions by us or our competitors;

•	changes in financial estimates by securities analysts;

•	announcements of studies and reports relating to the quality of our product and service offerings or those of our competitors;

•	changes in the economic performance or market valuations of other on-demand e-commerce companies;

•	conditions in the on-demand e-commerce market;

•	detrimental negative publicity about us, our competitors, or our industry;

•	additions or departures of key personnel;

•	release of lockup or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

•	regulatory developments affecting us or our industry;

•	general economic or political conditions in China or elsewhere in the world;

•	fluctuations of exchange rates between the RMB and the U.S. dollar; and

•	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the ADSs will trade. Furthermore, the stock market in general experiences price and volume fluctuations that are often unrelated or disproportionate to the operating performance of companies like us. These broad market and industry fluctuations may adversely affect the market price of our ADSs. Volatility or a lack of positive performance in our ADS price may also adversely affect our ability to retain key employees, most of whom have been granted equity incentives.

In the past, shareholders of public companies have often brought securities class action suits against companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If securities or industry analysts cease to publish research or reports about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.

The trading market for the ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade the ADSs, the market price for the ADSs would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the ADSs to decline.

Techniques employed by short sellers may drive down the market price of the ADSs.

Short selling is the practice of selling securities that a seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. Short sellers hope to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as short sellers expect to pay less in that purchase than they received in the sale. As it is in short sellers’ interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions and allegations regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

We have been the subject of short selling, and it is not clear what long-term effect such negative publicity could have on us. We may also be subject to short seller attacks from time to time in the future. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we may have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short sellers by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could divert management’s attention from the day-to-day operations of our company. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact the market price of our ADSs and our business operations.

Our dual-class voting structure will concentrate a majority of voting power in our founder and Chief Executive Officer, and will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

Our authorized and issued ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares immediately prior the completion of this offering (with certain shares remaining undesignated, with power for our directors to designate and issue such classes of shares as they think fit). Holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class B ordinary shares will be entitled to 20 votes per share. We will issue Class A ordinary shares represented by our ADSs in this offering. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Any future issuances of Class B ordinary shares may be dilutive to the voting power of holders of Class A ordinary shares. Any conversions of Class B ordinary shares into Class A ordinary shares may dilute the percentage ownership of the existing holders of Class A ordinary shares within their class of ordinary shares. Such conversions may increase the aggregate voting power of the existing holders of Class A ordinary shares. In the event that we have multiple holders of Class B ordinary shares in the future and certain of them convert their Class B ordinary shares into Class A ordinary shares, the remaining holders who retain their Class B ordinary shares may experience increases in their relative voting power.

Upon the completion of this offering, Mr. Changlin Liang will beneficially own            Class B ordinary shares. Mr. Changlin Liang will beneficially own approximately        % of our total issued and outstanding share capital immediately after the completion of this offering and         % of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering due to the disparate voting powers associated with our dual-class share structure, assuming the underwriters do not exercise their option to purchase additional ADSs. As a result of the dual-class share structure and the concentration of ownership, holders of Class B ordinary shares will have considerable influence over matters such as decisions regarding mergers and consolidations, election of directors, and other significant corporate actions. Such holders may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay, or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our ADSs. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover, or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

Our dual-class voting structure may render the ADSs representing our Class A ordinary shares ineligible for inclusion in certain stock market indices, and thus adversely affect the trading price and liquidity of the ADSs.

We cannot predict whether our dual-class share structure with different voting rights will result in a lower or more volatile market price of the ADSs, adverse publicity, or other adverse consequences. Certain index providers have announced restrictions on including companies with multi-class share structures in certain of their indices. For example, S&P Dow Jones and FTSE Russell have changed their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. As a result, our dual-class voting structure may prevent the inclusion of the ADSs representing our Class A ordinary shares in such indices, which could adversely affect the trading price and liquidity of the ADSs representing our Class A ordinary shares. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structure and our dual-class structure may cause shareholder advisory firms to publish negative commentary about our corporate governance, in which case the market price and liquidity of the ADSs could be adversely affected.

We currently do not expect to pay dividends in the foreseeable future after this offering. Therefore, you must rely on price appreciation of our ADSs for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

Because our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by our existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution, representing the difference between the initial public offering price of per ADS, and our adjusted net tangible book value per ADS as of December 31, 2020, after giving effect to our sale of the ADSs offered in this offering. In addition, you may experience further dilution to the extent that our Class A ordinary shares are issued upon the exercise of share options. See “Dilution” for a more complete description of how the value of your investment in the ADSs will be diluted upon completion of this offering.

Substantial future sales or perceived potential sales of our ADSs in the public market could cause the price of our ADSs to decline.

Sales of our ADSs in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ADSs to decline. All ADSs sold in this offering will be freely transferable without restriction or additional registration under the Securities Act. The remaining ordinary shares issued and outstanding after this offering will be available for sale, upon the expiration of the 180-day lock-up period beginning from the date of this prospectus, subject to volume and other restrictions as applicable provided in Rules 144 and 701 under the Securities Act. Any or all of these shares may be released prior to the expiration of the lock-up period at the discretion of the representatives of the underwriters of this offering. To the extent shares are released before the expiration of the lock-up period and sold into the market, the market price of our ADSs could decline.

After completion of this offering, certain holders of our Class A ordinary shares may cause us to register under the Securities Act the sale of their shares, subject to the 180-day lock-up period in connection with this offering. Registration of these shares under the Securities Act would result in ADSs representing these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration. Sales of these registered shares in the form of ADSs in the public market could cause the price of our ADSs to decline.

Our post-offering memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and the ADSs.

We will adopt the ninth amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering. Our post-offering memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations, or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, including ordinary shares represented by ADSs. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of the ADSs may fall and the voting and other rights of the holders of our ordinary shares and the ADSs may be materially and adversely affected.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to direct the voting of the underlying ordinary shares represented by your ADSs.

Holders of ADSs do not have the same rights as our registered shareholders. As a holder of ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings.

You will only be able to exercise the voting rights attached to the ordinary shares underlying your ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Where any matter is to be put to a vote at a general meeting, then upon receipt of your voting instructions, the depositary will try, as far as is practicable, to vote the underlying ordinary shares represented by your ADSs in accordance with your instructions. You will not be able to directly exercise your right to vote with respect to the underlying ordinary shares unless you cancel and withdraw the shares and become the registered holder of such shares prior to the record date for the general meeting.

When a general meeting is convened, you may not receive sufficient advance notice of the meeting to withdraw the ordinary shares represented by your ADSs and become the registered holder of such shares to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the underlying ordinary shares represented by your ADSs and from becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. Where any matter is to be put to a vote at a general meeting, upon our instruction the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the underlying ordinary shares represented by your ADSs.

In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how the underlying ordinary shares represented by your ADSs are voted and you may have no legal remedy if the underlying ordinary shares represented by your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders’ meeting.

Further, under the deposit agreement for the ADSs, if you do not vote, the depositary will give us a discretionary proxy to vote the Class A ordinary shares underlying your ADSs at shareholders’ meetings unless:

•	we have instructed the depositary that we do not wish a discretionary proxy to be given;

•	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

•	a matter to be voted on at the meeting would have a material adverse impact on shareholders; or

•	the voting at the meeting is to be made on a show of hands.

The effect of this discretionary proxy is that you cannot prevent our Class A ordinary shares underlying your ADSs from being voted, except under the circumstances described above. This may adversely affect your interests and make it more difficult for shareholders to influence the management of our company. Holders of our Class A ordinary shares are not subject to this discretionary proxy.

You may not receive cash dividends if the depositary decides it is impractical to make them available to you.

The depositary will pay cash distributions on the ADSs only to the extent that we decide to distribute dividends on our ordinary shares or other deposited securities, and we do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. To the extent that there is a distribution, the depositary has agreed to pay you the cash dividends or other distributions it or the custodian receives on our shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property to you.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of the ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

You may experience dilution of your holdings due to inability to participate in rights offerings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our eighth amended and restated memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands, and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the registers of mortgages and charges of such companies) or to obtain copies of lists of shareholders of these companies. Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies. Our directors have discretion under our post-offering memorandum and articles of association that will become effective immediately prior to completion of this offering to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of our board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Our Post-Offering Memorandum and Articles of Association—Differences in Corporate Law.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company and substantially all of our assets are located outside of the United States. All of our current operations are conducted in China. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

Forum selection provisions in our post-offering memorandum and articles of association and our deposit agreement with the depositary bank could limit the ability of holders of our Class A ordinary shares, ADSs, or other securities to obtain a favorable judicial forum for disputes with us, our directors and officers, the depositary bank, and potentially others.

Our post-offering memorandum and articles of association provide that the federal district courts of the United States are the exclusive forum within the United States (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than us. Our deposit agreement with the depositary bank also provides that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) will have jurisdiction to hear and determine any suit, action, or proceeding and to settle any dispute between the depositary bank and us that does not involve any other person or party that may arise out of or relate in any way to the deposit agreement, including claims under the Securities Act or the Exchange Act. Holders and beneficial owners of our ADSs, by holding an ADS or an interest therein, understand and irrevocably agree that any legal suit, action, or proceeding against or involving us or the depositary bank arising out of or related in any way to the deposit agreement, ADSs, or the transactions contemplated thereby or by virtue of ownership thereof, including without limitation claims under the Securities Act or the Exchange Act, may only be instituted in the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks jurisdiction or such designation of the exclusive forum is, or becomes, invalid, illegal, or unenforceable, in the state courts of New York County, New York). However, the enforceability of similar federal court choice of forum provisions has been challenged in legal proceedings in the United States, and it is possible that a court could find this type of provision to be inapplicable, unenforceable, or inconsistent with other documents that are relevant to the filing of such lawsuits. If a court were to find the federal choice of forum provision contained in our post-offering memorandum and articles of association or our deposit agreement with the depositary bank to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions. If upheld, the forum selection clause in our post-offering memorandum and articles of association, as well as the forum selection provisions in the deposit agreement, may limit a security-holder’s ability to bring a claim against us, our directors and officers, the depositary bank, and potentially others in his or her preferred judicial forum, and this limitation may discourage such lawsuits. In addition, the Securities Act provides that both federal and state courts have jurisdiction over suits brought to enforce any duty or liability under the Securities Act or the rules and regulations thereunder. Accepting or consent to this forum selection provision does not constitute a waiver by you of compliance with federal securities laws and the rules and regulations thereunder. You may not waive compliance with federal securities laws and the rules and regulations thereunder. The exclusive forum provision in our post-offering memorandum and articles of association will not operate so as to deprive the courts of the Cayman Islands from having jurisdiction over matters relating to our internal affairs.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our ordinary shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, by a federal or state court in the City of New York, which has nonexclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waive the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the deposit agreement.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the depositary, lead to increased costs to bring a claim, limited access to information and other imbalances of resources between such holder and us, or limit such holder’s ability to bring a claim in a judicial forum that such holder finds favorable. If a lawsuit is brought against us or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs shall relieve us or the depositary from our respective obligations to comply with the Securities Act and the Exchange Act nor serve as a waiver by any holder or beneficial owner of ADSs of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

An ADS holder’s right to pursue claims against the depositary is limited by the terms of the deposit agreement.

Under the deposit agreement, the United States District Court of the Southern District of New York (or, if the United States District Court of the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts of New York County, New York) will have jurisdiction to hear and determine any suit, action, or proceeding and to settle any dispute between the depositary bank and us that does not involve any other person or party that may arise out of or relate in any way to the deposit agreement, including claims under the Securities Act or the Exchange Act. Holders and beneficial owners of our ADSs, by holding an ADS or an interest therein, understand and irrevocably agree that any legal suit, action, or proceeding against or involving us or the depositary, arising out of or related in any way to the deposit agreement, ADSs, or the transactions contemplated thereby or by virtue of ownership thereof, including without limitation claims under the Securities Act or the Exchange Act, may only be instituted in the United States District Court for the Southern District of New York (or, if the Southern District of New York lacks jurisdiction or such designation of the exclusive forum is, or becomes, invalid, illegal, or unenforceable, in the state courts of New York County, New York), and a holder of our ADSs will have irrevocably waived any objection which such holder may have to the laying of venue of any such proceeding, and irrevocably submitted to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. However, the enforceability of similar federal court choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings in the United States, and it is possible that a court could find this type of provision to be inapplicable or unenforceable. Accepting or consenting to this forum selection provision does not represent you are waiving compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder. Furthermore, investors cannot waive compliance with the U.S. federal securities laws and rules and regulations promulgated thereunder.

The depositary may, in its sole discretion, require that any dispute or difference arising from the relationship created by the deposit agreement, our shares, the ADSs, or the transactions contemplated thereby be referred to and finally settled by an arbitration conducted under the terms described in the deposit agreement, while to the extent there are specific federal securities law violation aspects to any claims against us and/or the depositary brought by any holder or beneficial owner of ADSs, the federal securities law violation aspects of such claims may, at the option of such holders or beneficial owners, remain in the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute or such designation of the exclusive forum is, or becomes, invalid, illegal, or unenforceable, in the state courts of New York County in New York). We believe that a contractual arbitration provision, especially when excluding matters relating to federal securities law violation, is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the New York Stock Exchange listing standards.

As a Cayman Islands company listed on the New York Stock Exchange, we are subject to the New York Stock Exchange listing standards, which requires listed companies to have, among other things, a majority of their board members to be independent and independent director oversight of executive compensation and nomination of directors. However, the New York Stock Exchange rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the New York Stock Exchange listing standards.

We are permitted to elect to rely on home country practice to be exempted from the corporate governance requirements. If we choose to follow home country practice in the future, our shareholders may be afforded less protection than they would otherwise enjoy if we complied fully with the New York Stock Exchange listing standards.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•

the rules under the Exchange Act requiring the filing with the SEC of the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the New York Stock Exchange. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could subject U.S. investors in our ADSs or Class A ordinary shares to significant adverse U.S. federal income tax consequences.

We will be classified as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for any taxable year if either (a) 75% or more of our gross income for such year consists of certain “passive income” (as defined in the relevant provisions of the Internal Revenue Code of 1986, as amended), or (b) 50% or more of the value of our assets (generally based on an average of the quarterly value of the assets) during such year is attributable to assets that produce or are held for the production of passive income. PFIC status is a factual determination that must be made annually after the close of each taxable year. Based on our anticipated market capitalization and the composition of our income and assets (including the proceeds from this offering), we do not expect to be a PFIC for U.S. federal income tax purposes for the current taxable year or the foreseeable future, although there can be no assurances in this regard. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that the Internal Revenue Service (“IRS”) will not take a contrary position.

Changes in the composition of our income or composition of our assets may cause us to be or become a PFIC for the current or subsequent taxable years. The determination of whether we will be a PFIC for any taxable year will also depend in part upon the value of our goodwill and other unbooked intangibles not reflected on our balance sheet (which may be determined by reference to the market value of the ADSs or Class A ordinary shares from time to time, which may be volatile) and also may be affected by how, and how quickly we spend our liquid assets, including the cash raised in any offering. In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization following this offering. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may become a PFIC for the current or future taxable years because our liquid assets and cash (which are for this purpose considered assets that produce passive income) may then represent a greater percentage of our overall assets. Further, while we believe our classification methodology and valuation approach are reasonable, it is possible that the IRS may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our being or becoming a PFIC for the current or one of more future taxable years.

Certain adverse U.S. federal income tax consequences could apply to a U.S. Holder (as defined in “Taxation—United States Federal Income Tax Considerations) if we are treated as a PFIC for any taxable year during which such U.S. Holder holds our ADSs or Class A ordinary shares. U.S. Holders should consult their tax advisors about the potential application of the PFIC rules to their investment in our ADSs or Class A ordinary shares. For further discussion, see “Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Company.”

We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.

We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that will improve our results of operations or increase our ADS price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

We may incur increased costs as a result of being a public company.

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the New York Stock Exchange, impose various requirements on the corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly.

As a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” Known and unknown risks, uncertainties, and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue,” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•	our goals and strategies;

•	our future business development, financial conditions, and results of operations;

•	the expected outlook of the on-demand e-commerce market in China;

•	our expectations regarding demand for and market acceptance of our products and services;

•	our expectations regarding our relationships with our users, clients, business partners, and other stakeholders;

•	competition in our industry;

•	our proposed use of proceeds; and

•	relevant government policies and regulations relating to our industry.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Prospectus Summary—Summary of Risk Factors,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation,” and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. Our industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of the ADSs. In addition, the rapidly evolving nature of this industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$             million, or approximately US$             million if the underwriters exercise their option to purchase additional ADSs in full, after deducting estimated underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of US$             per ADS, the midpoint of the price range shown on the front cover page of this prospectus. A US$1.00 increase (decrease) in the assumed initial public offering price of US$             per ADS would increase (decrease) the net proceeds to us from this offering by US$             , assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same, and after deducting estimated underwriting discounts and commissions and estimated expenses payable by us.

The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives, and obtain additional capital. We plan to use the net proceeds of this offering as follows:

•	approximately 50% of the net proceeds, or approximately US$ , is expected to be used for increasing penetration in our existing markets and expanding into new markets;

•	approximately 30% of the net proceeds, or approximately US$ , is expected to be used for investment in our upstream procurement capabilities;

•	approximately 10% of the net proceeds, or approximately US$ , is expected to be used for investment in our technology and supply chain systems; and

•	the balance for general corporate purposes and working capital.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See “Risk Factors—Risks Relating to Our ADSs and This Offering—We have not determined a specific use for a portion of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.”

Pending any use described above, we plan to invest the net proceeds from this offering in short-term, interest-bearing, debt instruments, or demand deposits.

In using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our PRC subsidiaries only through loans or capital contributions, subject to satisfaction of applicable government registration and approval requirements. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Relating to Doing Business in China—PRC regulations of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

DIVIDEND POLICY

Our board of directors has discretion on whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. See “Regulation—Regulations Relating to Foreign Currency Exchange and Dividend Distribution.”

If we pay any dividends on our Class A ordinary shares, we will pay those dividends that are payable in respect of the Class A ordinary shares underlying our ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary then will pay such amounts to holders of ADSs in proportion to the Class A ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.” Cash dividends on our Class A ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2021:

•	on an actual basis;

•

on a pro forma basis to reflect (i) the automatic conversion of all of our issued and outstanding preferred shares into ordinary shares on a one-for-one basis; (ii) the re-designation and re-classification of 54,543,800 issued and outstanding ordinary shares held by DDL Group Limited, which is in turn ultimately owned by Mr. Changlin Liang, into Class B Ordinary Shares on a one-for-one basis; and (iii) the re-designation and re-classification of all other issued and outstanding ordinary shares into Class A ordinary shares on a one-for-one basis, in each case immediately prior to the completion of this offering; and,

•

on a pro forma as adjusted basis to reflect (i) the automatic conversion of all of our issued and outstanding preferred shares into Class A ordinary shares on a one-for-one basis immediately upon the completion of this offering; (ii) the re-designation and re-classification of 54,543,800 issued and outstanding ordinary shares held by DDL Group Limited, which is in turn ultimately owned by Mr. Changlin Liang, into Class B Ordinary Shares on a one-for-one basis; and (iii) the re-designation and re-classification of all other issued and outstanding ordinary shares into Class A Ordinary Shares on a one-for-one basis, in each case immediately prior to the completion of this offering; and (iv) the sale of              Class A ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$             initial public offering price shown on the front cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise the option to purchase additional ADSs.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of March 31, 2021
	Actual		Pro Forma		Pro Forma as adjusted (1)
	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Non-current Liabilities
Long-term borrowings	41,750	6,372	41,750	6,372

Mezzanine Equity
Series Angel redeemable convertible preferred shares	12,597	1,923	—	—
Series Angel+ redeemable convertible preferred shares	41,255	6,297	—	—
Series Pre-A redeemable convertible preferred shares	55,843	8,523	—	—
Series A redeemable convertible preferred shares	145,056	22,140	—	—
Series A+ redeemable convertible preferred shares	14,581	2,225	—	—
Series B redeemable convertible preferred shares	376,363	57,444	—	—
Series B2 redeemable convertible preferred shares	243,929	37,231	—	—
Series B3 redeemable convertible preferred shares	866,364	132,233	—	—

	As of March 31, 2021
	Actual		Pro Forma			Pro Forma as adjusted (1)
	RMB	US$	RMB	US$		RMB	US$
	(in thousands)
Series B4-1 redeemable convertible preferred shares	286,073	43,663	—	—
Series B4 redeemable convertible preferred shares	472,283	72,084	—	—
Series C1 redeemable convertible preferred shares	3,203,209	488,905	—	—
Series D redeemable convertible preferred shares	4,589,391	700,478	—	—
Subscription receivable for Series D redeemable convertible preferred shares	(491,389)	(75,000)	—	—

Total Mezzanine Equity	9,815,555	1,498,146	—	—

Shareholders’ (Deficit)/Equity
Ordinary shares	1	—	—	—
Class A ordinary shares	—	—	3	1
Class B ordinary shares	—	—	1	—
Additional paid-in capital	160,808	24,544	9,976,360	1,522,689
Accumulated deficit	(7,499,452)	(1,144,640)	(7,499,452)	(1,144,640	),
Accumulated other comprehensive loss	(18,335)	(2,798)	(18,335)	(2,798)

Total shareholders’ (Deficit)/Equity	(7,356,978)	(1,122,894)	2,458,577	375,252

Total Capitalization	2,500,327	381,624	2,500,327	381,624

Notes:

(1)

The pro forma as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ deficit and total capitalization following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)

A US$1.00 increase (decrease) in the assumed initial public offering price of US$             per share, the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) each of additional paid-in capital, total shareholders’ deficit and total liabilities, mezzanine equity and shareholders’ deficit by US$             million.

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of March 31, 2021 was approximately US$375.3 million, or US$5.78 per ordinary share and US$             per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from this offering, from the assumed initial public offering price of US$             per ordinary share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus adjusted to reflect the ADS-to-ordinary share ratio, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Because the Class A ordinary shares and Class B ordinary shares have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding ordinary shares, including Class A ordinary shares and Class B ordinary shares.

Without taking into account any other changes in net tangible book value after March 31, 2021, other than to give effect to our sale of the ADSs offered in this offering at the assumed initial public offering price of US$             per ADS, the midpoint of the estimated range of the initial public offering price, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2021 would have been US$             , or US$             per ordinary share and US$             per ADS. This represents an immediate increase in net tangible book value of US$             per ordinary share and US$             per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$             per ordinary share and US$             per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Per Ordinary Share	Per ADS
Assumed initial public offering price	US$	US$
Net tangible book value as of March 31, 2021	US$	US$
Pro forma net tangible book value after giving effect to the conversion of our preferred shares	US$	US$
Pro forma as adjusted net tangible book value after giving effect to the conversion of our preferred shares and this offering	US$	US$
Amount of dilution in net tangible book value to new investors in this offering	US$	US$

A US$1.00 increase (decrease) in the assumed initial public offering price of US$             per ADS would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to this offering by US$             , the pro forma as adjusted net tangible book value per ordinary share and per ADS after giving effect to this offering by US$             per ordinary share and US$             per ADS and the dilution in pro forma as adjusted net tangible book value per ordinary share and per ADS to new investors in this offering by US$             per ordinary share and US$             per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses.

The following table summarizes, on a pro forma as adjusted basis as of March 31, 2021, the differences between existing shareholders and the new investors with respect to the number of ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share and per ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include Class A ordinary shares underlying the ADSs issuable upon the exercise of the option to purchase additional ADSs granted to the underwriters.

	Ordinary Shares Purchased		Total Consideration		Average Price Per Ordinary Share	Average Price Per ADS
	Number	Percent	Amount	Percent
Existing shareholders			US$	%	US$	US$
New investors			US$	%	US$	US$

Total			US$	100.0%

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability,

•	an effective judicial system,

•	a favorable tax system,

•	the absence of foreign exchange control or currency restrictions, and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:

•

the Cayman Islands has a less developed body of securities laws as compared to the United States, and these securities laws provide significantly less protection to investors as compared to the United States; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors, and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will, at common law, recognize and enforce a foreign monetary judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided that such judgment (i) is given by a foreign court of competent jurisdiction, (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (iii) is final and conclusive, (iv) is not in the nature of taxes, a fine, or a penalty; and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands.

Jingtian & Gongcheng, our counsel as to PRC law, has advised us that there is uncertainty as to whether PRC courts would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Jingtian & Gongcheng has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. There exists no treaty and few other forms of reciprocity between China and the United States or the Cayman Islands governing the recognition and enforcement of foreign judgments as of the date of this prospectus. In addition, according to the PRC Civil Procedures Law, PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. In addition, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ADSs or Class A ordinary shares, to establish a connection to China for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

CORPORATE HISTORY AND STRUCTURE

Our founder, Mr. Changlin Liang, started our business in May 2017 through Shanghai 100me Internet Technology Co., Ltd., or Shanghai 100me. Over the years, we undertook several rounds of equity financings and expanded our business primarily through Shanghai 100me and its subsidiaries.

In October 2018, we incorporated Dingdong (Cayman) Limited under the laws of the Cayman Islands as our offshore holding company, and Dingdong Fresh Holding Limited, or Dingdong Fresh BVI, as a wholly-owned subsidiary of Dingdong (Cayman) Limited. In January 2019, we established Dingdong Fresh (Hong Kong) Limited, or Dingdong HK, a wholly-owned subsidiary of Dingdong Fresh BVI, under the laws of Hong Kong as our intermediary holding company. Later in August 2019, we purchased 100% ownership of Shanghai 100me through Dingdong HK, making Shanghai 100me our wholly-owned subsidiary.

The following diagram illustrates our corporate structure, including our principal subsidiaries, as of the date of this prospectus:

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statements of comprehensive loss data and selected consolidated cash flow data for the years ended December 31, 2019 and 2020 and selected consolidated balance sheet data as of December 31, 2019 and 2020 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following selected consolidated statements of comprehensive loss data and selected consolidated statements of cash flow data for the three months ended March 31, 2020 and 2021, selected consolidated balance sheet data as of March 31, 2021 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. You should read this “Selected Consolidated Financial Data” section together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results of operations are not necessarily indicative of results of operations expected for future periods.

The following table presents our selected consolidated statements of comprehensive loss data for the periods indicated.

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2019		2020			2020		2021
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
						(unaudited)
	(in thousands, except for percentages)
Selected Consolidated Statements of Comprehensive Loss Data
Revenues:
Product revenues	3,848,094	99.2	11,207,178	1,710,549	98.9	2,581,890	99.2	3,757,208	573,462	98.8
Services revenues	32,018	0.8	128,609	19,630	1.1	21,867	0.8	44,911	6,855	1.2

Total revenues	3,880,112	100.0	11,335,787	1,730,179	100.0	2,603,757	100.0	3,802,119	580,317	100.0
Operating costs and expenses:
Cost of goods sold	(3,215,175)	(82.9)	(9,105,294)	(1,389,739)	(80.3)	(1,909,591)	(73.3)	(3,082,840)	(470,533)	(81.1)
Fulfillment expenses	(1,936,940)	(49.9)	(4,044,230)	(617,270)	(35.7)	(841,374)	(32.3)	(1,484,091)	(226,517)	(39.0)
Selling and marketing expenses	(260,411)	(6.7)	(568,705)	(86,801)	(5.0)	(57,412)	(2.2)	(318,259)	(48,576)	(8.4)
Product and development expenses	(91,145)	(2.4)	(321,697)	(49,101)	(2.8)	(42,253)	(1.6)	(156,502)	(23,887)	(4.1)
General and administrative expenses	(117,776)	(3.0)	(458,041)	(69,911)	(4.0)	(48,623)	(1.9)	(94,347)	(14,400)	(2.5)

Total operating costs and expenses	(5,621,447)	(144.9)	(14,497,967)	(2,212,822)	(127.8)	(2,899,253)	(111.3)	(5,136,039)	(783,913)	(135.1)

Loss from operations	(1,741,335)	(44.9)	(3,162,180)	(482,643)	(27.9)	(295,496)	(11.3)	(1,333,920)	(203,596)	(35.1)
Interest income	25,486	0.7	16,244	2,479	0.1	3,337	0.1	3,840	586	0.1
Interest expenses	(58,130)	(1.5)	(38,758)	(5,916)	(0.3)	(20,961)	(0.8)	(14,554)	(2,221)	(0.4)
Other income	4,414	0.1	45,026	6,872	0.4	3,729	0.1	5,799	885	0.2
Other expenses	(3,146)	(0.1)	(48,696)	(7,432)	(0.4)	(945)	0.0	(1,454)	(223)	0.0
Changes in fair value of warrant liabilities	(100,672)	(2.6)	11,450	1,748	0.1	65,835	2.5	(44,457)	(6,785)	(1.2)

Loss before income tax	(1,873,383)	(48.3)	(3,176,914)	(484,892)	(28.0)	(244,501)	(9.4)	(1,384,746)	(211,354)	(36.4)
Income tax expenses	—	—	—	—	—	—	—	—	—	—

Net loss	(1,873,383)	(48.3)	(3,176,914)	(484,892)	(28.0)	(244,501)	(9.4)	(1,384,746)	(211,354)	(36.4)

The following table presents our selected consolidated balance sheet data as of the dates indicated.

	As of December 31,			As of March 31,
	2019	2020		2021
	RMB	RMB	US$	RMB	US$
				(unaudited)
	(in thousands)
Selected Consolidated Balance Sheet Data
Cash and cash equivalents	938,559	1,376,153	210,042	4,409,157	672,969
Total current assets	1,455,771	3,027,040	462,017	6,375,102	973,031
Total assets	2,112,612	4,924,412	751,612	8,339,452	1,272,849

Total current liabilities	2,377,967	4,739,019	723,316	4,987,002	761,168
Total liabilities	2,818,391	5,669,079	865,270	5,880,875	897,597
Total mezzanine equity	1,783,911	5,174,910	789,847	9,815,555	1,498,146
Total shareholders’ deficit	(2,489,690)	(5,919,577)	(903,505)	(7,356,978)	(1,122,894)
Total liabilities, mezzanine equity and shareholders’ deficit	2,112,612	4,924,412	751,612	8,339,452	1,272,849

The following table presents our selected consolidated cash flow data for the periods indicated.

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2019	2020		2020	2021
	RMB	RMB	US$	RMB	RMB	US$
				(unaudited)
	(in thousands)
Selected Consolidated Cash Flow Data
Net cash (used in)/generated from operating activities	(964,275)	(2,055,697)	(313,761)	15,657	(1,014,589)	(154,856)
Net cash (used in)/generated from investing activities	(185,629)	(1,021,219)	(155,869)	212,145	(312,440)	(47,688)
Net cash generated from financing activities	1,676,274	3,656,665	558,117	388,615	4,286,222	654,205
Effect of exchange rate changes on cash and cash equivalents and restricted cash	34,670	(67,860)	(10,357)	9,930	4,566	697
Net increase in cash and cash equivalents and restricted cash	561,040	511,889	78,130	626,347	2,963,759	452,358
Cash and cash equivalents and restricted cash at the beginning of the period	377,519	938,559	143,252	938,559	1,450,448	221,382
Cash and cash equivalents and restricted cash at the end of the period	938,559	1,450,448	221,382	1,564,906	4,414,207	673,740

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”

Overview

We are a leading and the fastest growing on-demand e-commerce company in China, according to China Insights Consultancy, or CIC. We directly provide users and households with fresh produce, meat and seafood and other daily necessities through a convenient and excellent shopping experience supported by an extensive self-operated frontline fulfillment grid. With fresh groceries as our core product categories, we have successfully expanded to providing other daily necessities to grow into a leading one-stop online shopping destination in China for consumers to make purchases for their daily lives. At the same time, we are working to modernize China’s traditional agricultural supply chain through standardization and digitalization, empowering upstream farms and suppliers to make their production more efficient and tailored to actual demand.

Our total revenues has grown from RMB3,880.1 million in 2019 to RMB11,335.8 million (US$1,730.2 million) in 2020, driven by the robust growth in our GMV. Our market share in the on-demand e-commerce industry as measured by GMV was 10.1% in 2020, according to CIC, and our total GMV has grown from RMB741.7 million in 2018 to RMB13,032.2 million (US$1,989.1 million) in 2020, representing a CAGR of 319.2%. This growth rate ranked first among the top five on-demand e-commerce platforms in China and significantly outpaced the overall market size growth rate of 114.6% during the same period. In addition, in 2020, we ranked first by GMV among our competitors in the Yangtze River Delta megalopolis, which contributed approximately 24% of China’s total GDP in 2020, while also successfully penetrating into other regions across China.

We have been able to achieve significant scale in our industry, with a strong and active user base and increasing engagement and stickiness. In the first quarter of 2021, our revenues reached RMB3,802.1 million (US$580.3 million) and our GMV was RMB4,303.5 million (US$656.8 million), with 69.7 million total orders and an average of 6.9 million monthly transacting users. In particular, during the same period, 22.0% of monthly transacting users were members of our Dingdong membership program, contributing 47.0% of our GMV and with an average of 6.7 orders per month.

Since our initial entry into Shanghai in May 2017, we have successfully expanded our business to 29 cities across China, of which five cities have achieved and maintained monthly GMV over RMB100 million. Demonstrating our ability to leverage our core capabilities and replicate our success in new markets, the speed at which we are able to reach a milestone of monthly RMB100 million in GMV for new markets has continuously accelerated. At the same time, our fulfillment expenses as percentage of total revenues decreased from 49.9% in 2019 to 35.7% in 2020, indicating significantly improved operational efficiency.

Our total revenues grew from RMB3,880.1 million in 2019 to RMB11,335.8 million (US$1,730.2 million) in 2020, and our GMV grew from RMB4,709.7 million to RMB13,032.2 million (US$1,989.1 million) during the same period. Our total revenues grew form RMB2,603.8 million for the three months ended March 31, 2020, to RMB3,802.1 million (US$580.3 million) for the three months ended March 31, 2021, and our GMV grew from RMB2,915.3 million to RMB4,303.5 million (US$656.8 million) during the same period. We had net loss of RMB1,873.4 million in 2019 and RMB3,176.9 million (US$484.9 million) in 2020, while our net loss margin decreased from 48.3% in 2019 to 28.0% in 2020. We had net loss of RMB244.5 million for the three months of 2020 and RMB1,384.7 million (US$211.4 million) for the three months ended March 31, 2021, while our net loss margin increased from 9.4% for the three months ended March 31, 2020 to 36.4% for the three months ended March 31, 2021.

Key Factors Affecting Our Results of Operations

General Factors Affecting Our Results of Operations

Our results of operations and financial condition are affected by the general factors driving China’s retail industry, including levels of per capita disposable income and consumer spending in China. In addition, they are also affected by factors driving online retail in China, the availability of improved logistics infrastructure and the increasing variety of payment options and channels, and competition in the industry. As a result, unfavorable changes in any of these general factors could materially and adversely affect our results of operations.

Specific Factors Affecting Our Results of Operations

While our business is influenced by the general factors set forth above, our results of operations are also more directly affected by specific factors relating to our business, including:

Our ability to increase our number of orders and average revenue per order

Growth in the number of orders and average revenue per order are key drivers of our revenue growth. Our total number of orders and average revenue per order increased substantially from approximately 93.9 million and RMB41 in 2019 to approximately 198.5 million and RMB57 in 2020, respectively. Our total number of orders increased from approximately 37.0 million for the three months ended March 31, 2020 to approximately 69.7 million for the three months ended March 31, 2021. Average revenue per order in the first quarter of 2020 was RMB70 partially driven by the increased demand during the COVID-19 restrains in China which gradually resumed to a lower level in the third and fourth quarter of 2020 when most of the travel restrictions were relaxed in China, and reached approximately RMB54 in the first quarter of 2021.

Our ability to increase our number of orders and average revenue per order depends on our ability to (i) improve the competitiveness of our products, including optimizing our product mix, expanding our product variety, increasing the proportion of directly-sourced products and further developing private label products on Dingdong Fresh; (ii) improve our users experience by offering reliable on-demand fulfillment and superior and comprehensive user services on Dingdong Fresh; and (iii) efficiently replicate our business model to expand into new regions and markets. In addition, we will continue to primarily rely on word-of-mouth marketing to acquire new users and promote our Dingdong membership program.

Our ability to manage our costs and expenses

Our results of operations are directly affected by our ability to further increase our business scale and realize economies of scale in our costs and expenses. Cost of goods sold and fulfillment expenses are the two largest components of our costs and expenses, representing 82.9% and 49.9%, respectively, of our revenues in 2019, 80.3% and 35.7%, respectively, of our revenues in 2020, 73.3% and 32.3%, respectively, of our revenues for the three months ended March 31, 2020, and 81.1% and 39.0%, respectively, of our revenues for the three months ended March 31, 2021. As we improve our operating efficiency and our business further grows in scale, we expect to further optimize our costs of goods sold and fulfillment expense structures and operating efficiency, benefiting our cash flow with favorable mix of trade payables, trade receivables and receivable turnover days.

Costs of goods sold primarily consist of procurement costs for the products that we sell directly. As we continue to create value for our suppliers by providing an effective channel for selling large amounts of their products online and offering them comprehensive information on market demand and projections, we gain better negotiating leverage with and can obtain more favorable terms from them, optimizing our cost of goods sold structure.

Our fulfillment expenses primarily consist of (i) outsourcing expenses charged by third-party labor service companies for provision of delivery riders and workers at our central processing facilities and frontline fulfillment stations and (ii) lease expenses for our central processing facilities and frontline fulfillment stations. In the near future, we expect our fulfillment expenses to increase in absolute amounts as we further expand our business in other cities in China and build out our fulfillment infrastructure, but to decrease as a percentage of our revenues as we improve operating efficiencies and leverage our business scale.

Our ability to improve our sourcing capabilities

As a self-operated online retail company, our results of operations are also affected by our ability to improve our sourcing capabilities and optimize products offerings on Dingdong Fresh. In the first quarter of 2021, we sourced over 12,500 SKUs, including fresh groceries and daily necessities from over 1,600 suppliers. In particular, the proportion of fresh groceries that we procured from direct sources, defined as direct producers, base cooperatives and sole designated distribution agencies, was over 75% in terms of procurement costs in the first quarter of 2021. We plan to further enhance our upstream procurement and direct sourcing capabilities as we deepen our relationships with our suppliers. In addition, to improve supply chain efficiency, we will continue to empower our upstream farms and suppliers and our own supply chain management through further enhancing digitalization and promoting standardization, and ensure end-to-end quality control over products on Dingdong Fresh. Our ability to improve our sourcing capabilities will also let us offer a wider variety of products on Dingdong Fresh, which may increase our total revenues while still maintaining an efficient cost structure.

Our ability to effectively invest in our fulfillment infrastructure and technology

Our results of operations depend in part on our ability to invest in our fulfillment infrastructure and technology to cost-effectively meet the demands of our anticipated growth. As of March 31, 2021, we operated in 29 cities in China, with a self-operated grid of 40 regional processing centers and more than 950 frontline fulfillment stations on our leased properties. We plan to further expand the coverage of our fulfillment network and penetrate into new geographical regions and areas. We will also continue our investment in core technology areas such as AI, big data and algorithm optimization to strengthen our existing technical advantages. We expect these technology initiatives to provide innovative features, solutions and services to our users and suppliers, while increasing our operational efficiency. Our ability to effectively invest in our fulfillment infrastructure and technology may decrease our fulfillment expenses as a percentage of our total revenues in the long run, but require upfront capital investments and expenditures in the short run, both of which would affect our operating costs and expenses.

Impact of COVID-19 Pandemic on Our Operations and Financial Performance

The COVID-19 pandemic has severely affected China and the rest of the world. In early 2020, in response to intensifying efforts to contain the spread of COVID-19, the Chinese government took a number of actions, which included extending the Chinese New Year holiday, quarantining individuals infected with or suspected of having COVID-19, imposing travel restrictions, encouraging employees of enterprises to work remotely from home and cancelling public activities, among others.

Given the nature of our on-demand e-commerce business, the demand for online purchases of fresh produce, meat and seafood and other groceries increased significantly in 2020 due to the lockdown and restrictive measures in China. In particular, we have seen increasing user acceptance of online grocery shopping, which positively affected both our total number of orders and revenue per order in 2020, especially in the first and second quarters of 2020, where the effects of the pandemic in China were the greatest. The growth in our business continued at a more stable rate in the second half of 2020, when most of the travel restrictions were relaxed in China.

However, although there was no immediate material adverse impact to our business from the pandemic, our operations were affected to a certain extent by delays in our business activities, such as the expansion of our fulfillment network, commercial and corporate transactions and general uncertainties surrounding the duration of the government’s extended restrictive measures. In particular, the travel restrictions resulted in a short-term shortage of migrant workers in large cities who could serve as our delivery riders, which temporarily and adversely affected the delivery speed for products ordered on Dingdong Fresh. We have also provided our riders and fulfillment workers with masks, hand sanitizers and other protective equipment immediately after the outbreak, which increased and may continue to increase costs and expenses for our operations. In addition, our business operations could be disrupted if any of our employees contracts or is suspected of contracting COVID-19 or any other epidemic disease, since our employees could be subject to contact tracing and quarantined and/or our offices be shut down for quarantine control. As such, our business, results of operations, financial conditions and prospects may be adversely affected directly by COVID-19, as well as indirectly to the extent that COVID-19 or any other epidemic harms the Chinese economy in general. We will continue to closely monitor the effects of the pandemic impact on our business.

Seasonality

We have experienced seasonal fluctuations in customer purchases in our business. For example, we generally experience higher user traffic and more purchase orders during summer holidays as families tend to cook more often for kids at home and lower user traffic during the Chinese New Year. Other than the foregoing, shopping for fresh food and daily necessities is a frequent occurrence for consumers, and our sales are not normally subject to fluctuations, including during promotional events.

Results of Operations

The following table sets forth our results of operations with line items in absolute amounts and as a percentage of our revenues for the periods indicated:

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2019		2020			2020		2021
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
						(unaudited)
	(in thousands, except for percentages)					(in thousands, except for percentages)
Revenues
Product revenues	3,848,094	99.2	11,207,178	1,710,549	98.9	2,581,890	99.2	3,757,208	573,462	98.8
Service revenues	32,018	0.8	128,609	19,630	1.1	21,867	0.8	44,911	6,855	1.2

Total revenues	3,880,112	100.0	11,335,787	1,730,179	100.0	2,603,757	100.0	3,802,119	580,317	100.0

Operating costs and expenses
Cost of goods sold	(3,215,175)	(82.9)	(9,105,294)	(1,389,739)	(80.3)	(1,909,591)	(73.3)	(3,082,840)	(470,533)	(81.1)
Fulfillment expenses	(1,936,940)	(49.9)	(4,044,230)	(617,270)	(35.7)	(841,374)	(32.3)	(1,484,091)	(226,517)	(39.0)
Selling and marketing expenses	(260,411)	(6.7)	(568,705)	(86,801)	(5.0)	(57,412)	(2.2)	(318,259)	(48,576)	(8.4)
Product development expenses	(91,145)	(2.4)	(321,697)	(49,101)	(2.8)	(42,253)	(1.6)	(156,502)	(23,887)	(4.1)
General and administrative expenses	(117,776)	(3.0)	(458,041)	(69,911)	(4.0)	(48,623)	(1.9)	(94,347)	(14,400)	(2.5)

Total operating costs and expenses	(5,621,447)	(144.9)	(14,497,967)	(2,212,822)	(127.8)	(2,899,253)	(111.3)	(5,136,039)	(783,913)	(135.1)

Loss from operations	(1,741,335)	(44.9)	(3,162,180)	(482,643)	(27.9)	(295,496)	(11.3)	(1,333,920)	(203,596)	(35.1)
Interest income	25,486	0.7	16,244	2,479	0.1	3,337	0.1	3,840	586	0.1
Interest expenses	(58,130)	(1.5)	(38,758)	(5,916)	(0.3)	(20,961)	(0.8)	(14,554)	(2,221)	(0.4)
Other income	4,414	0.1	45,026	6,872	0.4	3,729	0.1	5,799	885	0.2
Other expenses	(3,146)	(0.1)	(48,696)	(7,432)	(0.4)	(945)	0.0	(1,454)	(223)	0.0
Changes in fair value of warrant liabilities	(100,672)	(2.6)	11,450	1,748	0.1	65,835	2.5	(44,457)	(6,785)	(1.2)

Loss before income tax	(1,873,383)	(48.3)	(3,176,914)	(482,892)	(28.0)	(244,501)	(9.4)	(1,384,746)	(211,354)	(36.4)
Income tax expenses	—	—	—	—	—	—	—	—	—	—

Net loss	(1,873,383)	(48.3)	(3,176,914)	(482,892)	(28.0)	(244,501)	(9.4)	(1,384,746)	(211,354)	(36.4)

Key Components of Results of Operations

Revenues

Revenues consist of (i) product revenues and (ii) service revenues. The following table sets forth a breakdown of our revenues by type in absolute amounts and as a percentage of our revenue for the periods indicated:

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2019		2020			2020		2021
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
						(unaudited)
	(in thousands, except for percentages)
Product revenues	3,848,094	99.2	11,207,178	1,710,549	98.9	2,581,890	99.2	3,757,208	573,462	98.8
Service revenues	32,018	0.8	128,609	19,630	1.1	21,867	0.8	44,911	6,855	1.2

Total Revenue	3,880,112	100.0	11,335,787	1,730,179	100.0	2,603,757	100.0	3,802,119	580,317	100.0

We generate product revenues from sale of products on Dingdong Fresh, accounting for significantly all of our revenues in 2019 and 2020 and for the three months ended March 31, 2020 and 2021. We also generate a small amount of service revenues primarily from Dingdong membership fees paid by our members.

We record revenues net of discounts, return allowances and value-added taxes, or VAT.

Operating costs and expenses

Our operating costs and expenses consist of (i) costs of goods sold, (ii) fulfillment expenses, (iii) selling and marketing expenses, (iv) product development expenses; and (v) general and administrative expenses. We expect that our operating costs and expenses will continue to increase in absolute amounts in the foreseeable future, but such operating costs and expenses, exclusive of share-based compensation expenses, to decrease as a percentage of our revenues as we further improve our operating efficiency and realize benefits from economies of scale in line with our growth. The following table sets forth a breakdown of our operating costs and expenses both in absolute amounts and as a percentage of our revenues for the periods indicated:

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2019		2020			2020		2021
	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
						(unaudited)
	(in thousands, except for percentages)
Operating costs and expenses:
Cost of goods sold	3,215,175	82.9	9,105,294	1,389,739	80.3	1,909,591	73.3	3,082,840	470,533	81.1
Fulfillment expenses	1,936,940	49.9	4,044,230	617,270	35.7	841,374	32.3	1,484,091	226,517	39.0
Selling and marketing expenses	260,411	6.7	568,705	86,801	5.0	57,412	2.2	318,259	48,576	8.4
Product development expenses	91,145	2.4	321,697	49,101	2.8	42,253	1.6	156,502	23,887	4.1
General and administrative expenses	117,776	3.0	458,041	69,911	4.0	48,623	1.9	94,347	14,400	2.5

Total	5,621,447	144.9	14,497,967	2,212,822	127.8	2,899,253	111.3	5,136,039	783,913	135.1

Costs of goods sold. Costs of goods sold primarily consists of costs for acquiring the products that we sell directly on Dingdong Fresh.

Fulfillment expenses. Fulfillment expenses consist primarily of (i) outsourcing expenses charged by third-party labor service companies for provision of delivery riders and workers at our central processing facilities and frontline fulfillment stations, (ii) warehouse leasing of central processing facilities and frontline fulfillment stations and (iii) transportation and logistics expenses paid to third-party couriers for transferring products from central processing facilities to frontline fulfillment stations. Outsourcing expenses amounted to RMB1,256.9 million and RMB2,515.4 million (US$383.9 million) in 2019 and 2020, representing 64.9% and 62.2% of total fulfillment expenses, respectively. Outsourcing expenses amounted to RMB564.1 million and RMB886.7 million (US$135.3 million) for the three months ended March 31, 2020 and 2021, representing 67.0% and 59.7% of total fulfillment expenses, respectively. We expect our fulfillment expenses to increase in absolute amounts but to decrease as a percentage of our revenues in the near future, as we further expand our business in other cities in China, build new fulfillment infrastructure and improve operating efficiencies.

Selling and marketing expenses. Selling and marketing expenses primarily consist of (i) advertising expenses, (ii) outsourcing expenses for marketing activities and (iii) staff costs, including share-based compensation expenses, for our sales and marketing personnel. We expect to continue to incur selling and marketing expenses to grow our user base and strengthen our brand image.

Product development expenses. Product development expenses consist primarily of staff costs for research and development personnel involved in platform development, product category expansion and system support.

General and administrative expenses. General and administrative expenses consist primarily of (i) staff costs, including share-based compensation expenses, for general and administrative personnel, (ii) payment processing fees on Dingdong Fresh and (iii) fees charged by professional parties. We plan to continue to hire additional qualified employees to support our business operations and planned expansion.

Interest income

Interest income is mainly generated from bank deposits and other interest earning financial assets and is recognized on an accrual basis using the effective interest method.

Interest expenses

Interest expenses consist primarily of interest incurred from bank loans and accrued interest related to our convertible notes.

Taxation

Cayman Islands

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties, which may be applicable on instruments executed in, or brought within the jurisdiction of, the Cayman Islands. In addition, the Cayman Islands does not impose withholding tax on dividend payments.

Hong Kong

On March 21, 2018, the Hong Kong Legislative Council passed The Inland Revenue (Amendment) (No. 7) Bill 2017, which introduces the two-tiered profits tax rates regime. The bill was signed into law on March 28, 2018 and was gazetted on the following day. Under the two-tiered profits tax rates regime, the first HK$2 million of profits of the qualifying group entity will be taxed at 8.25%, and profits above HK$2 million will be taxed at 16.5%. The profits of group entities not qualifying for the two-tiered profits tax rates regime will continue to be taxed at a flat rate of 16.5%.

Accordingly, the Hong Kong profits tax of the qualifying group entity is calculated at 8.25% on the first HK$2 million of the estimated assessable profits and at 16.5% on the estimated assessable profits above HK$2 million.

China

Under the PRC Enterprise Income Tax Law and its implementation rules, our PRC subsidiaries, are subject to the statutory rate of 25%, subject to preferential tax treatments available to qualified enterprises in certain encouraged sectors of the economy.

Enterprises that qualify as “high and new technology enterprises” are entitled to a preferential rate of 15% for three years. Shanghai 100me, our wholly-owned subsidiary, was certified as “high and new technology enterprise” under the relevant PRC laws and regulations, and accordingly, was eligible for a preferential tax rate of 15% during 2018 to 2020.

Our remaining PRC entities were subject to enterprise income tax at a rate of 25% in 2019 and 2020. Pursuant to the PRC Enterprise Income Tax Law and its implementation rules, normally a 10% withholding tax is levied on dividends declared to foreign investors from China.

We had no current or deferred income tax expenses or benefits for the years ended December 31, 2019 and 2020.

Three Months Ended March 31, 2020 Compared to Three Months Ended March 31, 2021

Revenues

Our revenues increased by 46.0% from RMB2,603.8 million for the three months ended March 31, 2020 to RMB3,802.1 million (US$580.3 million) for the three months ended March 31, 2021.

Product Revenues. Product revenues increased by 45.5% from RMB2,581.9 million for the three months ended March 31, 2020 to RMB3,757.2 million (US$573.5 million) for the three months ended March 31, 2021, primarily driven by an increase in the number of orders placed on Dingdong Fresh from 37.0 million in the first quarter of 2020 to 69.7 million in the first quarter of 2021. Average revenue per order in the first quarter of 2020 was RMB70 partially driven by the increased demand during the COVID-19 restrains in China which gradually resumed to a lower level in the third and fourth quarter of 2020 when most of the travel restrictions were relaxed in China, and reached RMB54 in the first quarter of 2021.

Service Revenues. Service revenues increased by 105.4% from RMB21.9 million for the three months ended March 31, 2020 to RMB44.9 million (US$6.9 million) for the three months ended March 31, 2021, primarily due to an increase in membership fees in line with the growth of our members.

Operating costs and expenses

Cost of goods sold. Our cost of goods sold increased by 61.4% from RMB1,909.6 million for the three months ended March 31, 2020 to RMB3,082.8 million (US$470.5 million) for the three months ended March 31, 2021, primarily due to the increase in product revenues for the same period in line with the growth of our business. In addition, gross profit margin for the three months ended March 31, 2020 was relatively high due to the COVID-19 impact.

Fulfillment expenses. Our fulfillment expenses increased by 76.4% from RMB841.4 million for the three months ended March 31, 2020 to RMB1,484.1 million (US$226.5 million) for the three months ended March 31, 2021, primarily due to the increase in outsourcing expenses, lease and utilities expenses for our fulfillment facilities and logistics and packing expenses.

Selling and marketing expenses. Our selling and marketing expenses increased significantly by 454.3% from RMB57.4 million for the three months ended March 31, 2020 to RMB318.3 million (US$48.6 million) for the three months ended March 31, 2021, primarily due to the increases in our advertising expenses, outsourcing expenses and staff costs, as we continued to enhance our brand recognition and promote our brand image. Our spending in advertising expenses in the first quarter of 2020 was relatively low due to the impact of COVID-19.

Product and development expense. Our product and development expenses increased by 270.4% from RMB42.3 million for the three months ended March 31, 2020 to RMB156.5 million (US$23.9 million) for the three months ended March 31, 2021, primarily due to increases in staff costs related to product and development and IT service charges as we continued to invest in in R&D talent to continue to support the growth of our business.

General and administrative expenses. Our general and administrative expenses increased by 94.0% from RMB48.6 million for the three months ended March 31, 2020 to RMB94.3 million (US$14.4 million) for the three months ended March 31, 2021, primarily due to increases in staff costs and payment processing fees in line with the growth of our business.

Loss from operations

As a result of the foregoing, we had an operating loss of RMB1,333.9 million (US$203.6 million) for the three months ended March 31, 2021, compared to an operating loss of RMB295.5 million for the three months ended March 31, 2020.

Interest income

Our interest income increased by 15.1% from RMB3.3 million for the three months ended March 31, 2020 to RMB3.8 million (US$0.6 million) for the three months ended March 31, 2021, primarily due to the increase in short-term investments.

Interest expenses

Our interest expenses decreased by 30.6% from RMB21.0 million for the three months ended March 31, 2020 to RMB14.6 million (US$2.2 million) for the three months ended March 31, 2021, primarily due to the decrease in interest expenses incurred from our convertible notes as certain convertible notes were converted into preferred shares in 2020.

Other income

Our other income increased from RMB3.7 million for the three months ended March 31, 2020 to RMB5.8 million (US$0.9 million) for the three months ended March 31, 2021, primarily due to the disposal of certain assets.

Other expenses

Our other expenses increased from RMB0.9 million for the three months ended March 31, 2020 to RMB1.5 million (US$0.2 million) for the three months ended March 31, 2021 primarily due to the expenses incurred in relation to the disposal of certain assets.

Loss before income tax

Primarily as a result of the foregoing, our loss before income tax was RMB244.5 million and RMB1,384.7 million (US$211.4 million) for the three months ended March 31, 2020 and 2021, respectively.

Net loss

We did not incur any tax expense for the three months ended March 31, 2020 and 2021. As a result of the foregoing, our net loss was RMB244.5 million and RMB1,384.7 million (US$211.4 million) for the three months ended March 31, 2020 and 2021, respectively.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

Revenues

Our revenues increased by 192.2% from RMB3,880.1 million in 2019 to RMB11,335.8 million (US$1,730.2 million) in 2020.

Product revenues. Product revenues increased by 191.2% from RMB3,848.1 million in 2019 to RMB11,207.2 million (US$1,710.5 million) in 2020, primarily driven by (i) a significant increase in number of orders placed on Dingdong Fresh and (ii) an increase in average revenue per order in 2020, both in line with the growth of our business and the increasing acceptance of consumers for online shopping for fresh produce, meats and seafood and other daily necessities, in particular during the height of the COVID-19 pandemic.

Service revenues. Service revenues increased by 301.7% from RMB32.0 million in 2019 to RMB128.6 million (US$19.6 million) in 2020, primarily due to a significant increase in membership fees in 2020 as well as an increase in shipping fees which we started to charge to our users in the second half of 2019.

Operating costs and expenses

Cost of goods sold. Our cost of goods sold increased by 183.2% from RMB3,215.2 million in 2019 to RMB9,105.3 million (US$1,389.7 million) in 2020, in line with the increase in product revenues for the same period due to the growth of our business.

Fulfillment expenses. Our fulfillment expenses increased by 108.8% from RMB1,936.9 million in 2019 to RMB4,044.2 million (US$617.3 million) in 2020, primarily due to increases in outsourcing expenses, lease expenses for our fulfillment facilities and logistics expenses. Fulfillment expenses as a percentage of revenues decreased from 49.9% in 2019 to 35.7% in 2020, primarily due to more optimal fulfillment capacity utilization and enhanced staff productivity from realized economies of scale.

Selling and marketing expenses. Our selling and marketing expenses increased by 118.4% from RMB260.4 million in 2019 to RMB568.7 million (US$86.8 million) in 2020, primarily due to increases in our advertising expenses, outsourcing expenses and staff costs in 2020, as we continued to enhance our brand recognition and promote our brand image.

Product development expenses. Our product development expenses increased by 253.0% from RMB91.1 million in 2019 to RMB321.7 million (US$49.1 million) in 2020, primarily due to increases in staff costs, outsourcing expenses and IT service charges in 2020 as we continue to invest in in R&D talent and technology infrastructure to continue to support the growth of our business.

General and administrative expenses. Our general and administrative expenses increased by 288.9% from RMB117.8 million in 2019 to RMB458.0 million (US$69.9 million) in 2020, primarily due to increases in staff costs and third-party payment processing fees in 2020 in line with the growth of our business.

Loss from operations

As a result of the foregoing, we had operating loss of RMB3,162.2 million (US$482.6 million) in 2020, compared to RMB1,741.3 million in 2019.

Interest income

Our interest income decreased by 36.3% from RMB25.5 million in 2019 to RMB16.2 million (US$2.5 million) in 2020, primarily due to the decrease in interest income from our U.S. dollar deposits as a result of interest rate cuts in 2020.

Interest expenses

Our interest expenses decreased by 33.3% from RMB58.1 million in 2019 to RMB38.8 million (US$5.9 million) in 2020, primarily due to the interest expenses incurred from our convertible notes in 2020.

Other income

Our other income increased significantly from RMB4.4 million in 2019 to RMB45.0 million (US$6.9 million) in 2020, primarily due to government grants of RMB23.2 million to support high-tech companies in 2020.

Other expenses

Our other expenses increased from RMB3.1 million in 2019 to RMB48.7 million (US$7.4 million) in 2020, primarily due to the expenses incurred related to the conversion of our extinguishment notes into preferred shares in 2020.

Loss before income tax

Primarily as a result of the foregoing, our loss before income tax was RMB1,873.4 million and RMB3,176.9 million (US$484.9 million) in 2019 and 2020, respectively.

Net loss

We did not incur any tax expense in 2019 or 2020. As a result of the foregoing, our net loss was RMB1,873.4 million and RMB3,176.9 million (US$484.9 million) in 2019 and 2020, respectively.

Selected Quarterly Results of Operations

The following table sets forth our unaudited consolidated quarterly results of operations for each of the nine quarters from January 1, 2019 to March 31, 2021. You should read the following table in conjunction with our audited consolidated financial statements and the related notes included elsewhere in this prospectus. We have prepared this unaudited condensed consolidated quarterly financial data on the same basis as we have prepared our audited consolidated financial statements. The unaudited condensed consolidated financial data include all adjustments, consisting only of normal and recurring adjustments, that our management considered necessary for a fair statement of our financial position and results of operation for the quarters presented.

	For the Three Months Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
	(unaudited)
	(RMB in thousands)
Revenues
Product revenues	454,426	708,542	1,165,498	1,519,628	2,581,890	2,580,645	2,899,191	3,145,452	3,757,208
Service revenues	2,956	4,194	9,253	15,615	21,867	30,444	34,274	42,024	44,911

Total revenues	457,382	712,736	1,174,751	1,535,243	2,603,757	2,611,089	2,933,465	3,187,476	3,802,119
Operating costs and expenses:
Cost of goods sold	(395,309)	(597,223)	(984,340)	(1,238,303)	(1,909,591)	(2,068,310)	(2,419,697)	(2,707,696)	(3,082,840)
Fulfillment expenses	(278,004)	(397,405)	(563,703)	(697,828)	(841,374)	(944,583)	(1,045,648)	(1,212,625)	(1,484,091)
Selling and marketing expenses	(35,241)	(44,595)	(72,726)	(107,849)	(57,412)	(112,759)	(139,640)	(258,894)	(318,259)
Product development expenses	(11,970)	(17,776)	(25,334)	(36,065)	(42,253)	(61,689)	(86,536)	(131,219)	(156,502)
General and administrative expenses	(12,387)	(21,581)	(39,955)	(43,853)	(48,623)	(218,223)	(85,855)	(105,340)	(94,347)

Total operating costs and expenses	(732,911)	(1,078,580)	(1,686,058)	(2,123,898)	(2,899,253)	(3,405,564)	(3,777,376)	(4,415,774)	(5,136,039)

Loss from operations	(275,529)	(365,844)	(511,307)	(588,655)	(295,496)	(794,475)	(843,911)	(1,228,298)	(1,333,920)
Interest income	3,387	4,713	8,354	9,032	3,337	3,020	4,800	5,087	3,840
Interest expenses	(2,332)	(7,764)	(23,731)	(24,303)	(20,961)	(4,753)	(3,613)	(9,431)	(14,554)
Other income	356	402	1,767	1,889	3,729	4,536	27,796	8,965	5,799
Other expenses	(182)	(151)	(2,531)	(282)	(945)	(29,571)	(924)	(17,256)	(1,454)
Changes in fair value of warrant liabilities	—	(36,825)	(23,136)	(40,711)	65,835	(37,078)	(12,715)	(4,592)	(44,457)

Loss before income tax	(274,300)	(405,469)	(550,584)	(643,030)	(244,501)	(858,321)	(828,567)	(1,245,525)	(1,384,746)
Income tax expenses	—	—	—	—	—	—	—	—	—

Net loss	(274,300)	(405,469)	(550,584)	(643,030)	(244,501)	(858,321)	(828,567)	(1,245,525)	(1,384,746)

Our business experienced rapid growth during the nine quarters, in particular in the first quarter of 2020, when online demand for fresh groceries increased significantly due to the lockdown and restrictive measures taken by Chinese government in response to the outbreak of COVID-19 pandemic. Such rapid growth gradually slowed down and resumed to a relatively normal level starting from the third quarter of 2020, when the pandemic was substantially contained in China and many travel restrictions were thereby relaxed.

Liquidity and Capital Resources

The following table sets forth a summary of our cash flows for the periods indicated:

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2019	2020		2020	2021
	RMB	RMB	US$	RMB	RMB	US$
				(unaudited)
	(in thousands)
Summary Consolidated Cash Flow Data
Net cash (used in)/generated from operating activities	(964,275)	(2,055,697)	(313,761)	15,657	(1,014,589)	(154,856)
Net cash (used in)/generated from investing activities	(185,629)	(1,021,219)	(155,869)	212,145	(312,440)	(47,688)
Net cash generated from financing activities	1,676,274	3,656,665	558,117	388,615	4,286,222	654,205
Effect of exchange rate changes on cash and cash equivalents and restricted cash	34,670	(67,860)	(10,357)	9,930	4,566	697
Net increase in cash and cash equivalents and restricted cash	561,040	511,889	78,130	626,347	2,963,759	452,358
Cash and cash equivalents and restricted cash at the beginning of the period	377,519	938,559	143,252	938,559	1,450,448	221,382
Cash and cash equivalents and restricted cash at the end of the period	938,559	1,450,448	221,382	1,564,906	4,414,207	673,740

To date, we have financed our operating and investing activities primarily through cash generated by historical equity and debt financing activities and capital contributions from our shareholders. We had cash and cash equivalents and restricted cash of RMB938.6 million and RMB1,450.4 million (US$221.4 million) as of December 31, 2019 and 2020, respectively.

We believe that our current cash and cash equivalents and our anticipated cash flows from financing activities will be sufficient to meet our anticipated working capital requirements, capital expenditures and debt repayment obligations for at least the next 12 months from the date of this prospectus. After this offering, we may decide to enhance our liquidity position or increase our cash reserves for future operations and investments through additional equity or debt financings. The issuance and sale of additional equity would result in further dilution to our shareholders, and the incurrence of indebtedness would result in increasing fixed obligations and may result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

As of December 31, 2020, substantially all of our cash and cash equivalents were held in China and substantially all were denominated in Renminbi and U.S. dollars. As of December 31, 2020, 83.6% of our cash and cash equivalents were held by our subsidiaries.

Substantially all of our revenues have been, and we expect will likely continue to be, denominated in Renminbi. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Therefore, our PRC subsidiaries are allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements. However, approval from or registration with competent government authorities is required where the Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future.

Operating activities

Net cash used in operating activities primarily comprises our net loss and non-cash items, depreciation and amortization, and adjusted by changes in working capital.

For the three months ended March, 2021, net cash used in operating activities was RMB1,014.6 million (US$154.9 million), which was primarily attributable to: (i) our net loss of RMB1,384.7 million (US$211.4 million), as adjusted by the reconciliation of net income to net cash provided by operating activities, which primarily comprised (a) depreciation and amortization of RMB54.6 million (US$8.3 million), (b) changes in fair value of warrant liabilities of RMB44.5 million (US$6.8 million), (c) share-based compensation of RMB9.2 million (US$1.4 million), and (d) foreign exchange loss of RMB0.6 million (US$0.1 million), and (ii) changes in operating assets and liabilities, which was primarily the result of (a) an increase in accounts payable of RMB326.8 million (US$49.9 million), (b) an increase in prepayments and other current assets of RMB138.2 million (US$21.1 million), (c) an increase in accrued expenses and other current liabilities of RMB70.6 million (US$10.8 million), (d) an increase in salary and welfare payable of RMB34.6 million (US$5.3 million), (e) an increase in advance to suppliers of RMB24.4 million (US$3.7 million) and (f) an increase in accounts receivable of RMB17.4 million (US$2.7 million).

For the year ended December 31, 2020, net cash used in operating activities was RMB2,055.7 million (US$313.8 million), which was primarily attributable to: (i) our net loss of RMB3,176.9 million (US$484.9 million), as adjusted by the reconciliation of net income to net cash provided by operating activities, which primarily comprised (a) share-based compensation of RMB153.1 million (US$23.4 million), (b) depreciation and amortization of RMB115.4 million (US$17.6 million), (c) accretion related to convertible notes of RMB21.3 million (US$3.3 million), (d) loss on disposal of property and equipment of RMB16.5 million (US$2.5 million) and (e) foreign exchange loss of RMB35.0 million (US$5.4 million), and (ii) changes in operating assets and liabilities, which was primarily the result of (a) an increase in accounts payable of RMB804.8 million (US$122.8 million), (b) an increase in operating lease liabilities of RMB991.0 million (US$151.3 million), and (c) an increase in accrued expenses and other current liabilities of RMB182.4 million (US$27.8 million), as partially offset by (d) an increase in operating lease right-of use assets of RMB1,015.5 million (US$155.0 million), (e) an increase in inventories of RMB225.0 million (US$34.3 million) and (f) an increase in other non-current assets of RMB80.0 million (US$12.2 million).

For the year ended December 31, 2019, net cash used in operating activities was RMB964.3 million, which was attributable to: (i) our net loss of RMB1,873.4 million, as adjusted by the reconciliation of net income to net cash provided by operating activities, which primarily comprised (a) accretion related to convertible notes of RMB39.5 million, (b) depreciation and amortization of RMB34.7 million and (c) share-based compensation of RMB2.0 million, partially offset by (d) foreign exchange loss of RMB4.0 million, and (ii) changes in operating assets and liabilities, which was primarily the result of (a) in increase in accounts payable of RMB640.9 million, (b) an increase in accrued expenses and other current liabilities of RMB222.8 million and (c) inventories of RMB131.7 million.

Investing activities

For the three months ended March 31, 2021, net cash used in investing activities was RMB312.4 million (US$47.7 million), which was mainly attributable to (i) purchase of short-term investments of RMB605.7 million (US$92.4 million) and (ii) purchase of property and equipment of RMB110.7 million (US$16.9 million), partially offset by (iii) maturities from short-term investments of RMB406.2 million (US$62.0 million).

For the year ended December 31, 2020, net cash used in investing activities was RMB1,021.2 million (US$155.9 million), which was mainly attributable to (i) purchase of short-term investments of RMB1,306.2 million (US$199.4 million) and (ii) purchase of property and equipment of RMB248.5 million (US$37.9 million), partially offset by (iii) maturities from short-term investments of RMB542.4 million (US$82.8 million).

For the year ended December 31, 2019, net cash used in investing activities was RMB185.6 million, which was mainly attributable to (i) purchase of property and equipment of RMB124.8 million, (ii) purchase of short-term investments of RMB1,053.4 million, offset by (iii) maturities of short-term investment of RMB992.6 million.

Financing activities

For the three months ended March 31, 2021, net cash generated from financing activities was RMB4,286.2 million (US$654.2 million), which primarily comprised (i) issuance of redeemable convertible preferred shares of RMB4,095.6 million (US$625.1 million), (ii) proceeds from short-term borrowings of RMB1,546.1 million (US$236.0 million), (iii) repayment of short-term borrowings of RMB1,311.4 million (US$200.2 million), (iv) repayment of long-term borrowings of RMB23.6 million (US$3.6 million), and (v) repayment of advance from shareholders of RMB20.4 million (US$3.1 million).

For the year ended December 31, 2020, net cash generated from financing activities was RMB3,656.7 million (US$558.1 million), which primarily comprised (i) issuance of redeemable convertible preferred shares, net of issuance costs of RMB2,171.3 million (US$331.4 million), (ii) proceeds from short-term borrowings of RMB1,444.6 million (US$220.5 million), and (iii) proceeds from long-term borrowings of RMB128.0 million (US$19.5 million), (iv) repayment of short-term borrowings of RMB210.1 million (US$32.1 million) and (v) repayment of long-term borrowings of RMB35.6 million (US$5.4 million).

For the year ended December 31, 2019, net cash generated from financing activities was RMB1,676.3 million, which primarily comprised (i) issuance of redeemable convertible preferred shares, net of issuance costs of RMB961.1 million, (ii) proceeds from short-term borrowings of RMB845.6 million and (iii) proceeds from convertible notes of RMB517.0 million, offset by (iv) repayment from short-term borrowings of RMB906.6 million.

Capital expenditures

Our capital expenditures are primarily incurred for purchases of property and equipment. Our total capital expenditures were RMB124.8 million, RMB248.5 million (US$37.9 million) and RMB110.7 million (US$16.9 million) in 2019, 2020 and the three months ended March 31, 2021, respectively. We intend to fund our future capital expenditures with our existing cash balance and proceeds from this offering. We will continue to make capital expenditures to meet the expected growth of our business.

Contractual Obligations

The following table sets forth our contractual obligations as of March 31, 2021.

		Payment Due by Period
	Total	2021	2022	2023	2024	2025 and thereafter
	(RMB in thousands)
Long-term loans(1)	125,352	65,786	59,566	—	—	—
Operating lease commitments(2)	1,607,901	540,140	595,411	302,469	107,817	62,064

Total	1,733,253	605,926	654,977	302,469	107,817	62,064

Notes:

(1)	The long-term loans (including current portion) outstanding as of March 31, 2021 bore a weighted average interest rate of 4.59% per annum.
(2)	As of March 31, 2021, we were party to additional operating leases of RMB58.5 million primarily to expand our fulfillment infrastructure, which had not yet been performed.

Other than as shown above, we did not have any significant capital and other commitments, long-term obligations or guarantees as of March 31, 2021.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk, or credit support to us or engages in leasing, hedging, or product development services with us.

Critical Accounting Policies, Judgments and Estimates

We have identified certain accounting policies, judgments, and estimates that are significant to the preparation of our historical financial information in accordance with the U.S. GAAP. Our significant accounting policies, which are important for an understanding of our financial position and results of operations, are set forth in detail in Note 2 to the consolidated financial statements included elsewhere in this prospectus.

Some of our accounting policies require us to apply estimates and assumptions as well as complex judgments relating to accounting items. The estimates and assumptions that we use and the judgments that we make in applying our accounting policies have a significant impact on our financial position and results of operations. Actual results could differ from those estimates. Our management continually evaluates such estimates, assumptions, and judgments based on past experience and other factors, including industry practices and expectations of future events that we believe to be reasonable under the circumstances. There has not been any material deviation between our management’s estimates or assumptions and actual results, and we have not made any material changes to these estimates or assumptions for the year ended December 31, 2019 and 2020. We do not expect any material changes in these estimates and assumptions in the foreseeable future. Our critical accounting judgments and estimates that were used in the preparation of our historical financial information are set forth in Note 2 to the consolidated financial statements included elsewhere in this prospectus.

Revenue Recognition

We recognize revenues (i) from product sales of fresh groceries and other daily necessities through “Dingdong Fresh” APP and mini-programs and (ii) membership services.

Consistent with the criteria of ASC 606, we recognize revenues when we satisfy a performance obligation by transferring a promised good or service (that is, an asset) to a customer in an amount of consideration to which we expect to be entitled to in exchange for the good or services. An asset is transferred when the customer obtains control of that asset.

Product Sales

In accordance with ASC 606, we evaluate whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. When we are a principal, that we obtain control of the specified goods or services before they are transferred to the customers, the revenues should be recognized in the gross amount of consideration to which we expect to be entitled in exchange for the specified goods or services transferred. When we are an agent and our obligation is to facilitate third parties in fulfilling their performance obligation for specified goods or services, the revenues should be recognized in the net amount for the amount of commission which we earn in exchange for arranging for the specified goods or services to be provided by other parties.

We recognize product sales made through Dingdong Fresh on a gross basis because we are acting as a principal in these transactions as we (i) are responsible for fulfilling the promise to provide the specified goods, (ii) are responsible for inventory risks and (iii) have discretion in establishing price. Revenues are recorded net of value-added taxes, or VAT.

We recognize revenues net of discounts and return allowances. We do not issue any coupons upon the completion of sales transaction. The discounts and coupons are recorded as deduction of revenue when used by customers, except for referral coupons, which are recognized as selling and marketing expenses when customers provide a customer referral. We allow fresh groceries and other daily essentials returns within 24 hours and 7 days, respectively. We estimate the possibility of product returns based on the historical experience. As of December 31, 2019 and 2020, estimated liabilities for return allowances were not significant.

We also sell prepaid cards which can be redeemed to purchase products sold on Dingdong Fresh. Cash collected from the sales of prepaid cards is initially recorded in “customer advances and deferred revenue” in the consolidated balance sheets and subsequently recognized as revenues upon the sales of products through redemption of prepaid cards. We do not recognize revenue related to breakage or forfeiture of unused balances in prepaid cards as they do not expire.

Customers are also granted loyalty points primarily from the purchase of goods. Loyalty points can be used as cash coupons to buy any products sold by us, which will directly reduce the amount paid by the customer. Loyalty points expire three months from the date of issuance. We consider loyalty points awarded from sales of products to be part of its revenue generating activities, and accordingly, loyalty points are considered to be a material right and a separate performance obligation identified in the contract.

Consideration from the sales transaction is allocated to the products and loyalty points based on the relative standalone selling price of the products and loyalty points awarded. The amount of revenue we recognize upon the redemption of loyalty points considers “breakage”, which is estimated based on our historical experience. For the years ended December 31, 2019 and 2020, the deferred revenue of loyalty points was RMB9.9 million and RMB16.6 million (US$2.5 million).

Membership Services

We offer a membership program to our registered users. Memberships are offered for a three-month or twelve-month period and customers pay a fixed non-refundable upfront membership fee. During the membership period, members enjoy benefits such as free shipping for a certain number of orders every month, free vegetables upon purchase (limited to one piece per day), member exclusive discounts for certain products, coupons issued on a monthly basis that expiring at the end of the month and VIP customer service. We have determined that these membership benefits provided over the membership period are a series of distinct goods and services that are considered one performance obligation. We recognize membership service fees on a straight-line basis over their respective subscription periods.

Leases

We adopted Accounting Standards Update (“ASU”) No. 2016-02, Leases (“ASU 2016-02”) on January 1, 2019 using the modified retrospective transition approach, applying the new standard to leases existing at the date of initial adoption. Upon adoption, we elected the practical expedients available under ASC 842, which permits us to not reassess the lease identification, lease classification and initial direct costs associated with any expired or existing contracts as of the date of adoption, as well as using hindsight in determining the lease term and in assessing impairment of our operating lease right-of-use (“ROU”) assets. We elected to use the remaining lease term as of adoption date to estimate of the applicable discount rate for leases that were in place at adoption.

In connection with the adoption of ASU 2016-02, we made an accounting policy election to account for all asset classes with lease and non-lease components as a single lease component. We also made an accounting policy election to exempt leases of vehicles with an initial term of 12 months or less from being recognized on the consolidated balance sheets. Short-term leases are not significant in comparison to our overall lease portfolio. Payments related to those leases continue to be recognized in the consolidated statements of comprehensive loss on a straight-line basis over the lease term.

From the Perspective of Lessee

We have no finance leases for any of the periods presented. We determine whether a contract contains a lease at contract inception. A contract contains a lease if there is an identified asset and we have the right to control the use of the identified asset.

At the commencement of each lease, we determine its classification as an operating or finance lease. For leases that qualify as operating leases, we recognize the associated lease expense on a straight-line basis over the term of the lease beginning on the date of initial possession, which is generally when we enter the leased premises and begin to make improvements in preparation for its intended use.

A lease liability is recognized for future fixed lease payments and a ROU asset representing the right to use the underlying asset during the lease term.

We use the incremental borrowing rate in determining the present value of lease payments, unless the implicit rate is readily determinable. The incremental borrowing rate is estimated on a portfolio basis considering the lease term, currency risk, credit risk and an adjustment for collateral. If lease terms include options to extend or terminate the lease, the operating lease ROU asset and lease liability are measured based on the reasonably certain criteria.

For the initial measurement of the lease liabilities for leases commencing after January 1, 2019, we use the discount rate as of the commencement date of the lease, incorporating the entire lease term. Current maturities and long-term portions of operating lease liabilities are classified as “operating lease liabilities, current” and “operating lease liabilities, non-current”, respectively, in the consolidated balance sheets.

The operating lease ROU assets are measured at the amount of the lease liabilities with adjustments, if applicable, for lease prepayments made prior to or at lease commencement, initial direct costs incurred and lease incentives.

Repayments of operating lease liabilities, variable lease payments and short-term lease payments are classified as operating activities in the consolidated statements of cash flows. Payments made for operating leases representing costs of bringing another asset to the condition and location necessary for its intended use are classified as investing activities in the consolidated statements of cash flows.

As a result of the adoption, the Group recognized operating lease ROU assets of RMB134.4 million with corresponding lease liabilities of RMB125.1 million on the consolidated balance sheet as of January 1, 2019. The adoption had no material impact on our consolidated statements of comprehensive loss for the years ended December 31, 2019 or the opening balance of retained earnings as of January 1, 2019.

Accounts Receivable

Accounts receivable, net mainly represent amounts due from 3rd party payment providers for cash collected from individual customers and amounts due from corporate customers which are recorded net of allowance for doubtful accounts. Trade receivables are recorded at their invoice amounts, net of allowances for doubtful accounts. In evaluating the collectability of receivable balances, we consider specific evidence including aging of the receivable, the customer’s payment history, its current creditworthiness and current economic trends. Accounts receivable are written off after all collection efforts have ceased.

Share-based Compensation

Share based awards granted to employees, non-employees and the Founder of the Company are accounted for under ASC 718, Compensation—Stock Compensation (“ASC 718”).

Awards Granted to Employees

In accordance with ASC 718, we determine whether an award should be classified and accounted for as a liability award or equity award. All of the Company’s share-based awards to employees were classified as equity awards and are recognized in the consolidated financial statements based on their grant date fair values. The Company’s equity award carry a performance condition that require employees to meet a minimum performance standard in order to be eligible for vesting. We assessed and concluded it is highly probable that employees would be able to fully vest in their awards based on the nature of the performance condition and the Company’s historical experience. We, with the assistance of an independent third-party valuation firm, determined the fair value of the share options using a binomial option tree pricing model when estimating the fair value of the options granted to employees. As the Company’s award include both service and performance conditions, we record compensation costs on a tranche-by-tranche basis, with a corresponding impact reflected in additional paid-in capital. We account for forfeitures when they occur and reverses the previously recognized compensation costs for an award in the period which the employee resigns from or is terminated by us.

Fair Value of Ordinary Shares

The following table sets forth the fair value of our ordinary shares estimated at the grant dates of share options during the financial statements period presented in this prospectus with the assistance from an independent valuation firm:

Valuation Date	Fair Value per Share (US$)	DLOM	Discount Rate
June 30, 2019	1.22	25%	16%
June 30, 2020	4.24	23%	16%
October 31, 2020	4.60	23%	16%

Because there has been no public market for our ordinary shares, we, with the assistance from an independent valuation firm, evaluated the use of income approach to estimate the enterprise value of our company and income approach (discounted cash flow, or DCF method) was relied on for value determination when determining the grant date fair value of our ordinary shares for purposes of recording share-based compensation expenses. The determination of the fair value of our ordinary shares requires complex and subjective judgments to be made regarding our projected financial and operating results, our unique business risks, the liquidity of our shares and our operating history and prospects at the time of valuation. If different estimates and assumptions had been used, our ordinary shares valuations could be significantly different and related stock-based compensation expense may be materially impacted.

The major assumptions used in calculating the fair value of ordinary shares include:

•

Weighted average cost of capital, or WACC: The WACCs were determined based on consideration of factors including risk-free rate, comparative industry risk, equity risk premium, company size and non-systematic risk factors.

•

Discount for lack of marketability, or DLOM: DLOM was quantified by the Finnerty’s Average-Strike put options mode. Under this option-pricing method, which assumed that the put option is struck at the average price of the stock before the privately held shares can be sold, the cost of the put option was considered as a basis to determine the DLOM.

The income approach involves applying appropriate WACCs to estimated cash flows that are based on our projected earnings and cash flows. Our revenues growth rates, as well as major milestones that we have achieved, have jointly contributed to the increase in the fair value of our ordinary shares from 2019 to 2020. However, these fair values are inherently uncertain and highly subjective. The assumptions used in deriving the fair values are consistent with our business plan. These assumptions include: no material changes in the existing political, legal and economic conditions in China; our ability to retain competent management, key personnel and staff to support our ongoing operations; and no material deviation in market conditions from economic forecasts. These assumptions are inherently uncertain. The risks associated with achieving our forecasts were assessed in selecting the appropriate WACCs, which was 16%. Furthermore, a discount for lack of marketability reflects the fact that our shares were privately-held shares. The discount for lack of marketability was quantified by various valuation techniques, which ranged from 23% to 25%.

The fair value of our ordinary shares was US$1.22 per share in June 2019, US$4.24 per share in June 2020 and US$4.60 in October 2020, respectively. This increase was primarily attributable to the following factors:

•	the growth in our total GMV grown from RMB741.7 million in 2018 to RMB13,032.2 million (US$1,989.1 million) in 2020, representing a CAGR of 319.2%;

•	the increase in our number of orders and monthly transacting users in 2020 during the COVID-19 break;

•	that we raised additional capital by issuing Series C1 preferred shares in April 2020 to certain investors, which provided us with additional capital for our business expansion; and

•

that as we progressed towards being qualified for an initial public offering, the lead time to an expected liquidity event decreased, resulting in a decrease of DLOM from 25% as of June 30, 2019 to 23% as of June 30, 2020 and October 31, 2020, respectively.

Convertible Redeemable Preferred Shares

We have classified the preferred shares in the mezzanine equity of the consolidated balance sheets as they are contingently redeemable at the options of the holders. In addition, we record accretions on the preferred shares to the redemption value from the issuance dates to the earliest redemption dates. The accretions using the effective interest method, are recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in capital. Once additional paid-in capital has been exhausted, additional charges are recorded by increasing the accumulated deficit. Each issuance of the preferred shares is recognized at the respective fair value at the date of issuance net of issuance costs. The issuance costs for Series B, Series B2, Series B3, Series B4 and Series C1 preferred shares were RMB5.0 million, RMB3.3 million, RMB9.0 million, RMB9.9 million and RMB19.6 million, respectively.

We evaluated the embedded conversion option in the Preferred Shares to determine if there were any embedded derivatives requiring bifurcation and to determine if there were any beneficial conversion features (“BCF”). The conversion option of the Preferred Shares is not bifurcated because the conversion option is clearly and closely related to the host equity instrument. The contingent redemption options of the Preferred Shares are not bifurcated because the underlying ordinary shares are not net settable since the Preferred Shares were neither publicly traded nor readily convertible into cash. There were no embedded derivatives that are required to be bifurcated.

Beneficial conversion features (“BCF”) exist when the conversion price of the Preferred Shares is lower than the fair value of the ordinary shares at the commitment date, which is the issuance date of the preferred shares. No BCF was recognized for the Preferred Shares as the fair value per ordinary share at the commitment date was less than the respective most favorable conversion price. We determined the fair value of the Company’s ordinary shares with the assistance of an independent third-party valuation firm.

Income taxes

We follow the liability method of accounting for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”). Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. We record a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in tax expense in the period that includes the enactment date of the change in tax rate.

We evaluate our uncertain tax positions using the provisions of ASC 740, which prescribes a recognition threshold that a tax position is required to meet before being recognized in the consolidated financial statements.

We recognize in the consolidated financial statements the benefit of a tax position which is “more likely than not” to be sustained under examination based solely on the technical merits of the position assuming a review by tax authorities having all relevant information. Tax positions that meet the recognition threshold are measured using a cumulative probability approach, at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. It is our policy to recognize interest and penalties related to unrecognized tax benefits, if any, as a component of income tax expenses. The actual penalties or benefits ultimately realized may differ from the Group’s estimates. Additionally, changes in facts, circumstances and new information may require us to adjust the recognition and measurement estimates with regard to individual tax positions and are recognized in the period in which the changes occur. We elected to include interest and penalties related to an uncertain tax position in “income tax expense / (benefit)” in the consolidated statements of comprehensive income.

Internal Control over Financial Reporting

Prior to this offering, we have been a private company with limited accounting and financial reporting personnel and other resources to address our internal controls and procedures. In connection with the audits of our consolidated financial statements included in this prospectus, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board of the United States, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified are our (i) lack of sufficient accounting and financial reporting personnel with requisite knowledge and experience in application of U.S. GAAP and SEC rules and (ii) lack of financial reporting policies and procedures that are commensurate with U.S. GAAP and SEC reporting requirements.

We are in the process of implementing a number of measures to address these material weaknesses identified, including: (i) hiring additional accounting and financial reporting personnel with U.S. GAAP and SEC reporting experience, (ii) expanding the capabilities of existing accounting and financial reporting personnel through continuous training and education in the accounting and reporting requirements under U.S. GAAP, and SEC rules and regulations, (iii) developing, communicating and implementing an accounting policy manual for our accounting and financial reporting personnel for recurring transactions and period-end closing processes, and (iv) establishing controls to identify non-recurring and complex transactions to ensure the accuracy and completeness of our company’s consolidated financial statements and related disclosures.

The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligation. See “Risk Factors—Risks Relating to Our Business and Industry—If we fail to implement and maintain an effective system of internal controls to remediate our material weaknesses over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of the ADSs may be materially and adversely affected.”

Holding Company Structure

Dingdong (Cayman) Limited is a holding company with no material operations of its own. We conduct our operations through our PRC subsidiaries in China. As a result, our ability to pay dividends depends significantly upon dividends paid by our PRC subsidiaries. If our existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly foreign-owned subsidiaries in China are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under relevant PRC law, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. The statutory reserve funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by the SAFE. Our PRC subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

Inflation

To date, inflation in China has not materially affected our results of operations. According to the PRC National Bureau of Statistics, the year-over-year percentage changes in the consumer price index for December 2018, 2019 and 2020 were increases of 1.9%, 4.5% and 0.2%, respectively. Although we have not been materially affected by inflation in the past, we may be affected if China experiences higher rates of inflation in the future. For example, certain operating expenses, such as employee compensation and rental and related expenses for office, and delivery and servicing centers may increase as a result of higher inflation. Additionally, because a substantial portion of our assets consists of cash and cash equivalents and short-term investments, high inflation could significantly reduce the value and purchasing power of these assets. We are not able to hedge our exposure to higher inflation in China.

Quantitative and Qualitative Disclosure about Market Risk

Credit Risk

Financial instruments that potentially expose us to concentration of credit risk consist primarily of cash and cash equivalents, restricted cash, accounts receivable, amounts due from related and short-term investments. As of December 31, 2019, we had RMB1,179.9 million held in cash and bank deposits by subsidiaries located in the PRC. As of December 31, 2020, we had RMB2,456.7 million (US$375.0 million) held in cash and bank deposits by subsidiaries located in the PRC, Cayman Island and Hong Kong, respectively. We believe that these financial institutions are of high credit quality and continually monitors the credit worthiness of these financial institutions.

We conduct credit evaluations on our customers and generally does not require collateral or other security from such customers. We periodically evaluate the creditworthiness of the existing customers in determining an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers.

Currency Convertibility Risk

Substantially all of our operating activities are transacted in Renminbi, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized by the PRC government to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Foreign Exchange Risk

Our functional currency is U.S. dollars, and the reporting currency is Renminbi. Since July 21, 2005, RMB has been permitted by the PRC government to fluctuate within a managed band against a basket of certain foreign currencies. The depreciation of the U.S. dollars against Renminbi in 2019 was approximately 1.3% and the depreciation is 6.3% in 2020, respectively. Any significant revaluation of Renminbi may materially and adversely affect our cash flows, operating results and financial position As a result, an appreciation of Renminbi against U.S. dollars would result in foreign currency translation loss when translating our net assets from U.S. dollars into Renminbi.

For the years ended December 31, 2019 and 2020, the net foreign currency translation gain resulting from the translation from U.S. dollars to RMB reporting currency recorded in other comprehensive income was RMB30.4 million and the loss resulting from translation was RMB53.4 million (US$8.2 million), respectively.

Recently Issued Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in Note 2 of our consolidated financial statements included elsewhere in this prospectus.

INDUSTRY

Large and Growing Fresh Groceries and Daily Necessities Retail Industry in China

Fresh groceries refer to foods that have not been ultra-processed, mainly including vegetables, fruits, meats, eggs, seafood and ready-to-eat, ready-to-heat and ready-to-cook, or 3R, products. Daily necessities refer to processed foods and other household supplies, including dairy products, packaged foods and home and personal care products.

China’s fresh groceries and daily necessities retail industry has experienced substantial growth in recent years, and is expected to continue to expand in the future. According to CIC, the size of China’s fresh groceries and daily necessities retail industry has grown at a CAGR of 7.2% from RMB8.4 trillion in 2016 to RMB11.1 trillion in 2020, and is forecasted to further grow at a CAGR of 6.5% to reach RMB15.2 trillion by 2025.

China’s Fresh Groceries and Daily Necessities Retail Industry

Size and E-commerce Penetration Rates (GMV, RMB trillions)

Source: China Insight Consultancy

Growth in China’s fresh groceries and daily necessities retail market is mainly driven by the continual rise in per capita disposable income, purchasing power and ongoing urbanization rate. According to CIC, the per capita disposable income for a typical urban household grew at a CAGR of 6.9% from approximately RMB33,600 in 2016 to RMB43,800 in 2020, and is expected to reach approximately RMB67,300 in 2025, representing a CAGR of 8.9%. On the other hand, the urbanization rate in China has increased from 57.3% in 2016 to 63.9% in 2020, and is expected to reach 65.5% in 2025. The growth trend in these fundamental drivers has provided a solid foundation for long-term growth of retail consumption. In addition, benefiting from rising Internet penetration rates, the e-commerce sector for fresh groceries and daily necessities has also grown significantly. In particular, the fresh groceries e-commerce sector has experienced significant expansion, with e-commerce penetration increasing from 2.8% in 2016 to 8.1% in 2020, and is expected to reach 17.8% by 2025.

However, the traditional and modern offline retail models of China’s fresh groceries and daily necessities retail industry, such as wet markets, mom-and-pop stores and supermarkets, have numerous pain points, which have led to low efficiency on the supply side and the inability to meet changes of consumer preference on the demand side, especially with respect to fresh groceries.

On supply side, the operating efficiency for traditional and modern offline retailers have been hampered by the lack of data-driven decision making tools in key business processes such as procurement, inventory management, sales and marketing, and retail operations. In addition, under traditional and modern retail models, fresh groceries and daily necessities tend to go through layers of intermediaries, including wholesalers and distributors, before they reach end consumers. This multi-layered, complex and lengthy wholesale distribution process in turn results in the following supply-side pain points:

•

High loss rates. Fresh groceries to be delivered from the source of production to end customers involving multiple layers of intermediaries. Such lengthy process has led to higher loss rates of approximately 30% to 50% of fresh groceries retail sales value in China.

•

Shortened product shelf lives. The lengthy process that fresh groceries have to go through under traditional and modern offline retailers has led to shortened product shelf lives, particularly for perishable fresh groceries. This imposes limitations on the number of SKUs available for sale.

•

Higher price mark-ups for fresh groceries. The inefficiencies from multiple intermediaries in the supply chain lead to higher retail sales prices compared to the original procurement price at the production source.

With the inefficiencies and constraints across the supply chain under traditional and modern retail channels, the consumer shopping experience, particularly for fresh groceries, has been hampered by the below demand-side pain points:

•	Inconvenient shopping experience. Offline shopping has become relatively inconvenient and more time-consuming with ongoing consumer adaptation to e-commerce channels.

•

Inconsistent product quality. Levels of standardization and quality control of products in offline channels vary, especially in traditional offline retailers such as wet markets. In addition, less desirable storage conditions for offline channels, including temperature control, have also led to inconsistent product quality and potential safety concerns. At the same time, the supply chain design for traditional e-commerce companies and the lengthened value chain with multiple intermediaries is sub-optimal for preserving grocery freshness.

•

Insufficient product varieties. Food in China is characterized by highly diversified cuisine types and recipes across different regions and demographics. However, the SKUs available in offline channels are often limited and unable to support consumer needs, which adversely impact their willingness to spend and general shopping experience.

Furthermore, traditional e-commerce platforms are unable to fully satisfy consumers’ evolving needs. The information overflow on traditional e-commerce platforms leads to lower search efficiency and increased difficulty for consumer to make informed purchasing decisions. Inconsistencies in product quality and after-sales service quality have heavily impacted the shopping experience of consumers. Additionally, the logistics and fulfillment capabilities of traditional e-commerce platforms are not optimized for fresh groceries, impacting the freshness of products and leading to slower and uncertain delivery times. Therefore, challenges faced by traditional and modern retail as well as traditional e-commerce models for fresh groceries and daily necessities brought massive market opportunities for disruptive business models that could provide high quality products and services in a timely manner.

Fast Growing On-demand E-commerce Market in China

Driven by the advancement of supply chain infrastructure and consumers’ increasing preference towards more optimized online shopping experience, the on-demand e-commerce model has emerged. The on-demand e-commerce model refers to businesses that specialize in local on-demand delivery of fresh groceries and daily necessities within three hours after an order being placed. According to CIC, in addition to the macroeconomic trend of increasing per capita disposable income and continuous urbanization, the growth of the on-demand e-commerce market has been, and is expected to be, driven by the following key factors:

•

Evolving consumer preference for a more convenient and optimized shopping experience. The number of daily average users for fresh groceries e-commerce platforms increased from an average of 5.9 million in 2019 to 13.1 million by end of 2020. Such growth has been characterized by (i) consumers’ growing demand for more convenient purchases, (ii) increasing online shopping penetration, and (iii) the outbreak of COVID-19 pandemic, and has provided ample room for on-demand e-commerce channels to grow its user base with its superior value propositions among the fresh groceries e-commerce models.

•

Ongoing development of cold chain logistics. Cold chain logistics allow products to be transported at a desired temperature, which can effectively reduce loss rates and providing consistently high-quality and fresh products to consumers. According to CIC, there has been a growing trend of cold-chain logistics development, evidenced by the number of China’s refrigerated vehicle parc increasing from approximately 93,000 in 2015 to 214,700 in 2019, and the capacity of China’s cold storage increasing from 37.4 million tons in 2015 to 60.5 million tons in 2019. The ongoing development of modern cold-chain logistics, aided with AI and data-driven technology, has enabled the standardization and digitalization of supply chain processes especially for fresh groceries.

With its successful penetration into the consumption scenes of mainstream urban households through fresh groceries and daily necessities, China’s on-demand e-commerce industry has experienced significant growth. According to CIC, the market size of on-demand e-commerce for fresh groceries and daily necessities has expanded rapidly at a CAGR of 146.7% from RMB3.5 billion in 2016 to RMB128.8 billion in 2020, and is expected to further grow at a CAGR of 31.8% to reach RMB511.8 billion in 2025.

On-demand E-commerce Market Size in China, by category (GMV, RMB billions)

Source: China Insight Consultancy.

On-demand E-commerce Market by Operating Model

China’s on-demand e-commerce market is categorized into the self-operated model and platform model. The self-operated model refers to a business model under which companies build up their own supply chain ecosystem and directly procure products from upstream brands, suppliers and/or distributors, bear inventory risk and generate revenues from selling the products to end-customers. On the other hand, the platform model player operates as an intermediary to facilitate transactions between offline retail stores and customers, providing online traffic, an ordering system and last-mile on-demand delivery services. The platform model tends to rely heavily on offline retail store partners, and platform model players do not bear inventory risks. They typically generate revenues from commissions arising from transactions as well as other ancillary services such as product listing fees and advertising fees. The self-operated model has experienced significant growth at a CAGR of 147.8% from 2016 to 2020, and is expected to grow at a CAGR of 40.3% from 2020 to 2025, outgrowing the platform model as it excels in the following aspects:

•

Better control over supply chain. The self-operated model typically has a higher degree of control over the supply chain and in turn higher quality of products and high flexibility for SKU optimization.

•

More efficient fulfillment process. Compared to the platform model, where orders are processed from an assortment of third-party offline retail store partners, orders placed with self-operated model players are processed and packaged at designated and self-operated offline premises.

•

Direct and closer relationships with upstream sources. Self-operated players generally have close, direct relationships with upstream sources for procurement, and also provide additional value upstream through demand projections, production standard education and other resources. In contrast, platform model players typically rely on a large number of offline retail store partners who in turn handle their own procurement on an independent basis, resulting in higher intermediary costs and limited control over the supply chain, which in turn limits their ease of scalability.

•

Deep consumer insights gained from abundant end-to-end data. Self-operated model effectively collects and controls data across the entire value chain, generating profound consumer insights that enable the provision of precise guidance that empowers upstream farms and suppliers, as well as optimization of end-customer experience through personalized precision recommendations.

On-demand E-commerce Market Size in China, by operating model (GMV, RMB billions)

Source: China Insight Consultancy.

The self-operated model could be further categorized into the frontline fulfillment grid model and store-to-home model. Frontline fulfillment grid players typically establish a network of regional processing centers and frontline fulfillment grid for the prompt receipt, storage and delivery of fresh groceries and daily necessities. The store-to-home model refers to platforms that establish a physical retail store network for the purposes of both offline retailing operation and online on-demand order fulfillment.

According to CIC, the superior value propositions and services to both suppliers and customers of the frontline fulfillment grid model has increased its the market size in terms of GMV at a CAGR of 167.4% from RMB0.6 billion in 2016 to RMB30.8 billion in 2020, and it is expected to grow at a CAGR of 49.2% to RMB227.7 billion in 2025, outpacing the store-to-home model. Compared to store-to-home model, the frontline fulfillment grid model has the following advantages:

•

Higher density leading to more efficient coverage. With its distributive nature, the frontline fulfillment grid model tends to have higher density and shorter distance to end customers in the markets it serves, allowing faster response to consumer demands and higher fulfillment efficiency, resulting in a better overall shopping experience of the consumers.

•

More flexibility in site selection. The frontline fulfillment grid model tends to be less dependent on large, prime offline locations as the locations are used for frontline fulfillment stations instead of retail stores, and therefore has strong flexibility in site selection compared with the store-to-home model. This flexibility also results in higher business replicability with the abundant supply of suitable locations at lower rental costs.

•

More concentrated business focus. Offline retail stores are critical for companies adopting the store-to-home model. As a result, any imbalanced allocation of products and/or resources may result in a negative impact on both offline store operation and online shopping experience. In contrast, players using the frontline fulfillment grid model tend to have a clearer strategic focus, more concentrated business decision-making and higher business standardization potential.

Self-operated On-demand E-commerce Market Size in China, by business model (GMV, RMB billions)

Source: China Insight Consultancy.

Key Trends in On-demand E-commerce Market in China

Data-driven supply chain management to empower upstream suppliers

With the development of advanced technologies such as big data and AI, on-demand e-commerce platforms are able to establish efficient feedback mechanisms within the supply chain, enabling timely and precise guidance to upstream production based on the insights drawn from downstream consumption data, which could effectively reduce loss rates and maximize the productivity of the upstream suppliers.

Increasing transparency across the supply chain

With the increasing adoption of advanced data technology, product traceability, for both standardized daily necessities and non-standardized fresh groceries, is expected to increase over time – from origin to sorting, packing, distribution, and retailing processes, enhancing consumer confidence and improve their shopping experience.

Continuing to benefit from the exits of less efficient and more traditional retailers

Traditional and modern offline retailers whose business models are inefficient and less competitive are expected to gradually exit the market due to their inferior value-add to consumers and suppliers. While such exit is expected to accelerate as consumer stickiness to on-demand e-commerce players increases, leading to an acceleration of market penetration by on-demand e-commerce players.

Increasing direct procurement from upstream suppliers and brands

Players adopting the self-operated model are able to bypass multiple layers of wholesalers and distributors, hence reducing costs and creating room for margin expansion. They can also strengthen bargaining power against suppliers with the increase in procurement scale and the establishment of long-term direct relationships.

On-going category expansion

With the continuous promotion and market education as well as accelerated adoption during COVID-19 pandemic, customer stickiness to on-demand e-commerce players is expected to increase over time. With an increasingly larger user base, on-demand e-commerce players are expected to continue expanding their product offerings from fresh groceries to broader product offerings, including daily necessities, to capture wider consumer demands.

Increasing variety of monetization channels

With the increasing consumer adoption and stickiness, on-demand e-commerce players are expected to benefit from the accumulation of consumer traffic and be able to explore various potential monetization channels, such as charging delivery fees and membership fees for more value-added services or premium features.

BUSINESS

Our Mission

Our mission is to make fresh groceries as available as running water to every household.

Overview

We are a leading and the fastest growing on-demand e-commerce company in China, according to China Insights Consultancy, or CIC. We directly provide users and households with fresh produce, meat and seafood and other daily necessities through a convenient and excellent shopping experience supported by an extensive self-operated frontline fulfillment grid. With fresh groceries as our core product categories, we have successfully expanded to providing other daily necessities to grow into a leading one-stop online shopping destination in China for consumers to make purchases for their daily lives. At the same time, we are working to modernize China’s traditional agricultural supply chain through standardization and digitalization, empowering upstream farms and suppliers to make their production more efficient and tailored to actual demand.

Our total revenues has grown from RMB3,880.1 million in 2019 to RMB11,335.8 million (US$1,730.2 million) in 2020, driven by the robust growth in our GMV. Our market share in the on-demand e-commerce industry as measured by GMV was 10.1% in 2020, according to CIC, and our total GMV has grown from RMB741.7 million in 2018 to RMB13,032.2 million (US$1,989.1 million) in 2020, representing a CAGR of 319.2%. This growth rate ranked first among the top five on-demand e-commerce platforms in China and significantly outpaced the overall market size growth rate of 114.6% during the same period. In addition, in 2020, we ranked first by GMV among our competitors in the Yangtze River Delta megalopolis, which contributed approximately 24% of China’s total GDP in 2020, while also successfully penetrating into other regions across China.

With the increasing trend of consumption upgrading in China, being able to conveniently purchase quality products online has become increasingly important to consumers across China’s geographic and wealth spectrum. We believe that consumers naturally seek product quality, speedy delivery and product variety at attractive prices. However, China’s traditional agricultural industry is characterized by highly fragmented upstream farm sources and redundant supply chain intermediaries, resulting in higher prices and lower assurance in supply and quality. In addition, the perishable nature of fresh groceries makes the ability of fulfillment channels to reliably and expediently deliver products particularly important. Furthermore, Chinese cuisine tends to require a plethora of ingredients to be cooked to satisfaction, which requires a broad selection of complementary SKUs from any seller.

As a result of these factors, it has been difficult for consumers to find the ideal purchasing channel for fresh groceries. For example, in-person shopping in supermarkets and traditional Chinese wet markets is often time-consuming, and has less product variety. On the other hand, although traditional e-commerce platforms do offer grocery shopping options, their fulfillment capabilities are not optimized for fresh groceries, leading to slower and uncertain delivery times and less assurance over product freshness. As such, e-commerce companies with a reliable supply of quality products and the ability to provide the core components of the ideal shopping experience are well-positioned to capture this growth.

In response to both consumer needs and inadequacies in the traditional supply chain model in the industry, we launched Dingdong Fresh, our mobile app and mini-programs to reshape the Chinese consumer’s online shopping experience for groceries. We entered the industry with fresh produce, meats and seafood as our initial focal point, a segment known for high-frequency orders and relatively difficult procurement and fulfillment operations, and successfully expanded into other product offerings. We have embraced a user-centric philosophy since our inception, and have in the past four years been committed to providing consumers with a wide variety of quality products with fast delivery times at attractive prices:

•

Product quality. We procure our products primarily from direct upstream sources such as farms and cooperatives and apply stringent quality control across our entire supply chain to ensure product quality to our users.

•

Speedy delivery. Powered by our frontline fulfillment grid and robust, digitalized fulfillment capabilities, we deliver almost one million orders per day, and target to get orders within 30 minutes to our users.

•	Product variety. We offer a diversified portfolio of fresh groceries and other daily necessities tailored for local needs to address a greater share of each family’s consumption needs.

As a result of these capabilities, we have been able to achieve significant scale in our industry, with a strong and active user base and increasing engagement and stickiness. In the first quarter of 2021, our revenues reached RMB3,802.1 million (US$580.3 million) and our GMV was RMB4,303.5 million, with 69.7 million total orders and an average of 6.9 million monthly transacting users. In particular, during the same period, 22.0% of monthly transacting users were members of our Dingdong membership program, contributing 47.0% of our GMV and with an average of 6.7 orders per month.

We understand that being close to users is a key to our success as an on-demand e-commerce company. We were one of the pioneers in using a frontline fulfillment grid model to efficiently achieve last-mile delivery for fresh groceries while still scaling rapidly. At the same time, we believe that focusing on a high-frequency purchase product category such as fresh groceries allows us to build a loyal, engaged user base as a gateway for expansion. In addition, we have digitalized all of our core operations, building a full suite supply chain solutions to assure end-to-end quality control, which allows us to continuously optimize operating efficiency while providing users with the best products for value. We have streamlined the farm-to-home supply chain by cutting out intermediaries and guaranteeing strict end-to-end quality control through our 7+1 Quality Control Procedure, across the entire procurement and fulfillment process. The core capabilities that we have accumulated have since our inception lay the foundation for our exploring other supply chain collaboration opportunities and user service models in the future. Our capabilities include:

•

Strong upstream procurement relationships and empowering of upstream suppliers. We work closely with upstream suppliers for product procurement and grouping at the place of origin. We help farms and cooperatives implement scientific production standards such as our proprietary “D-GAP”, a set of good agricultural practices for production safety and sustainability that we designed, and order-based production to achieve optimal planting and production levels. As a result of the value that we bring to our suppliers, we develop strong relationships with them and assure stable supplies with good pricing power.

•

Unique frontline fulfillment grid model enables high scalability while maintaining user experience. On average, each station under our frontline fulfillment grid can directly reach tens of thousands of households with the ability to realize our 30-minute delivery target, greatly assuring the freshness the products when they reach users. In addition, compared with the offline retail store model, the frontline fulfillment grid model is less dependent on site selection, has faster inventory turnover and has greater scalability in terms of rapidly addressing new regional markets and user demographics. As of March 31, 2021, we have built from the ground up a frontline fulfillment grid of more than 950 frontline fulfillment stations in 29 cities in China, serving 6.9 million average monthly transacting users in the first quarter of 2021. In particular, the size of our frontline fulfillment grid in the Yangtze River Delta has tripled in size since the end of 2018. In addition, our frontline fulfillment grid is supported by 40 regional processing centers to sort, package, label and store raw products prior to fulfillment.

•

First-in-class operational efficiency driven by technology and digitalization. Our digitalization across the whole entire industry chain can realize strict quality control, precision order management, optimized inventory management and efficient warehousing, fulfillment, intelligent dispatch and delivery system. As the density of regional orders increases, our advanced data analytics can accelerate the improvement of the operation efficiency at each stage of the industry chain and drive our profitability.

Our massive economies of scale and network effects have enabled us to simultaneously achieve rapid growth and increasing operating efficiency, demonstrating the effectiveness of our highly scalable and replicable business model. Our excellent user experience has also enabled us to continuously attract new users and promote increased purchasing frequency by existing users, doubly driving the growth in our GMV through growth in both total orders and average order value. At the same time, high consumer demand helps to attract more high-quality suppliers to cooperate with us, enhance our upstream bargaining power and further ensure product quality and diversification. In addition, the increasing density of regional orders can generate data to support our continued analysis and new user insights. As our continued expansion connects more consumers with fragmented upstream suppliers, we have formed a powerful self-reinforcing and dual flywheel effect, promoting rapid business growth while continuously improving operating efficiency, as set forth below:

As a result of the foregoing, since our initial entry into Shanghai in May 2017, we have successfully expanded our business to 29 cities across China, of which five cities have achieved and maintained monthly GMV over RMB100 million. Demonstrating our ability to leverage our core capabilities and replicate our success in new markets, the speed at which we are able to reach a milestone of monthly RMB100 million in GMV for new markets has continuously accelerated. At the same time, our fulfillment expenses as percentage of total revenues decreased from 49.9% in 2019 to 35.7% in 2020, indicating significantly improved operational efficiency.

Our total revenues grew from RMB3,880.1 million in 2019 to RMB11,335.8 million (US$1,730.2 million) in 2020, and our GMV grew from RMB4,709.7 million to RMB13,032.2 million (US$1,989.1 million) during the same period. Our total revenues grew form RMB2,603.8 million for the three months ended March 31, 2020, to RMB3,802.1 million (US$580.3 million) for the three months ended March 31, 2021, and our GMV grew from RMB2,915.3 million to RMB4,303.5 million (US$656.8 million) during the same period. We had net loss of RMB1,873.4 million in 2019 and RMB3,176.9 million (US$484.9 million) in 2020, and our net loss margin decreased from 48.3% in 2019 to 28.0% in 2020. We had net loss of RMB244.5 million for the three months of 2020 and RMB1,384.7 million (US$211.4 million) for the three months ended March 31, 2021, while our net loss margin increased from 9.4% for the three months ended March 31, 2020 to 36.4% for the three months ended March 31, 2021.

Key Operating Metrics

The following diagrams and charts show the selected key operating metrics of our business:

Note:

(1)	As of March 31, 2021

In general, the longer our users, especially our members, use our services, the more they tend to spend, reflecting our strong and increasing user engagement. The following chart sets forth the average total spending of our transacting users and transacting members for the periods indicated by user cohort, with each cohort representing users who placed their first order on Dingdong Fresh during the period:

We have successfully built up an increasingly loyal and active user base. In addition to a steady increase in our new transacting users, the GMV contribution of our existing transacting users who have ordered from us in a previous calendar quarter continuously increased from 51.9% in the first quarter of 2018 to 81.6% in the first quarter of 2021. Since the launch of our membership program in the second quarter of 2018, our average monthly transacting members grew to over 1.5 million in the first quarter of 2021, representing 22.0% of our total transacting users and contributing 47.0% of our total GMV during the same period. The increasing proportion of GMV from our existing users and members improves our operating leverage, as the selling and marketing expenses associated with our existing users is significantly lower than expenses associated with new users. Based on our data, each of our monthly transacting members on average spent around RMB407 in 2019 and RMB478 in 2020 on Dingdong Fresh per month, significantly exceeding corresponding average spending of all transacting users. Since our inception, the 12th-month and 24th-month repurchase rates for users who have purchased Dingdong memberships were 64.2% and 70.5%, respectively. As of March 31, 2021, the membership retention rate since the launch of our membership program was 48.8%.

Note:

(1)	For any given quarter, existing transacting users refer to users who have ordered from us in a previous calendar quarter

Our Market Opportunity

China is the world’s second largest economy. In the context of consumption upgrade, an evolution of China’s consumption mode and behavior of Chinese consumers, and transformational development of e-commerce sector in recent years, driven by the continual rise in per capita disposal income, purchasing power, level of education and ongoing urbanization rate, China has witnessed an increasing demand for high quality products with convenience and value-for-money among Chinese consumers. On-demand e-commerce has gradually become a major purchase channel for fresh groceries and daily necessities. According to CIC, the size of China’s fresh groceries and daily necessities retail industry has grown at a CAGR of 7.2% from RMB8.4 trillion in 2016 to RMB11.1 trillion in 2020, and is forecasted to further grow at a CAGR of 6.5% to RMB15.2 trillion by 2025. According to CIC, China’s on-demand e-commerce market size expanded quickly at a CAGR of 146.7% from 2016 to 2020 and is expected to grow at a CAGR of 31.8% to reach RMB511.8 billion by 2025.

Our Strengths

We believe that the following strengths contribute to our success and differentiate us from our competitors:

Fastest-growing On-demand E-commerce Leader in China

According to CIC, our market share as measured by GMV was 10.1% in 2020, and our total GMV has grown from RMB741.7 million in 2018 to RMB13,032.2 million (US$1,989.1 million) in 2020, representing a CAGR of 319.2%. According to CIC, this growth rate ranked first among the top five on-demand e-commerce platforms in China and significantly outpaced the overall market size growth rate of 114.6% during the same period. We also ranked first by GMV among our competitors in the Yangtze River Delta megalopolis while also successfully penetrating into other markets across China, and ranked second by GMV among on-demand retail e-commerce players in 2020, according to CIC. As of March 31, 2021, we operated in 29 cities in China, with a self-operated grid of 40 regional processing centers and more than 950 frontline fulfillment stations. In 2020 and the first quarter of 2021, 198.5 million and 69.7 million orders, respectively, were placed on Dingdong Fresh.

We have been able to achieve high growth rates since our inception. Our GMV increased from RMB741.7 million in 2018 to RMB4,709.7 million in 2019 and RMB13,032.2 million (US$1,989.1 million) in 2020, representing a CAGR of 319.2%. Our average monthly transacting users increased from approximately 0.4 million in 2018 to 2.6 million in 2019 and 4.6 million in 2020. In the first quarter of 2021, our average monthly transacting users further reached 6.9 million. In 2019 and 2020, we commenced operations and generated GMV in 5 and 21 new cities, respectively.

Since our inception, we have dedicated ourselves to transforming and standardizing the fresh groceries supply chain, and have built a highly integrated, on-demand e-commerce infrastructure spanning procurement, fulfillment and delivery and powered by end-to-end digitalization, quality control and user feedback. We have developed technology for accurate order forecasting and user search recommendations, and successfully introduced daily necessities on Dingdong Fresh. Our rich industry experience, massive data insights and digital technology capabilities will support the accelerated expansion in scale and increased operating efficiency of our business.

Superior User Value Propositions Driving Large, Highly-Active User Base

Our user-centric philosophy has guided our growth and operations since our inception. With our goal of providing the best product quality, variety and delivery speed for value, we have changed the way that Chinese households purchase fresh groceries and daily necessities. We aim to become the first choice among one-stop platforms for Chinese households to purchase fresh groceries and daily necessities through the following:

•

Product Competitiveness. We offer a diverse and stable selection of quality products with core product competiveness. Users are often attracted to Dingdong Fresh through high-frequency purchases of fresh groceries, and then expand to other categories such as processed foods and beverages, seasonings and daily necessities, before establishing purchasing habits in product categories with huge potential demand in the ready-to-eat, ready-to-cook and ready-to-heat, or 3R, product category, covering a large percentage of core consumption needs for Chinese families.

•

Reliable on-demand fulfillment. We aim to make delivery within 30 minutes after an order is placed, offering a superior user experience and meeting the timing constraints of many households in Chinese cities.

•

Personalized recommendations. We perform analysis on multi-dimensional consumption behavioral data for our users to provide personalized search pages, highly individualized product recommendations and recipe-based recommendations. This allows us efficiently match user needs with our product offerings.

•

Excellent user service. We provide instant responses to customer feedback via Dingdong Fresh app and mini-programs and customer service hotline. At the same time, we continue to optimize and expand our product selection based on user feedback, and continue to search for ways to improve our product competiveness and service capabilities to better serve our users, such as our Dingdong membership program.

As a result of the foregoing, we have established a large, highly-active and growing high-quality user base. In the first quarter of 2021, our average monthly transacting users increased to 6.9 million from 3.6 million during the same period in 2020. Our user base has expanded to cover users of all ages, including young people who are more willing to pay for quality food products, such as 3R products, and timely delivery, and middle-aged and elderly people who make more frequent purchases with an increasing need for on-demand fresh produce, meat and seafood and other daily necessities, but require value, for their family meals. At the same time, we also serve consumers with different demands in cities and markets of varying sizes across China.

In addition, we have a group of highly active members of our Dingdong membership program. In the first quarter of 2021, our average monthly transacting members reached 1.5 million and contributed 47.0% of our total GMV during the same period. Our members also become increasingly active. Based on our data, each of our monthly transacting members on average spent around RMB407 in 2019 and RMB478 in 2020 on Dingdong Fresh per month, significantly exceeding corresponding numbers of all transacting users. Since our inception, the 12th-month and 24th-month repurchase rates for users who have purchased Dingdong memberships were 64.2% and 70.5%, respectively.

Strong Sourcing and Procurement Capabilities

To better ensure our product quality, we have deeply focused on cultivating our upstream sourcing capabilities and modernizing the highly fragmented agricultural supply chain. We work closely with our upstream suppliers, such as farms and cooperatives, to seamlessly integrate their operations with ours. We offer them not only large order flow, but also accurate demand projections so that they can perform demand-based production. We also empower them through sharing data-driven insights and research, such as proliferating the implementation of our proprietary, scientific D-GAP agricultural planting standard without additional costs to suppliers to improve the quality of the products we source at their place of production. Our close collaboration and high engagement with our suppliers assure us a reliable and diverse supply of high-quality products, and continuously strengthen our bargaining power and procurement cost advantages.

Leveraging our in-depth industry experience and large-scale procurement advantages, we have begun to build our own brands to increase consumer recognition and stickiness. We select product types and categories with high purchase frequency, inelastic demand, high scalability, outdated supply and fulfillment chains and high potential for growth.

Our close ties with upstream suppliers allow us to maintain a stable supply of quality products while reducing our procurement costs. As a result, in the first quarter of 2021, the proportion of fresh groceries that we procured from direct sources, or direct producers and base cooperatives, was over 75% in terms of procurement costs. Meanwhile, from 2019 to the first quarter of 2021, the rate of negative feedback for our products had been below 0.1%, and according to CIC, we have obtained the highest net promoter score, a popular metric that measures how likely customers are to recommend a product or service, in our industry demonstrating our excellent reputation among our users.

Robust Fulfillment Capabilities Anchored by Frontline Fulfillment Grid Model

We were one of the pioneers in using a frontline fulfillment grid model to address last-mile delivery for fresh groceries while still scaling rapidly. On average, each station under our frontline fulfillment grid can directly reach over tens of thousands of households in the neighborhood with the ability to realize our 30 minute delivery target, greatly assuring the freshness the products when they reach users. In addition, compared with the offline retail store model, the frontline fulfillment grid model is less dependent on site selection and front-end operators, has faster inventory turnover and has greater scalability in terms of rapidly addressing new regional markets and user demographics. Our frontline fulfillment grid is supported by 40 regional processing centers that sort, package, label and store raw products prior to fulfillment.

Compared with the franchise model, our self-operated frontline fulfillment grid model provides more alignment of interests across our organization to assure our product quality, speedy delivery and product variety to consumers and digitalization throughout our operations. We take a streamlined, standardized and lean approach to regional processing centers and frontline fulfillment station operations in order to reduce our reliance on manpower, optimize information flow and maximize decision-making speed. This has allowed us to achieve outstanding operating efficiency, as evidenced by our fulfillment expenses as percentage of total revenues decreasing from 49.9% in 2019 to 35.7% in 2020.

•

Warehousing. In 2020, our frontline fulfillment station inventory turnover period for fresh groceries and for all products were 2.2 days and 3.9 days, respectively. During the same period, our loss rate for fresh groceries and for all products was much lower than the industry average, according to CIC.

•

Delivery. For mature frontline fulfillment stations with over two years of operation as of December 31, 2020, our average number of daily delivered orders, daily processed order per frontline packing staff and daily delivered orders per rider in the first quarter of 2021 increased by 92.9%, 79.1% and 65.4% from the same period in 2019, respectively. We have also maintained a very high on-time delivery rate and low negative review rate for delivery services, which were around 95.2% and 0.05% during the first quarter of 2021.

Smart Operations Powered by Advanced Technology and Data Infrastructure

We have digitalized all of our core operations, building a full suite of digitalized supply chain and operations system solutions to assure end-to-end quality control from procurement to fulfillment and delivery and from new product reviews to customer feedback. We are also exploring product categorization at the place of production to better offer different types of products to users with different quality and price sensitivities.

•

Procurement. Our technology for accurate demand forecasting and our introduction of modernization measures at our upstream suppliers and vendors help us ensure the stability and quality of our product supply while increasing inventory turnover rates. In addition, the data insights that we can gain also help us with upstream supplier selection and product and SKU selection.

•

Regional Processing. We have improved our allocation efficiency and accuracy rates from regional processing centers to frontline fulfillment stations and reduced our loss rates by introducing a warehouse management system, ensuring food cold chain logistics from procurement to fulfillment, and increasing automation, as well as making adjustments to both storage capacity and sorting areas as necessary. We have been able to standardize non-standard agricultural products through a fully digitalized inspection process, instituting a level of information-backed quality control.

•

Frontline fulfillment. We leverage an algorithm empowered frontline fulfillment warehousing management system for batching, inventory, storage and order packaging management to support our frontline fulfillment staff.

•

Intelligent dispatching. We intelligently optimize our delivery routes using a “single origin to multiple destinations” principle, allowing us to leverage growing regional order density to increase our average daily deliveries per rider and maintain performance stability. According to CIC, during the first quarter of 2021, we had one of the highest delivery efficiencies among all on-demand e-commerce and food delivery platforms, with an average of 85 orders delivered per rider per day during the first quarter of 2021 for mature frontline fulfillment stations with over two years of operation as of December 31, 2020.

•

User analysis. We are able to improve user engagement, repurchase rates, order size and user lifetime value by creating precise user preference profiles, optimizing product offerings and categories, and consistently enhancing personalized search functions and recommendations.

The digitalization of our business enables us to accumulate massive amounts of multi-dimensional user behavior and supply chain data. This data is particularly valuable for the fresh groceries on-demand e-commerce sector, which is characterized by highly fragmented upstream and downstream players. The insights that we have gained through analyzing data compiled from the continuous expansion of our user base and geographic coverage can be in turn fed back into our algorithms and operations for better optimization and improvements. As a result, we deeply value and continue to invest in technology.

Highly Scalable Business Model with Track Record of Successful Expansion

Since our inception and through our rapid expansion across the markets we now operate in, we have gained a full set of powerful core capabilities and standard operating procedures for upstream procurement, distribution and fulfillment station set-up and operation, supply chain management, fulfillment and delivery, data analysis and technology infrastructure. For example, our direct sourcing model and regional processing centers allow us to expand to new markets without spending significant effort to find local suppliers that can reliably provide standardized fresh groceries. These capabilities and SOPs have allowed us to replicate our success into new markets and achieve effective and highly scalable expansion. For example, after the initial launch and subsequent refinement of our business model in Shanghai, we started our expansion into other cities starting in 2019 and accelerated such expansion in the second half of 2020. In 2019 and 2020, we commenced operations and generated GMV in 5 and 21 new cities, respectively. We were also able to achieve accelerated ramp speed in those markets. As of March 31, 2021, there were already five cities we served with monthly GMV of over RMB100 million, and our ramp time to achieve RMB100 million in monthly GMV has shortened from 17 months in Shanghai (launched in May 2017) to 13 months in Hangzhou (launched in January 2019), and further to six months in Shenzhen (launched in August 2019).

In addition, as of March 31, 2021, our business also expanded to lower-tier cities to capture the huge opportunities offered by China’s accelerated urbanization and consumption upgrading, all of which had fast ramp times. For example, in late September 2020, we entered the Ma’anshan market (a smaller city in China with a core urban population of approximately 0.7 million and per capita expenditure of approximately RMB31,400 in 2019), and achieved a faster ramp up speed than a mature market such as Shanghai.

Strong Corporate Culture Shaped by Visionary and Seasoned Management

Since the day of our inception, we have promoted dual core philosophies of (i) treating the best interests of our users as paramount and (ii) having patience in confronting challenges to achieve better results. We have always encouraged the spirit of striving for success and innovation and taking a steady and practical working approach, understanding that long-term development far outweighs short-term gains and losses. Our company culture has also fostered a team with robust execution capabilities that has stood out from the fierce competition in our industry and achieved the success that we have today, as well as continuing to lead us to achieving sustainable but rapid expansion in the future.

We have a tremendously experienced management team with both proven track records in their respective fields and complementary backgrounds to provide the best leadership for our company. Mr. Changlin Liang, our founder and chief executive officer is a successful serial entrepreneur with expertise in product design and technology development. Mr. Liang bears a unique and long-term vision into our industry, and has a deep understanding of China’s new retail and agricultural supply chain industries and family consumption demand. In addition, our management team has on average over a decade of relevant industry experience related to our current business, including consumer retail, supply chain operation, agricultural management, consumer needs and community operations with backgrounds that complement each other and best positions us for future success.

Our Strategies

We believe that the following strategies will help ensure that we can flexibly expand our business boundaries and meet the diverse needs of China’s huge consumption market:

Continue to Drive User Growth and Increase User Engagement

We will increase both the breadth and density our frontline fulfillment grid to improve our delivery coverage and performance in both cities where we have an existing presence and cities that we plan to expand to. At the same time, we aim to increase our mindshare among consumers and continue to benefit from word-of-mouth marketing through providing excellent user experience and further brand building. We will also selectively conduct other marketing activities to reach more potential users and increase our existing market penetration and grow our user base.

Focusing on our user-centric philosophy, we will continue to maintain high standards for product quality, reliable and punctual delivery times and continuously diversified offerings of fresh groceries and daily necessities. We will also make personalized precision recommendations through big data analysis, enhance our customer service capabilities and further optimize our user experience to increase cross-selling opportunities and user order frequency to drive increase revenues per user. Finally, we will also strengthen and develop our membership program to provide more benefits to users and allow us to assemble a solid base of premium members with high levels of engagement and strong purchasing power.

Further Expand Geographic Coverage

We will further expand our geographic coverage across cities and other markets in China with a thoughtful strategy, consisting of criteria such as population demographics, levels of economic development, residential density, e-commerce penetration, robustness of supply chain infrastructure and initial investment costs. We will leverage and replicate our core capabilities to enter markets with high potential, including (i) areas surrounding cities where we have a presence to leverage our pre-existing regional supply chain and logistics capacities and (ii) new untapped markets, to capture the huge opportunities offered by China’s accelerated urbanization and consumption upgrading. We will rely on our robust infrastructure and insightful industry knowhow to work out specific plans to enter into new markets and achieve organic growth.

Enhance Ability to Reliably Supply Quality Products and Further Expand Product Categories

We plan to continuously enhance our ability to reliably supply high-quality products to satisfy evolving user needs. To achieve this, we will continue to develop and empower our upstream sourcing capabilities through: (i) integrating downstream order flow and cutting out intermediaries to attract high-quality suppliers, realize procurement cost savings and increase our overall proportion of direct upstream sourcing; (ii) analyzing the mass amount of user and supply chain data available to us to improve supply chain efficiency and transparency help suppliers to digitally transform their businesses, increase production accuracy, minimize waste and ultimately be more able to provide great products at attractive prices; (iii) continuing to promote order-based production, implement more scientific production standards such as “D-GAP”, improve the overall level of quality for agricultural products and drive the modernization of agriculture in China; and (iv) increasing quality control measures and exploring opening warehouses at supplier places of origin to ensure product quality. In addition, we will leverage in-depth insights into consumers, supply chains and markets to continue to develop our own brands, strengthen our brand awareness among consumers, enhance product competiveness and improve profit margins.

In addition, we will continue to expand our variety of product offerings to explore new categories of fresh groceries and other daily necessities with demand potential to provide and push to users with more choices and custom big-data analysis-enabled recommendations.

Continue to Invest in Technology to Further Improve Operating Efficiency

We will continue our investment in core technology areas such as AI, big data and algorithm optimization to strengthen our existing technical advantages. In addition, through in-depth data analysis and technology upgrades, we will continue to improve our user experience, optimize product recommendations, and enhance our understanding of consumer preferences and behaviors. Furthermore, we will continue to actively use technology and data analysis to upgrade and digitalize our supply chain, and achieve more precise management of products, batching, inventory and storage locations, all with the aim of improving operating efficiency, reducing costs, and increasing profitability. In particular:

•

Upstream procurement. We will use downstream data and market insights to empower upstream operations, optimize production planning, implement more scientific production standards and improve production efficiency.

•

Frontline fulfillment grid. We will continue to improve our order forecasting system, optimize our number and combinations of SKUs offered, strengthen long-tail product testing and accelerate adjustments in offerings, increase inventory turnover rate and upgrade key technologies, such as for cold storage facilities, to further ensure product quality and improve storage efficiency.

•	In-warehouse product standardization. We will continue to upgrade our product standardization functions at our regional processing centers, including improving sorting and packaging automation.

•

Logistics and delivery. We will continue to optimize our management of our logistics trunk line partners and terminal delivery personnel and strengthen, among others, our trunk line TMS system for transporting products from our regional processing centers to our frontline fulfillment stations, order fulfillment algorithm and intelligent dispatch system, in order to improve our load rates and punctuality and reduce delivery costs.

The Dingdong Fresh Experience

We are a leading and the fastest growing on-demand e-commerce company in China directly providing users and households with fresh produce, meat and seafood and other daily necessities through a convenient and excellent shopping experience supported by an extensive self-operated frontline fulfillment grid. We conduct our online retail business primarily through Dingdong Fresh, our mobile app and mini-programs.

We are committed to optimizing the user experience and achieving user satisfaction. This commitment drives every aspect of our operations, which are focused on five core components: extensive product offerings, compelling online experience, speed delivery, convenient payment options, and superior customer service. We have established a large, highly engaged and growing high-quality user base. In the first quarter of 2021, our average monthly transacting users increased to 6.9 million from 3.6 million during the same period in 2020.

Products

We offer a wide range of fresh groceries and daily necessities. Fresh groceries include categories of vegetables, meat and eggs, fruits, seafood, and 3R food products. Daily necessities include categories of dairy products & bakery, oil and seasonings, prepared meals, rice, noodles and other wheaten products, pre-packaged foods, drinks and liquor, flowers and green plants, home care and personal care products.

Each of these categories is further divided into multiple subcategories to facilitate easy and convenient browsing. The numbers of SKUs offered on Dingdong Fresh increased from over 5,700 in the first quarter of 2020 to over 12,500 in the first quarter of 2021.

Dingdong Fresh App and Mini-Programs

We believe that providing a compelling app shopping experience is critical to attracting and retaining users. We make sales through our user-friendly mobile app and mini-programs Dingdong Fresh. Dingdong Fresh not only offers a broad selection of fresh groceries and other products, but also provides easy app navigation, robust search functions, customized product recommendations, and comprehensive product information, customer reviews and ratings. These features help users to view, understand and compare products before purchasing.

Dingdong Fresh contains the following information and features:

•

Comprehensive product information to support prompt decision-making. Each product page contains pictures and/or videos and descriptions of the product, the price, customer reviews and ratings. When customers are browsing product pages, we display product highlights and the take-home price on the top of the page to make it easier for customers to find key information and make purchase decisions more efficiently.

•

Interactive user community to enhance user engagement and loyalty. Our mobile app contains a large volume of helpful customer-generated reviews. For each product, customers can provide reviews and ratings that are featured prominently on the product page. We also offer various interactive features including daily recipe-based recommendations complemented with the fresh groceries and daily necessities available on our app, mini in-app games and live-streaming.

•

Targeted product recommendations to satisfy personalized demands. We also offer personalized recommendations to provide an individualized shopping experience for each of our users. Using algorithms to analyze the massive amounts of data we generate, we can gain insights into individual user behavior and preferences, predict products that each user may be interested in purchasing and make more accurate recommendations based.

•	Convenient payment. We offer various kinds of online payment methods to users, including Alipay and WeChat Pay.

Speedy Delivery

We believe that timely and reliable fulfillment is key to achieving a superior online shopping experience. In their personal profile and at checkout for a product purchase, users can enter or confirm a GPS-suggested delivery address, based on which their order will be fulfilled by a designated frontline fulfillment station. Users can choose immediate delivery or a specific delivery time range. Users are able to check the status of their orders and track delivery. Leveraging our industry-leading fulfillment infrastructure, orders placed on Dingdong Fresh for immediate deliveries are targeting to be delivered to users within 30 minutes after they are placed. See “—Fulfillment Network.” We typically offer free deliveries for orders exceeding a certain size, depending on the location of the order. We also offer free deliveries with no minimum order size for certain markets.

Customer Service

Our commitment to our users and offering the best shopping experience is reflected in the high level of service provided by our customer service staff and our flexible product refund policies. We also offer self-service tools and AI-powered automated customer service which can solve our customers’ problems more efficiently.

Users can ask questions, provide reviews and file complaints through our mobile app and WeChat mini-program or call our service representatives. We leverage self-service tools and AI-empowered customer service tools to answer frequently asked questions from our users more efficiently. We also field a dedicated customer service team of 345 personnel to address more complicated issues through our customer service hotline as of March 31, 2021.

We have a generous return and refund policy. We generally accept refunds for defective fresh produce, meat, seafood and fresh milk within 24 hours of delivery, except in the case of malicious users, who are detected and blacklisted by our algorithms. An instant refund is available if the refund application meets certain pre-determined criteria, including refund value, application frequency and promptness of refund request.

Dingdong Membership

We have established a premium Dingdong membership program to cultivate customer loyalty and encourage our customers to make repeat purchases. We currently allow users to select flexibly from a variety of subscription options, including (i) automatically-renewed annual membership at RMB88 per year, (ii) regular annual membership at RMB108 per year, (iii) automatically-renewed quarterly membership at RMB30 per quarter, and (iv) regular quarterly membership at RMB45 per quarter. Dingdong members enjoy a variety of special benefits. For example, they can get one free item per day for an order that exceeds a certain value. They are also entitled to four member-only coupons per week, which allow them to enjoy additional discounts on their purchases for orders exceeding a certain value. In addition, they can shop at member-only discounted prices (currently approximately 12% off) on selected product offerings each Friday and enjoy VIP-level customer service and members-only promotion events. They can also enjoy free shipping on their orders several times per month. We from time to time adjust our membership programs to better serve our members’ evolving needs.

We had approximately 1.5 million average monthly transacting members in the first quarter of 2021, accounting for 22.0% of our average monthly transacting users but contributing 47.0% of our total GMV with an average of 6.7 orders per month during the period. Our members also become increasingly active. Based on our data, each of our monthly transacting members on average spent around RMB407 in 2019 and RMB478 in 2020 on Dingdong Fresh per month, significantly exceeding corresponding average spendings of all transacting users. Since our inception, the 12th-month and 24th-month repurchase rates for users who have purchased Dingdong memberships were 64.2% and 70.5%, respectively.

Our Digitalized “Farm-to-Home” Operations

The following diagram sets out the steps in our digitalized operations from the farm to the dinner tables of our users:

Procurement

We sourced over 12,500 SKUs, including fresh produce, meat and seafood and other daily necessities, from over 1,600 suppliers in the first quarter of 2021.

Fresh Groceries Procurement

Direct Source Procurement. In the first quarter of 2021, over 5,700 SKUs of fresh produce, meat and seafood were available on Dingdong Fresh. In order to provide quality fresh groceries on a daily basis, we have established direct relationships with our suppliers from the source of origin. In the first quarter of 2021, the proportion of fresh groceries that we procured from direct sources, namely direct producers and base cooperatives, was over 75% in terms of procurement costs. We believe that our ability to establish direct relationships with suppliers from the source of origin enables us to provide quality products, obtain better procurement terms and gain access to less available SKUs.

We select suppliers on the basis of their reliability, logistics capabilities, productivity, food safety assurance and pricing. They must be able to meet our demands for timely supply of fresh and safe products. We perform background checks on our suppliers and the products they provide before we enter into any agreement. We examine their business licenses and the qualification certificates for their products, check their brand recognition and conduct background investigations into their cooperation history and partners. We also conduct on-site visits to assess and verify their farming locations, business scale, management experience, production capacity, logistics capabilities, and quality control system. As food safety is our top priority, all of our suppliers are required to be outfitted with applicable facilities, equipment and personnel to inspect pesticide residue and to be able regularly conduct testing and generate quality reports for their products. In addition, we also require our suppliers to have complete and flexible logistics capabilities, including cold chain logistics, to ensure a sustainable and timely supply of our fresh groceries. Once a supplier is selected, we conduct a one-month trial run to test its overall capabilities.

Order-based Production. A significant portion of our fresh groceries procurement is carried out through order-based production. In this model, we prioritize product varieties and strains with high food safety standards, large and stable demand, and high and volatile prices. Once the varieties are determined, we communicate with candidate farms and have agricultural experts meet with them to understand the farms’ product types, business scale, management team, operation status, qualifications and certifications. Upon our decision that a farm meets our basic requirements, we then conduct on-site visit and interviews with their management team to gauge their interest and competency in meeting our stringent standards. If the farms are shortlisted, we will then proceed with the necessary filings and business negotiations regarding specific SKUs that we are interested in and pricing so that we can enter into an agreement and commence order-based production.

Leveraging our big data algorithms and rich industry experience, we can make general predictions on market demand days, months or even a year ahead depending on the variety and nature of the products, then source a portion of that demand with our upstream farms based on our estimation of orders for specific varieties.

To better ensure our product quality, we have deeply focused on cultivating our upstream sourcing capabilities and modernizing the highly fragmented agricultural supply chain. We work closely with our upstream suppliers, such as farms and cooperatives, to seamlessly integrate their operations with ours. We offer them not only large order flow but also accurate projections for orders so that they can perform order-based production. We also empower our upstream suppliers through sharing data-driven insights and research, such as proliferating the implementation of our proprietary, scientific D-GAP agricultural planting standard to suppliers to improve the quality of the products we source at their place of production. D-GAP is a Good Agricultural Practice standard formulated by us based on Global GAP and China GAP standards, with adjustments in accordance with the actual characteristics of existing suppliers in China. Mainly aimed at the cultivation and breeding of primary agricultural products, it is a standardized system for both production safety and sustainability across all aspects of agricultural production, including the use of agricultural chemicals, workers’ protection and animal welfare. It lays out a set of standardized process management procedures that governs the daily operation and management of the farm, and our inspectors are tasked with checking and grading the status of the farm on site by referring to a detailed checklist. We encourage compliance with D-GAP by rewarding those with high passing grades and mandating immediate suspension of supply if a farm fails to comply with any of the key D-GAP requirements or to obtain a certain grade. Although farms, which are typically agricultural companies or large-scale cooperatives, may incur certain additional costs by adopting higher-standard agriculture procedures and facilities, hiring qualified agricultural technicians and paying fees for third-party accreditation and inspection, they are incentivized to comply with our D-GAP requirements to join our supply chain under which they are able to avoid intermediate distribution costs and minimize additional selling and other expenses.

Our close collaboration and frequent engagement with our suppliers secure a reliable supply of high-quality products and continuously strengthen our bargaining power and procurement cost advantages.

Daily Necessities Procurement

For the first quarter of 2021, over 6,700 SKUs of daily necessities were available on our Dingdong Fresh, approximately half of which were manufacturers and half of which were distributors. For SKUs in the ramp-up stage, we may elect to initially work with distributors and then deepen our cooperation in the future, though we typically prioritize cooperating with manufacturers. In addition, as our expansion to new daily necessities offerings such flowers and snacks have met widespread success, particularly among young consumers, we will increasingly focus on exploring new product categories meeting emerging consumption needs.

For daily necessities product suppliers, we have implemented a stringent selection process where we conduct a holistic review of a candidate’s production and distribution status, operation and financial conditions, product competitiveness, brand recognition, delivery and logistics capabilities, management adequacy, competition landscape, pricing strategy and customer service capabilities. By cooperating with our suppliers, we formulate key performance targets, including sales, gross profit and together and jointly develop implementation plans, including sales promotion strategies and financial support, so that both parties can work together and achieve growth.

Private Label Products

We have entered into exclusive distribution agreements with certain of our distributors for certain products bearing our trademarks and established several private label products, particularly in the fresh groceries category, including Daily Fresh Pork, Dingdong Grand Slam hotpot and noodles, Boxing Crayfish and other fresh foods. By leveraging collaboration with our exclusive suppliers, we are able to minimize costs to launch private label products with certain expenses incurred related to brand design and trademark registration. Since our launch of private label products in July 2020, we have seen a general upward trend in the percentage that our private label products take among all the products that we sell and intend to launch additional private label products in the future. For the first quarter of 2021, GMV of our private label products accounted for 3.3% of our total GMV. In particular, GMV of our private label products in Shanghai accounted for 8.1% of our total GMV in Shanghai during the same period.

Case Study: Dingdong Daily Fresh Pork

We launched our private label Daily Fresh Pork in July 2020 to offer users quality pork products while reducing the cost of pork carcass processing against the backdrop of rapidly rising pork prices in China. We entered into cooperation agreements with selected vendors to set up our own Dingdong Daily Fresh pork processing plant, under which vendors rent plants and equipment to us, while we are responsible for the purchase of pork carcasses and the management of workers for production. By running our own pork processing plant, we can better ensure the quality of pork products and lower the prices we offer to users while still maintaining cost advantages. In addition, we can make timely and accurate price adjustments or provide real-time homepage recommendations to users for various recent cuts of our private label pork products to improve the sales efficiency. Since their launch, our Daily Fresh Pork products successfully gained high user stickiness and low negative feedback among our users, and accounted for over 40% of total pork products sales on Dingdong Fresh in Shanghai in the first quarter of 2021. Despite these products having more attractive pricing than comparable pork products in the market, our cost advantages have allowed us to still realize high gross margins.

Key Contract Terms with Our Suppliers

We typically enter into a one-year supply contract with our suppliers under which we specify, among others, product varieties and strains, product quantity and price, supply period and region, and quality standards and assurance. For private label products and certain selected fresh groceries of unique categories or origins, we may have exclusivity and non-compete clauses in the supply contracts on the part of our suppliers. We may terminate the contracts if the supplier breaches non-compete covenants or fails to rectify after receiving our written complaint on product quality for several times.

Fulfillment

We deliver a satisfying customer experience by fulfilling orders quickly and accurately. To this end, we have built our fulfillment infrastructure in selected cities for the prompt receipt, storage and delivery of our products. Our fulfillment infrastructure primarily consists of regional processing centers, frontline fulfillment grid and a last-mile delivery network. To further enhance inventory accountability and security, we track our inventory at all stages from procurement to order fulfillment process.

We operated 40 regional processing centers in 14 cities in China as of March 31, 2021 to sort, package, label and store raw products prior to distribution to frontline fulfillment stations. We also operated over 950 frontline fulfillment stations in 29 cities as of March 31, 2021, serving a total of approximately 6.9 million average monthly transacting users in the first quarter of 2021. We manage our fulfillment network by regional clusters, where supply chain and management resources of cities in close proximity can complement each other.

Regional Processing Centers

Aided by our warehouse management system and automated equipment, our regional processing centers support our frontline fulfillment grid by sorting, packaging, labeling and storing raw products prior to fulfillment, turning them to standardized products before they are dispatched to frontline fulfillment centers. To ensure upmost quality, we inspect the raw products upon their arrival at our regional processing centers, maximize usage of automation that reduces human error and contamination, set up storage areas with different temperature layers for different products, and ensure food cold chain logistics from procurement to fulfillment. We affix bar codes on our standardized products and leverage our digitalization capabilities to track the status and shelf life of the products. In this way, the freshness of the products is retained to the maximum extent despite the variance between the natures of the products. This optimizes our allocation efficiency, improves accuracy rates, and reduces our loss rates. When our frontline fulfillment stations place orders to replenish their stock, our proprietary intelligent vehicle route planning algorithm generates the most efficient route to transport products from regional processing centers to frontline fulfillment stations.

Frontline Fulfillment Grid

We pioneered the use of the frontline fulfillment grid model, which we believe is optimally suited to the needs of China’s on-demand e-commerce industry. On average, each station in our frontline fulfillment grid can directly reach tens of thousands of households with the ability to realize our 30-minute delivery target, greatly assuring the freshness the products when they reach users. In addition, compared with the offline retail store model, the frontline fulfillment grid model is less dependent on site selection and front-end operators, has faster inventory turnover and has greater scalability in terms of rapidly addressing new regional markets and user demographics. Also, each of our delivery riders is assigned to only one frontline fulfillment station and is exclusively responsible for a certain neighborhood, which increases their familiarity with their coverage area and maximizes their delivery efficiency. At the same time, we can also adjust the service coverage area for each frontline fulfillment station.

We are in the process of establishing new frontline fulfillment stations in locations where we believe are strategically important for us to further expand our service outreach and optimize our fulfillment process. Through our years of on-the-ground experience and optimization, we have summarized a set of standardized, scientific and comprehensive operating procedures for setting up frontline fulfillment stations, which include replicating both our brick-and-mortar frontline fulfillment stations and the valuable experience of our staff. While our headquarters centrally manage the design of our frontline fulfillment stations, our training programs and robust promotion system ensure that our new frontline management staff are encouraged to learn from the experience and expertise of our experienced staff. Via robust implementation of these procedures, we are able to replicate our success into new markets and achieve effective and highly scalable expansion.

We have been successful in replicating our frontline fulfillment grid model. For example, after the initial launch of our business in Shanghai, we selectively expanded into other cities based on a set of criteria and factors including proximity to our covered markets, average daily orders per frontline fulfillment station and number of families covered per frontline fulfillment station to ensure sufficient order density. In 2019 and 2020, we commenced operations and generated GMV in 5 and 21 new cities, respectively.

We were also able to achieve accelerated ramp speed in those markets. During the first quarter of 2021, there were already five cities we served with monthly GMV of over RMB100 million, and our ramp time to achieve RMB100 million in monthly GMV has shortened from 17 months in Shanghai (launched in May 2017) to 13 months in Hangzhou (launched in January 2019), and further to six months in Shenzhen (launched in August 2019).

Frontline Fulfillment Stations and Delivery

When a user confirms a delivery address, our system automatically designates the user to the nearest frontline fulfillment station and processes the order automatically and generates instructions for packaging and pickup. According to the customer’s designated delivery time, the algorithm estimates the time when the order should start to be packaged to ensure freshness and instructs our frontline packing staff accordingly. After the order is packaged, our system assigns the order to the most suitable rider based on our dispatch algorithms. The designated rider then picks up the order based on system instructions and delivers the order to the end customer. Our users can track the shipping status of their orders through Dingdong Fresh. Inventory levels are updated in real time as orders are fulfilled.

We deliver products to our users through delivery riders sourced from third-party delivery partners. We enter into agreements with our delivery partners, who engage the delivery riders as contractors. Each delivery rider is designated to a specific frontline fulfillment station and covers the relevant neighborhood. As of March 31, 2021, we had over 16,000 delivery riders. We require our delivery riders and partners to abide by our specified operating standards. As our users have direct interactions with delivery riders, we place great emphasis on providing our delivery partners with high-quality support and resources and training the delivery riders through our delivery partners.

Leveraging big data, AI and our innovative technologies, our intelligent dispatch system directs order delivery in real time. The system is optimized for riders on e-scooters, and tracks the direction and location of each delivery rider on a real-time basis and calculates optimized delivery routes based on the relative locations of the delivery rider, the frontline fulfillment station and the user. We aim to deliver orders placed for immediate delivery to users within 30 minutes after they are placed.

Quality Control

Our commitment to product quality is uncompromising. Our digitalization across the whole entire industry chain can realize strict quality control, precise order management and efficient warehousing, fulfillment and user service operations. As the density of regional orders increases, advanced data analytics can accelerate the improvement of the operation efficiency at each stage of the industry chain and drive profitability. We have designed stringent quality control standards and enforced comprehensive quality control measures covering every aspect of procurement and sourcing, which crystallize into our 7+1 Quality Control Procedure, namely (i) new product review and approval, (ii) original quality inspection during procurement, (iii) inspection upon arrival at regional processing centers, (iv) sorting, processing and labeling, (v) storage and inspection, (vi) order packaging, (vii) delivery, and (viii) feedback and customer services. As of March 31, 2021, we had a quality control team of over 170 employees, two thirds of which have over five years of relevant industry experience, including 18 core members with over nine years of industry experience. Our core team members have working experience in leading quality control institutions or retail companies such as Bureau Veritas, Global Food Safety Initiative (GFSI), Metro StarFarm, Wal-Mart and Auchan. In addition, we have long-term cooperations with leading third-party quality control institutions to help us improve our operational standards in quality control.

New Products Review and Approval. Before intaking any new product varieties, we conduct a series of quality assurance reviews. For example, our procurement team will form a sample tasting committee to vet the proposed new products, and our quality control department will decide the compliance status of the product and the manufacturer or distributor. Subsequently, our information maintenance team will verify and create the new product’s commercial information, and the promotional campaigns’ data monitoring and optimization will also be evaluated on a continuous basis.

Original Quality Inspection. We carefully grade fresh products from our suppliers at their origins and select fresh products that meet our grading system. Direct cooperation with these local suppliers enables us to increase supply chain efficiency by minimizing supply chain costs and ensure product quality.

Inspection upon Arrival. The products are subject to our inspection upon arrival at our regional processing centers, and we may refuse acceptance of any defective products. In case of any quality defects that are not due to our negligence in storage, we are entitled to a prompt replacement or refund by the suppliers pursuant to the supply agreement. Our frontline fulfillment stations will also inspect product deliveries before accepting them, and only those meeting our internal quality standards can be eventually delivered to our customers.

Sorting, Processing and Labeling. Our warehouse management system and automated equipment aid our regional processing centers’ sorting, processing and labelling efforts, which minimizes human error and contamination. For products with a shelf life of less than 60 days, special batch codes will be affixed for easy management. We also ensure that the shelf life of fresh groceries are adjusted dependent upon seasons to avoid spoilage.

Storage and Inspection. In each of our regional processing centers and frontline fulfillment stations, we set up storage areas with different temperature layers for different products. As we set a specific shelf life for and are able to monitor the shelf life of each product, we are able to ensure that only products within two thirds of the shelf life are sold to our customers.

Packaging. To ensure the freshness of our products, our system automatically generates instructions for order packaging, which takes into account the customer’s requested delivery time and calculates the time when the order should start to be packaged.

Delivery. After order packaging is completed, our system assigns the order to the most conveniently situated rider, automatically generating the optimal pathing for delivery. We allow users to track the shipping status of their orders through our mobile app and rate riders. We are committed to transporting and delivering all of our fresh groceries by self-operated cold chain logistics.

Feedback and Customer Services. Our mobile app provides instant responses to customer feedback, and we maintain a customer service hotline so that we can timely address complaints and make corresponding improvements to our services and products. See “The Dingdong Fresh Experience—Customer Service”.

Seasonality

We have experienced seasonal fluctuations in customer purchases in our business. For example, we generally experience higher user traffic and more purchase orders during the summer holidays as families tend to cook more often for kids at home, and lower user traffic during the Chinese New Year.

Technology

Our robust operation and rapid growth are supported by our proprietary technology. Our leading technology team, coupled with our proprietary technology infrastructure and the large volume of data generated and collected on Dingdong Fresh each day, have created opportunities for continuous improvements in our technology capabilities, which in turn draws new talents to join us. As of March 31, 2021, we had a technology team of over 700 engineers, over 100 of whom focus on algorithm design and development. Around half of our technology team possess more than five years of relevant experience including around 100 of them with over a decade of experience. We also had a relatively low engineer attrition rate of below 5% in 2020. Our chief technology officer, chief supply chain officer and head of algorithm design have extensive prior working experience in leading technology companies such as JD.com, Alibaba and Baidu, and many of our engineers have working experience in peer companies before joining us. A majority of our technologies were developed by ourselves with the rest procured from third-parties or open-source software. In particular, we have self-developed all of our IT solutions and software for our core business. Key components of our technology include:

Big Data Analytics Platform

We build our big data analytics capability upon our distributed computing infrastructure that can efficiently handle complex computing tasks of millions of data instances and analytical dimensions. These data may include transaction data, user behavior data, product information, order fulfillment data, and supply chain information. Based on user’ purchase behaviors and usage patterns, we leverage big data analytics and artificial intelligence technology to optimize our operation and enhance user experience. For example, we not only look into the basic order information, but also user behavioral data such as how long such user spent on browsing and reviewing a particular product and products of similar categories. We then strive to build predictive and statistical models based on the big data we have accumulated. Furthermore, we build predictive models for new product categories and new markets that can help us with our procurement and fulfillment planning.

In addition, based on historical order placing patterns and associated special weather conditions, promotional events or holiday seasons, we capitalize on big data analytics to forecast order estimates for a specific product for a certain period. This capability allows us to make forecasts two days in advance for any given day in the year, and for particular products related to specific holidays, e.g. mooncakes for the Mid-Autumn Festival and zongzi for the Dragon Boat Festival, we can even make 7- to 21-day forecasts. We then enter into fixed-price contracts with our contracted farms for optimized pricing and guaranteed production capacity, which in turn ensures sustainable supply of products on Dingdong Fresh.

Digitalization

We have digitalized all of our core operations, building a full suite of digitalized supply chain and operations system solutions to assure end-to-end quality control from procurement, product standardization to fulfillment and delivery and from new product reviews to customer feedback. We are also exploring product categorization at the place of production to better offer different types of products to users with different quality and price sensitivities.

The digitalization of our business enables us to accumulate massive amounts of multi-dimensional user behavior and supply chain data. This data is particularly valuable for the fresh groceries on-demand e-commerce sector, which is characterized by highly fragmented upstream and downstream players. The insights that we have gained through analyzing data compiled from the continuous expansion of our user base and geographic coverage can be in turn fed back into our algorithms and operations for better optimization and improvements. As a result, we deeply value and continue to invest in technology.

Standardized Core Infrastructure Environment

We use third-party cloud service providers instead of our own servers to optimize cost efficiency with our IT and network infrastructure. This allows us to take full advantage of the scalability, flexibility and convenience of cloud services and also benefit from the middleware that we self-develop using open-source software. On this foundation, we have evolved our disaster recovery capability from recovery in the same city to remote disaster recovery, and further to a multi-cloud recover strategy.

We self-develop all of our IT solutions and software for our core business. Our research and development team are divided into teams for customer-facing front office, operational middle office and administrative back office functions. Our technology team is responsible for quality assurance for coding, which involves frequent testing for functionality and performance. Our team is able to push hotfixes and minor improvements in half a day to three days, and roll out routine product updates in one to two weeks. Major projects that require timeboxed delivery generally have development periods of one to two months. In addition, our supply chain system center can also update its products in response to new business requirements by having our professional project management team utilize our automation capabilities. We will continue to invest in technology to pursue technological advancement and future initiatives. For our detailed strategy, see “—Our Strategies—Continue to Invest in Technology to Further Improve Operating Efficiency.”

User Privacy and Data Security

We have established a comprehensive security system, supported by our network situational awareness and risk management system that spans from the individual end users across our entire network, covering our mobile app and mini-programs, data and services.

We have a data security team of engineers and technicians dedicated to protecting the security of our data. We have also adopted strict data protection policy to ensure the security of our proprietary data. We collect anonymized, non-confidential user behavior and pattern data based on their interactions with us through our social networks partners, which have been pre-processed to exclude user identity or other sensitive information. We encrypt confidential personal information we gather from Dingdong Fresh. To ensure data security and avoid data leakage, we have established stringent internal protocols under which we grant classified access to confidential personal data only to limited employees with strictly defined and layered access authority. We strictly control and manage the use of data within our various departments and do not share data with external third parties, nor do we cooperate with third-party vendors in data analytics efforts.

Intellectual Property

We rely on a combination of patent, copyright, trademark, domain names, and trade secret laws and restrictions on disclosure to protect our intellectual property rights. As of March 31, 2021, we had 8 registered patents, 12 pending patent registration applications, 83 registered trademarks, 130 pending trademark registration applications, registered copyrights to 15 pieces of artistic work and 19 pieces of software, and 16 domain names.

Competition

The on-demand e-commerce industry in China is intensely competitive. Our current or potential competitors include (i) other on-demand e-commerce players in China, (ii) traditional e-commerce platforms in China that offer a wide range of general merchandise product categories, and (iii) major traditional retailers in China that are moving into on-demand e-commerce and physical retail stores and supermarkets.

We anticipate that the on-demand e-commerce market will continually evolve and will continue to experience rapid technological change, evolving industry standards, shifting customer requirements, and frequent innovation. We must continually innovate to remain competitive.

In addition, new and enhanced technologies may increase competition in the on-demand e-commerce industry. New competitive business models may appear, for example based on new forms of social media or social commerce.

We believe that we are well-positioned to effectively compete on the basis of the factors listed above. However, some of our current or future competitors may have longer operating histories, greater brand recognition, better supplier relationships, larger customer bases or greater financial, technical or marketing resources than we do.

Marketing

We believe that the most effective form of marketing is to continually enhance our customer experience, as customer satisfaction engenders word-of-mouth referrals and repeat purchases. We have been able to build an extensive base of loyal customers primarily through providing superior customer experience and conducting marketing and brand promotion activities.

In addition to continuing marketing activities through traditional online and offline channels, we have also designed innovative programs and promotion activities to further enhance the brand awareness of both ourselves and our partners and to better reach our customers. We have also been continually calculating and testing the price elasticity and flow elasticity of different products to make our pricing and promotion more scientific. We will continue to leverage our data-driven customer insights to provide customized marketing tools and campaigns for business partners and help them to develop brand recognition in China.

Employees

As of March 31, 2021, we had 3,098 full-time employees, all of whom were based in China, primarily at our headquarters in Shanghai, China.

The following table sets forth the number of our employees by function as of March 31, 2021.

Function	Number of Employees	Percentage
Product development	1,320	43%
Fulfillment	991	32%
General and administrative	408	13%
Selling and marketing	379	12%

Total	3,098	100%

Our success depends on our ability to attract, retain, and motivate qualified personnel. As part of our retention strategy, we offer employees competitive salaries, performance-based cash bonuses, regular awards, and long-term incentives.

We primarily recruit our employees through recruitment agencies, on-campus job fairs, industry referrals, internal referrals and online channels. In addition to on-the-job training, we have adopted a training system, pursuant to which management, technology, regulatory, and other trainings are regularly provided to our employees by internally sourced speakers or externally hired consultants.

As required by PRC laws and regulations in respect of our PRC employment, we participate in housing fund and various employee social insurance plans that are organized by applicable competent authorities, including housing, pension, medical, work-related injury, maternity, and unemployment insurance, under which we make contributions at specified percentages of the salaries of our employees. Bonuses are generally discretionary and based in part on employee performance and in part on the overall performance of our business. We have adopted a plan to grant share-based incentive awards to our eligible employees in the future to incentivize their contributions to our growth and development.

We enter into standard confidentiality and employment agreements with our employees. The contracts with our key personnel typically include a standard non-compete covenant that prohibits the employee from competing with us, directly or indirectly, during his or her employment and for two years after the termination of his or her employment, provided that we pay a certain amount of compensation during the restriction period.

Enterprise Social Responsibility

Having a positive impact on the communities where we operate is an integral part of our business. Our commitment to our users, partners, investors, our employees and society as a whole is evidenced by the following corporate social responsibilities initiatives:

Poverty Alleviation

Since 2018, we have sourced products from more than 200 poverty-level counties in 18 provinces and autonomous regions, including Yunnan, Guizhou, Xinjiang. In this process, we exported integrated solutions of collective planting standards, harvesting and sorting standards and cold chain logistics standards to impoverished areas, and then created a special agricultural product ecosystem that runs through the entire online chain. In this way, we were able to utilize e-commerce to help farmers and rural enterprises to achieve “Internet + Agriculture” integrated development.

In addition, we have opened up new sales channels for agricultural products in poverty-stricken areas through live broadcast of the origin and the establishment of “Dingdong Agricultural Products Pavilion” on Dingdong Fresh. It has helped over 10,000 people in poverty-stricken areas to obtain employment through the production and marketing of agricultural products. At the same time, we provided jobs in impoverished area by employing hundreds of local employees.

Modernization of Traditional Agricultural Practices

We strongly believe in the importance of modernizing China’s traditional agricultural industry. Currently, the lack of digitalization in China’s traditional agriculture industry often leads to volume and timing mismatches between production and demand, which can result in significant waste. We have developed strong relationships with upstream suppliers and empower these suppliers by sharing our data-driven insights and research. We can also helped them modernize their agricultural practices, such as through the adoption of our proprietary D-GAP standards and measures such as order-based production. Ultimately, we aim to continue working with various participants in China’s agricultural industry to empower the healthy growth of this industry and eliminate waste and inefficiencies.

Insurance

We maintain standard benefit plans required by PRC laws and regulations, including pension insurance, medical insurance, workplace injury insurance, unemployment insurance, and maternity insurance. In addition, we provide supplementary medical insurance for our employees. We obtain such insurance from reputable insurance carriers in accordance with commercially reasonable standards. In line with general market practice, we maintain business insurances covering damages to our properties and IT infrastructures, but do not maintain any business interruption insurance or key man life insurance, which are not mandatory under the applicable laws. For a discussion of risks relating to our insurance coverage, see “Risk Factors—Risks Relating to Our Business and Industry—We have limited business insurance coverage.”

We believe that our insurance coverage is sufficient for its present purposes and is consistent with the insurance coverage of other e-commerce companies in China. We periodically review our insurance coverage to ensure that it remains to be sufficient.

Facilities and Properties

Our principal place of business is located in Shanghai, China. Currently, we lease 1,089 properties including our offices and all of our regional processing centers and frontline fulfillment stations in 29 cities in China. These leases vary in duration from two to four years.

Legal Proceedings

We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of our business. We are currently not a party to any material legal or administrative proceedings.

Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial costs and diversion of our resources, including our management’s time and attention. For potential impact of legal or administrative proceedings on us, see “Risk Factors—Risks Relating to Our Business and Industry—We may be subject to legal, regulatory and/or administrative proceedings in the ordinary course of our business. If the outcomes of these proceedings are adverse to us, it could have a material adverse effect on our business and results of operations.”

REGULATION

This section sets forth a summary of the most significant rules and regulations that affect our business in China.

Regulations Relating to Foreign Investments

Investment activities in the PRC by foreign investors are principally governed by the Industry Guidelines of Encouraged Foreign Investment, or the Industry Guidelines, and the Special Administrative Measures for Entrance of Foreign Investment (Negative List), or the Negative List, which are promulgated and amended from time to time by Ministry of Commerce, or MOFCOM, and National Development and Reform Commission, or NDRC, and together with the PRC Foreign Investment Law and its respective implementation rules and ancillary regulations. The Industry Guidelines and the Negative List lay out the basic framework for foreign investments in China, classifying businesses into three categories with regard to foreign investments: “encouraged”, “restricted” and “prohibited”. Industries not listed in the Industry Guidelines or the Negative List are generally deemed as falling into a fourth category “permitted” unless specifically restricted by other PRC laws.

On December 27, 2020, MOFCOM and NDRC released Industry Guidelines of Encouraged Foreign Investment (2020 Version), which took effect on January 27, 2021. On June 23, 2020, MOFCOM and NDRC promulgated the Special Administrative Measures for Entrance of Foreign Investment (Negative List) (2020 Version), which became effective on July 23, 2020.

On March 15, 2019, the National People’s Congress, or NPC, approved the PRC Foreign Investment Law, which took effect on January 1, 2020 and replaced three then existing laws on foreign investments in China, namely, the PRC Sino-Foreign Equity Joint Venture Enterprise Law, the PRC Sino-Foreign Cooperative Joint Venture Enterprise Law and the PRC Wholly Foreign-invested Enterprise Law. The PRC Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic invested enterprises in China. The PRC Foreign Investment Law establishes the basic framework for the access to and the promotion, protection and administration of foreign investments in view of investment protection and fair competition.

According to the PRC Foreign Investment Law, foreign investments shall enjoy pre-entry national treatment, except for those foreign-invested entities that operate in industries deemed to be either “restricted” or “prohibited” in the “negative list.” While foreign investors shall refrain from investing in any of the foreign “prohibited” industries, foreign-invested entities operating in foreign “restricted” industries shall require market entry clearance and other approvals from relevant PRC governmental authorities. The PRC Foreign Investment Law does not comment on the concept of “de facto control” or contractual arrangements with variable interest entities, however, it has a catch-all provision under the definition of “foreign investment” to include investments made by foreign investors in China through means stipulated by laws or administrative regulations or other methods prescribed by the PRC State Council. Furthermore, the PRC Foreign Investment Law provides that foreign-invested enterprises that have been established before the implementation of PRC Foreign Investment Law according to the said three existing laws regulating foreign investments may maintain their structure and corporate governance within five years after the implementation of the PRC Foreign Investment Law.

On December 26, 2019, the State Council promulgated the Regulations for Implementing the PRC Foreign Investment Law, which took effect on January 1, 2020. The implementation regulations further clarified that the State encourages and promotes foreign investments, protects the lawful rights and interests of foreign investors, regulates foreign investment administration, continues to optimize foreign investment environment, and advances a higher-level opening.

On December 30, 2019, MOFCOM and the State Administration for Market Regulation, or SAMR, jointly promulgated the Measures for Information Reporting on Foreign Investment, which became effective on

January 1, 2020. Pursuant to the Measures for Information Reporting on Foreign Investment, where a foreign investor carries out investment activities in China directly or indirectly, the foreign investor or the foreign-invested enterprise shall submit the investment information to the competent commerce department.

Regulations Relating to Foreign Investments in Value-Added Telecommunications Businesses

Pursuant to the Provisions on Administration of Foreign-Invested Telecommunications Enterprises which was promulgated by the State Council on December 11, 2001 and amended on September 10, 2008 and February 6, 2016, or the FITE Regulations, the ultimate foreign equity ownership in a value-added telecommunications services provider shall not exceed 50%. Moreover, for a foreign investor to acquire any equity interest in value-added telecommunication business in China, it must satisfy a number of stringent performance and operational experience requirements, including demonstrating good track records and experience in operating value-added telecommunication business overseas.

On June 19, 2015, the Ministry of Industry and Information Technology, or the MIIT, issued the Circular on Removing the Restrictions on Equity Ratio Held by Foreign Investors in Online Data Processing and Transaction Processing (Operating E-Commerce) Business, allowing foreign investors to own 100% of equity interest in an operator of “operating e-commerce” business. The latest Negative List further provides that foreign investors are allowed to hold more than 50% equity interests in a value-added telecommunications service provider engaging in e-commerce, domestic multiparty communication, storage-and-forward and call center businesses, while other requirements with respect to track record and experience provided by the FITE Regulations shall still apply and foreign investors are still prohibited from holding more than 50% of equity interest in a provider of other subcategories of value-added telecommunications services.

We currently provide users with fresh groceries through our self-operated platform, Dingdong Fresh, without involving any third party merchants, and we currently do not engage in value-added telecommunication business. However, we may in the future expand our business by introducing third-party merchants on our mobile app and mini programs, and provide platform services to such third-party merchants for their sales of products through our platform. To that end, Shanghai 100me obtained a VAT License for the provision of online data processing and transaction processing business for future business operation.

Regulations Relating to Licenses, Permits, Registrations and Filings

We hold or are required to hold a variety of licenses and permits in connection with various aspects of our business, including the following:

VAT License

The Telecommunications Regulations promulgated by the State Council and its related implementation rules, including the Catalog of Classification of Telecommunications Business issued by MIIT, categorize various types of telecommunications and telecommunications-related activities into basic or value-added telecommunications services. Under the Telecommunications Regulations, commercial operators of value-added telecommunications services must first obtain a VAT License from the MIIT or its provincial level counterparts. In 2017, the MIIT promulgated an amended Administrative Measures on Telecommunications Business Operating Permit, which set forth more specific provisions regarding the different types of VAT Licenses required to operate different value-added telecommunications services, the qualifications and procedures for obtaining such different types of VAT Licenses. Our wholly-owned subsidiary, Shanghai 100me Internet Technology Co., Ltd. or Shanghai 100me, currently holds a VAT License for the provision of online data processing and transaction processing services, which remains valid until February 5, 2026.

Food Operating Permit

China has adopted a licensing system for food supply operations under the Food Safety Law and its implementation rules. Entities or individuals that intend to engage in food production, food distribution or food service businesses shall obtain licenses or permits for such businesses. On August 31, 2015, the China Food and Drug Administration, or CFDA, issued the Administrative Measures for Food Operating Permit, which was amended and took effect as of November 17, 2017. The Administrative Measures for Food Operating Permit requires an enterprise engaging in food operating business to obtain a Food Operating Permit, and where a food operator establishes warehouses (including self-owned and leased ones) outside its operation region, its Food Operating Permit shall also specify the specific addresses of such warehouses. Furthermore, the Administrative Measures for Food Operating Permit stipulate that the relevant food and drug authorities shall implement classified permits for food operation in accordance with the business type and the risk level of the operating project of food operators, and any food operator engaging in online food operating shall specify in its Food Operating Permit. Our principal subsidiaries, Shanghai 100me, Chizhiyiheng (Shanghai) E-commerce Co., Ltd., Shilaiyunzhuan (Hangzhou) E-commerce Co., Ltd., Shishishun (Shenzhen) E-commerce Co., Ltd., Shishishun (Jiangsu) E-Commerce Co., Ltd., Chao Lizhi (Jiangsu) E-Commerce Co., Ltd. and Beijing Bujiangjiu E-Commerce Co., Ltd., hold a Food Operating Permit.

Record-filing for Operation of Medical Devices

Pursuant to the Regulations on Supervision and Administration of Medical Devices, or the Medical Devices Regulations, which was issued by the State Council in 2000 and last amended in 2021, medical devices are divided into three types based on their risk levels. On July 30, 2014, CFDA promulgated the Measures on the Supervision and Administration of the Business Operations of Medical Devices, or the Medical Devices Measures, which became effective on October 1, 2014 and was amended on November 17, 2017. Pursuant to the Medical Devices Regulations and the Medical Devices Measures, any entities that engage in the business operation of Type II medical devices shall file a record with the local food and drug administration. Our principal subsidiary, Shanghai 100me, has completed the record-filing formalities regarding its operation of medical devices with the competent government authorities.

Furthermore, according to the Measures for the Administration and Supervision of Online Sales of Medical Devices, or Measures for Online Sales of Medical Devices, which was promulgated by CFDA on December 20, 2017 and became effective on March 1, 2018, enterprises engaged in online sales of medical devices shall be medical device operation enterprises that have obtained medical device operation licenses or record-filings and shall fill in the table of information of online sales of medical devices and file the relevant information to the competent food and drug administration. Our PRC subsidiary, Shanghai 100me, has filed the information of its online sales of medical devices to the competent authority.

Record-Filing of E-commerce Livestream Platform

Pursuant to the Provisions on the Administration of Online Live-streaming Services promulgated on November 4, 2016, online live-streaming service providers shall examine and verify the real identity of online live-streaming content publishers, and file such information with relevant cyberspace administration authority. Shanghai 100me has completed the record-filing with respect to its online live-streaming platform on August 28, 2020.

Pursuant to Notice of National Radio and Television Administration on Strengthening the Administration of Live-streaming Shows and E-commerce Live-streaming promulgated by State Administration of Radio and Television on November 12, 2020, platforms providing live-streaming services for online shows and e-commerce activities should effectively implement their responsibilities as subjects, strive to improve various management systems, responsibility systems, content security systems and human resources and material allocation for webcast services, actively participate in the development of industry ethics and industry self-discipline, so as to jointly promote the standardized, orderly and sound development of live streaming of online shows and e-commerce activities.

Registration of Issuers of Single-Purpose Commercial Prepaid Cards

On September 21, 2012, MOFCOM issued the Administrative Measures on Single-Purpose Commercial Prepaid Cards (Tentative), or the Single-Purpose Cards Measures, which took effect on November 1, 2012 and was amended on August 18, 2016. Under the Single-Purpose Card Measures, among other things and subject to implementing rules adopted by the local branch of MOFCOM, the issuer of single-purpose commercial prepaid cards, or the Single-Purpose Cards, which are defined as the prepaid cards that can only be redeemed by the card issuer, the group companies under the same ultimate control of the card issuer, or the franchise entities under one single brand same as the card issuer, shall (i) register its card issuance with MOFCOM or its local branches within 30 days after it starts offering such Single-Purpose Cards, and (ii) adopt sufficient measures to control risks, by means of controlling the total balance of the Single-Purpose Cards and providing advance deposit, guarantee insurance, bank guarantee or other types of commercial guarantee as required. Shanghai 100me issue and sell Single-Purpose Cards to our customers, and it has completed the required registration formalities with the competent municipal branches of MOFCOM.

Regulations Relating to Internet Privacy

The PRC Constitution states that PRC law protects the freedom and privacy of communications of citizens and prohibits infringement of these rights. In recent years, PRC government authorities have enacted legislation on the Internet use to protect personal information from any unauthorized disclosure. Under the Several Provisions on Regulating the Market Order of Internet Information Services which was promulgated by MIIT on December 29, 2011, an Internet content service operator may not collect any user personal information or provide any such information to third parties without the consent of a user, unless otherwise stipulated by laws and administrative regulations. An Internet content service operator must expressly inform the users of the method, content and purpose of the collection and processing of such user personal information and may only collect such information necessary for the provision of its services. An Internet content service operator is also required to properly keep the user personal information, and in case of any leak or likely leak of the user personal information, the Internet content service operator must take immediate remedial measures and, in severe circumstances, to make an immediate report to the telecommunication regulatory authority.

In addition, the Decision on Strengthening Network Information Protection, which was promulgated by the Standing Committee of NPC on December 28, 2012, provides that electronic information that is able to identify personal identities of citizens or is concerned with personal privacy of citizens is protected by law and shall not be unlawfully obtained or provided. Internet content service operators collecting or using personal electronic information of citizens shall specify purposes, manners and scopes of information collection and use, obtain the consent of citizens concerned, and strictly keep confidential personal information collected. Internet content service operators are prohibited from disclosing, tampering with, damaging, selling or illegally providing others with personal information collected. Technical and other measures are required to be taken by Internet content service operators to prevent personal information collected from unauthorized disclosure, damage or being lost. Internet content service operators are subject to legal liability, including warnings, fines, confiscation of illegal gains, revocation of licenses or filings, closing of websites concerned, public security administration punishment, criminal liabilities, or civil liabilities, if they violate relevant provisions on Internet privacy.

Pursuant to the Order for the Protection of Telecommunication and Internet User Personal Information which was promulgated by MIIT on July 16, 2013, any collection and use of users’ personal information must be subject to the consent of the users, abide by the principles of legality, rationality and necessity and be within the specified purposes, methods and scopes. Pursuant to the Ninth Amendment to the Criminal Law which was issued by the Standing Committee of NPC on August 29, 2015 and became effective on November 1, 2015, any Internet service provider that fails to fulfill obligations to manage information and network security as required by applicable laws and refuses to rectify upon orders from government authorities, will be subject to the criminal penalty if such failure (i) causes dissemination of illegal information in large scale; (ii) causes user information leaks resulting in severe consequences; (iii) causes serious loss of evidence to criminal investigations; or

(iv) implicates other severe circumstances. Moreover, any individual or entity that (i) sells or provides personal information to others in violation of applicable laws, or (ii) steals or illegally obtains any personal information, in either case implicating severe circumstances, will be subject to the criminal penalty. The PRC government, however, has the power and authority to order Internet content service operators to turn over personal information if an Internet user posts any prohibited content or engages in illegal activities on the Internet.

To further regulate cybersecurity and privacy protection, the PRC Cybersecurity Law which was promulgated by the Standing Committee of NPC on November 7, 2016 and took effect on June 1, 2017, provides that: subject to certain exceptions, (i) to collect and use personal information, network operators must follow the principles of legitimacy, rightfulness, and necessity, disclose their rules of data collection and use, clearly express the purposes, means, and scope of collecting and using the information, and obtain the consent of the persons whose data is gathered; (ii) network operators can neither gather personal information unrelated to the services they provide, nor gather or use personal information in violation of the provisions of laws and administrative regulations or the scopes of consent given by the persons whose data is gathered, and must dispose of personal information they have saved in accordance with the provisions of laws and administrative regulations and agreements reached with users; (iii) network operators cannot divulge, tamper with, or damage the personal information they have collected, and cannot provide the personal information to others without the consent of persons whose data is collected. According to the PRC Cybersecurity Law, personal information refers to all kinds of information that are recorded electronically or that can otherwise be used to independently identify or be combined with other information to identify natural persons’ personal information, including but not limited to natural persons’ names, dates of birth, identification numbers, biologically identified personal information, addresses, and telephone numbers. Any Internet information services provider that violates these privacy protection requirements under the PRC Cybersecurity Law and related laws and regulations may be ordered to turn in illegal gains generated from unlawful operations and pay a fine of no less than one but no more than ten times of the illegal gains and may be ordered to cease the relevant business operations when the violation is serious.

On June 28, 2016, the Cyberspace Administration of China issued the Administrative Provisions on Mobile Internet Applications Information Services, which became effective on August 1, 2016, to further strengthen the regulation of the mobile app information services. Pursuant to these provisions, owners or operators of mobile apps that provide information services are required to be responsible for information security management, establish and improve the protective mechanism for user information, observe the principles of legality, rightfulness and necessity, and expressly state the purpose, method and scope of, and obtain user consent to, the collection and use of users’ personal information.

On May 8, 2017, the Supreme People’s Court and the Supreme People’s Procuratorate issued the Interpretations of the Supreme People’s Court and the Supreme People’s Procuratorate on Several Issues Concerning the Application of Law in the Handling of Criminal Cases Involving Infringement of Citizens’ Personal Information, or the Personal Information Interpretations, which became effective on June 1, 2017. The Personal Information Interpretations provides more practical conviction and sentencing criteria for the infringement of citizens’ personal information.

On January 23, 2019, the PRC Office of the Central Cyberspace Affairs Commission and other three authorities jointly issued the Circular on the Special Campaign of Correcting Unlawful Collection and Usage of Personal Information via Apps. Pursuant to this circular, (i) app operators are prohibited from collecting any personal information irrelevant to their services; (ii) information collection and usage policy should be presented in a simple and clear way, and such policy should be consented by the users voluntarily, and; (iii) authorization from users should not be obtained by coercing users with default or bundling clauses or making consent a condition of service. App operators violating these rules can be ordered by authorities to correct their noncompliance within a given period of time, be publicly reported, or ordered to quit its operation or cancel its business license or operational permits.

On April 10, 2019, the Ministry of Public Security promulgated the Guidelines for Internet Personal Information Security Protection, which establishes the management mechanism, security technical measures and business workflows for personal information security protection. On August 22, 2019, the Cyberspace Administration of China promulgated the Provisions on the Cyber Protection of Children’s Personal Information which requires, among others, that network operators who collect, store, use, transfer and disclose personal information of children under the age of 14 shall establish special rules and user agreements for the protection of children’s personal information, inform the children’s guardians in a noticeable and clear manner, and shall obtain the consent of the children’s guardians.

On November 28, 2019, the Cyberspace Administration of China, MIIT, the Ministry of Public Security and SAMR jointly promulgated the Measures for the Determination of the Collection and Use of Personal Information by Apps in Violation of Laws and Regulations, which provides guidance for the regulatory authorities to identify the illegal collection and use of personal information through mobile apps, and for the app operators to conduct self-examination and self-correction and social supervision by citizens.

On May 28, 2020, the NPC approved the Civil Code of the PRC or the Civil Code, which came into effect on January 1, 2021. Pursuant to the Civil Code, the personal information of a natural person shall be protected by the law. Any organization or individual that needs to obtain personal information of others shall obtain such information legally and ensure the safety of such information, and shall not illegally collect, use, process or transmit personal information of others, or illegally purchase or sell, provide or make public personal information of others. Furthermore, information processors shall not divulge or tamper with personal information collected or stored by them; without the consent of a natural person, information processors shall not illegally provide personal information of such person to others, except for information that has been processed so that specific persons cannot be identified and that cannot be restored. In addition, an information processor shall take technical measures and other necessary measures to ensure the security of the personal information that is collected and stored and to prevent the information from being divulged, tampered with or lost; where personal information has been or may be divulged, tampered with or lost, the information processor shall take remedial measures in a timely manner, inform the natural person concerned in accordance with the provisions and report the case to the relevant competent department.

Regulations Relating to E-Commerce

On March 15, 2021, the SAMR released the Administration Measures for the Supervision and of Online Trading, which will take effect on May 1, 2021, providing more detailed requirements for the online trading operators, such as clarifying the specific acts infringing consumers’ personal information in online trading, the prohibited contents contained in the standard terms used by the operators, and elaborating the measures shall be applicable to the operating activities of selling goods or providing services through social network and online live-streaming.

To further regulate the e-commerce industry, on August 31, 2018, the Standing Committee of NPC promulgated the PRC E-Commerce Law, which took effect on January 1, 2019, providing that e-commerce operators must comply with the principles of voluntariness, equality, fairness, and good faith, abide by laws, observe business ethics, equally participate in market competition, perform obligations regarding the protection of consumers’ rights and interests, environmental protection, intellectual property protection, and the protection of cybersecurity and personal information, take charge of the quality of products and services, and receive the supervision of the government and the general public. For example, the PRC E-Commerce Law requires e-commerce operators to respect and equally protect consumers’ legitimate rights and provide options to consumers without targeting their personal characteristics, and also requires e-commerce operators to clearly point out to consumers their tie-in sales in which additional services or products are added by merchants to a purchase, and not to assume consumers’ consent to such tie-in sales by default. The PRC E-Commerce Law also organized rules on e-commerce contract execution and performance between e-commerce product/service providers and customers.

On June 12, 2019, the State Post Bureau and MOFCOM promulgated the Guiding Opinions on Regulating the Interconnection and Sharing of Data between Express Delivery and E-commerce Industries, which provides that if e-commerce participants agree to deliver commodities through express delivery, an e-commerce operator will be supported in providing the necessary delivery data to an express delivery service provider through the agreed means of data transmission. The e-commerce platform operator cannot, by restricting the interconnection and sharing of data, hinder the e-commerce participants from freely choosing the express delivery service. When collecting and sharing user information, e-commerce operators and enterprises engaged in express delivery business must abide by the provisions of laws and administrative regulations on information protection, and cannot be used for purposes unrelated to the delivery service they provide.

Regulations Relating to Product Quality and Consumer Protection

The Product Quality Law, which was promulgated by Standing Committee of NPC on February 22, 1993 and most recently amended on December 29, 2018, applies to all production and sale activities in China. Pursuant to this law, products offered for sale must satisfy relevant quality and safety standards. Enterprises may not produce or sell counterfeit products in any fashion, including forging brand labels or giving false information regarding a product’s manufacturer. Violations of state or industrial standards for health and safety and any other related violations may result in civil liabilities and administrative penalties, such as compensation for damages, fines, suspension or shutdown of business, as well as confiscation of products illegally produced and sold and the proceeds from such sales. Severe violations may subject the responsible individual or enterprise to criminal liabilities. Where a defective product causes physical injury to a person or damage to another person’s property, the victim may claim compensation from the manufacturer or from the seller of the product. If the seller pays compensation and it is the manufacturer that should bear the liability, the seller has a right of recourse against the manufacturer. Similarly, if the manufacturer pays compensation and it is the seller that should bear the liability, the manufacturer has a right of recourse against the seller.

Pursuant to the Civil Code of the PRC, or the Civil Code, which was promulgated on May 28, 2020 and became effective on January 1, 2021, the infringed party may claim for compensation from the manufacturer or the seller of the relevant product in which the defects have caused damage. Where the product defects are caused by the producers, the sellers shall have the right to recover the same from the producers after paying compensation. If the products are defective due to the fault of the seller, the producer may, after paying compensation, claim the same from the seller.

The Consumer Rights and Interests Protection Law or the Consumer Protection Law, which was promulgated by Standing Committee of NPC on October 31, 1993 and most recently amended on October 25, 2013, sets out the obligations of business operators and the rights and interests of the consumers in China. Pursuant to this law, business operators must guarantee that the commodities they sell satisfy the requirements for personal or property safety, provide consumers with authentic information about the commodities, and guarantee the quality, function, usage and term of validity of the commodities. Failure to comply with the Consumer Protection Law may subject business operators to civil liabilities such as refunding purchase prices, replacement of commodities, repairing, ceasing damages, compensation, and restoring reputation, and even subject the business operators or the responsible individuals to criminal penalties when personal damages are involved or if the circumstances are severe. The Consumer Protection Law was further amended in October 2013 and became effective in March 2014. The amended Consumer Protection Law further strengthens the protection of consumers and imposes more stringent requirements and obligations on business operators, especially on the business operators through the internet. For example, the consumers are entitled to return the goods (except for certain specific goods, such as custom-made goods, fresh and perishable goods, digital products (e.g. audio-visual products, computer software downloaded online or unpacked by the consumer), newspapers and periodicals delivered and other goods for which non-return of goods is confirmed by the consumer at the time of purchase based on the characteristics of the goods) within seven days upon receipt without any reasons when they purchase the goods from business operators on the internet. The consumers whose interests have been damaged due to their purchase of goods or acceptance of services on online marketplace platforms may claim damages from sellers or service providers. Where the providers of the online marketplace platforms are unable to provide the real names, addresses and valid contact details of the sellers or service providers, the consumers may also claim damages from the providers of the online marketplace platforms. Providers of online marketplace platforms that know or should have known that sellers or service providers use their platforms to infringe upon the legitimate rights and interests of consumers but fail to take necessary measures must bear joint and several liabilities with the sellers or service providers. Moreover, if business operators deceive consumers or knowingly sell substandard or defective products, they should not only compensate consumers for their losses, but also pay additional damages equal to three times the price of the goods or services.

Regulations Relating to Anti-Monopoly

The Anti-Monopoly Law of the PRC or the Anti-Monopoly Law, which was promulgated by the Standing Committee of NPC on August 30, 2007 and effective from August 1, 2008, prohibits monopolistic conduct such as entering into monopoly agreements, abuse of dominant market position and concentration of undertakings that have the effect of eliminating or restricting competition.

The dominant market position shall refer to a market position where an operator may manipulate the price, volume and other trade conditions of commodities on a relevant market, or may obstruct or otherwise affect the entrance of other operators into relevant markets. Operators who hold the dominant market position are prohibited from engaging in such practices which may be classified as an abuse of said position as: (a) selling commodities at unfairly high or buying commodities at unfairly low prices, (b) selling commodities at a price lower than cost without justified reasons, (c) refusing to trade with relevant trading counterparts without justified reasons, (d) forcing the other trading counterparts to trade only with the said operator or its designated operators without justified reasons, (e) conducting tie-in sales or adding other unreasonable conditions on a deal without justified reasons, (f) discriminating among trading counterparts of the same qualifications with regard to trade price, etc. without justified reasons, or (g) other practices recognized by the enforcement authorities as abuse of dominant market position. Furthermore, where an operator violates the provisions of the Anti-Monopoly Law by abusing dominant market position, the enforcement authorities shall order such operator to stop the illegal activities, confiscate the illegal earnings, and impose a fine of 1% to 10% of the previous year’s sales revenue.

In March 2018, the SAMR was formed as a new governmental agency to take over, among other things, the anti-monopoly enforcement functions from the relevant departments under the MOFCOM, the NDRC and the State Administration for Industry and Commerce, respectively. Since its inception, the SAMR has continued to strengthen its anti-monopoly enforcement. The SAMR issued the Notice on Anti-Monopoly Enforcement Authorization on December 28, 2018, which grants authorizations to the SAMR’s provincial branches for anti-monopoly enforcement within their respective jurisdictions, and further issued the Anti-Monopoly Compliance Guideline for Operators on September 11, 2020, which applies to operators under the Anti-Monopoly Law for establishing an anti-monopoly compliance management system and preventing anti-monopoly compliance risks.

On June 26, 2019, the SAMR issued the Interim Provisions on the Prohibitions of Acts of Abuse of Dominant Market Positions, which took effect on September 1, 2019 to further prevent and prohibit the abuse of dominant market positions. On February 7, 2021, Anti-monopoly Commission of the State Council issued an Anti-Monopoly Guide for the Platform Economy Sector, or the Guide. The Guide provides operational standards and guidelines to be applied in identifying certain monopolistic acts of internet platforms which are prohibited to restrict unfair competition and safeguard users’ interests, including without limitation, prohibiting personalized pricing using big data and analytics, selling products below cost without reasonable causes, actions or arrangements seen as exclusivity arrangements, using technology means to block competitors’ interface, using bundle services to sell services or products.

Regulations Relating to Anti-Unfair Competition

The Anti-Unfair Competition Law of the PRC, or the Anti-Unfair Competition Law, which was promulgated by the Standing Committee of NPC on September 2, 1993 and most recently amended on April 23,

2019, provides that operators shall abide by freewill, equality, fairness and good faith principle and comply with laws and business ethics. The online business operator is required to comply with the Anti-Unfair Competition Law as well, such operator shall not, by utilizing technical methods to affect users’ options, among others, conduct any activities interfering with or destroying other operator’s online products or services.

According to the Anti-Unfair Competition Law, operators shall not undermine their competitors by engaging in improper activities, including but not limited to, market confusion, commercial bribery, misleading false publicity, infringement of trade secrets and illegitimate premium sale.

Any operators who violate the Anti-Unfair Competition Law by engaging in the unfair competitive activities shall be ordered to cease such illegal activities, eliminate the influence of such activities or compensate for the damages caused to any party. The competent supervision and inspection authorities may also confiscate the illegal gains or impose fines on such operators.

Regulations on Leasing

The Urban Real Estate Administration Law of the PRC, which took effect in January 1995 with the latest amendment on August 26, 2019, provides that lessors and lessees are required to enter into a written lease contract, containing such provisions as the term of the lease, the use of the premises, rental price, liability for repair, and other rights and obligations of both parties. Both lessor and lessee are also required to file for registration and record the lease contract with the real estate administration department. Pursuant to Administrative Measures for Commodity Housing Leasing, which took effect in February 1, 2011, if the lessor and lessee fail to go through the registration procedures timely provided that the competent administrative authority ordered to rectify within a time limit, both lessor and lessee may be subject to fines. According to the Civil Code, the validity of the lease contract shall not be affected due to the failure of registration and record of lease contract.

Pursuant to the Civil Code, the lessee may sublease the leased premises to a third party, subject to the consent of the lessor. Where the lessee subleases the premises, the lease contract between the lessee and the lessor remains valid. The lessor is entitled to terminate the lease contract if the lessee subleases the premises without the consent of the lessor. In addition, if the lessor transfers the premises, the lease contract between the lessee and the lessor will still remain valid.

Regulations on Fire Prevention

The Fire Prevention Law of the PRC, or the Fire Prevention Law, was adopted on April 29, 1998 and last amended on April 29, 2021. According to the Fire Prevention Law and other relevant laws and regulations of the PRC, the Ministry of Emergency Management and its local counterparts at or above county level shall monitor and administer the fire prevention affairs. The Fire Prevention Law provides that the fire prevention design or construction of a construction project must conform to the national fire prevention technical standards. For a construction project that needs a fire prevention design under the national fire protection technical standards for project construction, the construction entity must submit the fire prevention design documents to the fire prevention department of the public security authority for approval or filing purposes (as the case may be).

Upon completion of a construction project to which a fire prevention design has been applied, according to the requirements of the Fire Prevention Law, such project must go through an acceptance check on fire prevention by, or filed with, the relevant fire prevention departments of public security authorities. For each public assembly venue, such as Karaoke clubs, dancing halls, cinemas, hotels, restaurants, shopping malls, trade markets and etc., the construction entity or entity using such venue shall, prior to use and operation of any business thereof, apply for a safety inspection on fire prevention with the relevant fire prevention department under the public security authority at or above the county level where the venue is located, and such place cannot be put into use and operation if it fails to pass the safety inspection on fire prevention or fails to conform to the safety requirements for fire prevention after such inspection.

Regulations Relating to Intellectual Property Rights

The PRC has adopted comprehensive legislation governing intellectual property rights, including copyrights, patents, trademarks and domain names.

Copyright

Copyright in the PRC, including copyrighted software, is principally protected under the Copyright Law which was promulgated by Standing Committee of NPC on September 7, 1990 and of which the most recent amendment came into effect from June 1, 2021. Under the Copyright Law, PRC citizens, legal persons or other organizations enjoy copyright over their works which refer to original intellectual achievements in the fields of literature, art and science which can be expressed in a certain form including written works, oral works, computer software and other intellectual achievements which comply with the characteristics of the works, whether published or not. The term of protection for copyrighted software is fifty years.

In addition, the Regulations on the Protection of Rights to Information Network Communication, which was promulgated by the State Council on May 18, 2006 and amended on January 30, 2013, provides specific rules on fair use, statutory license, and a safe harbor for use of copyrights and copyright management technology and specifies the liabilities of various entities for violations, including copyright holders, libraries and internet service providers. The Computer Software Copyright Registration Procedures, which was promulgated by the State Copyright Bureau on February 20, 2002, applies to software copyright registration, license contract registration and transfer contract registration.

Patent

According to the Patent Law of the PRC, or the Patent Law, which was promulgated by the Standing Committee of NPC on March 12, 1984 and of which the most recent amendment took effect from June 1, 2021, patent protection is divided into three categories, namely, invention patents, utility model patents and design patents. Invention patents are valid for twenty years from the date of application, utility patents are valid for ten years from the date of application while design patents are valid for fifteen years from the date of application. To be patentable, invention or utility models must meet three criteria: novelty, inventiveness and practicability. Once an invention patent, or an utility model patent is granted, unless otherwise permitted by law, no individual or entities are permitted to engage in the manufacture, use, sale, or import of the product protected by such patent or otherwise engage in the manufacture, use, sale, or import of the product directly derived from applying the production technology or method protected by such patent, without consent of the patent holder, otherwise, the use will constitute an infringement of the patent rights.

Trademark

Registered Trademarks are protected by the PRC Trademark Law which was adopted by the Standing Committee of NPC on August 23, 1982 and most recently amended on April 23, 2019 as well as the Implementation Regulation of the PRC Trademark Law which was adopted by the State Council on August 3, 2002 and amended on April 29, 2014. The Trademark Office of the National Intellectual Property Administration under SAMR handles trademark registrations and grants a term of ten years to registered trademarks which may be renewed for consecutive ten-year periods upon request by the trademark owner. For licensed use of a registered trademark, the licensor shall file record of the licensing of the said trademark with the Trademark Office, otherwise it may not defend against a bona fide third party. The PRC Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. Where a trademark for which a registration has been made is identical or similar to another trademark which has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark may not prejudice the existing right first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such party’s use.

Under PRC law, any of the following acts will be deemed as an infringement to the exclusive right to use a registered trademark: (i) use of a trademark that is the same as or similar to a registered trademark for identical or similar goods without the permission of the trademark registrant; (ii) sale of any goods that have infringed the exclusive right to use any registered trademark; (iii) counterfeit or unauthorized production of the label of another’s registered trademark, or sale of any such label that is counterfeited or produced without authorization; (iv) change of any trademark of a registrant without the registrant’s consent, and selling goods bearing such replaced trademark on the market; or (v) other acts that have caused any other damage to another’s exclusive right to use a registered trademark.

According to the PRC Trademark Law, in the event of any of the foregoing acts, the infringing party will be ordered to stop the infringement immediately and may be imposed a fine; the counterfeit goods will be confiscated. The infringing party may also be held liable for the right holder’s damages, which will be equal to the losses suffered by the right holder as a result of the infringement, including reasonable expenses incurred by the right holder for stopping the infringement, or the gains obtained by the infringing party if the losses are difficult to be ascertained. If both gains and losses are difficult to be ascertained, the damages may be determined by referring to the amount of royalties for the license of such trademarks, which will be one to five times of the royalties in the case of any serious infringement with malicious intent. If the gains, losses and royalties are all difficult to be ascertained, the court may render a judgment awarding damages no more than RMB5 million. Notwithstanding the above, if a distributor does not know that the goods it sells infringe another’s registered trademark, it will not be liable for infringement provided that the seller shall prove that the goods are lawfully obtained and identify its supplier.

Domain Names

Domain names are protected under the Administrative Measures on the Internet Domain Names which was promulgated by MIIT on August 24, 2017 and became effective on November 1, 2017. MIIT is the major regulatory body responsible for the administration of the PRC internet domain names. The registration of domain names generally adopts the “first to file” principle. On November 27, 2017, MIIT promulgated the Notice of the Ministry of Industry and Information Technology on Regulating the Use of Domain Names in Providing Internet-based Information Services, which became effective on January 1, 2018. Pursuant to the notice, the domain name used by an internet-based information service provider in providing internet-based information services must be registered and owned by such provider in accordance with the law. If the internet-based information service provider is an entity, the domain name registrant must be the entity (or any of the entity’s shareholders), or the entity’s principal or senior manager.

Regulations Relating to Foreign Currency Exchange and Dividend Distribution

Foreign Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations which was promulgated by the State Council on January 29, 1996 and most recently amended on August 5, 2008. Under the Foreign Exchange Administration Regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, may be made in foreign currencies without prior approval from State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities or banks is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of foreign currency denominated loans or foreign currency is to be remitted into China under the capital account, such as a capital increase or foreign currency loans to our PRC subsidiaries.

On August 29, 2008, SAFE promulgated the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142, regulating the conversion by a foreign invested enterprise, or an FIE, of foreign currency into Renminbi by restricting how the converted Renminbi may be used. SAFE Circular 142 requires that the registered capital of an FIE settled in Renminbi converted from foreign currencies may only be used for purposes within the business scope approved by the applicable government authority and may not be used for equity investments within China. In addition, SAFE strengthened its oversight of the flow and use of the registered capital of an FIE settled in Renminbi converted from foreign currencies. The use of such Renminbi capital may not be changed without SAFE’s approval, and may not, in any case, be used to repay Renminbi loans if the proceeds of such loans have not been used. On March 30, 2015, SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or SAFE Circular 19, which took effect as of June 1, 2015 and superseded SAFE Circular 142 on the same date, and was partially amended on December 30, 2019. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of FIEs and allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi converted from their foreign exchange capitals for expenditure beyond their business scopes. On June 9, 2016, SAFE promulgated the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, which took effect on the same date. Pursuant to SAFE Circular 16, FIEs (excluding financial institutions) may go through foreign exchange settlement formalities for their foreign debts at their discretion. Violations of such SAFE circulars could result in severe monetary or other penalties. On October 23, 2019, SAFE issued the Circular of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-border Trade and Investment, or SAFE Circular 28, pursuant to which FIEs whose approved business scope does not include equity investments are allowed to use their capital funds obtained from foreign exchange settlement to make domestic equity investments in China, provided that such investments do not violate the Negative List and the target investment projects are genuine and in compliance with laws.

In November 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, or SAFE Circular 59, which was further amended in May 2015. Pursuant to this circular, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In addition, SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents in May 2013, which was further revised in 2015, 2018 and 2019, specifying that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches.

On January 26, 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, which took effect on the same day. This circular sets out various measures to tighten genuineness and compliance verification of cross-border transactions and cross-border capital flow, which include without limitation requiring banks to verify board resolutions, tax filing form, and audited financial statements before wiring FIEs’ foreign exchange distribution above US$50,000, and strengthening genuineness and compliance verification of foreign direct investments.

Dividend Distribution

The principal regulations governing distribution of dividends of FIEs include the PRC Foreign Investment Law, the Implementation Rules of the PRC Foreign Investment Law, and the Company Law which was issued on December 29, 1993 and most recently amended on October 26, 2018.

Under these laws and regulations, WFOEs in China may pay dividends only out of their accumulated after-tax profits, if any. In addition, WFOEs in China are required to allocate at least 10% of their respective accumulated after-tax profits each year, if any, to fund certain reserve funds until these reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends.

Offshore Financing

SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Oversea Investment, Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct or indirect offshore investment activities. Under SAFE Circular 37, (i) an “SPV” refers to an offshore entity directly established or indirectly controlled by PRC residents for the purpose of seeking offshore equity financing or making offshore investment, using legitimate domestic or offshore assets or interests owned by such PRC residents; (ii) “round trip investment” refers to the direct investment in China by such PRC residents through the “SPV,” including, without limitation, establishing FIEs and using such FIEs to purchase or control onshore assets through contractual arrangements; and (iii) “control” is defined as the operation rights, beneficiary rights or decision-making rights acquired by the PRC residents in the offshore SPVs or PRC companies by such means as acquisition, trust, proxy, voting rights, repurchase, convertible bonds or other arrangements. SAFE Circular 37 requires PRC residents to complete a foreign exchange registration of overseas investment with the competent local branches of SAFE before making capital contribution into an SPV. SAFE Circular 37 further requires the filing of amendment to the registration in the event of any changes with respect to the SPV, including basic information changes such as changes in a PRC resident individual shareholder, name of SPV or operation period, and significant changes such as changes in the capital contributed by PRC residents, share transfer or exchange, merger, division or other material events.

On February 13, 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015 and was amended on December 30, 2019. After SAFE Notice 13 becomes effective, application for foreign exchange registration of inbound foreign direct investment and outbound overseas direct investment, including those required under the SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE. Beneficial owners of the special purpose vehicle who are PRC citizens are also required to make annual filing with the local banks regarding their overseas direct investment status. If any PRC resident shareholder of the SPV fails to make the required registration or to update the previously filed registration, the PRC subsidiaries of the SPV may be prohibited from distributing their profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV also may be prohibited from making additional capital contribution into its PRC subsidiaries.

Stock Incentive Plans

Pursuant to the Administrative Measures For Individual Foreign Exchange, which was promulgated by PBOC on December 25, 2006 and became effective on February 1, 2007, all foreign exchange matters involved in employee share ownership plans and share option plans in which PRC citizens participate require approval from SAFE or its authorized branch. Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. Pursuant to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, or SAFE Notice 7, which was promulgated by SAFE on February 15, 2012, PRC residents or non-PRC citizens residing in China for a consecutive period of no less than one year, subject to a few exceptions, who are granted shares or stock options by companies listed on overseas stock exchanges based on the stock incentive plans are required to register with SAFE or its local branches.

Pursuant to SAFE Notice 7, PRC residents participating in the stock incentive plans of overseas-listed companies shall retain a qualified PRC agent, which could be a PRC subsidiary of such overseas publicly-listed company or another qualified institution selected by such PRC subsidiary, to conduct SAFE registration and other procedures with respect to the stock incentive plans on behalf of these participants. Such participants must also retain an overseas entrusted institution to handle matters in connection with their exercise of stock options, purchase and sale of corresponding stocks or interests, and fund transfer. In addition, the PRC agents are required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agents or the overseas entrusted institution or other material changes. The PRC agents shall, on behalf of these individuals who have the right to exercise the employee share options, apply to SAFE or its local branches for an annual quota for the payment of foreign currencies in connection with such individuals’ exercise of the employee share options. The foreign exchange proceeds received by such individuals from the sale of shares under the stock incentive plans granted and dividends distributed by the overseas-listed companies must be remitted into the bank accounts in the PRC opened by the PRC agents before distribution to such individuals. In addition, the PRC agents shall file the form for record-filing of information of the individuals participating in the stock incentive plans of overseas-listed companies with SAFE or its local branches within three business days at the beginning of each quarter.

Under the Circular of the State Administration of Taxation on Issues Concerning Individual Income Tax in Relation to Equity Incentives promulgated and became effective on August 24, 2009 by the STA, listed companies and their domestic organizations will, according to the individual income tax calculation methods for “wage and salary income” and stock option income, lawfully withhold and pay individual income tax on such income.

Regulations on Tax

Enterprise Income Tax

The PRC enterprise income tax, or EIT, is calculated based on the taxable income determined under the Enterprise Income Tax Law, or the EIT Law, which became effective on January 1, 2008 and was most recently amended on December 29, 2018. The EIT Law imposes a uniform enterprise income tax rate of 25% on all PRC resident enterprises, including FIEs. The EIT Law and its implementation rules permit “high and new technology enterprises” to benefit from a preferential enterprise income tax rate of 15% subject to these high and new technology enterprises meeting certain qualification criteria.

Moreover, under the EIT Law, enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and are therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. Though the implementation rules of the EIT Law define “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise”, the only detailed guidance currently available for the definition of “de facto management body” as well as the determination of offshore incorporated PRC tax resident status and its administration are set forth in the Circular Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprise on the Basis of De Facto Management Bodies, or Circular 82, and the Administrative Measures for Enterprise Income Tax of Chinese-Controlled Offshore Incorporated Resident Enterprises (Trial), or SAT Bulletin 45, both issued by SAT, which provide guidance on the administration as well as determination of the tax residency status of a Chinese-controlled offshore-incorporated enterprise, defined as an enterprise that is incorporated under the law of a foreign country or territory and that has a PRC company or PRC corporate group as its primary controlling shareholder.

According to Circular 82, a Chinese-controlled offshore-incorporated enterprise will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions set forth in Circular 82 are met: (i) the primary location of the day-to-day operational management and the places where they perform their duties are in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval of organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals and board and shareholder resolutions are located or maintained in the PRC; and (iv) 50% or more of voting board members or senior executives habitually reside in the PRC. In addition, SAT Bulletin 45 provides clarification on the resident status determination, post-determination administration, and competent tax authorities. It also specifies that when provided with a copy of a PRC resident determination certificate from a resident Chinese-controlled offshore-incorporated enterprise, the payer should not withhold 10% income tax when paying certain PRC-sourced income such as dividends, interest and royalties to the Chinese-controlled offshore-incorporated enterprise.

Dividend Withholding Tax

The EIT Law and the implementation rules provide that an income tax rate of 10% will normally be applicable to PRC outsourced income of “non-PRC resident enterprises,” which (i) do not have an establishment or place of business in China or (ii) have an establishment or place of business in China, but the relevant income is not actually connected with the establishment or place of business to the extent such dividends and gains are derived from sources within China. The State Council or a tax treaty between China and the jurisdictions in which the non-PRC investors reside may reduce such income tax. Pursuant to an Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation on Income and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Notice on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, or SAT Circular 81, issued by SAT on February 20, 2009, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. Based on the Circular on Issues concerning the “Beneficial Owner” in Tax Treaties, or SAT Circular 9, issued by SAT on February 3, 2018, which became effective on April 1, 2018, a comprehensive analysis shall be conducted based on the factors set out in the present article and in combination with the actual conditions of specific cases, and certain factors which will negatively affect the determination of an applicant’s status as a “beneficial owner” are provided, such as the business activities engaged in by the applicant do not constitute substantive business activities. On October 14, 2019, SAT promulgated the Administrative Measures for Non-Resident Taxpayers to Enjoy Treatment under Treaties, or SAT Circular 35, which became effective on January 1, 2020. SAT Circular 35 provides that non-PRC resident enterprises are not required to obtain pre-approval from the relevant tax authorities in order to enjoy the reduced withholding tax. Instead, non-PRC resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and include necessary forms and supporting documents in the tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities.

Indirect Transfer of Properties

On February 3, 2015, SAT issued a Public Notice Regarding Certain Enterprise Income Tax Matters on Indirect Transfer of Assets by Non-PRC Resident Enterprises, or SAT Public Notice 7. In December 2017, Article 13 and Paragraph 2 of Article 8 of SAT Public Notice 7 were abolished by Decision of the State Administration of Taxation on Issuing the Lists of Invalid and Abolished Tax Departmental Rules and Taxation Normative Documents effective on December 29, 2017 and the Circular on Issues concerning Withholding of Enterprise Income Tax for Non-PRC Resident Enterprises, or the SAT Circular 37, effective on December 1, 2017, which was amended on June 15, 2018, respectively. By promulgating and implementing these notices, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-PRC resident enterprise. Pursuant to the SAT Public Notice 7, as amended, in the event that a non-PRC resident enterprise indirectly transfers equities and other properties of a PRC resident enterprise to evade its obligation of paying EIT by implementing arrangements that are not for reasonable commercial purpose, such indirect transfer shall be re-identified and recognized as a direct transfer of equities and other properties of the PRC resident enterprise. The SAT Public Notice 7, as amended, provides clear criteria for assessment of reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Public Notice 7 also brings challenges to both offshore transferor and transferee (or another person who is obligated to pay for the transfer) of taxable assets. Where a non-PRC resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an offshore holding company, which is an Indirect Transfer, the non-PRC resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the offshore holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to EIT, and the transferee or another person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

Issues concerning the withholding of EIT of the China-sourced income, which refers to income obtained from sources within China by non-PRC resident enterprises that (a) do not have an establishment or place of business in China or (b) have an establishment or place of business in China, but the relevant income is not effectively connected with the establishment or place of business in China, shall be subject to the SAT Circular 37. China-sourced income includes income from equity investment such as dividend and bonus, income from interest, rental and royalties, income from the property transfer, and other income. Pursuant to the SAT Circular 37, non-PRC resident enterprises shall pay EIT in relation to their China-sourced income, and the entities which have the direct obligation to make certain payments to a non-PRC resident enterprise shall be the relevant tax withholders for such non-PRC resident enterprise. The tax withholders shall, within seven days of the day on which the withholding obligation occurs, which is the day when the payment is made in fact or becomes due, declare and remit the withholding tax to the competent tax authority. When declaring and remitting the withholding tax payable, the tax withholders shall complete the Withholding Statement of the PRC for Enterprise Income Tax. In the event that the tax withholder fails to withhold and remit the taxable EIT for a non-PRC resident enterprise, or is unable to perform its obligation mentioned above, the non-PRC resident enterprise shall declare and pay the EIT to the competent tax authority, and complete the Withholding Statement of the PRC for Enterprise Income Tax.

Value-Added Tax

On March 23, 2016, the Ministry of Finance, or MOF and SAT jointly issued the Circular on Comprehensively Promoting the Pilot Program of the Collection of Value-Added Taxes in Lieu of Business Taxes, or the SAT Circular 36. Effective from May 1, 2016, the PRC tax authorities will collect Value-Added Tax, or the VAT, in lieu of business tax on a trial basis within the PRC territory, and in industries such as construction industries, real estate industries, financial industries, and living service industries. On November 19, 2017, the State Council issued the Decision on Abolishing the Provisional Regulation of China on Business Taxes and Amending the Provisional Regulation of China on Value-Added Taxes, pursuant to which, PRC tax authorities will collect VAT in lieu of business taxes for all industries where business taxes should have been collected within the PRC territory. Pursuant to the Provisional Regulation of China on Value-Added Taxes, as amended in 2017, entities and individuals that sell goods, provide labor services of processing, repairs or maintenance, or sell services, intangible assets or real property in China, or import goods to China, are subject to VAT at a rate ranging from 6% to 17%.

On April 4, 2018, MOF and SAT jointly promulgated the Circular of the Ministry of Finance and the State Administration of Taxation on Adjustment of Value-Added Tax Rates, or Circular 32, which took effect on

May 1, 2018. According to Circular 32: (i) for VAT taxable sales or importation of goods originally subject to VAT rates of 17% and 11% respectively, tax rates are adjusted to 16% and 10%, respectively; (ii) for purchase of agricultural products originally subject to deduction rate of 11%, the deduction rate is adjusted to 10%; (iii) for purchase of agricultural products for the purpose of production and sales or consigned processing of goods subject to the tax rate of 16%, the taxes are calculated at the deduction rate of 12%; (iv) for exported goods originally subject to the tax rate of 17% and export tax refund rate of 17%, the export tax refund rate is adjusted to 16%; and (v) for exported goods and cross-border taxable acts originally subject to the tax rate of 11% and export tax refund rate of 11%, the export tax refund rate is adjusted to 10%. To further reduce VAT, on March 20, 2019, MOF, SAT, and the General Administration of Customs jointly promulgated the Announcement on Relevant Policies for Deepening Value-Added Tax Reform, which took effect on April 1, 2019. According to the announcement: (i) for VAT taxable sales or importation of goods originally subject to VAT rates of 16% and 10%, tax rates are adjusted to 13% and 9%, respectively; (ii) for purchase of agricultural products originally subject to deduction rate of 10%, the deduction rate is adjusted to 9%; (iii) for purchase of agricultural products for the purpose of production and sales or consigned processing of goods subject to the tax rate of 13%, the taxes are calculated at the deduction rate of 10%; (iv) for exported goods originally subject to the tax rate of 16% and export tax refund rate of 16%, the export tax refund rate is adjusted to 13%; and (v) for exported goods and cross-border taxable acts originally subject to the tax rate of 10% and export tax refund rate of 10%, the export tax refund rate is adjusted to 9%. Announcement 39 came into effect on April 1, 2019 and shall be prevail in case of any conflict with existing provisions.

Regulations Relating to Employment Laws

The PRC Labor Law, which became effective on January 1, 1995, and was amended on August 27, 2009 and December 29, 2018, and the PRC Labor Contract Law, which became effective on January 1, 2008 and was amended on December 28, 2012, provide requirements concerning employment contracts between an employer and its employees. Pursuant to the Labor Contract Law, a written labor contract is required when an employment relationship is established between an employer and an employee. An employer is obligated to sign a labor contract with an employee with an indefinite term if the employer continues to employ the employee after two consecutive fixed-term labor contracts. The Labor Contract Law and its implementation rules also require compensation to be paid upon certain terminations. Other labor-related regulations and rules of the PRC stipulate the maximum number of working hours per day and per week as well as the minimum wages. An employer is required to set up occupational safety and sanitation systems, implement the national occupational safety and sanitation rules and standards, educate employees on occupational safety and sanitation, prevent accidents at work and reduce occupational hazards.

On October 28, 2010, Standing Committee of NPC promulgated the PRC Social Insurance Law, which became effective on July 1, 2011 and was amended on December 29, 2018. In accordance with the PRC Social Insurance Law and other relevant laws and regulations, China establishes a social insurance system including basic pension insurance, basic medical insurance, work-related injury insurance, unemployment insurance and maternity insurance. An employer must pay the social insurance for its employees in accordance with the rates provided under relevant regulations and must withhold the social insurance that should be assumed by the employees. The authorities in charge of social insurance may request an employer’s compliance and impose sanctions if such employer fails to pay and withhold social insurance in a timely manner. Under the Regulations on the Administration of Housing Fund, which was promulgated on April 3, 1999, and was most recently amended on March 24, 2019, PRC companies must register with applicable housing fund management centers and establish a special housing fund account in an entrusted bank. Both PRC companies and their employees are required to contribute to the housing funds. An enterprise that fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline; otherwise, an application may be made to a local court for compulsory enforcement.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Changlin Liang	49	Founder, Director and Chief Executive Officer
Le Yu	40	Director and Chief Strategy Officer
Yi Ding	35	Director and Vice President
Eric Chi Zhang	46	Director
Weili Hong*	51	Independent Director Appointee
Philip Wai Lap Leung*	62	Independent Director Appointee
Xu Jiang	49	Chief Technology Officer
Ping Yang	57	Chief Supply Chain Officer
Zhijian Xu	50	Senior Vice President

*

Each of Mr. Weili Hong and Mr. Philip Wai Lap Leung has accepted the appointment as our independent director, effective upon SEC’s declaration of effectiveness of our registration statement on Form F-1 which this prospective is a part.

Changlin Liang is our founder, and has served as our director and chief executive officer since our inception. Mr. Liang is a successful serial entrepreneur with expertise in product design and technology development. Mr. Liang bears a unique and long-term vision into our industry, and has a deep understanding of China’s new retail industries, agricultural supply chain, and family consumption demand. Prior to founding our company, Mr. Liang founded iYaya.com and MaMaBang App in April 2003, an online platform focusing on the parenting and maternity markets. Prior to that, Mr. Liang independently developed the world’s first and one of the best-selling video cutting and merging tools, Easy Video Joiner & Splitter, in 2002. Mr. Liang received his bachelor’s degree of engineering from National University of Defense Technology in July 1994 and obtained his master’s degree in communication and information system from Lanzhou University in July 2000.

Le Yu has served as our director since June 2021, our chief strategy officer since January 2020, and previously served as our vice president and general counsel since April 2015. Ms. Yu also served as the general counsel in Shanghai Yaya Information Technology from April 2015 to September 2016. From 2012 to 2015, Ms. Yu served as a legal manager in Hongda Communications Co., Ltd., a wholly-owned subsidiary of HTC Corporation in China. Prior to that, Ms. Yu served as a legal counsel in German Standard from 2002 to 2012. Ms. Yu obtained a bachelor of laws from Tongji University in June 2002, and obtained a master’s degree in economic law from Renmin University in December 2007.

Yi Ding has served as our director since June 2021, our vice president since October 2018 and before that, our product director since 2015. Prior to joining us, Mr. Ding served as SEO engineer, manager of Internet marketing and manager of user centers at Shanghai Yaya Information Technology from May 2011 to February 2014. Prior to that, Mr. Ding served as an SEO specialist in Shanghai Xiayi Internet Technology Co., Ltd. from June 2009 to April 2011. Mr. Ding obtained a bachelor’s degree in management from East China Normal University in June 2009.

Eric Chi Zhang has served as our director since June 2021. Mr. Zhang is currently a Managing Director and Head of General Atlantic’s business in China and also serves on the firm’s Management Committee. Prior to joining General Atlantic, Mr. Zhang was a Global Partner and Managing Director at The Carlyle Group, where he focused on investment opportunities in Asia from 2006 to 2016. He currently serves on the boards of Futu Holdings Ltd. (Nasdaq: FHL) and Xiabu Xiabu (HKEx: 0520). He also served as a board member for both the general partner and the management company of Carlyle Beijing Partners Fund. Before joining Carlyle in 2006,

Mr. Zhang was a Vice President of M&A at Credit Suisse, based in the firm’s Hong Kong office. Prior to that, he was a Vice President in the Investment Banking Division at China International Capital Corporation Limited in Beijing. Mr. Zhang received an M.A. in Economics from Shanghai University of Finance and Economics.

Weili Hong will serve as our independent director upon the effectiveness of our registration statement of which this prospectus forms a part. Dr. Hong has over 28 years of experience in finance and investment in both China’s and overseas financial institutions and capital markets. Dr. Hong served as the President and Chief Research Officer of CMC Holdings from 2016 to 2018. Prior to joining CMC, Dr. Hong was a partner of Gopher Asset Management, China’s No.1 leading FOFs management company from 2014 to 2016, primarily responsible for PE/VC FOFs and direct investments. Dr. Hong also served as the managing partner of KTB China, from 2008 to 2012, and the head of BD in ING China from 2004 to 2007. Dr. Hong was one of the pioneers of China’s capital market since he joined Shanghai Stock Exchange at its forming stage in 1992, where he served in several important positions and developed China’s first financial futures product. From 1996 to 2003, Dr. Hong served as the managing director of the securities business of China Venture-Tech Investment Group. Currently, Dr. Hong is an independent director at Luolai Lifestyle Technology Co., Ltd. (SZSE: 002293), RISE Education Cayman Ltd (Nasdaq: REDU) and Chindata Group Holdings Ltd (Nasdaq: CD). Dr. Hong currently serves as a Guest Professor and a supervisor of the Master Degree Program in the School of Economics, and a Guest Professor of the Fanhai International School of Finance, Fudan University. Dr. Hong is also the vice chairman of the Global Alumni Association of the School of Economics, Fudan University. Dr. Hong received a Bachelor’s Degree in Economics in 1992 and a Doctor’s Degree in Economics from Fudan University in 1999.

Philip Wai Lap Leung will serve as our independent director upon the effectiveness of our registration statement of which this prospectus forms a part. With over 30 years of experience at Ernst & Young, Mr. Leung is a veteran in accounting. While in Ernst & Young, Mr. Leung served as the managing partner of Shanghai office from 1994 to 2004, the managing partner of listing services in Greater China from 2005 to 2009, managing partner of listing services in Far East Region from 2007 to 2009, managing partner of Central China from 2010 to 2015, and later retired as the managing partner of Greater China business in 2019. Mr. Leung also sits on the board of Dongfeng Motor Group Company Limited (HKEx: 0489). Mr. Leung obtained a bachelor’s degree from Hong Kong Polytechnic (currently known as Hong Kong Polytechnic University). Mr. Leung is a member of The Hong Kong Institute of Certified Public Accountants and a senior member of The Association of Chartered Certified Accountants.

Xu Jiang has served as our chief technology officer since October 2020. Prior to joining us, Mr. Jiang oversaw technology development for TMall Global & TMall Overseas and Alibaba B2B FinTech at Alibaba from April 2015 to April 2020. From 2014 to 2015, Mr. Jiang served as a senior director at Ctrip.com, leading the establishment of its payment platform. From 2007 to 2010, and from 2011 to 2014, Mr. Jiang served as a platform constructor in eBay Inc. Between 2010 and 2011, Mr. Jiang served as a vice president in Morgan Stanley. Prior to that, Mr. Jiang served as a senior research and development engineer at Sybase, an American software and services company, from 2004 to 2007. Mr. Jiang obtained a bachelor’s degree in physics and computer science from Shanghai Jiaotong University in July 1995, and obtained a master’s degree in computer science from Shanghai Jiaotong University in April 2001.

Ping Yang has served as our chief supply chain officer since November 2019. Prior to joining us, Mr. Yang served as a vice president at JD.com from May 2016 to October 2019. From May 2010 to April 2016, Mr. Yang served as a vice president at Yihaodian, an e-commerce platform. Prior to that, Mr. Yang worked in several industry-leading companies, including YRC Worldwide, Shanghai Waigaoqiao Free Trade Zone Group Co., Ltd. and Shell. Mr. Yang obtained his EMBA degree from Shanghai Jiaotong University in July 2002, and a master’s degree in computer science from Fudan University in July 2005.

Zhijian Xu has served as our senior vice president since June 2019. Prior to joining us, Mr. Xu served as an executive vice president at Huaxie (Shanghai) Trade Commerce Co., Ltd. from April 2018 to May 2019. From October 1994 to March 2018, Mr. Xu worked at Zhengda Group, including as vice president. Mr. Xu graduated from East China Jiaotong University in June 1995, and obtained an EMBA degree from Shanghai Jiaotong University in May 2012.

Board of Directors

Our board of directors currently consists of six directors. A director is not required to hold any shares in our company by way of qualification. Subject to the New York Stock Exchange rules and disqualification by the chairman of the relevant board meeting, a director may vote with respect to any contract, proposed contract, or arrangement in which he is materially interested, provided that (i) such director, if his or her interest in such contractor arrangement is material, has declared the nature of his or her interest at the earliest meeting of the board at which it is practicable for him or her to do so, either specifically or by way of a general notice and (ii) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. The directors may exercise all the powers of our Company to borrow money, mortgage or charge its undertaking, property, and uncalled capital or any part thereof, and issue debentures whether outright or as security for any debt, liability, or obligation of our Company or of any third party. None of our directors has a service contract with us that provides for benefits upon termination of service as a director.

Committees of the Board of Directors

We have established three committees under the board of directors: an audit committee, a compensation committee, and a nominating and corporate governance committee. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee consists of Philip Wai Lap Leung and Weili Hong. Philip Wai Lap Leung is the chairman of our audit committee. We have determined that each of Philip Wai Lap Leung and Weili Hong satisfies the “independence” requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange and meet the independence standards under Rule 10A-3 under the Exchange Act, as amended. We have determined that Philip Wai Lap Leung qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

•	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any audit problems or difficulties and management’s response;

•	discussing the annual audited financial statements with management and the independent auditors;

•	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•	overseeing the fairness and appropriateness of our proposed related party transactions;

•	reviewing and approving all proposed related party transactions;

•	meeting separately and periodically with management and the independent auditors; and

•	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee consists of Weili Hong, Philip Wai Lap Leung and Changlin Liang. Weili Hong is the chairman of our compensation committee. We have determined that each of Weili Hong and Philip Wai Lap Leung satisfies the independence requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

•	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

•	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

•	selecting a compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consists of Changlin Liang, Philip Wai Lap Leung and Weili Hong. Changlin Liang is the chairman of our nominating and corporate governance committee. We have determined that each of Philip Wai Lap Leung and Weili Hong satisfies the “independence” requirements of Section 303A of the Corporate Governance Rules of the New York Stock Exchange. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

•	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

•	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

•	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•

advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. Our company has the right to seek damages if a duty owed by our directors is breached. A shareholder may in certain circumstances have rights to damages if a duty owed by the directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

•	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•	declaring dividends and distributions;

•	appointing officers and determining the term of office of the officers;

•	exercising the borrowing powers of our company and mortgaging the property of our company; and

•	approving the transfer of shares in our company, including the registration of such shares in our share register.

Terms of Directors and Officers

Our directors may be elected by an ordinary resolution of our shareholders. Alternatively, our board of directors may, by the affirmative vote of a simple majority of the directors present and voting at a board meeting appoint any person as a director to fill a casual vacancy on our board or as an addition to the existing board. Our directors are not automatically subject to a term of office and hold office until such time as they are removed from office by an ordinary resolution of our shareholders. In addition, a director will cease to be a director if he (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; (iv) without special leave of absence from our board, is absent from meetings of our board for three consecutive meetings and our board resolves that his office be vacated; or (v) is removed from office pursuant to any other provision of our articles of association.

Our officers are appointed by and serve at the discretion of the board of directors, and may be removed by our board of directors.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate an executive officer’s employment without cause upon three-month advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based. The executive officer may resign at any time with a three-month advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our customers or prospective customers, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs, and trade secrets which they conceive, develop, or reduce to practice during the executive officer’s employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs, and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer’s termination, or in the year preceding such termination, without our express consent.

We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2020, we paid an aggregate of RMB8.1 million (US$1.2 million) in cash to our executive officers, and we did not pay any compensation to our non-executive directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Share Incentive Plans

Starting from 2015, we adopted a series of share incentive plans which allows us to offer incentive awards to our senior management and employees (the “Pre-IPO Option Plans”).

Pre-IPO Option Plans

As of the date of this prospectus, the maximum aggregate number of ordinary shares which may be issued pursuant to all awards under the Pre-IPO Plans is 40,181,400, subject to further amendment. As of the date of this prospectus, awards to purchase 6,457,383 ordinary shares under the Pre-IPO Plans have been granted and remain outstanding, excluding awards that were forfeited or cancelled after the relevant grant dates.

The following paragraphs describe the principal terms of the Pre-IPO Plans.

Types of Awards. The Pre-IPO Plans permit the awards of options.

Plan Administration. Our founder, director and chief executive officer, Mr. Changlin Liang, administers the Pre-IPO Plans. The administrator determines, among other things, the employees eligible to receive awards, the number of options to be granted to each eligible employee, and the terms and conditions of each option grant.

Award Notice. Awards granted under the Pre-IPO Plans are evidenced by an award notice that sets forth terms, conditions and limitations for each award, which is subject to any modification as determined by the administrator.

Eligibility. We may grant awards to our employees.

Vesting Schedule. In general, the plan administrator determines the vesting schedule, which is specified in the relevant plans and award notices.

Exercise of Options. The plan administrator determines the exercise price for each award, which is in turn stated in the relevant award notice. Options that are vested and exercisable will terminate if they are not exercised prior to the time as the plan administrator determines at the time of grant. However, the maximum exercisable term is ten years from the date of grant.

Transfer Restrictions. Awards may not be transferred in any manner by the eligible employee other than in accordance with the exceptions provided in the Pre-IPO Plans.

Termination and Amendment of the Pre-IPO Plans. Unless terminated earlier, the Pre-IPO Plans have a term of ten years. The administrator has the authority to terminate, amend, add to, or delete any of the provisions of the plan, subject to the restrictions set out in our memorandum and articles or associations.

The following table summarizes, as of the date of this prospectus, the options granted under the Pre-IPO Plans to certain of our directors and executive officers, excluding awards that were forfeited or cancelled after the relevant grant dates.

Name	Ordinary Shares Underlying Options Awarded	Weight Average Exercise Price (US$/Share)	Date of Grant	Date of Expiration
Changlin Liang	—	—	—	—
Le Yu	*	7.48	6/30/2016 6/30/2018 6/30/2019	6/29/2026 6/29/2028 6/29/2029
Yi Ding	*	6.58	6/30/2015 6/30/2016 6/30/2018 6/30/2019	6/29/2025 6/29/2026 6/29/2028 6/29/2029
Eric Chi Zhang	—	—	—	—
Xu Jiang	*	7.60	3/31/2021	3/30/2031
Ping Yang	*	7.60	6/30/2019	6/29/2029
Zhijian Xu	*	6.31	6/30/2019	6/29/2029
			3/31/2021	3/30/2031
All directors and executive officers as a group	2,262,854

Note:

*	Less than 1% of our total ordinary shares on an as-converted basis outstanding as of the date of this prospectus.

As of the date of this prospectus, other employees as a group held awards to purchase 4,194,350 ordinary shares of our company, with an average weighted exercise price of US$5.62 per share.

PRINCIPAL SHAREHOLDERS

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our ordinary shares on an as-converted basis as of the date of this prospectus by:

•	each of our directors and executive officers; and

•	each person known to us to own beneficially more than 5% of our ordinary shares.

The calculations in the table below are based on 347,969,000 ordinary shares on an as-converted basis outstanding as of the date of this prospectus, and                 Class A ordinary shares and                 Class B ordinary shares outstanding immediately after the completion of this offering, assuming the underwriters do not exercise their option to purchase additional ADSs.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering			Ordinary Shares Beneficially Owned Immediately After This Offering
	Number	% of Beneficial Ownership†	% of Aggregate Voting Power††	Class A Ordinary Shares	Class B Ordinary Shares	% of Beneficial Ownership†	% of Aggregate Voting Power††
Directors and Executive Officers**:
Changlin Liang(1)	105,502,250	30.3%	30.3%
Le Yu	*	*	*
Yi Ding	*	*	*
Eric Chi Zhang	—	—	—
Philip Wai Lap Leung***	—	—	—
Weili Hong***	—	—	—
Xu Jiang	—	—	—
Ping Yang	*	*	*
Zhijian Xu	*	*	*
All Directors and Executive Officers as a Group	109,868,169	31.6%	31.6%

Principal Shareholders:
DDL Group Limited(2)	54,543,800	15.7%	15.7%
EatBetter Holding Limited(3)	40,181,400	11.6%	11.6%
Internet Fund V Pte. Ltd.(4)	19,749,750	5.7%	5.7%
General Atlantic Singapore DD Pte. Ltd.(5)	19,514,350	5.6%	5.6%
SVF II Cortex Subco (DE) LLC(6)	19,331,600	5.6%	5.6%
CMC Entities(7)	18,399,900	5.3%	5.3%
CTG Evergreen Investment C Limited(8)	17,819,000	5.1%	5.1%
DST Asia Entities(9)	17,574,200	5.1%	5.1%

Notes:

*	Less than 1% of our total outstanding shares.
**

Except as otherwise indicated below, the business address of our directors and executive officers is 4th Floor, Building 6, 500 Shengxia Road, Pudong New Area, Shanghai, 200125, People’s Republic of China.

***

Mr. Weili Hong and Mr. Philip Wai Lap Leung have accepted appointments as our independent directors, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part.

†

For each person and group included in this column, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the total number of shares outstanding and the number of shares such person or group has the right to acquire upon exercise of option, warrant or other right within 60 days after the date of this prospectus.

††

For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A and Class B ordinary shares as a single class. Each holder of Class B ordinary shares is entitled to 20 votes per share, subject to certain conditions, and each holder of our Class A ordinary shares is entitled to one vote per share on all matters submitted to them for a vote. Our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Our Class B ordinary shares are convertible at any time by the holder thereof into Class A ordinary shares on a one-for-one basis.

(1)

Represents (i) 54,543,800 ordinary shares held by DDL Group Limited, (ii) 5,588,250 Series Angel+ preferred shares, 5,188,800 Series B4-1 preferred shares held by EatTogether Holding Limited, and (iii) 40,181,400 ordinary shares held by EatBetter Holding Limited. DDL Group Limited is a British Virgin Islands business company limited by shares beneficially owned by Mr. Changlin Liang. DDL Group Limited is ultimately held by LX Family Trust, a trust established under the laws of British Virgin Islands and managed by TMF (Cayman) Ltd., as the trustee. Under the terms of this trust, Mr. Changlin Liang has the power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, the shares held by DDL Group Limited in our company. EatTogether Holding Limited is a company incorporated in the British Virgin Islands and is wholly owned by Mr. Changlin Liang. EatBetter Holding Limited is a company incorporated in the British Virgin Islands. Mr. Changlin Liang has sole dispositive voting power over shares held by EatBetter Holding Limited. The registered office of DDL Group Limited is ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tort, British Virgin Islands. The registered address of EatTogether Holding Limited is ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

(2)

Represents 54,543,800 ordinary shares held by DDL Group Limited. DDL Group Limited is a British Virgin Islands business company limited by shares beneficially owned by Mr. Changlin Liang. DDL Group Limited is ultimately held by LX Family Trust, a trust established under the laws of British Virgin Islands and managed by TMF (Cayman) Ltd., as the trustee. Under the terms of this trust, Mr. Changlin Liang has the power to direct the trustee with respect to the retention or disposal of, and the exercise of any voting and other rights attached to, the shares held by DDL Group Limited in our company. The registered office of DDL Group Limited is ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tort, British Virgin Islands.

(3)

Represents 40,181,400 ordinary shares held by EatBetter Holding Limited. EatBetter Holding Limited is a limited liability company incorporated in the British Virgin Islands. Mr. Changlin Liang has sole dispositive voting power over shares held by EatBetter Holding Limited. Such shares were allocated to award our employees under our Pre-IPO Plans. Its registered address is ICS Corporate Services (BVI) Limited, Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands.

(4)

Represents 16,963,000 Series B preferred shares, 1,029,350 Series C1 preferred shares and 1,757,400 Series D preferred shares held by Internet Fund V Pte. Ltd., a private limited company incorporated in Singapore. Internet Fund V Pte. Ltd. is beneficially owned by each of Charles P. Coleman III, Scott L. Shleifer and Tiger Global Singapore Pte. Ltd. Tiger Global Singapore Pte. Ltd. is the investment advisor of Internet Fund V Pte. Ltd. and is controlled by Charles P. Coleman III and Scott L. Shleifer, who exercise control over

Internet Fund V Pte. Ltd. as its directors. The registered address of Internet Fund V Pte. Ltd. is 8 Temasek Boulevard, #32-02 Suntec Tower Three, Singapore 038988. All the preferred shares held by Internet Fund V Pte. Ltd. will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.
(5)

Represents 12,867,100 Series C1 preferred shares, 2,809,050 Series A preferred shares, 2,080,800 Series B4-1 Preferred Shares and 1,757,400 Series D preferred shares held by General Atlantic Singapore DD Pte. Ltd., a private company limited by shares incorporated in Singapore. Its registered address is 80 Robinson Road #02-00, Singapore, 068898. General Atlantic Singapore DD Pte. Ltd. is wholly owned by General Atlantic Singapore Fund Pte. Ltd. (“GASF”). The majority shareholder of GASF is General Atlantic Singapore Interholdco Ltd. (“GASF Interholdco”). The shareholders of GASF Interholdco of the shares held of record by GASF are the following General Atlantic investment funds (the “GA Funds”): General Atlantic Partners (Bermuda) IV, L.P. (“GAP Bermuda IV”), General Atlantic Partners (Bermuda) EU, L.P. (“GAP Bermuda EU”), General Atlantic Partners (Lux) SCSP (“GAP Lux”), GAP Coinvestments III, LLC (“GAPCO III”), GAPCO Coinvestments IV, LLC (“GAPCO IV”), GAPCO Coinvestments V, LLC (“GAPCO IV”) and GAP Coinvestments CDA, L.P. (“GAPCO CDA”). The general partner of GAP Lux is General Atlantic GenPar, (Lux) ScSp (“GA GenPar Lux”) and the general partner of GA GenPar Lux is General Atlantic (Lux) S.à r.l. (“GA Lux”). The general partner of GAP Bermuda EU and GAP Bermuda IV and the sole shareholder of GA Lux is General Atlantic GenPar (Bermuda), L.P. (“GenPar Bermuda”). GAP (Bermuda) Limited (“GAP (Bermuda) Limited”) is the general partner of GenPar Bermuda. General Atlantic LLC (“GA LLC”) is the managing member of GAPCO III, GAPCO IV, GAPCO V and the general partner of GAPCO CDA. There are nine members of the management committee of GA LLC (the “GA Management Committee”). The GA Funds are ultimately controlled by the GA Management Committee. All the preferred shares held by General Atlantic Singapore DD Pte. Ltd. will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.

(6)

Represents 19,331,600 Series D+ preferred shares held by SVF II Cortex Subco (DE) LLC. SVF II Cortex Subco (DE) LLC. is wholly owned by SVF II Holdings (DE) L.P. The general partner of SVF II Holdings (DE) L.P. is SVF II Holdings GP (Jersey) Limited, which is wholly owned by SVF II Aggregator (Jersey) L.P. The General Partner of SVF II Aggregator (Jersey) L.P. is SVF II GP (Jersey) Limited, which is ultimately wholly owned by SoftBank Group Corp. (TYO: 9984). SoftBank Vision Fund II L.P. is the sole limited partner of SVF II Aggregator (Jersey) L.P. The manager of SoftBank Vision Fund II LP is SB Investment Advisers (UK) Limited. The general partner of SoftBank Vision Fund II L.P. is SVF II GP (Jersey) Limited, which is ultimately wholly owned by SoftBank Group Corp. (TYO: 9984). The registered address of SVF II Cortex Subco (DE) LLC is 251 Little Falls Drive, Wilmington, 19808. All the preferred shares held by SVF II Cortex Subco (DE) LLC will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.

(7)

Represents (i) 8,913,300 Series B3 preferred shares directly held by CMC Dynamite Holdings Limited (“CMC Dynamite I”), an exempted company with limited liability incorporated under the law of the Cayman Islands, (ii) 536,150 Series Angel+ preferred shares directly held by CMC Dynamite Holdings II Limited (“CMC Dynamite II”), an exempted company with limited liability incorporated under the law of the Cayman Islands, (iii) 2,329,900 Series B4 preferred shares directly held by CMC Dynamite Holdings III Limited (“CMC Dynamite III”), an exempted company with limited liability incorporated under the law of the Cayman Islands, (iv) 1,354,450 Series C1 preferred shares directly held by CMC Dynamite III, (v) 3,860,150 Series C1 preferred shares directly held by CMC Dynamite Holdings IV Limited (“CMC Dynamite IV”), an exempted company with limited liability incorporated under the law of the Cayman Islands, and (vi) 1,405,950 Series D preferred shares directly held by Alpha Yasai Holdings Limited (“Alpha Yasai”), an exempted company with limited liability incorporated under the law of the Cayman Islands. CMC Dynamite I, CMC Dynamite II, CMC Dynamite III and CMC Dynamite IV are respectively wholly owned by CMC Dynamite, L.P., CMC Dynamite II, L.P., CMC Dynamite III, L.P. and CMC Dynamite IV, L.P. The general partners of CMC Dynamite, L.P., CMC Dynamite II, L.P., CMC Dynamite III, L.P. and CMC Dynamite IV, L.P. is CMC Dynamite GP, L.P, whose general partner is CMC Capital Partners GP II, Ltd. Alpha Yasai is wholly owned by Alpha Plus Fund, L.P., whose general partner is Alpha Plus Fund GP, Ltd. CMC Capital Partners GP II, Ltd. and Alpha Plus Fund GP, Ltd. are ultimately wholly-

owned by Mr. LI Ruigang. The registered address of CMC Dynamite I, CMC Dynamite II, CMC Dynamite III, CMC Dynamite IV and Alpha Yasai is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
(8)

Represents 8,913,300 Series B3 preferred shares, 804,200 Series Angel+ preferred shares, 7,398,550 Series C1 preferred shares and 702,950 Series D preferred shares held by CTG Evergreen Investment C Limited. The registered address of CTG Evergreen Investment C Limited is CCS Trustees Limited, 263 Main Street, Road Town, Tortola, British Virgin Islands. CTG Evergreen Investment C Limited is owned by Capital Today Evergreen Fund, L.P., a limited partnership incorporated in the Cayman Islands. The general partner of Capital Today Evergreen Fund, L.P. is Capital Today Evergreen GenPar LTD., a Cayman Islands company, and is controlled by Ms. Xin Xu. All the preferred shares held by CTG Evergreen Investment C Limited will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.

(9)

Represents 8,787,050 Series D preferred shares held by DST Asia VIII, 1,405,900 Series D preferred shares held by DST Asia VI Investments-A, 2,108,950 Series D preferred shares held by DST Asia VI Investments-C and 5,272,300 Series D preferred shares held by DST Asia VIII Investments-1 (together, “DST Asia Entities”). Each of DST Asia Entities is a limited liability company incorporated in Mauritius. The registered address of DST Asia VIII and DST Asia VIII Investments-I is Sanne House, Bank Street, Twenty Eight Cybercity, Ebene 72201, Mauritius. The registered address of DST Asia VI Investments-A and DST Asia VI Investments—C is IFS Court, Bank Street, TwentyEight Cybercity, Ebene 72201, Mauritius. All the preferred shares held by DST Asia Entities will be automatically re-designated as Class A ordinary shares immediately prior to the completion of this offering.

As of the date of this prospectus, we had 10,544,500 Series D preferred shares held by a record holder in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

RELATED PARTY TRANSACTIONS

Private Placements

See “Description of Share Capital—History of Securities Issuances.”

Shareholders Agreement

See “Description of Share Capital—History of Securities Issuances—Shareholders Agreement.”

Employment Agreements and Indemnification Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

Share Incentive Plan

See “Management—Incentive Compensation Plans.”

Other Related Party Transactions

Transactions with our director and chief executive officer. We provided interest-free loans in 2020 to Mr. Changlin Liang, our director and chief executive officer in connection with our restructuring. As of December 31, 2020 and March 31, 2021, we recorded outstanding principal amounts of RMB9.0 million (US$1.4 million) and RMB9.0 million (US$1.4 million) due from him, respectively. As of the date of this prospectus, Mr. Liang has already fully repaid these loans.

Transactions with Shanghai Tiejun Enterprise Consulting Center (“Shanghai Tiejun”). We had historically extended an interest-free loan to Shanghai Tiejun, one of our shareholders controlled by Mr. Changlin Liang. As of December 31, 2020 and March 31, 2021, we recorded outstanding principal amounts of RMB1.1 million (US$0.2 million) and RMB1.1 million (US$0.2 million) due from Shanghai Tiejun, respectively. As of the date of this prospectus, Shanghai Tiejun has fully repaid this loan.

Transactions with Shanghai Jieyingzhai Entrepreneur Management Partnership (“Shanghai Jieyingzhai”). In 2021, we extended an interest-free loan to Shanghai Jieyingzhai, one of our shareholders controlled by Mr. Changlin Liang. As of March 31, 2021, we recorded outstanding principal amounts of RMB2.5 million (US$0.4 million) due from Shanghai Jieyingzhai. As of the date of this prospectus, Shanghai Jieyingzhai has fully repaid this loan.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company incorporated with limited liability and our affairs are governed by our memorandum and articles of association, as amended from time to time, the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$50,000 divided into 25,000,000,000 shares, par value US$0.000002 per share, comprising (i) 24,749,173,900 ordinary shares, (ii) 5,910,100 Series Angel preferred shares, (iii) 8,268,950 Series Angel+ preferred shares, (iv) 8,985,050 Series Pre-A preferred shares, (v) 22,096,550 Series A preferred shares, (vi) 1,060,200 Series A+ preferred shares, (vii) 19,473,100 Series B preferred shares, (viii) 11,072,800 Series B2 preferred shares, (ix) 28,013,200 Series B3 preferred shares, (x) 7,269,600 Series B4-1 preferred shares, (xi) 13,979,450 Series B4 preferred shares, (xii) 54,224,700 Series C1 preferred shares, (xiii) 49,207,650 Series D preferred shares, and (xiv) 21,264,750 Series D+ preferred shares.

Immediately prior to the completion of this offering, our authorized share capital will be changed into US$50,000 divided into 25,000,000,000 shares comprising of (i) 20,000,000,000 Class A ordinary shares of a par value of US$0.000002 each, (ii) 2,500,000,000 Class B ordinary shares of a par value of US$0.000002, and (iii) 2,500,000,000 shares of a par value of US$0.000002 each of such class or classes (however designated) as the board of directors may determine in accordance with our post-offering memorandum and articles of association. Immediately prior to the completion of this offering, all of our issued and outstanding preferred shares and ordinary shares will be converted into, and re-designated and re-classified, as Class A ordinary shares on a one-for-one basis, save and except that the 54,543,800 shares held by DDL Group Limited, which is beneficially owned by Mr. Changlin Liang will be converted into, and re-designated and re-classified as, Class B ordinary shares. Following such conversion and re-designation, we will have                  Class A ordinary shares issued and outstanding and                  Class B ordinary shares issued and outstanding. Following completion of this offering, we will have                  Class A ordinary shares issued and outstanding and                  Class B ordinary shares issued and outstanding, assuming the underwriters do not exercise the option to purchase additional ADSs.

Our Post-Offering Memorandum and Articles of Association

Our shareholders have conditionally adopted a ninth amended and restated memorandum and articles of association, which we refer to below as our post-offering memorandum and articles of association, and which will become effective and replace our current eighth amended and restated memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of material provisions of the post-offering memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.

Objects of Our Company. Under our post-offering memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

Ordinary Shares. Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Conversion. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any person other than holders of Class B ordinary shares or their affiliates, such Class B ordinary shares shall be automatically and immediately converted into the same number of Class A ordinary shares. Any future issuances of Class B ordinary shares may be dilutive to the voting power of holders of Class A ordinary shares. Any conversions of Class B ordinary shares into Class A ordinary shares may dilute the percentage ownership of the existing holders of Class A ordinary shares within their class of ordinary shares. Such conversions may increase the aggregate voting power of the existing holders of Class A ordinary shares.

Dividends. Our directors may from time to time declare dividends (including interim dividends) and other distributions on our shares in issue and authorize payment of the same out of the funds of our company lawfully available therefor. In addition, our shareholders may declare dividends by ordinary resolution, but no dividend may exceed the amount recommended by our directors. Our post-offering memorandum and articles of association provide that dividends may be declared and paid out of the funds of our Company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. In respect of all matters subject to a shareholders’ vote, each holder of Class A ordinary shares is entitled to one vote per share and each holder of Class B ordinary shares is entitled to 20 votes per share on all matters subject to vote at our general meetings. Our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder holding not less than 10% of the votes attaching to the shares present in person or by proxy.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our post-offering memorandum and articles of association. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our post-offering memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by the chairman of our board of directors or by our directors (acting by a resolution of our board). Advance notice of at least seven days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of one or more of our shareholders present in person or by proxy, holding shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at such general meeting.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering memorandum and articles of association provide that upon the requisition of any one or more of our shareholders holding shares which carry in aggregate not less than [one-third] of all votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our post-offering memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of ordinary shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•	a fee of such maximum sum as the New York Stock Exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they must, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on ten calendar days’ notice being given by advertisement in such one or more newspapers, by electronic means or by any other means in accordance with the rules of the New York Stock Exchange be suspended and our register of members (shareholders) closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers may not be suspended nor the register of members closed for more than 30 days in any year as our board may determine.

Liquidation. On the winding up of our company, if the assets available for distribution amongst our shareholders will be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus will be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, such assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by our shareholders by special resolution. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of our Company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variation of Rights of Shares. Whenever the capital of our company is divided into different classes, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the consent in writing of the holders of all of the issued shares of that class or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued will not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment, or issue of further shares ranking pari passu with such existing class of shares or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights conferred upon the holders of the shares of any class issued shall not be deemed to be varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Issuance of Additional Shares. Our post-offering memorandum and articles of association authorize our board of directors to issue additional ordinary shares from time to time as our board of directors may determine, to the extent of available authorized but unissued shares, without the need for any approval or consent from our shareholders.

Our post-offering memorandum and articles of association also authorize our board of directors, without the need for any approval or consent from our shareholders, to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without the need for any approval or consent from, or other action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we intend to provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions. Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•

authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability incorporated under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may issue negotiable or bearer shares or shares with no par value;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).]

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and, accordingly, there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the surviving or consolidated company, a list of the assets and liabilities of each constituent company, and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least 90% of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation; provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement; provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering memorandum and articles of association provide that we shall indemnify our directors and officers, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved toward an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering memorandum and articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders; provided that it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering memorandum and articles of association allow any one or more of our shareholders holding shares which carry in aggregate not less than one-third of the total number votes attaching to all issued and outstanding shares of our company as of the date of the deposit that are entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our post-offering memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our post-offering memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, directors may be removed with or without cause, by the affirmative vote of two-thirds of the directors then in office (except with regard to the removal of the chairman, who may only be removed from office by the affirmative vote of all directors), or by an ordinary resolution of our shareholders (except with regard to the removal of the chairman, who may only be removed from office by a special resolution of our shareholders). A director will also cease to be a director if he (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; (iv) without special leave of absence from our board, is absent from meetings of our board for three consecutive meetings and our board resolves that his office be vacated; or (v) is removed from office pursuant to any other provision of our articles of association.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by either an order of the courts of the Cayman Islands or by the board of directors.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our post-offering articles of association, our company may be dissolved, liquidated, or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be materially adversely varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights of the holders of shares shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our post-offering memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association that require our company to disclose shareholder ownership above any particular ownership threshold.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

Share Subdivision

On June 8, 2021, we effected a share subdivision of issued and unissued ordinary shares and preferred shares, par value US$0.0001 per share, with each subdivided into 50 ordinary shares or preferred shares where applicable, par value US$0.000002 per share, such that our authorized share capital shall be US$50,000 divided into 25,000,000,000 shares comprising (i) 24,749,173,900 ordinary shares, (ii) 5,910,100 Series Angel preferred shares, (iii) 8,268,950 Series Angel+ preferred shares, (iv) 8,985,050 Series Pre-A preferred shares, (v) 22,096,550 Series A preferred shares, (vi) 1,060,200 Series A+ preferred shares, (vii) 19,473,100 Series B preferred shares, (viii) 11,072,800 Series B2 preferred shares, (ix) 28,013,200 Series B3 preferred shares, (x) 7,269,600 Series B4-1 preferred shares, (xi) 13,979,450 Series B4 preferred shares, (xii) 54,224,700 Series C1 preferred shares, (xiii) 49,207,650 Series D preferred shares, and (xiv) 21,264,750 Series D+ preferred shares.

Ordinary Shares

On October 15, 2018, we issued 1 ordinary share to Sertus Nominees (Cayman) Limited for a consideration of US$0.0001.

On November 8, 2018, we issued 999,999 ordinary shares to BigRain Holding Limited for a consideration of US$99.9999.

On January 1, 2019, we issued 136,565 ordinary shares to BigRain Holding Limited for a consideration of US$13.66.

On April 3, 2020, we issued 90,876 ordinary shares to BigRain Holding Limited for a consideration of US$9.00.

On March 22, 2021, we issued 48,354 ordinary shares to DDMaicai Holding Limited for a consideration of US$4.84.

On March 29, 2021 and May 26, 2021, we issued 455,659 and 347,969 ordinary shares to EatBetter Holding Limited for a consideration of US$45.5659 and US$34.7969, respectively.

Preferred Shares

On November 13, 2018, we issued (i) 339,260 Series B preferred shares to Internet Fund V Pte. Ltd. for a consideration of US$40,000,000; (ii) 3,554 Series B preferred shares to Gaorong Growth Consulting Limited for a consideration of US$419,072, which were subsequently repurchased by the Company and re-issued to Gaorong Fresh Home Limited for a consideration of US$419,072 on March 22, 2021; and (iii) 46,648 Series B preferred shares to Hupo Harmony Capital Management Ltd. for a consideration of US$5,500,000.

On January 1, 2019, we issued (i) 118,202 Series Angel preferred shares to YX Venture Holdings Limited for a consideration of US$ equivalent of RMB10,267,123; and (ii) 221,456 Series B2 preferred shares to SCC Growth V Holdco P, Ltd. for a consideration of US$30,000,000.

On May 7, 2019, we issued (i) 178,266 Series B3 preferred shares to CTG Evergreen Investment C Limited for a consideration of US$35,000,000; (ii) 178,266 Series B3 preferred shares to CMC Dynamite Holding Limited for a consideration of US$35,000,000, (iii) 101,866 Series B3 preferred shares to Ocean De Don HK Limited for a consideration of US$20,000,000; (iv) 101,866 Series B3 preferred shares to Skycus China Fund, L.P. for a consideration of US$20,000,000; and (v) 19,503 Series Angel preferred shares to EatTogether Holding Limited for a consideration of US$2.

On May 30, 2019, we issued 252,269 Series A preferred shares to Hong Kong Red Star Macalline Universal Home Furnishings Limited for an aggregate consideration of US$ equivalent of RMB68,500,000.

On June 17, 2019, we issued (i) 45,294 and 1,304 Series B4 preferred shares to Qiming Venture Partners VI, L.P. and Qiming Managing Directors Fund VI, L.P. (collectively, “Qiming”), respectively, for an aggregate consideration of US$10,000,000; (ii) 46,598 Series B4 preferred shares to CMC Dynamite Holdings III Limited for a consideration of US$10,000,000; and (iii) 46,598 Series B4 preferred shares to Everbay Investment Limited (“Everbay”) for a consideration of US$10,000,000.

On April 3, 2020, we issued (i) 102,937 Series C1 preferred shares to SCC Growth V Holdco P, Ltd. for a consideration of US$40,000,000; (ii) 25,734 Series C1 preferred shares to United Strength Titan Limited for a consideration of US$10,000,000; (iii) 147,971 Series C1 preferred shares to CTG Evergreen Investment C Limited for a consideration of US$57,500,000; (iv) 25,734 Series C1 preferred shares to Hupo Capital Internet Fund L.P. for a consideration of US$10,000,000; (v) 77,203 Series C1 preferred shares to Skycus China Fund, L.P. for a consideration of US$30,000,000; (vi) 20,587 Series C1 preferred shares to Internet Fund V Pte. Ltd. for a consideration of US$8,000,000; (vii) 77,203 Series C1 preferred shares to CMC Dynamite Holdings IV Limited for a consideration of US$30,000,000; (viii) 27,089 Series C1 preferred shares to CMC Dynamite Holdings III Limited upon the conversion of convertible promissory note with principal amount of US$10,000,000; (ix) 81,266 Series C1 preferred shares to Cookico (BVI) Limited upon the conversion of convertible promissory note with principal amount of US$30,000,000; (x) 27,089 Series C1 preferred shares to Qiming upon the conversion of convertible promissory note with principal amount of US$10,000,000; (xi) 27,089 Series C1 preferred shares to LFC Investment Hong Kong Limited upon the conversion of convertible promissory note with principal amount of US$10,000,000; (xii) 65,013 Series C1 preferred shares to BAI GmbH upon the conversion of convertible promissory note with a principal amount of US$24,000,000; (xiii) 257,342 Series C1 preferred shares to General Atlantic Singapore DD Pte. Ltd. for a consideration of US$100,000,000; (xiv) 64,335 Series C1 preferred shares to Ocean II De Don HK Limited for a consideration of US$25,000,000; (xv) 145,392 Series B4-1 preferred shares to EatTogether Holding Limited for a consideration of US$28,658,217; and (xvi) 9,311 Series Angel+ preferred shares to EatTogether Holding Limited for a consideration of US$1.

On August 28, 2020, we issued (i) 28,091 Series A preferred shares to Shanghai Jing Zhe Xin Xi Ji Shu Company Limited for a consideration of US$ equivalent of RMB7,627,830.14; and (ii) 28,090 Series A preferred shares to Shanghai Tong Yun Xin Xi Ji Shu Company Limited for a consideration of US$ equivalent of RMB7,627,558.6.

On March 22, 2021, we issued (i) 179,701 Series Pre-A preferred shares to Gaorong Fresh Home Limited for a consideration of US$ equivalent of RMB45,000,000; (ii) 5,524 Series A preferred shares to Abundant Star International Limited for a consideration of US$5.524; (iii) 63,979 Series A preferred shares to Shanghai Tong Yun Xin Xi Ji Shu Company Limited for a consideration of US$ equivalent of RMB17,372,857.7; (iv) 63,978 Series A preferred shares to Shanghai Jing Zhe Xin Xi Ji Shu Company Limited for a consideration of US$ equivalent of RMB17,372,586.1; (v) 21,204 Series A+ preferred shares to Gaorong Fresh Home Limited for a consideration of US$ equivalent of RMB12,101,950; (vi) 57,902 Series C1 preferred shares to Gaorong Fresh Home Limited for a consideration of US$22,500,000; (vii) 139,795 Series B4 preferred shares to Cookico (BVI) Limited for a consideration of US$30,000,000; (viii) 42,178 Series D preferred shares to 3W Global Fund for a consideration of US$30,000,000; (ix) 42,178 Series D preferred shares to AMF-4 Holdings Limited for a consideration of US$30,000,000; (x) 14,059 Series D preferred shares to CTG Evergreen Investment C Limited for a consideration of US$10,000,000; (xi) 33,742 Series D preferred shares to Mass Ave Global Basket Holdings, LP for a consideration of US$24,000,000; (xii) 14,059 Series D preferred shares to Ocean II De Don HK Limited for a consideration of US$10,000,000; (xiii) 1,406 Series D preferred shares to Perennial VNF Inc for a consideration of US$1,000,000; (xiv) 28,119 Series D preferred shares to Alpha Yasai Holdings Limited for a consideration of US$20,000,000; (xv) 35,148 Series D preferred shares to Internet Fund V Pte. Ltd. for a consideration of US$25,000,000; and (xvi) 210,890 Series D preferred shares to Coatue PE Asia 48 LLC for a consideration of US$150,000,000.

On March 26, 2021, we issued 35,148 Series D preferred shares to General Atlantic Singapore DD Pte. Ltd. for a consideration of US$25,000,000.

On March 29, 2021, we issued (i) 39,366 Series D preferred shares to Cygnus Equity Starlight Ltd. for a consideration of US$28,000,000; (ii) 14,059 Series D preferred shares to GBA AM SPC for a consideration of US$10,000,000; (iii) 84,356 Series D preferred shares to PV Capital Investment V for a consideration of US$60,000,000; (iv) 28,119 Series D preferred shares to Glory Earth Limited for a consideration of US$20,000,000; (v) 175,741 Series D preferred shares to DST Asia VIII for a consideration of US$124,999,301.07; (vi) 28,118 Series D preferred shares to DST Asia VI Investments-A for a consideration of US$19,999,489.86; (vii) 42,179 Series D preferred shares to DST Asia VI Investments-C for a consideration of US$30,000,657.33; (viii) 105,446 Series D preferred shares to DST Asia VIII Investments-1 for a consideration of US$75,000,576.42; and (ix) 9,842 Series D preferred shares to SCC Growth V Holdco P, Ltd. for a consideration of US$7,000,000.

On May 10, 2021, we issued 386,632 Series D+ preferred shares to SVF II Cortex Subco (DE) LLC for a consideration of US$300,000,000.

On May 11, 2021, we issued 38,663 Series D+ preferred shares to Dynasty Orchid Limited for a consideration of US$30,000,000.

Convertible Promissory Notes

On June 17, 2019, we issued certain convertible promissory notes to (i) Shanghai Xingli Enterprise Management Partnership L.P. (“Starquest”) with principal amount of RMB equivalent to US$30,000,000; (ii) Qiming with principal amount of US$10,000,000; (iii) CMC with principal amount of US$10,000,000; and (iv) Everbay with principal amount of US$10,000,000 which was transferred to LFC Investment Hong Kong Limited on December 20, 2019, all of which was subsequently fully converted into Series C1 preferred shares.

On July 8, 2019, we issued a convertible note to BAI GmbH in the principal amount of US$24,000,000, which was subsequently fully converted into Series C1 preferred shares.

Options and Warrants

We have granted options to purchase our Class A ordinary shares to certain of our senior management and employees. See “Management—Share Incentive Plans.”

We have also granted warrants to certain of our investors to purchase our preferred shares.

On April 11, 2019, we granted EatTogether Holding Limited a warrant to purchase Series B4 preferred shares being amended and restated in its entirety on March 30, 2020, which was fully exercised as of the date of this prospectus.

On June 17, 2019, we granted Cookico (BVI) Limited a warrant to purchase 139,795 Series B4 preferred shares, which was fully exercised as of the date of this prospectus.

Shareholders Agreement

We entered into our fifth amended and restated shareholders agreement on March 22, 2021 with our shareholders, which consist of holders of ordinary shares and preferred shares. The fifth amended and restated shareholders agreement provides for certain shareholders’ rights, including registration rights, information, inspection and observer rights, rights of first refusal and co-sale rights, and voting rights and contains provisions governing our board of directors and other corporate governance matters. The special rights other than registration rights will automatically terminate upon the completion of our initial public offering.

Registration Rights

We have granted certain registration rights to our shareholders. Set forth below is a description of the registration rights granted under the shareholders agreement.

Demand Registration Rights. At any time seven years after the closing of the sale and purchase of the Series D Preferred Shares, holders of at least forty percent (40%) of the registrable securities then outstanding may, and six (6) months following the taking effect of a registration statement for this offering, holders of at least ten percent (10%) of the registrable securities then outstanding may request in writing that we effect a registration of at least ten percent (10%) of the registrable securities. We have a right to defer filing of a registration statement for not more than ninety (90) days after receipt of the request of the registration on the condition that we furnish to the holders a certificate signed by our president or chief executive officer stating that in the good faith judgment of our board of directors, it would be materially detrimental to us and our shareholders for such registration statement to be filed at such time. However, we cannot exercise the deferral right for more than once during any twelve (12) -month period and cannot register any other of our securities during such twelve (12) -month period. We are obligated to effect no more than three (3) demand registrations. Further, if the registrable securities are offered by means of an underwritten offering and the underwriter advises us in writing that marketing factors require a limitation of the number of the registrable securities to be underwritten, the underwriters may exclude certain number of the registrable securities requested to be registered but only after first excluding all other equity securities from the registration and underwritten offering, and the underwritten offering must include at least twenty-five percent (25%) of shares of registrable securities requested by the holders to be included in such underwriting and registration shall be so included (with the exception of this offering, where the underwriter(s) may exclude all of the registrable securities requested to be included in such registration). The number of registrable securities to be included in the registration on behalf of the non-excluded holders is allocated first among all holders in proportion to the respective amounts of the registrable securities then outstanding held by such requesting holders, then to the other holders of registrable securities on a pro rata basis according to the number of registrable securities then outstanding held by each such holder requesting registration.

Registration on Form F-3 or Form S-3. Any holder or holders of at least ten percent (10%) of all registrable securities then outstanding may promptly request the Company to effect a registration on Form F-3 or Form S-3 if we qualify for registration on such forms, unless the registrable securities and such other securities (if any) proposed to be sold on Form S-3 at an aggregate price to the public of less than US$5 million. We are obligated to promptly give written notice of the proposed registration and the holder’s or holders’ request therefor, and any related qualification or compliance, to all other holders of registrable securities. We have a right to defer filing of a registration statement for the period during which such filing would be materially detrimental to us or our members on the condition that we furnish to the holders a certificate signed by our president or chief executive officer stating that in the good faith judgment of our board of directors, it would be materially detrimental to us and our shareholders for such registration statement to be filed at such time. However, we can exercise the deferral right for no more than once during any twelve (12) month period for a period of not more than sixty (60) days after receipt of the request of the holder or holders and cannot register any of its other securities during such sixty (60)-day period. Furthermore, we may defer filing if within the six (6) month period preceding the date of such request, we have already effected a registration under the Securities Act other than a registration from which the registrable securities of holders have been excluded pursuant to demand registration or piggyback registration. Form F-3 registrations shall not be deemed to be demand registrations. Additionally, if the registrable securities are offered by means of an underwritten offering, the same rules for underwritten demand registration apply.

Piggyback Registration Rights. If we propose to register for our own account any of our equity securities, in connection with the public offering of such equity securities (except for demand registration and piggyback registration), we should promptly give holders of our registrable securities at least thirty (30) days prior written notice of such registration, and the holders may deliver their written request to include in any such registration statement all or any part of the registrable securities held by it within twenty (20) days after receiving our notice. If the offering involves an underwriting of our equity securities and the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of the registrable securities to be underwritten, the managing underwriter(s) may exclude up to 75% of the registrable securities requested to be registered, but only after first excluding all other equity securities and are held by any other person from the registration and underwriting and on the condition that the registrable shares to be included in such registration on behalf of any non-excluded holders are allocated first, to ourselves, second, among all requesting holders in proportion to the respective amounts of registrable securities requested by such holders to be included.

Expenses of Registration. We will bear all registration expenses, other than the underwriting discounts and selling commissions applicable to the sale of the registrable securities, incurred in connection with the registrations pursuant to the fifth amended and restated shareholders agreement.

Termination of Obligations. We have no obligation to effect any demand or Form F-3 or Form S-3 registration upon the later of (i) the fifth (5th) anniversary following the consummation of this offering and (ii) our termination, liquidation, dissolution and liquidation event.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

[American Depositary Shares

                , as depositary will issue the ADSs which you will be entitled to receive in this offering. Each ADS will represent an ownership interest in                Class A ordinary shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among us, the depositary and you as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary that they have not distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs include the statements you will receive which reflect your ownership of ADSs.

The depositary’s office is located at                 .

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Islands law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms apart. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•

Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time, and (4) making any sale by public or private means in any commercially reasonable manner. The depositary will hold any cash amounts it is unable to distribute in a non-interest-bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•

Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•

Rights to Receive Additional Shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not furnish such evidence, the depositary may:

•	sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•

Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian and pays the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and will, at the time of such deposit, be registered in the name of                 , as depositary for the benefit of holders of ADRs or in such other name as the depositary may direct.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of shares;

•	to give instructions for the exercise of voting rights at a meeting of holders of shares;

•	to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR; or

•	to receive any notice or to act in respect of other matters all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the underlying shares which is represented by your ADSs. As soon as practicable after receiving notice of any meeting or solicitation of consents or proxies from us, the depositary will distribute to the registered ADR holders a notice stating such information as is contained in the voting materials received by the depositary and describing how you may instruct the depositary to exercise the voting rights for the underlying shares which is represented by your ADSs. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. No voting instructions may be deemed given to the depositary to give a discretionary proxy to a person designated by us if no instructions are received by the depositary from you on or before the response date established by the depositary. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

Under our post-offering memorandum and articles of association, the depositary would be able to provide us with voting instructions without having to personally attend meetings in person or by proxy. Such voting instructions may be provided to us via facsimile, email, mail, courier or other recognized form of delivery, and we agree to accept any such delivery so long as it is timely received prior to the meeting. We will endeavor to provide the depositary with written notice of each meeting of shareholders promptly after determining the date of such meeting so as to enable it to solicit and receive voting instructions. In general, the depositary will require that voting instructions be received by the depositary no less than five business days prior to the date of each meeting of shareholders. Under our post-offering memorandum and articles of association, the minimum notice period required to convene a general meeting is seven days. The depositary may not have sufficient time to solicit voting instructions, and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to direct how the Class A ordinary shares represented by your ADSs will be voted.

Notwithstanding the above, we have advised the depositary that under the Cayman Islands law and our post-offering memorandum and articles of association, each as in effect as of the date of the completion of this offering, voting at any meeting of shareholders will be by show of hands unless a poll is (before or on the declaration of the results of the show of hands) demanded. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our constituent documents, the depositary will refrain from voting and the voting instructions (or the deemed voting instructions, as set out above) received by the depositary from holders will lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by holders of ADSs.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us, or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, US$5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges will be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of US$ per ADR or ADRs for transfers of certificated or direct registration ADRs;

•	a fee of up to US$ per ADS for any cash distribution made pursuant to the deposit agreement;

•

a fee of up to US$             per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and will be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and will be payable in the manner described in the next succeeding provision);

•

reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of the depositary’s agents (including, without limitation, the custodian and expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which charge will be assessed on a proportionate basis against holders as of the record date or dates set by the depositary and will be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

•

a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares and there would be a fee of five cents per ADS outstanding);

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The charges described above may be amended from time to time by agreement between us and the depositary.

Our depositary has agreed to reimburse us for certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses and exchange application and listing fees. Neither the depositary nor we can determine the exact amount to be made available to us because (i) the number of ADSs that will be issued and outstanding, (ii) the level of fees to be charged to holders of ADSs and (iii) our reimbursable expenses related to the ADR program are not known at this time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any taxes or other governmental charges (including any penalties and/or interest) will become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, including, without limitation, any PRC Enterprise Income Tax owing if the Circular Guoshuifa [2009] No. 82 issued by the SAT or any other circular, edict, order or ruling, as issued and as from time to time amended, is applied or otherwise, such tax or other governmental charge will be paid by the holder thereof to the depositary. and by holding or having held an ADR the holder and all prior holders thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect thereof. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least [30] days’ notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must give ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and must at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least [30] days prior to the date fixed in such notice for such termination; provided, however, that if the depositary has (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary will not be provided to registered holders unless a successor depositary will not be operating under the deposit agreement within [45] days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary will not be provided to registered holders of ADRs unless a successor depositary will not be operating under the deposit agreement on the [90]th day after our notice of removal was first provided to the depositary. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales (as long as it may lawfully do so), without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary will have no obligations except to account for such proceeds and other cash.

Limitations on Obligations and Liability to ADS Holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time, we or the depositary or its custodian may require:

•

payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

•

the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including, without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and the terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, us and our and the depositary’s respective agents. Neither we nor the depositary nor any such agent will be liable if:

•

any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, China or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond our, the depositary’s or our respective agents’ control prevents or delays, or causes any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide must be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•	it exercises or fails to exercise discretion under the deposit agreement or the ADRs;

•	it performs its obligations under the deposit agreement and ADRs without gross negligence or bad faith;

•

it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents will only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including, without limitation, laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary will not be liable for the acts or omissions made by any securities depository, clearing agency or settlement system in connection with or arising out of book-entry settlement of deposited securities or otherwise. Furthermore, the depositary will not be responsible for, and will incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of                  . The depositary and the custodian(s) may use third-party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of securities. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third-party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services.

Additionally, none of us, the depositary or the custodian will be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. Neither we nor the depositary will incur any liability for any tax consequences that may be incurred by holders or beneficial owners on account of their ownership of ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. Neither the depositary nor any of its agents will be liable to registered holders of ADRs or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

In the deposit agreement each party thereto (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or the company directly or indirectly arising out of or relating to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory).

The depositary may own and deal in any class of our securities and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of shares and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register will include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Appointment

In the deposit agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

•

appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Governing Law

The deposit agreement and the ADRs will be governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf. Notwithstanding the foregoing, any action based on the deposit agreement or the transactions contemplated thereby may be instituted by the depositary and holders in any competent court in the Cayman Islands, Hong Kong, China and/or the United States or through the commencement of an English language arbitration either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL).]

SHARES ELIGIBLE FOR FUTURE SALES

Upon the completion of this offering, we will have                  ADSs outstanding, representing approximately          % of our outstanding ordinary shares, assuming the underwriters do not exercise their option to purchase additional ADSs. All of the ADSs sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs. We intend to apply to list the ADSs on the New York Stock Exchange, but we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-up Agreements

We have agreed, for a period of 180 days after the date of this prospectus, [not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares or ADSs or securities that are substantially similar to our ordinary shares or ADSs, including but not limited to any options or warrants to purchase our ordinary shares, ADSs or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares, ADSs or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed),] without the prior written consent of the representatives of the underwriters.

Furthermore, each of our officers, directors and shareholders [and certain option holders] has also entered into a similar lock-up agreement for a period of 180 days from the date of this prospectus, subject to certain exceptions, with respect to our ordinary shares, ADSs and securities that are substantially similar to our ordinary shares or ADSs. These restrictions also apply to any ADSs acquired by our directors and executive officers in the offering pursuant to the directed share program, if any. These parties collectively own [all of] our outstanding ordinary shares, without giving effect to this offering.

[Other than this offering,] we are not aware of any plans by any significant shareholders to dispose of significant numbers of our ADSs or ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our ADSs or ordinary shares may dispose of significant numbers of our ADSs or ordinary shares in the future. We cannot predict what effect, if any, future sales of our ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of our ADSs from time to time. Sales of substantial amounts of our ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our ADSs.

Rule 144

All of our ordinary shares that will be outstanding upon the completion of this offering, other than those ordinary shares sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that (together with any sales aggregated with them) does not exceed the greater of the following:

•

1% of the then outstanding ordinary shares of the same class, in the form of ADSs or otherwise, which immediately after this offering will equal                  Class A ordinary shares, assuming the underwriters do not exercise their option to purchase additional ADSs; or

•

the average weekly trading volume of our ordinary shares [of the same class], in the form of ADSs or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

TAXATION

The following summary of Cayman Islands, PRC and U.S. federal income tax considerations of an investment in the ADSs or Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax considerations relating to an investment in the ADSs or Class A ordinary shares, such as the tax considerations under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, the People’s Republic of China, and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our Cayman Islands legal counsel; to the extent it relates to PRC tax law, it is the opinion of Jingtian & Gongcheng, our PRC legal counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties, which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. Payments of dividends and capital in respect of our ordinary shares and ADSs will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares or the ADSs, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporate tax. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There is no exchange control legislation under Cayman Islands law and accordingly there are no exchange control regulations imposed under Cayman Islands law.

PRC Taxation

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside China with “de facto management body” within China is considered a resident enterprise. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the SAT issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the SAT Circular 82 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in China; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in China; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in China; and (iv) at least 50% of voting board members or senior executives habitually reside in China.

We believe that Dingdong (Cayman) Limited is not a PRC resident enterprise for PRC tax purposes. Dingdong (Cayman) Limited is not controlled by a PRC enterprise or PRC enterprise group and we do not believe that Dingdong (Cayman) Limited meets all of the conditions above. Dingdong (Cayman) Limited is a company incorporated outside China. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside China. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with ours.

If the PRC tax authorities determine that Dingdong (Cayman) Limited is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs. In addition, non-PRC resident enterprise shareholders (including our ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within China. It is unclear whether our non-PRC resident individual shareholders (including our ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC resident individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of Dingdong (Cayman) Limited would be able to claim the benefits of any tax treaties between their country of tax residence and China in the event that Dingdong (Cayman) Limited is treated as a PRC resident enterprise. See “Risk Factors—Risks Relating to Doing Business in China—We may be classified as a “PRC resident enterprise” for PRC enterprise income tax purposes, which could result in unfavorable tax consequences to us and our shareholders and have a material adverse effect on our results of operations and the value of your investment.”

United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our ADSs or Class A ordinary shares by a U.S. Holder (as defined below) that acquires our ADSs in this offering and holds our ADSs as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing U.S. federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. There can be no assurance that the U.S. Internal Revenue Service (the “IRS”) or a court will not take a contrary position. This discussion, moreover, does not address the U.S. federal estate, gift, alternative minimum tax, and other non-income tax considerations, the Medicare tax on certain net investment income, any withholding or information reporting requirements (including pursuant to Section 1471 through 1474 of the Code or Section 3406 of the Code), or any state, local or non-U.S. tax considerations, relating to the ownership or disposition of our ADSs or Class A ordinary shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

•	banks and other financial institutions;

•	insurance companies;

•	pension plans;

•	cooperatives;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders that elect to use a mark-to-market method of accounting;

•	certain former U.S. citizens or long-term residents;

•	tax-exempt entities (including private foundations);

•	holders who acquire their ADSs or Class A ordinary shares pursuant to any employee share option or otherwise as compensation;

•	investors that will hold their ADSs or Class A ordinary shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes;

•	investors that have a functional currency other than the U.S. dollar;

•

investors required to accelerate the recognition of any item of gross income with respect to our ADSs or Class A ordinary shares as a result of such income being recognized on an applicable financial statement;

•	persons that actually or constructively own 10% or more of our stock (by vote or value); or

•	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding ADSs or Class A ordinary shares through such entities.

all of whom may be subject to tax rules that differ significantly from those discussed below.

Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of our ADSs or Class A ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ADSs or Class A ordinary shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created in, or organized under the law of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a U.S. person under the Code.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our ADSs or Class A ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ADSs or Class A ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ADSs or Class A ordinary shares.

For U.S. federal income tax purposes, it is generally expected that a U.S. Holder of ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated in this manner. Accordingly, deposits or withdrawals of Class A ordinary shares for ADSs will generally not be subject to U.S. federal income tax.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as our company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income (the “income test”) or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income (the “asset test”). For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account.

Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

Based upon our anticipated market capitalization and current and projected income and assets, including the proceeds from this offering, we do not expect to be a PFIC for the current taxable year or the foreseeable future. While we do not expect to be or become a PFIC, no assurance can be given in this regard because the determination of whether we will be or become a PFIC for any taxable is a fact intensive determination made annually that depends, in part, upon the composition of our income and assets. Fluctuations in the market price of our ADSs may cause us to be or become classified as a PFIC for the current or future taxable years because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market price of our ADSs from time to time (which may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our current market capitalization and the expected cash proceeds from this offering. If our market capitalization subsequently declines, we may be or become classified as a PFIC for the current taxable year or future taxable years. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where revenues from activities that produce passive income significantly increase relative to our revenues from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of being or becoming classified as a PFIC may substantially increase. Because PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares, the PFIC rules discussed below under “—Passive Foreign Investment Company Rules” generally will apply to such U.S. Holder for such taxable year, and unless the U.S. Holder makes certain elections, will apply in future years even if we cease to be a PFIC.

The discussion below under “—Dividends” and “—Sale or Other Disposition” is written on the basis that we will not be or become classified as a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply generally if we are treated as a PFIC for any taxable year are discussed below under “—Passive Foreign Investment Company Rules.”

Dividends

Any distributions (including the amount of any PRC tax withheld) paid on our ADSs or Class A ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of Class A ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. Dividends received on our ADSs or Class A ordinary shares will not be eligible for the dividends received deduction generally allowed to corporations. A non-corporate U.S. Holder will be subject to tax at the lower capital gain tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) our ADSs or Class A ordinary shares on which the dividends are paid are readily tradeable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we are eligible for the benefits of the United States-PRC income tax treaty (the “Treaty”), (2) we are neither a PFIC nor treated as such with respect to such a U.S. Holder for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. We expect our ADSs (but not our Class A ordinary shares), which we intend to apply to list on the New York Stock Exchange, will be readily tradeable on an established securities market in the United

States. There can be no assurance, however, that our ADSs will be considered readily tradeable on an established securities market in later years.

In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law (see “—PRC Taxation”), we may be eligible for the benefits of the Treaty. If we are eligible for such benefits, dividends we pay on our Class A ordinary shares, regardless of whether such shares are represented by the ADSs, would be eligible for the reduced rates of taxation described in the preceding paragraph.

Dividends paid on our ADSs or Class A ordinary shares, if any, will generally be treated as income from foreign sources and will generally constitute passive category income for U.S. foreign tax credit purposes. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit against its U.S. federal income tax liability in respect of any nonrefundable foreign withholding taxes imposed at the appropriate rate applicable to such U.S. Holder on dividends received on our ADSs or Class A ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign taxes withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

U.S. Holders that receive distributions of additional ADSs or Class A ordinary shares or rights to subscribe for ADSs or Class A ordinary shares as part of a pro rata distribution to all our shareholders generally will not be subject to U.S. federal income tax in respect of the distributions, unless the U.S. Holder has the right to receive cash or property, in which case the U.S. Holder will be treated as if it received cash equal to the fair market value of the distribution.

Sale or Other Disposition

A U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or Class A ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ADSs or Class A ordinary shares. Any capital gain or loss will be long-term if the ADSs or Class A ordinary shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gain of non-corporate U.S. Holders will generally be eligible for a reduced rate of taxation. In the event that gain from the disposition of the ADSs or Class A ordinary shares is subject to tax in China, a U.S. Holder may elect to treat such gain as PRC-source gain under the Treaty. If a U.S. Holder is not eligible for the benefits of the Treaty or fails to treat any such gain as PRC-source, then such U.S. Holder would generally not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of the ADSs or Class A ordinary shares unless such credit can be applied (subject to applicable limitations) against U.S. federal income tax due on other income derived from foreign sources in the same income category (generally, the passive category). The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or Class A ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S.

Holder’s holding period for the ADSs or Class A ordinary shares), and (ii) any gain realized on the sale or other disposition of ADSs or Class A ordinary shares. Under the PFIC rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or Class A ordinary shares;

•

the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

•

the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

•	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

Classification as a PFIC may also have other adverse tax consequences, including, in the case of individuals, the denial of a step-up in the basis of the U.S. Holder’s ADSs or Class A ordinary shares at death.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or Class A ordinary shares and any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is regularly traded. For those purposes, our ADSs, but not our Class A ordinary shares, will be treated as marketable stock upon their listing on the New York Stock Exchange. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election. Once made, the election cannot be revoked without the consent of the IRS unless the ADSs cease to be marketable.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. Holder owns our ADSs or Class A ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621 and may be required to file other IRS forms. A failure to file one or more of these forms as required may toll the running of the statute of limitations in respect of each of your taxable years for which such form is required to be filed. You should consult your tax advisors regarding the U.S. federal income tax consequences of owning and disposing of our ADSs or Class A ordinary shares if we are or become a PFIC.

Backup Withholding and Information Reporting

Dividends paid on, and proceeds from the sale or other disposition of, the ADSs or Class A ordinary shares to a U.S. Holder generally may be subject to the information reporting requirements of the Code and may be subject to backup withholding unless the U.S. Holder provides an accurate taxpayer identification number and makes any other required certification or otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner.

A holder that is not a U.S. Holder may be required to comply with certification and identification procedures in order to establish its exemption from information reporting and backup withholding.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the ADSs being offered. Under the terms and subject to the conditions contained in the underwriting agreement, each underwriter has severally agreed to purchase the number of ADSs indicated in the following table. Morgan Stanley & Co. LLC, BofA Securities, Inc., and Credit Suisse Securities (USA) LLC are acting as joint bookrunners of this offering and as the representatives of the underwriters.

Underwriters	Number of ADSs
Morgan Stanley & Co. LLC
BofA Securities, Inc.
Credit Suisse Securities (USA) LLC
Mission Capital Management Limited

Total

The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated, severally and not jointly, to take and pay for all of the ADSs offered by this prospectus if any such ADSs are taken, other than the ADSs covered by the underwriters’ option to purchase additional ADSs described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters initially propose to offer part of the ADSs directly to the public at the public offering price listed on the cover page of this prospectus and part of the ADSs to certain dealers at a price that represents a concession not in excess of US$            per ADS from the initial public offering price. After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the underwriters.

The address of Morgan Stanley & Co. LLC is 1585 Broadway, New York, NY 10036, United States. The address of BofA Securities, Inc. is One Bryant Park, New York, NY 10036, United States. The address of Credit Suisse Securities (USA) LLC is Eleven Madison Avenue, New York, NY 10010, United States. Mission Capital Management Limited is not a broker-dealer registered with the SEC and may not make sales in the United States or to U.S. persons. Mission Capital Management Limited has agreed that it does not intend to and will not offer or sell any of the ADSs in the United States or to any U.S. persons in connection with this offering. The address of Mission Capital Management Limited is 7/F, Nan Fung Tower, 88 Connaught Road Central, Hong Kong.

Option to Purchase Additional ADSs

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of            additional ADSs from us at the public offering price listed on the cover page of this prospectus, less underwriters discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs offered by this prospectus. To the extent the option is exercised, each underwriter will become severally obligated, subject to certain conditions, to purchase additional ADSs approximately proportionate to each underwriter’s initial amount reflected in the table above.

Commissions and Expenses

Total underwriting discounts and commissions to be paid to the underwriters represent        % of the total amount of the offering. The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase an additional                ADSs.

Total
	Per ADS	No exercise	Full exercise
Public offering price
Discounts and commissions paid by us

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately US$            million, which includes legal, accounting, and printing costs and various other fees associated with the registration of our ordinary shares and ADSs.

Lock-Up Agreements

We, all our directors and executive officers, all our existing shareholders [and certain option holders] have agreed with the underwriters to certain lock-up restrictions in respect of our ordinary shares, ADSs or securities that are substantially similar to our ordinary shares or ADSs during the period ending 180 days after the date of this prospectus, subject to certain exceptions. See “Shares Eligible for Future Sales.”

The representatives, in their sole discretion, may release our ordinary shares and ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time.

New York Stock Exchange Listing

Our ADSs have been approved for listing on the New York Stock Exchange under the symbol “DDL.”

Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our ADSs. However, the representatives may engage in transactions that stabilize the price of the ADSs, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales in accordance with Regulation M under the Exchange Act, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ADSs in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, ADSs made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by, or for the account of, such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they are required to be conducted in accordance with applicable laws and regulations, and they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format will be made available on the websites maintained by one or more of the underwriters or one or more securities dealers. One or more of the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of ADSs for sale to their online brokerage account holders. ADSs to be sold pursuant to an Internet distribution will be allocated on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders.

[Directed ADS Program

At our request, the underwriters have reserved up to        % of the ADSs being offered by this prospectus (assuming exercise in full by the underwriters of their option to purchase additional ADSs) for sale at the initial public offering price to certain of our directors, executive officers, employees, business associates and members of their families. The directed ADS program will be administered by            . We do not know if these individuals will choose to purchase all or any portion of these reserved ADSs, but any purchases they do make will reduce the number of ADSs that are available to the general public. Any reserved ADSs that are not so purchased will be offered by the underwriters to the general public on the same terms as the other ADSs offered by this prospectus.]

Discretionary Sales

The underwriters do not intend sales to discretionary accounts to exceed 5% of the total number of ADSs offered by them.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include the sales and trading of securities, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates may in the future perform a variety of such activities and services for us and for persons or entities with relationships with us for which they received or will receive customary fees, commissions and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, directors, officers and employees may at any time purchase, sell or hold a broad array of investments, and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. Such investment and trading activities may involve or relate to the assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments. In addition, the underwriters and their respective affiliates may at any time hold, or recommend to clients that they should acquire, long and short positions in such assets, securities and instruments.

Pricing of the Offering

Prior to this offering, there has been no public market for our ordinary shares or ADSs. The initial public offering price was determined by negotiations between us and the representatives of the underwriters. Among the factors considered in determining the initial public offering price of the ADSs, in addition to prevailing market conditions, were our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia. This document has not been lodged with the Australian Securities & Investments Commission and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)	you confirm and warrant that you are either:

(i)	“sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia, or the Corporations Act;

(ii)

“sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	person associated with the company under section 708(12) of the Corporations Act; or

(iv)	“professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act;

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to you under this document is void and incapable of acceptance;

(b)

you warrant and agree that you will not offer any of the ADSs issued to you pursuant to this document for resale in Australia within 12 months of those ADSs being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Bermuda. The ADSs may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

British Virgin Islands. The ADSs are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by us or on our behalf. The ADSs may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands) (each a BVI Company), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

Canada. The ADSs may be sold in Canada only to purchasers resident or located in the Provinces of Ontario, Québec, Alberta and British Columbia, purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands. This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the ADSs, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any ADSs in the Cayman Islands.

Dubai International Financial Centre (“DIFC”). This prospectus relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

European Economic Area. In relation to each Member State of the European Economic Area (each a “Relevant State”), no ADSs have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of ADSs may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)

in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of ADSs shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any ADSs being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to ADSs in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

France. Neither this prospectus nor any other offering material relating to the ADSs described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ADSs has been or will be:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer;

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the ADSs to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ADSs may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Germany. This prospectus does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and does therefore not allow any public offering in the Federal Republic of Germany (“Germany”) or any other Relevant Member State pursuant to § 17 and § 18 of the German Securities Prospectus Act. No action has been or will be taken in Germany that would permit a public offering of the ADSs, or distribution of a prospectus or any other offering material relating to the ADSs. In particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act or any other applicable laws of Germany, has been or will be published within Germany, nor has this prospectus been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication within Germany.

Each underwriter will represent, agree and undertake, (i) that it has not offered, sold or delivered and will not offer, sell or deliver the ADSs within Germany other than in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and any other applicable laws in Germany governing the issue, sale and offering of ADSs, and (ii) that it will distribute in Germany any offering material relating to the ADSs only under circumstances that will result in compliance with the applicable rules and regulations of Germany.

This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong. The ADSs may not be offered or sold in Hong Kong by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), or (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Israel. The ADSs offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor has it been registered for sale in Israel. The ADSs may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the ADSs being offered. Any resale in Israel, directly or indirectly, to the public of the ADSs offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy. The offering of ADSs has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, no ADSs may be offered, sold or delivered, nor copies of this prospectus or any other documents relating to the ADSs may not be distributed in Italy except:

•

to “qualified investors,” as referred to in Article 100 of Legislative Decree No. 58 of February 24, 1998, as amended (the “Decree No. 58”) and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of October 29, 2007, as amended (“Regulation No. 16190”) pursuant to Article 34-ter, paragraph 1, letter. b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”); or

•	in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

Any offer, sale or delivery of the ADSs or distribution of copies of this prospectus or any other documents relating to the ADSs in the Republic of Italy must be:

•

made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of September 1, 1993, as amended (the “Banking Law”), Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;

•	in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

•	in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the ADSs on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.

Furthermore, ADSs which are initially offered and placed in Italy or abroad to qualified investors only but in the following year are regularly (“sistematicamente”) distributed on the secondary market in Italy to non-qualified investors become subject to the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971. Failure to comply with such rules may result in the sale of the ADSs being declared null and void and in the liability of the intermediary transferring the ADSs for any damages suffered by such non-qualified investors.

Japan. The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, and ADSs will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Korea. The ADSs may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The ADSs have not been and will not be registered under the Financial Investment Services and Capital Markets Act of Korea and the decrees and regulations thereunder, and the ADSs have been and will be offered in Korea as a private placement under the

FSCMA. Furthermore, the purchaser of the ADSs shall comply with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the ADSs. By the purchase of the ADSs, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the ADSs pursuant to the applicable laws and regulations of Korea.

Kuwait. Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia. No prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia, or Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the ADSs as principal, if the offer is on terms that the ADSs may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the ADSs is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

People’s Republic of China. This prospectus has not been and will not be circulated or distributed in the PRC, and ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC.

Qatar. In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia. This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority, or the CMA, pursuant to resolution number 2-11-2004 dated October 4, 2004 as amended by resolution number 1-28-2008, as amended, or the CMA Regulations. The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.

Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ADSs may not be circulated or distributed, nor may our ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (2) to a relevant person or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where our ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

South Africa. Due to restrictions under the securities laws of South Africa, no “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted), or the South African Companies Act) is being made in connection with the issue of the ADSs in South Africa. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. The ADSs are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions stipulated in section 96 (1) applies:

(a)	the offer, transfer, sale, renunciation or delivery is to:

(i)	persons whose ordinary business, or part of whose ordinary business, is to deal in securities, as principal or agent;

(ii)	the South African Public Investment Corporation;

(iii)	persons or entities regulated by the Reserve Bank of South Africa;

(iv)	authorized financial service providers under South African law;

(v)	financial institutions recognized as such under South African law;

(vi)

a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorized portfolio manager for a pension fund, or as manager for a collective investment scheme (in each case duly registered as such under South African law); or

(vii)	any combination of the person in (i) to (vi); or

(b)

the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000 or such higher amount as may be promulgated by notice in the Government Gazette of South Africa pursuant to section 96(2)(a) of the South African Companies Act.

Information made available in this prospectus should not be considered as “advice” as defined in the South African Financial Advisory and Intermediary Services Act, 2002.

Switzerland. The ADSs will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to our company or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ADSs.

Taiwan. The ADSs have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ADSs in Taiwan.

United Arab Emirates. This prospectus is not intended to constitute an offer, sale or delivery of shares or other securities under the laws of the United Arab Emirates, or the UAE. The ADSs and the underlying shares have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and Commodity Exchange, or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other UAE exchange.

The offering, the ADSs, the underlying shares and interests therein have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise.

In relation to its use in the UAE, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the ADSs and the underlying shares may not be offered or sold directly or indirectly to the public in the UAE.

(v)    United Kingdom. In relation to the United Kingdom, no ADSs have been offered or will be offered pursuant to the offering contemplated by this prospectus to the public in the United Kingdom prior to the publication of a prospectus in relation to the ADSs which has been approved by the Financial Conduct Authority in accordance with the UK Prospectus Regulation, except that it may make an offer to the public in the United Kingdom of any ADSs at any time under the following exemptions under the UK Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of underwriters for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the UK Prospectus Regulation,

provided that no such offer of the ADSs shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the ADSs in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

For the purposes of this provision, the expression an “offer to the public” in relation to the ADSs in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression “UK Prospectus Regulation” means the UK version of Regulation (EU) No 2017/1129 as amended by The Prospectus (Amendment etc.) (EU Exit) Regulations 2019, which is part of UK law by virtue of the European Union (Withdrawal) Act 2018.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee, and the stock exchange application and listing fee, all amounts are estimates.

SEC Registration Fee	US$
FINRA Fee
Stock Exchange Application and Listing fee
Printing and Engraving Expenses
Legal Fees and Expenses
Accounting Fees and Expenses

Miscellaneous

Total	US$

LEGAL MATTERS

We are being represented by Kirkland & Ellis International LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Cleary Gottlieb Steen & Hamilton LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng and for the underwriters by JunHe LLP. Kirkland & Ellis International LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Jingtian & Gongcheng with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of Dingdong (Cayman) Limited at December 31, 2019 and 2020, and for each of the two years in the period ended December 31, 2020, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The office of Ernst & Young Hua Ming LLP is located at 50/F, Shanghai World Financial Center, 100 Century Avenue, Pudong New Area, the People’s Republic of China.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying ordinary shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our ADSs.

Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meetings and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, if we so request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

Dingdong (Cayman) Limited

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Dingdong (Cayman) Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Dingdong (Cayman) Limited (the “Company”) as of December 31, 2019 and 2020, the related consolidated statements of comprehensive loss, changes in shareholders’ deficit and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young Hua Ming LLP

We have served as the Company’s auditor since 2021.

Shanghai, The People’s Republic of China

April 16, 2021, except for Note 2, under the heading Share Subdivision, as to which the date is June 8, 2021

DINGDONG (CAYMAN) LIMITED

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of RMB and US$, except for number of shares and per share data)

		As of December 31,
		2019	2020	2020
		RMB	RMB	US$
ASSETS	Notes
Current assets:
Cash and cash equivalents		938,559	1,376,153	210,042
Restricted cash		—	74,295	11,340
Short-term investments	4	241,381	1,006,245	153,583
Accounts receivable, net		12,297	38,805	5,923
Amounts due from related parties	17	—	10,100	1,542
Inventories	5	161,448	386,431	58,981
Advance to suppliers		22,553	37,133	5,668
Prepayments and other current assets	6	79,533	97,878	14,938

Total current assets		1,455,771	3,027,040	462,017

Non-current assets:
Property and equipment, net	7	129,092	272,691	41,621
Operating lease right-of-use assets	12	487,688	1,503,222	229,436
Other non-current assets	8	40,061	121,459	18,538

Total non-current assets		656,841	1,897,372	289,595

TOTAL ASSETS		2,112,612	4,924,412	751,612

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable		775,179	1,579,948	241,147
Amounts due to related parties	17	190,500	—	—
Customer advances and deferred revenue	3	70,293	140,404	21,430
Accrued expenses and other current liabilities	13	486,308	857,738	130,918
Salary and welfare payable		43,039	136,960	20,904
Operating lease liabilities	12	228,429	594,787	90,782
Short-term borrowings	9	—	1,234,522	188,425
Current portion of long-term borrowings	10	30,000	86,500	13,202
Warrant liabilities	4	161,462	108,160	16,508
Convertible notes, current portion	11	392,757	—	—

Total current liabilities		2,377,967	4,739,019	723,316

Non-current liabilities:
Long-term borrowings	10	22,500	58,375	8,910
Convertible notes	11	170,881	—	—
Operating lease liabilities	12	247,043	871,685	133,044

Total non-current liabilities		440,424	930,060	141,954

TOTAL LIABILITIES		2,818,391	5,669,079	865,270

The accompanying notes are an integral part of these consolidated financial statements.

F-3

DINGDONG (CAYMAN) LIMITED

CONSOLIDATED BALANCE SHEETS — (Continued)

(Amounts in thousands of RMB and US$, except for number of shares and per share data)

		As of December 31,			Pro forma shareholders’ deficit as of December 31,
		2019	2020	2020	2020	2020
		RMB	RMB	US$	RMB	US$
					Unaudited
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT (CONTINUED)	Note
Mezzanine Equity:
Series Angel redeemable convertible preferred shares (US$0.000002 par value; 5,910,100 and 5,910,100 shares authorized, issued and outstanding as of December 31, 2019 and 2020, respectively)	18	11,664	12,400	1,893	—	—
Series Angel+ redeemable convertible preferred shares (US$0.000002 par value; 7,803,400 and 8,268,950 shares authorized, issued and outstanding as of December 31, 2019 and 2020, respectively)	18	27,512	40,686	6,210	—	—
Series Pre-A redeemable convertible preferred shares (US$0.000002 par value; 8,985,050 and 8,985,050 shares authorized, issued and outstanding as of December 31, 2019 and 2020, respectively)	18	50,764	54,796	8,364	—	—
Series A redeemable convertible preferred shares (US$0.000002 par value; 22,096,550 and 22,096,550 shares authorized, issued and outstanding as of December 31, 2019 and 2020, respectively)	18	131,855	142,337	21,725	—	—
Series A+ redeemable convertible preferred shares (US$0.000002 par value; 1,060,200 and 1,060,200 shares authorized, issued and outstanding as of December 31, 2019 and 2020, respectively)	18	13,254	14,308	2,184	—	—
Series B redeemable convertible preferred shares (US$0.000002 par value; 19,473,100 and 19,473,100 shares authorized, issued and outstanding as of December 31, 2019 and 2020, respectively)	18	340,234	364,419	55,621	—	—
Series B2 redeemable convertible preferred shares (US$0.000002 par value; 11,072,800 and 11,072,800 shares authorized, issued and outstanding as of December 31, 2019 and 2020, respectively)	18	220,030	236,139	36,042	—	—

DINGDONG (CAYMAN) LIMITED

CONSOLIDATED BALANCE SHEETS — (Continued)

(Amounts in thousands of RMB and US$, except for number of shares and per share data)

		As of December 31,			Pro forma shareholders’ deficit as of December 31,
		2019	2020	2020	2020	2020
		RMB	RMB	US$	RMB	US$
					Unaudited
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT (CONTINUED)	Notes
Mezzanine Equity: (continued)
Series B3 redeemable convertible preferred shares (US$0.000002 par value; 28,013,200 and 28,013,200 shares authorized, issued and outstanding as of December 31, 2019 and 2020, respectively)	18	783,804	841,145	128,384	—	—
Series B4-1 redeemable convertible preferred shares (US$0.000002 par value; nil and 7,269,600 shares authorized, issued and outstanding as of December 31, 2019 and 2020, respectively)	18	—	284,085	43,360	—	—
Series B4 redeemable convertible preferred shares (US$0.000002 par value; 20,643,450 and 13,979,450 shares authorized as of December 31, 2019 and 2020, respectively, 6,989,700 and 6,989,700 shares issued and outstanding as of December 31, 2019 and 2020, respectively)	18	204,794	220,491	33,653	—	—
Series C1 redeemable convertible preferred shares (US$0.000002 par value; nil and 54,224,700 shares authorized as of December 31, 2019 and 2020, respectively, nil and 51,329,600 shares issued and outstanding as of December 31, 2019 and 2020, respectively)	18	—	2,964,104	452,411	—	—

TOTAL MEZZANINE EQUITY		1,783,911	5,174,910	789,847	—	—

Shareholders’ Deficit:
Ordinary shares (US$0.000002 par value per share; 24,874,942,150 and 24,819,646,300 shares authorized as of December 31, 2019 and 2020, respectively; 60,163,500 and 64,908,700 shares issued and outstanding as of December 31, 2019 and 2020, respectively)	14	1	1	—	3	—
Additional paid-in capital		30,959	151,657	23,147	5,326,565	812,994
Accumulated deficit		(2,551,059)	(6,048,274)	(923,147)	(6,048,274)	(923,147)
Accumulated other comprehensive income/(loss)		30,409	(22,961)	(3,505)	(22,961)	(3,505)

TOTAL SHAREHOLDERS’ DEFICIT		(2,489,690)	(5,919,577)	(903,505)	(744,667)	(113,658)

TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT		2,112,612	4,924,412	751,612	4,924,412	751,612

The accompanying notes are an integral part of these consolidated financial statements.

DINGDONG (CAYMAN) LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Amounts in thousands of RMB and US$, except for number of shares and per share data)

		For the years ended December 31,
	Notes	2019	2020	2020
		RMB	RMB	US$
Revenues:
Product revenues	3	3,848,094	11,207,178	1,710,549
Service revenues	3	32,018	128,609	19,630

Total revenues		3,880,112	11,335,787	1,730,179

Operating costs and expenses:
Cost of goods sold		(3,215,175)	(9,105,294)	(1,389,739)
Fulfillment expenses		(1,936,940)	(4,044,230)	(617,270)
Selling and marketing expenses		(260,411)	(568,705)	(86,801)
Product development expenses		(91,145)	(321,697)	(49,101)
General and administrative expenses		(117,776)	(458,041)	(69,911)

Total operating costs and expenses		(5,621,447)	(14,497,967)	(2,212,822)

Loss from operations		(1,741,335)	(3,162,180)	(482,643)
Interest income		25,486	16,244	2,479
Interest expenses		(58,130)	(38,758)	(5,916)
Other income		4,414	45,026	6,872
Other expenses		(3,146)	(48,696)	(7,432)
Changes in fair value of warrant liabilities		(100,672)	11,450	1,748

Loss before income tax		(1,873,383)	(3,176,914)	(484,892)

Income tax expenses	16	—	—	—

Net loss		(1,873,383)	(3,176,914)	(484,892)

Accretion of redeemable convertible preferred shares		(74,558)	(320,301)	(48,887)
Deemed dividend		(46,168)	—	—

Net loss attributable to ordinary shareholders		(1,994,109)	(3,497,215)	(533,779)

Net loss per share:
Basic and diluted	19	(32.45)	(54.91)	(8.38)
Weighted average common shares outstanding used in net loss per share computation:
Basic and diluted	19	61,446,250	63,690,000	63,690,000
Pro forma net loss per share (unaudited):
Basic and diluted	20		(14.51)	(2.21)
Weighted average number of common shares outstanding used in pro forma net loss per share computation (unaudited):
Basic and diluted	20		218,989,215	218,989,215

Other comprehensive income/(loss), net of tax of nil:
Foreign currency translation adjustments		30,409	(53,370)	(8,146)

Comprehensive loss		(1,842,974)	(3,230,284)	(493,038)

Accretion of convertible redeemable preferred shares		(74,558)	(320,301)	(48,887)
Deemed dividend		(46,168)	—	—

Comprehensive loss attributable to ordinary shareholders		(1,963,700)	(3,550,585)	(541,925)

The accompanying notes are an integral part of these consolidated financial statements.

DINGDONG (CAYMAN) LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(Amounts in thousands of RMB and US$, except for number of shares and per share data)

	Ordinary Shares		Additional Paid-in Capital	Accumulated Other Comprehensive Income/(Loss)	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
		RMB	RMB	RMB	RMB	RMB
Balance at January 1, 2019	67,966,900	1	47,546	—	(556,950)	(509,403)

Deemed dividend from re-designation of ordinary shares to Series Angel+ preferred shares	(7,803,400)	—	(18,577)	—	(46,168)	(64,745)
Accretion of redeemable convertible preferred shares	—	—	—	—	(74,558)	(74,558)
Share-based compensation	—	—	1,990	—	—	1,990
Net loss	—	—	—	—	(1,873,383)	(1,873,383)
Other comprehensive income	—	—	—	30,409	—	30,409

Balance at December 31, 2019	60,163,500	1	30,959	30,409	(2,551,059)	(2,489,690)

Accretion of redeemable convertible preferred shares	—	—	—	—	(320,301)	(320,301)
Share-based compensation	4,745,200	—	120,698	—	—	120,698
Net loss	—	—	—	—	(3,176,914)	(3,176,914)
Other comprehensive loss	—	—	—	(53,370)	—	(53,370)

Balance at December 31, 2020	64,908,700	1	151,657	(22,961)	(6,048,274)	(5,919,577)

Balance at December 31, 2020 (US$)		—	23,147	(3,505)	(923,147)	(903,505)

The accompanying notes are an integral part of these consolidated financial statements.

DINGDONG (CAYMAN) LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of RMB and US$, except for number of shares and per share data)

	For the years ended December 31,
	2019	2020	2020
	RMB	RMB	US$
Operating activities:
Net loss	(1,873,383)	(3,176,914)	(484,892)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,734	115,354	17,606
Accretion related to convertible notes	39,477	21,334	3,256
Foreign exchange loss	4,026	35,049	5,350
Share-based compensation	1,990	153,110	23,369
Loss on disposal of property and equipment	—	16,481	2,515
Extinguishment losses	—	29,141	4,448
Changes in fair value of warrant liabilities	100,672	(11,450)	(1,748)

Changes in operating assets and liabilities:
Accounts receivable	(11,836)	(26,508)	(4,046)
Inventories	(131,712)	(224,983)	(34,339)
Advance to suppliers	(1,115)	(14,580)	(2,225)
Prepayments and other current assets	(55,657)	(18,345)	(2,800)
Operating lease right-of-use assets	(353,240)	(1,015,534)	(155,001)
Other non-current assets	(29,250)	(80,029)	(12,215)
Accounts payable	640,895	804,769	122,832
Salary and welfare payable	30,375	93,921	14,335
Advances from customers and deferred revenue	66,663	70,111	10,701
Accrued expenses and other current liabilities	222,760	182,376	27,837
Operating lease liabilities	350,326	991,000	151,256

Net cash used in operating activities	(964,275)	(2,055,697)	(313,761)

Investing activities:
Purchases of property and equipment	(124,812)	(248,476)	(37,925)
Proceeds from disposal of property and equipment	—	1,165	178
Purchases of short-term investments	(1,053,459)	(1,306,245)	(199,372)
Maturities of short-term investments	992,642	542,437	82,792
Loans to related parties	—	(10,100)	(1,542)

Net cash used in investing activities	(185,629)	(1,021,219)	(155,869)

The accompanying notes are an integral part of these consolidated financial statements.

F-8

DINGDONG (CAYMAN) LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

(Amounts in thousands of RMB and US$, except for number of shares and per share data)

	For the years ended December 31,
	2019	2020	2020
	RMB	RMB	US$
Financing activities:
Proceeds from short-term borrowings	845,583	1,444,638	220,495
Repayment of short-term borrowings	(906,582)	(210,117)	(32,070)
Proceeds from long-term borrowings	60,000	128,000	19,537
Repayment of long-term borrowings	(7,500)	(35,625)	(5,437)
Issuance of redeemable convertible preferred shares, net of issuance costs	961,095	2,171,263	331,399
Issuance of convertible notes, net of issuance costs	516,999	—	—
Advance from shareholders	206,679	158,506	24,193

Net cash generated from financing activities	1,676,274	3,656,665	558,117

Effect of exchange rate changes on cash and cash equivalents and restricted cash	34,670	(67,860)	(10,357)

Net increase in cash and cash equivalents and restricted cash	561,040	511,889	78,130
Cash and cash equivalents and restricted cash at the beginning of the year	377,519	938,559	143,252

Cash and cash equivalents and restricted cash at the end of the year	938,559	1,450,448	221,382

Supplemental disclosure of cash flow information:
Interest paid	18,653	13,037	1,990
Non-cash investing and financing activities:
Purchases of property and equipment included in accrued expenses and other current liabilities	1,512	29,489	4,501
Issuance of Series C1 redeemable convertible preferred shares upon conversion of convertible notes	—	628,709	95,960
Extinguishment of convertible notes provided by the Founder in exchange for warrants	190,500	—	—
Issuance of Series B4-1 redeemable convertible preferred shares upon exercise of warrants held by the Founder	—	203,771	31,102
Reconciliation of cash and cash equivalents and restricted cash:
Cash and cash equivalents	938,559	1,376,153	210,042
Restricted cash	—	74,295	11,340

Total cash and cash equivalents and restricted cash shown in the statements of cash flows	938,559	1,450,448	221,382

The accompanying notes are an integral part of these consolidated financial statements.

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Dingdong (Cayman) Limited (the “Company”) was incorporated in the Cayman Islands in October 2018 by Mr. Liang Changlin, (the “Founder”) and Chief Executive Officer (“CEO”) of the Company. The Company, through its consolidated subsidiaries (collectively, the “Group”), operates on-demand e-commerce business that offers fresh groceries and other daily necessities directly delivered to users and households in the People’s Republic of China (the “PRC”).

As of December 31, 2020, the Group’s major subsidiaries are as follows:

Major subsidiaries	Percentage of Ownership	Date of Incorporation	Place of Incorporation	Major Operation
Dingdong Fresh Holding Limited (“Dingdong Fresh BVI”)	100%	October 30, 2018	British Virgin Islands (“BVI”)	Investment holding
Dingdong Fresh (Hong Kong) Limited (“Dingdong HK”)	100%	January 4, 2019	Hong Kong	Investment holding
Baqianlilu (Wuxi) Network Technology Co., Ltd.	100%	May 9, 2020	PRC	E-commerce
Shanghai 100me Internet Technology Co., Ltd. (“Shanghai 100me”)	100%	March 23, 2014	PRC	E-commerce
Yihengyishu (Shanghai) E-Commerce Co., Ltd.	100%	April 12, 2017	PRC	E-commerce
Chizhiyiheng (Shanghai) E-commerce Co., Ltd.	100%	July 18, 2018	PRC	E-commerce
Shilaiyunzhuan (Hangzhou) E-commerce Co., Ltd.	100%	January 4, 2019	PRC	E-commerce
Shishishun (Shenzhen) E-commerce Co., Ltd.	100%	July 12, 2019	PRC	E-commerce
Shishishun (Jiangsu) E-Commerce Co., Ltd.	100%	September 18, 2019	PRC	E-commerce
Chao Lizhi (Jiangsu) E-Commerce Co., Ltd.	100%	November 14, 2019	PRC	E-commerce
Beijing Bujiangjiu E-Commerce Co., Ltd.	100%	February 28, 2020	PRC	E-commerce
Shanghai Yushengbaigu Food Co., Ltd.	100%	October 21, 2020	PRC	E-commerce

The Group’s operations are conducted entirely by its domestic subsidiary, Shanghai 100me, a limited liability company established under the laws of the PRC on March 23, 2014. Shanghai 100me completed the Angel, Series Pre-A, Series A and Series A+ equity financing rounds between 2014 and 2019. Throughout this period and after completion of each of these rounds of financing, the Founder held a controlling equity interest in Shanghai 100me. Further, certain investor directors on Shanghai 100me’s Board of Directors executed vote in concert agreements with the Founder such that he effectively controlled all decisions made by Shanghai 100me’s Board of Directors.

The Company separately completed the Series B, Series B2, Series B3 and Series B4 equity financing rounds from 2018 to the initiation of the Reorganization described below. Throughout this period and after completion of each of these rounds of financing, the Founder held a controlling voting interest in the Company through his directly held equity interests and vote in concert agreements executed between certain shareholders and the Founder.

In preparation of the Company’s initial public offering (“IPO”) in the United States, the Company undertook a series of steps (the “Reorganization”) to establish the Company as the parent company and transfer

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

the business operations in Shanghai 100me and its PRC subsidiaries to the Company, whereby shareholders of Shanghai 100me surrendered their equity interests in Shanghai 100me in exchange for the Company’s redeemable convertible preferred shares in proportion to their ownership interests in Shanghai 100me at a price equal to their original investment principal in Shanghai 100me. By the end of March 2021, all of Shanghai 100me’s shareholders have received their proportionate ordinary shares or redeemable convertible preferred shares in the Company.

As the transfer of Shanghai 100me’s business to the Company was between entities under common control of the Founder, the Reorganization was accounted for in a manner similar to a pooling-of-interests with the assets and liabilities of the entities mentioned above carried over at their historical amounts. Accordingly, these consolidated financial statements have been prepared as if the corporate structure of the Company had been in existence since the beginning of the periods presented.

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements of the Group have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

Principles of consolidation

The accompanying consolidated financial statements include the financial statements of the Company and its subsidiaries. All intercompany transactions and balances have been eliminated upon consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenue and expenses during the reporting periods. Significant accounting estimates reflected in the Group’s consolidated financial statements include allowance for doubtful accounts, the useful lives of property and equipment, impairment of long-lived assets, valuation allowance for deferred tax assets, determination of the stand-alone selling price (“SSP”) of performance obligations in revenue contracts, breakage estimates related to loyalty points, fair value of share-based payment awards and the fair values of financial instruments including redeemable convertible preferred shares and warrant liabilities. Management bases its estimates on historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities. Actual results could materially differ from those estimates.

Share Subdivision

Effective on June 8, 2021, the Company effected a share subdivision of all of the Company’s issued and outstanding ordinary shares and redeemable convertible preferred shares on a 1-for-50 basis (the “Share Subdivision”). The par values and the authorized shares of the ordinary and preferred shares were adjusted as a result of the Share Subdivision. All ordinary shares, redeemable convertible preferred shares, and related per share amounts contained in the financial statements have been retroactively adjusted to reflect the Share Subdivision for all periods presented.

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Foreign currency translation

The reporting currency of the Group is the Renminbi (“RMB”). The functional currency of the Company, Dingdong Fresh BVI and Dingdong HK is the United States Dollar (“US$”). The functional currency of the Company’s PRC subsidiaries is RMB. The determination of the respective functional currency is based on the criteria stated in ASC 830, Foreign Currency Matters. The Group uses RMB as its reporting currency. The financial statements of the Company and the Company’s subsidiary outside PRC are translated from the functional currency to the reporting currency.

Transactions denominated in foreign currencies are remeasured into the functional currency at the exchange rates quoted by the People’s Bank of China (the “PBOC”) prevailing on the transaction dates. Monetary assets and liabilities denominated in foreign currencies are re-measured at the exchange rates prevailing at the balance sheet date. Non-monetary items that are measured in terms of historical costs in foreign currency are re-measured using the exchange rates at the dates of the initial transactions. Exchange gains and losses are included in the consolidated statements of comprehensive loss.

Assets and liabilities are translated at the exchange rates at the balance sheet date, equity accounts are translated at historical exchange rates and revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as accumulated comprehensive income/(loss) and are shown as a separate component of other comprehensive loss in the consolidated statements of comprehensive loss.

Convenience translation

Translations of amounts from RMB into U.S. dollars are solely for the convenience of the reader and were calculated at the noon buying rate of US$1 to RMB6.5518 on March 31, 2021, as published in H.10 statistical release of the United States Federal Reserve Board. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at such rate or at any other rate.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposit held at call and time deposit placed with commercial banks or other financial institutions in the PRC. The Group considers highly liquid investments that are readily convertible to known amounts of cash and with original maturities from the date of purchase of three months or less to be cash equivalents. All cash and cash equivalents are unrestricted as to withdrawal and use.

Restricted cash

Restricted cash primarily consists of cash reserved in a bank account used as collateral for short-term loans and restricted deposits made as performance guarantees to several of the Group’s vendors. Restricted cash is expected to be released to cash within the next 12 months and therefore, classified as a current asset.

Short-term investments

Short-term investments consist of investments in wealth management products with variable interest rate are purchased from reputable financial institutions in the PRC and time deposits with contractual maturities between 3 to 12 months. The Group accounts for short-term investments in debt in accordance with ASC Topic 320, Investments—Debt Securities (“ASC 320”). The Group classifies the short-term investments in debt as “held-to-maturity”, “trading” or “available-for-sale”, whose classification determines the respective accounting

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Short-term investments (continued)

methods stipulated by ASC 320. Dividend and interest income, including amortization of the premium and discount arising at acquisition, for all categories of investments in securities, are included in earnings. Any realized gains or losses on the sale of the short-term investments, are determined on a specific identification method, and such gains and losses are reflected in earnings during the period in which gains or losses are realized. The securities that the Group has the positive intent and the ability to hold to maturity are classified as held-to-maturity securities and stated at amortized cost.

Debt investments not classified as trading or as held-to-maturity are classified as available-for-sale securities. Available-for-sale investments are reported at fair value, with unrealized gains and losses recorded in accumulated other comprehensive income. Realized gains or losses are included in earnings during the period in which the gain or loss is realized.

All of the Group’s short-term investments were classified as available-for-sale. The carrying amounts of the short-term investments approximate their fair values because of their generally short maturities. For the years ended December 31, 2019 and 2020, unrealized gains (losses) of these investments were insignificant.

Accounts receivable, net

Accounts receivable, net mainly represent amounts due from third party payment providers for cash collected from individual customers and amounts due from corporate customers for sales of products which are recorded net of allowance for doubtful accounts. Trade receivables are recorded at their invoice amounts, net of allowances for doubtful accounts. In evaluating the collectability of receivable balances, the Group considers specific evidence including aging of the receivable, the customer’s payment history, its current creditworthiness and current economic trends. Accounts receivable are written off after all collection efforts have ceased. The Group regularly reviews the adequacy and appropriateness of the allowance for doubtful accounts. For the years ended as of December 31, 2019 and 2020, the allowance for doubtful accounts was insignificant.

Inventories

Inventories are stated at the lower of cost and net realizable value. Cost of inventories is determined using the weighted average cost method. Adjustments to reduce the cost of inventories to its net realizable value for slow-moving merchandise and damaged goods are recorded in cost of goods sold. The Group considers factors such as historical and forecasted consumer demand and promotional environment when estimating the net realizable value. The Group takes ownership, risks and rewards of the products purchased.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation. The Group computes depreciation using the straight-line method over the estimated useful lives of the assets as follows:

Category	Estimated useful life
Furniture, fixtures and equipment	4-5 years
Electronic office equipment	3-5 years
Leasehold improvements	Over the shorter of the lease term or estimated useful lives

Repair and maintenance costs are charged to expense as incurred, whereas the cost of renewals and betterments that extend the useful lives of property and equipment are capitalized as additions to the related

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Property and equipment, net (continued)

assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the asset and accumulated depreciation accounts with any resulting gain or loss reflected in the consolidated statements of comprehensive loss.

Impairment of long-lived assets

The Group evaluates the recoverability of its long-lived assets (asset groups), including property and equipment and operating lease right-of-use assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of its asset (asset group) may not be fully recoverable. When these events occur, the Group measures impairment by comparing the carrying amount of the assets to the estimated undiscounted future cash flows expected to result from the use of the asset (asset group) and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the asset (asset group), the Group recognizes an impairment loss based on the excess of the carrying amount of the asset (asset group) over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the asset (asset group), when the market prices are not readily available. The adjusted carrying amount of the asset is the new cost basis and is depreciated over the asset’s remaining useful life. Long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities.

Fair value measurements

ASC 820 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability. ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Other inputs that are directly or indirectly observable in the marketplace.

Level 3—Unobservable inputs which are supported by little or no market activity.

ASC 820 also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach; and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

The carrying amounts of cash and cash equivalents, restricted cash, short-term investments, accounts receivable, amounts due from and due to related parties, accounts payable and short-term borrowings approximate their fair values because of their generally short maturities. The carrying amount of long-term borrowings approximate their fair values since they bear interest rates which approximate market interest rates.

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Revenue recognition

The Group recognizes revenue from (i) product sales of fresh groceries and other daily necessities through “Dingdong Fresh” APP and mini program, and (ii) membership services.

The Group recognizes revenue when the Group satisfies a performance obligation by transferring a promised good or service (that is, an asset) to a customer in an amount of consideration to which the Group expects to be entitled to in exchange for the good or service. An asset is transferred when the customer obtains control of that asset.

Product sales

The Group evaluates whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. When an entity is a principal, the entity obtains control of the specified goods or services before they are transferred to the customers and revenues are recognized at the gross amount of consideration to which it expects to be entitled in exchange for the specified goods or services transferred. When an entity is an agent, its obligation is to facilitate third parties in fulfilling their performance obligation for the specified goods or services and revenues are recognized at the net amount for the amount of commission which the entity earns in exchange for arranging for the sale of the specified goods or services to be provided by other parties.

The Group recognizes product sales made through “Dingdong Fresh” APP and mini program on a gross basis because the Group is acting as a principal in these transactions as the Group (i) is responsible for fulfilling the promise to provide the specified goods, (ii) takes on inventory risk and (iii) has discretion in establishing price. Revenues are recorded net of value-added taxes (“VAT”).

The Group recognizes revenues net of discounts and return allowances. The Group does not issue any coupons concurrent with the completion of a sales transaction. The discounts and coupons are recorded as a deduction of revenue when used by customers, except for referral coupons, which are recognized as selling and marketing expenses when customers provide a customer referral. The Group allows for return of fresh groceries and other daily essentials returns within 24 hours and 7 days, respectively. The Group estimates a provision for product returns based on historical experience. As of December 31, 2019 and 2020, estimated liabilities for return allowances were not significant.

The Group also sells prepaid cards which can be redeemed to purchase products sold on the “Dingdong Fresh” APP and mini program. Cash collected from the sales of prepaid cards is initially recorded in “Customer advances and deferred revenue” in the consolidated balance sheets and subsequently recognized as revenues upon the sales of products through redemption of prepaid cards. The Group does not recognize revenue related to breakage or forfeiture of unused balances in prepaid cards as they do not expire.

Customers are also granted loyalty points primarily from the purchase of goods. Loyalty points can be used as cash coupons to buy any products sold by the Group, which will directly reduce the amount paid by the customer. Loyalty points expire three months from the date of issuance. The Group considers loyalty points awarded from sales of products to be part of its revenue generating activities, and accordingly, loyalty points are considered to be a material right and a separate performance obligation identified in the contract.

Consideration from the sales transaction is allocated to the products and loyalty points based on the relative standalone selling price of the products and loyalty points awarded. The amount of revenue the Group

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Revenue recognition (continued)

recognizes upon the redemption of loyalty points considers breakage, which is estimated based on the Group’s historical experience. For the years ended December 31, 2019 and 2020, the deferred revenue of loyalty points was RMB9.9 million and RMB16.6 million (US$ 2.5 million).

Membership services

The Group offers a membership program to its registered users. Memberships are offered for a three-month or twelve-month period and customers pay a fixed non-refundable upfront membership fee. During the membership period, members enjoy benefits such as free shipping for a certain number of orders every month, free fresh groceries upon purchase (limited to one piece per day), member exclusive discounts for certain products, coupons issued on a monthly basis that expire at the end of the month and VIP customer service. The Group has determined that these membership benefits provided over the membership period are a series of distinct goods and services that are considered one performance obligation. The Group recognizes membership service fees on a straight-line basis over their respective subscription periods.

Cost of goods sold

Cost of goods sold consists primarily of cost of products sold.

Fulfillment expenses

Fulfillment expenses consists primarily of (i) outsourcing expenses charged by third party labor-force companies for provision of delivery riders and workers at our regional processing centers and frontline fulfillment stations; (ii) lease expenses for our regional processing centers and frontline fulfillment stations, and (iii) logistics expenses charged by third party couriers. Outsourcing expenses included in fulfillment expenses amounted to RMB1,256.9 million and RMB2,515.4 million (US$383.9 million) for the years ended December 31, 2019 and 2020, respectively.

Selling and marketing expenses

Selling and marketing expenses primarily consist of advertising expense and related expenses for personnel engaged in selling and marketing activities which are expensed as incurred. The amount of advertising expenses incurred were RMB130.2 million and RMB322.4 million (US$49.2 million) including referral coupons issued to customers for their referral services amounting to RMB66.3 million and RMB76.1 million (US$11.6 million) for the years ended December 31, 2019 and 2020, respectively.

Product development expenses

Product development expenses consist primarily of payroll costs and related expenses for research and development employees involved in the development of “Dingdong Fresh” APP and mini program, category expansions and systems support as well as depreciation of servers and other equipment, bandwidth and data center costs, rent, utilities and other expenses necessary to support the Group’s business activities. Product development expenses are expensed as incurred.

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

General and administrative expenses

General and administrative expenses consist primarily of employee related expenses for general corporate functions, including accounting, finance, tax, legal and human relations, depreciation of facilities and equipment, rental and other general corporate related expenses.

Employee benefits

The full-time employees of the Group’s PRC subsidiaries participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. The Group is required to accrue for these benefits based on certain percentages of the qualified employees’ salaries and make contributions to the based on the accrued amounts accrued. The PRC government is responsible for the medical benefits and the pension liability to be paid to these employees and the Group’s obligations are limited to the amounts contributed. The Group has no further payment obligations once the contributions have been paid. The total amounts for such employee benefits were RMB24.8 million and RMB66.3 million (US$10.1 million) for the years ended December 31, 2019 and 2020, respectively, and expensed in the period incurred.

Modification of redeemable convertible preferred shares

The Group assesses whether an amendment to the terms of its redeemable convertible preferred shares is an extinguishment or a modification using the fair value model. If the fair value of the redeemable convertible preferred shares immediately after the amendment changes by more than 10% from the fair value of the redeemable convertible preferred shares immediately before the amendment, the amendment is considered an extinguishment. An amendment that does not meet this criterion is a modification. When redeemable convertible preferred shares are extinguished, the difference between the fair value of the consideration transferred to the redeemable convertible preferred shareholders and the carrying amount of the redeemable convertible preferred shares (net of issuance costs) is treated as a deemed dividend to the redeemable convertible preferred shareholders. When redeemable convertible preferred shares are modified, the increase of the fair value immediately after the amendment is treated as a deemed dividend to the redeemable convertible preferred shareholders. Modifications that result in a decrease in the fair value of the redeemable convertible preferred shares are not recognized.

Share-based compensation

Share based awards granted to employees, non-employees and the Founder of the Company are accounted for under ASC 718, Compensation—Stock Compensation (“ASC 718”).

Awards granted to employees

In accordance with ASC 718, the Company determines whether an award should be classified and accounted for as a liability award or equity award. Based on the Company’s assessment, all of the Company’s share-based awards to employees were classified as equity awards and are recognized in the consolidated financial statements based on their grant date fair values. The Company’s equity awards included a performance condition that required employees to meet a minimum performance standard in order to be eligible for vesting. The Company assessed and concluded it is highly probable that employees would be able to fully vest in their awards based on the nature of the performance condition and the Company’s historical experience. The Company, with the assistance of an independent third-party valuation firm, determined the fair value of the share

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Share-based compensation (continued)

options using a binomial option tree pricing model when estimating the fair value of the options granted to employees. As the Company’s award included both service and performance conditions, the Company records compensation costs on a tranche-by-tranche basis, with a corresponding impact reflected in additional paid-in capital. The Group accounts for forfeitures when they occur and reverses the previously recognized compensation costs for an award in the period which the employee resigns from or is terminated by the Group.

Government subsidies

Government subsidies are received from provincial and local governments for operating a business in their jurisdictions and compliance with specific policies promoted by the local governments. Such subsidies allow the Group full discretion to utilize the funds and are used by the Group for general corporate purposes. During the years ended December 31, 2019 and 2020, the Group received financial subsidies of RMB0.5 million and RMB23.2 million (US$3.5 million), respectively, from various local PRC government authorities. There are no defined rules and regulations to govern the criteria necessary for companies to receive such benefits, and the amount of financial subsidy is determined at the discretion of the relevant government authorities. Such amounts are recorded in other income when received as the amount of the subsidies and the timing of payment are determined solely at the discretion of the relevant government authorities and there is no assurance that the Group will continue to receive any or similar subsidies in the future.

Interest income

Interest income is mainly generated from time deposits and short-term investments and is recognized on an accrual basis using the effective interest method.

Leases

The Group adopted Accounting Standards Update (“ASU”) No. 2016-02, Leases (“ASU 2016-02”) on January 1, 2019 using the modified retrospective transition approach, applying the new standard to leases existing at the date of initial adoption. Upon adoption, the Group elected the practical expedients available under ASC 842, which permits the Group to not reassess the lease identification, lease classification and initial direct costs associated with any expired or existing contracts as of the date of adoption, as well as using hindsight in determining the lease term and in assessing impairment of the Group’s operating lease right-of-use (“ROU”) assets. The Group elected to use the remaining lease term as of adoption date to estimate of the applicable discount rate for leases that were in place at adoption.

In connection with the adoption of ASU 2016-02, the Group made an accounting policy election to account for all asset classes with lease and non-lease components as a single lease component. The Group also made an accounting policy election to exempt leases of vehicles with an initial term of 12 months or less from being recognized on the consolidated balance sheets. Short-term leases are not significant in comparison to the Group’s overall lease portfolio. Payments related to those leases continue to be recognized in the consolidated statements of comprehensive loss on a straight-line basis over the lease term.

From the Perspective of Lessee

The Group has no finance leases for any of the periods presented. The Group determines whether a contract contains a lease at contract inception. A contract contains a lease if there is an identified asset and the Group has the right to control the use of the identified asset.

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Leases (continued)

At the commencement of each lease, management determines its classification as an operating or finance lease. For leases that qualify as operating leases, the Group recognizes the associated lease expense on a straight-line basis over the term of the lease beginning on the date of initial possession, which is generally when the Group enters the leased premises and begins to make improvements in preparation for its intended use.

A lease liability is recognized for future fixed lease payments and a ROU asset representing the right to use the underlying asset during the lease term.

The Group uses the incremental borrowing rate in determining the present value of lease payments, unless the implicit rate is readily determinable. The incremental borrowing rate is estimated on a portfolio basis considering the lease term, currency risk, credit risk and an adjustment for collateral. If lease terms include options to extend or terminate the lease, the operating lease ROU asset and lease liability are measured based on the reasonably certain criteria.

For the initial measurement of the lease liabilities for leases commencing after January 1, 2019, the Group uses the discount rate as of the commencement date of the lease, incorporating the entire lease term. Current maturities and long-term portions of operating lease liabilities are classified as “operating lease liabilities, current” and “operating lease liabilities, non-current”, respectively, in the consolidated balance sheets.

The operating lease ROU assets are measured at the amount of the lease liabilities with adjustments, if applicable, for lease prepayments made prior to or at lease commencement, initial direct costs incurred and lease incentives.

Repayments of operating lease liabilities, variable lease payments and short-term lease payments are classified as operating activities in the consolidated statements of cash flows. Payments made for operating leases representing costs of bringing another asset to the condition and location necessary for its intended use are classified as investing activities in the consolidated statements of cash flows.

As a result of the adoption, the Group recognized operating lease ROU assets of RMB134.4 million with corresponding lease liabilities of RMB125.1 million on the consolidated balance sheet as of January 1, 2019. The adoption had no material impact on the Group’s consolidated statements of comprehensive loss for the year ended December 31, 2019 or the opening balance of retained earnings as of January 1, 2019.

Income taxes

The Group follows the liability method of accounting for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”). Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in tax expense in the period that includes the enactment date of the change in tax rate.

The Group evaluates its uncertain tax positions using the provisions of ASC 740, which prescribes a recognition threshold that a tax position is required to meet before being recognized in the consolidated financial statements.

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Income taxes (continued)

The Group recognizes in the consolidated financial statements the benefit of a tax position which is “more likely than not” to be sustained under examination based solely on the technical merits of the position assuming a review by tax authorities having all relevant information. Tax positions that meet the recognition threshold are measured using a cumulative probability approach, at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. It is the Group’s policy to recognize interest and penalties related to unrecognized tax benefits, if any, as a component of income tax expenses. The actual penalties or benefits ultimately realized may differ from the Group’s estimates. Additionally, changes in facts, circumstances and new information may require the Group to adjust the recognition and measurement estimates with regard to individual tax positions and are recognized in the period in which the changes occur. The Group elected to include interest and penalties related to an uncertain tax position in “income tax expenses” in the consolidated statements of comprehensive loss.

PRC Value-Added Taxes

The Group is subject to Value-added taxes (“VAT”) on revenue generated from sales of products. The Group records revenue net of VAT. This VAT may be offset by qualified input VAT paid by the Group to suppliers. The net VAT balance between input VAT and output VAT is recorded in the “other current assets” on the consolidated balance sheets.

Segment reporting

The Group operates and manages its business as a single segment, in accordance with ASC 280, Segment Reporting. The Group’s chief operating decision maker is the CEO. The Group’s CODM assess the Group’s performance and results of operations on a consolidated basis. The Group generates substantially all of its revenues from customers in the PRC. Accordingly, no geographical segments are presented. Substantially all of the Group’s long-lived assets are located in the PRC.

Unaudited pro forma shareholders’ deficit and net loss per share

Pursuant to the Company’s memorandum and articles of association, upon the completion of a qualified initial public offering (“Qualified IPO”), all the outstanding redeemable convertible preferred shares will automatically be converted into 170,468,850 ordinary shares. Unaudited pro forma shareholders’ deficit as of December 31, 2020, as adjusted for the reclassification of the redeemable convertible preferred shares from mezzanine equity to shareholders’ deficit, is set forth on the consolidated balance sheet.

The unaudited pro forma net loss per share is computed using the weighted-average number of ordinary shares outstanding as of December 31, 2020, and assumes the automatic conversion of all of the Company’s redeemable convertible preferred shares into 170,468,850 ordinary shares upon the closing of the Company’s Qualified IPO, as if it had occurred on January 1, 2020 or the original date of issuance, if later.

Loss per share

In accordance with ASC 260, Earnings Per Share, basic loss per share is computed by dividing net loss attributable to ordinary shareholders by the weighted average number of unrestricted ordinary shares outstanding during the year using the two-class method. Under the two-class method, net loss is allocated between ordinary shares and other participating securities based on dividends declared (or accumulated) and participating rights in

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Loss per share (continued)

undistributed earnings as if all the earnings for the reporting period had been distributed. The Company’s redeemable convertible preferred shares are participating securities because they are entitled to receive dividends or distributions on an as converted basis. Diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders, as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares include ordinary shares issuable upon the conversion of the redeemable convertible preferred shares using the if-converted method, and ordinary shares issuable upon the exercise of share options, using the treasury stock method. Ordinary share equivalents are excluded from the computation of diluted earnings per share if their effects are anti-dilutive. For the periods presented herein, the computation of basic loss per share using the two-class method is not applicable as the Company is in a net loss position and the redeemable convertible preferred shares do not have contractual rights and obligations to share in the losses of the Company.

Concentration of credit risk

Financial instruments that potentially expose the Group to concentration of credit risk consist primarily of cash and cash equivalents, restricted cash, accounts receivable, amounts due from related parties and short-term investments. As of December 31, 2019, the Group had RMB1,179.9 million of cash and bank deposits held by financial institutions in the PRC. As of December 31, 2020, the Group had RMB2,456.7 million (US$375.0 million) of cash and bank deposits held by financial institutions in the PRC. Management believes that these financial institutions are of high credit quality and continually monitors the credit worthiness of these financial institutions.

The Group conducts credit evaluations on its customers and generally does not require collateral or other security from such customers. The Group periodically evaluates the creditworthiness of the existing customers in determining an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers.

Currency Convertibility Risk

Substantially all of the Group’s operating activities are transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized by the PRC government to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

Foreign Currency Exchange Rate Risk

The functional currency of the Company is US$, and the reporting currency is RMB. Since July 21, 2005, RMB has been permitted by the PRC government to fluctuate within a managed band against a basket of certain foreign currencies. The appreciation of the US$ against RMB in 2019 was approximately 1.3% and the depreciation is 6.3% in 2020, respectively. Any significant revaluation of RMB may materially and adversely affect the cash flows, operating results and financial position of the Group. As a result, an appreciation of RMB against US$ would result in foreign currency translation loss when translating the net assets of the Group from US$ into RMB.

For the years ended December 31, 2019 and 2020, the net foreign currency translation gain resulting from the translation from US$ to RMB reporting currency recorded in other comprehensive income was

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Foreign Currency Exchange Rate Risk (continued)

RMB30.4 million and the loss resulting from the translation was RMB53.4 million (US$8.1 million), respectively.

Recent Accounting Pronouncements

New accounting standards which have not yet been adopted

In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). Subsequently, the FASB issued ASU No. 2019-05, Financial Instruments- Credit Losses (Topic 326): Targeted Transition Relief and codification improvements to Topic 326 in ASU 2019-04 and ASU 2018-19. The amendments update guidance on reporting credit losses for financial assets. These amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The amendments in this ASU are effective for annual reporting periods beginning January 1, 2023 and interim periods beginning January 1, 2023. The Group does not expect any material impact on the Group’s consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This guidance removes certain exceptions to the general principles in Topic 740 and enhances and simplifies various aspects of the income tax accounting guidance, including requirements such as tax basis step-up in goodwill obtained in a transaction that is not a business combination, ownership changes in investments, and interim-period accounting for enacted changes in tax law. This standard is effective for the Company for the annual reporting periods beginning January 1, 2022 and interim periods beginning January 1, 2023. Early adoption is permitted. The Group does not expect any material impact on the Group’s consolidated financial statements.

In June 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40). For convertible instruments, the new guidance simplifies an issuer’s accounting for convertible instruments by eliminating two of the three models in ASC 470-20 that require separate accounting for embedded conversion features. As a result, more convertible instruments will be reported as single units of account. This standard is effective for the Company beginning January 1, 2022 including interim periods within the fiscal year. Early adoption is permitted. The Company is currently evaluating the impact on its financial statements of adopting this guidance.

3.	REVENUE FROM CONTRACTS WITH CUSTOMERS

Contract Balances

The Group’s payments from customers are based on the billing terms established in contracts. Customers’ payment to the Group is generally made before the delivery of goods or the provision of service. Only corporate customers are offered billing terms in a range of between seven to thirty days, as specified in each contract with customers. Customer billings are classified as accounts receivable when the Group’s right to consideration is unconditional. If the right to consideration is conditional on future performance under the contract, the balance is classified as a contract asset. The Group’s contract assets are insignificant at December 31, 2019 and December 31, 2020.

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	REVENUE FROM CONTRACTS WITH CUSTOMERS (CONTINUED)

The Group’s contract liabilities include payments received in advance of performance under revenue contracts which are included in “customer advances and deferred revenue” on the Group’s consolidated balance sheets and are recognized as revenue as the Group performs under the contract. The customer advances and deferred revenue balances as of December 31, 2019 and 2020 were comprised of the following:

	For the years ended December 31,
	2019	2020	2020
	RMB	RMB	US$
	(in thousands)
Customer advances and prepaid cards	28,297	57,081	8,712
Deferred revenue related to loyalty points	9,949	16,558	2,528
Deferred membership service revenue	32,047	66,765	10,190

Total	70,293	140,404	21,430

The Group recognized revenues that were previously deferred as contract liabilities of RMB4.0 million and RMB57.4 million (US$8.8 million) during the years ended December 31, 2019 and 2020, respectively.

Revenue Allocated to Remaining Performance Obligations

Revenue allocated to remaining performance obligations represents contracted revenue that has not yet been recognized, which includes deferred revenue and amounts that will be invoiced and recognized as revenue in future periods.

The Group had RMB32.0 million and RMB66.8 million (US$10.2 million) of deferred revenues related to membership fees at December 31, 2019 and 2020 that are expected to be recognized as revenues over the remaining membership period of one to twelve months. The Group had RMB9.9 million and RMB16.6 million (US$2.5 million) of deferred revenues at December 31, 2019 and 2020 related to unsatisfied performance obligations under the loyalty points program that will be recognized as revenues when the points are redeemed, which will occur over the next three months given their expiration period. The Group also had RMB28.3 million and RMB57.1 million (US$8.7 million) of deferred revenues related to customer advances and cash received for prepaid cards at December 31, 2019 and 2020 respectively, which are expected to be recognized as revenues in future periods upon sales of the respective product when the prepaid cards are redeemed.

4.	FAIR VALUE MEASUREMENTS

The following summarizes the Company’s financial assets measured and recorded at fair value on a recurring basis as of December 31, 2019 and 2020:

	Fair Value Measurements at Reporting Date Using
	As of December 31, 2019	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Short-term investments	241,381		241,381

	241,381		241,381

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	FAIR VALUE MEASUREMENTS (CONTINUED)

	Fair Value Measurements at Reporting Date Using
	As of December 31, 2020	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Short-term investments	1,006,245		1,006,245

	1,006,245		1,006,245

The Company measured the fair value of its warrant liabilities on a recurring basis using significant unobservable (Level 3) inputs as of December 31, 2019 and 2020. The Company estimated the fair values of the Series B4 and EatTogether Warrants using the Black-Scholes Option Pricing Model with the assistance of an independent third-party valuation firm using the corresponding inputs:

	As of December 31, 2019				As of December 31, 2020
	Series B4 Warrant		EatTogether Warrant		Series B4 Warrant
Expected volatility		44.23%		37.53%		51.35%
Risk-free interest rate		1.58%		1.60%		0.09%
Remaining contractual life		1.62		0.28		0.62
Market value of the underlying preferred shares	US$	5.65	US$	5.65	US$	6.50
Warrant fair value	US$	98.44	US$	70.63	US$	118.58

The Company recognized a loss from the increase in the fair value of the warrant liabilities of RMB100.7 million and a gain from the decrease in the warrant fair value of the warrant liabilities of RMB11.5 million (US$1.8 million) for the years ended December 31, 2019 and 2020, respectively. Such amounts were recorded in “Changes in fair value of warrant liabilities” in the consolidated statements of comprehensive loss.

The following table presents a reconciliation of the warrant liabilities measured at fair value on a recurring basis using Level 3 unobservable inputs for the years ended December 31, 2019 and 2020:

Warrant liabilities
RMB
(in thousands)
Balance as of December 31, 2018	Nil
Issuance of EatTogether Warrant (Note 17)	Nil
Issuance of Series B4 Warrant (Note 11)	59,665
Fair value change	100,672
Foreign exchange translation	1,125

Balance as of December 31, 2019	161,462

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	FAIR VALUE MEASUREMENTS (CONTINUED)

Warrant liabilities
RMB
(in thousands)
Balance as of December 31, 2019	161,462
Fair value change	(11,450)
Foreign exchange translation	(8,807)
Exercise of EatTogether Warrant (Note 17)	(33,045)

Balance as of December 31, 2020	108,160

Balance as of December 31, 2020 (US$)	16,508

The Company did not transfer any financial assets or liabilities in or out of Level 3 during the years ended December 31, 2019 and 2020. The Group had no financial assets and liabilities measured and recorded at fair value on a non-recurring basis as of December 31, 2019 and 2020.

The fair value of the convertible notes was RMB634.8 million and RMB nil (US$ nil) as of December 31, 2019 and 2020, respectively. The Group estimated the fair value of the convertible notes based on a probability-weighted analysis which included the discounted cash flows from the convertible notes and the value of the conversion option as determined by the binomial option pricing model. The inputs used in the analysis were classified as Level 3 inputs within the fair value hierarchy due to the lack of observable market data and activity.

5.	INVENTORIES

Inventories consist of the following:

	As of December 31,
	2019	2020	2020
	RMB	RMB	US$
	(in thousands)
Products	146,512	329,065	50,225
Packing materials and others	14,936	57,366	8,756

Total	161,448	386,431	58,981

6.	PREPAYMENTS AND OTHER CURRENT ASSETS

Prepayments and other current assets consist of the following:

	As of December 31,
	2019	2020	2020
	RMB	RMB	US$
	(in thousands)
Deductible VAT	53,401	45,285	6,912
Others	26,132	52,593	8,026

Total	79,533	97,878	14,938

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following:

	As of December 31,
	2019	2020	2020
	RMB	RMB	US$
	(in thousands)
Electronic office equipment	7,193	29,720	4,537
Leasehold improvements	83,242	250,745	38,271
Furniture, fixtures and equipment	81,659	110,778	16,908

Total	172,094	391,243	59,716
Less:
Accumulated depreciation	(43,002)	(133,098)	(20,315)

Construction in progress	—	14,546	2,220

Total	129,092	272,691	41,621

Depreciation expense was RMB34.7 million and RMB115.4 million (US$17.6 million) for the years ended December 31, 2019 and 2020, respectively, and were included in the following financial statement line items in the consolidated statements of comprehensive loss:

	For the years ended December 31,
	2019	2020	2020
	RMB	RMB	US$
	(in thousands)
Fulfillment expenses	31,988	107,333	16,382
Selling and marketing expenses	865	2,018	308
General and administrative expenses	1,520	4,731	722
Product development expenses	361	1,272	194

Total	34,734	115,354	17,606

8.	OTHER NON-CURRENT ASSETS

Other non-current assets consist of the following:

	As of December 31,
	2019	2020	2020
	RMB	RMB	US$
	(in thousands)
Rental deposits	37,649	111,521	17,021
Others	2,412	9,938	1,517

Total	40,061	121,459	18,538

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	SHORT-TERM BORROWINGS

	As of December 31,
	2019	2020	2020
	RMB	RMB	US$
	(in thousands)
Short-term bank loans	—	449,649	68,630
Reversed factoring arrangements	—	784,873	119,795

Total	—	1,234,522	188,425

Short-term bank loans

Short-term bank loans as of December 31, 2020 amounted to RMB1,234.5 million (US$188.4 million) (as of December 31, 2019: nil), which consisted of secured RMB denominated borrowings from financial institutions in the PRC that are repayable within one year. The weighted average interest rates for the outstanding short-term borrowings as of 2020 was 3.39%. As of December 31, 2020, the aggregate amounts of unused lines of credit available for the Group’s use was RMB20.4 million (US$3.1 million). As of December 31, 2019 and 2020, the repayments of all short-term loans are guaranteed by the founder of the Company.

Reversed factoring arrangement

In 2020, the Group entered into reversed factoring arrangement with a commercial bank (“reversed factoring arrangement”). Under the factoring arrangement, the suppliers’ receivables collection process was accelerated by selling its receivables from the Group to the bank. The Group was entitled to draw up to RMB800.0 million and then obligated to repay the principal and interest at 3.6% upon maturity of the reversed factoring, typically within 6 months. The Group was required to deposit RMB66.0 million (US$10.1 million) as collateral for the reversed factoring arrangement, which was classified as restricted cash on the Group’s consolidated balance sheets. As a result, the payment terms of the Group’s original accounts payables were substantially modified and considered extinguished as the nature of the original liability has changed from accounts payables to loan borrowings from the bank, for which the origination of the loan was recorded as “Proceeds from short-term borrowings”, within financing activities in the consolidated statement of cash flows for the year ended December 31, 2020. As of December 31, 2020, the outstanding principal from the reversed factoring arrangement was RMB784.9 million (US$119.8 million) and was included in “Short-term borrowings” in the consolidated balance sheet. The Company made principal repayments of RMB160.1 million (US$24.4 million) for such loan borrowings in the year ended December 31, 2020, which was reported as “repayment of short-term borrowings” in the consolidated statement of cash flows.

10.	LONG-TERM BORROWINGS

	As of December 31,
	2019	2020	2020
	RMB	RMB	US$
	(in thousands)
Long-term borrowings	52,500	144,875	22,112
Less: Current portion of long-term borrowings	(30,000)	(86,500)	(13,202)

Total	22,500	58,375	8,910

In October 2019, the Group entered into a secured loan agreement with SPD Silicon Valley Bank, pursuant to which the Group is entitled to borrow a secured RMB denominated loan of RMB60.0 million for

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	LONG-TERM BORROWINGS (CONTINUED)

general working capital purposes. In 2019, the Group drew down RMB60.0 million with a variable annual interest rate at 225 basis points over Loan Prime Rate (“ LPR”) and the principal is repayable by monthly installments from 2019 to 2021. The loan is guaranteed by the Founder of the Group. The Group repaid RMB7.5 million and RMB30.0 million (US$4.6 million) in 2019 and 2020, respectively, when the installments became due. As of December 31, 2020, the outstanding loan balance repayable within the next twelve months is classified as “Current portion of long-term borrowings” on the consolidated balance sheet.

In October 2020, the Group entered into secured loan agreements with East West Bank and SPD Silicon Valley Bank, pursuant to which the Group is entitled to borrow RMB68.0 million (US$10.4 million) and RMB60.0 million (US$9.2 million), respectively, for its general working capital purposes. The Group drew down RMB68.0 million (US$10.4 million) from East West Bank with a fixed annual interest rate of 4.15%. Pursuant to the agreement, the principal is repayable by monthly installments from 2020 to 2022. RMB0.6 million (US$0.1 million) was repaid when it became due in 2020. The repayment of the loan is guaranteed by the Founder of the Group. The amount repayable within the next twelve months are classified as “Current portion of long-term borrowings”. The Group drew down RMB60.0 million (US$9.2 million) from SPD Silicon Valley Bank with a fixed annual interest rate of 4.75%. Pursuant to the agreement, the principal is repayable by monthly installments from 2020 to 2022. RMB5.0 million (US$0.8 million) was repaid when it became due in 2020. The repayment of the loan is guaranteed by the Founder of the Group. The amount repayable within the next twelve months are classified as “Current portion of long-term borrowings”.

Repayment schedule of the long-term loans as of December 31, 2020 is as follows:

	As of December 31, 2020
	RMB	US$
	(in thousands)
2021	86,500	13,302
2022	58,375	8,910

Total	144,875	22,112

11.	CONVERTIBLE NOTES

2019 Convertible Notes

In June 2019, concurrent with the Series B4 preferred share financing of US$30.0 million (Note 18), the Company issued US$ denominated convertible notes for an aggregate principal amount of US$60.0 million. Further, in July 2019, the Company issued another US$ denominated convertible note of US$24.0 million to a single investor. Collectively, the two issuances of convertible notes in 2019 are referred to as the “2019 Convertible Notes”. The Company received proceeds of RMB517.0 million, net of issuance costs of RMB2.2 million. The 2019 Convertible Notes bear interest of 8.00% per annum and have terms of 18 months upon the receipt of the principal. Further, one investor also obtained a warrant to purchase Series B4 preferred shares (the “Series B4 Warrant”).

Conversion Features and Rates

The 2019 Convertible Notes will be converted mandatorily into convertible redeemable preferred shares issued in the next round of qualified financing, at a conversion price equal to 95% of the per share price applicable in the next qualified financing (“Mandatory Variable Share Conversion Feature”). If a next round of qualified financing does not close during the term of the 2019 Convertible Notes, the noteholders have the option

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	CONVERTIBLE NOTES (CONTINUED)

to convert their 2019 Convertible Notes into either: 1) Series B4 convertible redeemable preferred shares at a price equal to 95% of the per share price applicable to other investors in the Series B4 financing (“Optional Fixed Share Conversion Feature); or 2) convertible redeemable preferred shares upon completion of the next round of financing which does not meet the condition of the qualified financing, at a price equal to 95% of the per share price applicable in the next round of financing (“Optional Variable Share Conversion Feature”). The above Mandatory Variable Share Conversion Feature and Optional Variable Share Conversion Feature together are called Variable Share Conversion Features.

Contingent Redemption Feature

The outstanding principal and any accrued but unpaid interest at 8% will become due and payable in full upon the occurrence of any of events of default.

Series B4 Warrant

Concurrent with the issuance of a convertible note to one of the investors in June 2019, the Company issued a warrant at nil consideration. The warrant allows the holder to purchase 6,989,750 Series B4 convertible redeemable preferred shares at an exercise price of US$4.29 per share. The warrant is exercisable at any time from the issuance date and expires on August 19, 2021.

Accounting for the 2019 Convertible Notes

The 2019 Convertible Notes were recorded as liabilities carried at amortized cost. The proceeds received for the concurrent issuance of the 2019 Convertible Notes, Series B4 redeemable convertible preferred shares and/or Series B4 Warrant to individual investors were allocated based on a fair value method, when applicable.

As the embedded Variable Share Conversion Features will be share settled by a number of shares with a fair value equal to a fixed settlement amount, they are considered as an in-substance redemption feature because the settlement amount does not vary with the share price. The in-substance redemption feature did not require bifurcation because it is clearly and closely related to the debt host.

The Group also evaluated the embedded Optional Fixed Share Conversion Feature and determined that it does not qualify for derivative accounting as the underlying preferred shares which the 2019 Convertible Notes could be converted into were not publicly traded nor could they be readily convertible into cash in accordance with ASC 815-15 and ASC 815-40. Therefore, the Optional Fixed Share Conversion Feature is not required to be bifurcated. In addition, no beneficial conversion feature (“BCF”) was recorded at the issuance date of the 2019 Convertible Notes since it is a contingent BCF which should be measured at the commitment date.

The Group further evaluated the embedded Contingent Redemption Feature in accordance with ASC 815 and concluded that it is not required to be bifurcated because it is considered to be clearly and closely related to the debt host, as the Notes were not issued at a substantial discount and are redeemable at par. There were no other embedded derivatives that are required to be bifurcated.

For the years ended December 31, 2019 and 2020, interest expenses recognized relating to the 2019 Convertible Notes were RMB39.5 million and RMB21.3 million (US$3.3 million).

In March 2020, the Company closed a qualified financing of Series C1 redeemable convertible preferred shares (Note 18). Accordingly, in April 2020, all of the 2019 Convertible Notes were converted into

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	CONVERTIBLE NOTES (CONTINUED)

11,377,300 Series C1 redeemable convertible preferred shares at a conversion price of US$7.38 per share. As the Mandatory Variable Share Conversion Feature was considered an in-substance redemption feature, the Group applied the debt extinguishment guidance in ASC405-20 to account for the conversion. The Group recognized the fair value of Series C1 redeemable convertible preferred shares and derecognized the carrying value of the 2019 Convertible Notes which resulted in an extinguishment loss of RMB29.1 million (US$4.4 million) that was recognized as “Other expenses” in the consolidated statement of comprehensive loss for the year ended December 31, 2020.

Accounting for the Series B4 Warrant

As the Series B4 Warrant is for underlying Series B4 redeemable convertible preferred shares that are contingently redeemable if an IPO has not been completed by a specific date, it is considered redeemable and results in the Series B4 Warrant being classified as a liability. The Series B4 Warrant is initially measured and recognized at its fair value and also subsequently measured at fair value with changes in fair value recognized in “Changes in fair value of warrant liabilities” in the consolidated statements of comprehensive loss.

12.	LEASES

The Group has operating leases arrangements for their regional processing centers, frontline fulfillment stations, office space and vehicles.

A summary of supplemental information related to operating leases as of December 31, 2019 and 2020 is as follows:

	As of December 31,
	2019	2020	2020
	RMB	RMB	US$
	(in thousands)
Operating lease right-of-use assets	487,688	1,503,222	229,436

Operating lease liabilities, current	228,429	594,787	90,782
Operating lease liabilities, non-current	247,043	871,685	133,044

Total operating lease liabilities	475,472	1,466,472	223,826

Weighted average remaining lease term	2.43 years	2.85 years	2.85 years

Weighted average discount rate	6.5%	6.4%	6.4%

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	LEASES (CONTINUED)

A summary of lease cost recognized in the Group’s consolidated statements of comprehensive loss and supplemental cash flow information related to operating leases is as follows:

	As of December 31,
	2019	2020	2020
	RMB	RMB	US$
	(in thousands)
Operating lease cost	165,733	475,064	72,509
Short-term lease cost	1,859	7,391	1,128

Total	167,592	482,455	73,637

Cash paid for operating leases	168,787	500,458	76,385

Right-of-use assets obtained in exchange for operating lease liabilities	499,615	1,489,367	227,322

A summary of maturity of operating lease liabilities under the Group’s non-cancelable operating leases as of December 31, 2020 is as follows:

	As of December 31, 2020
	RMB	US$
	(in thousands)
2021	667,245	101,841
2022	543,082	82,891
2023	257,384	39,284
2024	87,105	13,295
2025 and thereafter	41,174	6,284

Total future lease payments	1,595,990	243,595

Less: imputed interest	(129,518)	(19,769)

Total operating lease liabilities	1,466,472	223,826

The right-of-use assets and lease liabilities in relation to early terminated leases for the years ended December 31, 2019 were RMB 1.2 million and RMB 1.2 million, respectively; and RMB 66.2 million and RMB 66.2 million (US$ 10.1 million and US$ 10.1 million) for the year ended December 31, 2020, respectively.

As of December 31, 2020, the Group has entered additional operating leases primarily for regional processing centers and frontline fulfillment stations of RMB 107.9 million, which have not yet commenced. The related right of use assets and lease liabilities of RMB 93.8 million and RMB 93.8 million, respectively, will be recorded in the consolidated balance sheets upon the commencement of the leases.

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	As of December 31,
	2019	2020	2020
	RMB	RMB	US$
	(in thousands)
Advance from shareholders	227,069	385,575	58,850
Accrued outsourcing expenses	169,031	343,681	52,458
Accrued transportation and logistic expenses	29,257	51,549	7,868
VAT and other tax payable	6,143	15,965	2,437
Deposit from suppliers	3,347	9,965	1,521
Interest payable	—	4,386	669
Accrued utilities and other expenses	51,461	46,617	7,115

Total	486,308	857,738	130,918

14.	ORDINARY SHARES

The Company was incorporated in October 2018 with an authorized share capital of US$ 50,000 divided into 25,000,000,000 shares of US$0.000002 each, of which 60,163,500 and 64,908,700 ordinary shares had been issued as of December 31, 2019 and 2020, respectively.

In March 2019, 7,802,900 ordinary shares of the Company held by the Founder were re-designated as series Angel+ Preferred Shares. The difference between the fair value of the series Angel+ preferred shares and the carrying value of the ordinary shares was treated as a deemed dividend to the Founder and charged to accumulate deficit.

In April 2020, 4,745,200 ordinary shares of the Company were issued to the Founder for nil consideration and considered share-based awards with no associated performance or service based vesting conditions (Note 15).

15.	SHARE BASED COMPENSATION

Onshore Share Incentive Plan

Prior to the Reorganization, the shareholders and Board of Directors of Shanghai 100me approved a series of employee option plans in order to provide incentives and rewards to the Group’s directors, senior management and employees (the “2015 Plan”, “2016 Plan”, “2018 Plan”, “2019 Plan” and “2020 Plan”, or the “Onshore Plans”). Each option under the Onshore Plans allowed employees to purchase one share of, a limited partnership whose sole holding was 295,503 common shares in Shanghai 100me (the “ESOP Platform”). Each share in the ESOP Platform is equivalent to 0.0148 of Shanghai 100me’s common shares. Share options awarded under the Onshore Plans vest over a period of 4 years, with 50% of the award vesting on the second anniversary of the grant date, 25% of the award vesting on the third anniversary and 25% vesting on the fourth anniversary. Each share option has a contractual life of 10 years. The Company authorized and granted a total of 10,471,912 options under the Onshore Plans.

As part of the Reorganization, the Onshore Plans were replaced with the Company’s 2015, 2016, 2018, 2019 and 2020 Replacement Plans (the “Replacement Plans”) on October 31, 2020. All 9,681,668 outstanding share options of Shanghai 100me under the Onshore Plans as of October 31, 2020 were replaced and carried over at a conversion factor of 14.8. Each option under the Replacement Plans allowed employees to purchase 0.05 of

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	SHARE BASED COMPENSATION (CONTINUED)

the Company’s ordinary shares. Concurrently, the exercise price for each share option under the Replacement Plans was also adjusted by the same 14.8 factor. All other terms, including vesting periods, proportion of vested and unvested options outstanding for each grantee were identical between the Onshore Plans and Replacement Plans; therefore, the cancellation of the awards under the Onshore Plans and the corresponding grant of awards under the Replacement Plans did not constitute a substantive modification of the original share-based payment awards.

The following table summarizes Shanghai 100me’s option activities prior to giving effect to the conversion factor pursuant to the Replacement Plans:

	Number of Options	Weighted Average Exercise Price per option	Weighted Average grant date fair value per option	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
		RMB	RMB	Years	RMB (in thousands)
Share options outstanding at December 31, 2019	9,873,684	6.5682	1.0520	8.56	84,803
Granted	204,365	23.4874	10.9946	—	—
Forfeited	(396,381)	5.7529	0.9875	—	—

Share options outstanding at October 31, 2020	9,681,668	6.9587	1.2645	8.06	153,517

Exercisable as of October 31, 2020	5,601,235	2.2512	0.5219	5.51	114,683

Offshore Share Incentive Plans

On September 5, 2019, the Company’s shareholders and Board of Directors approved the 2019 Plan II. Under the 2019 Plan II, the Company authorized and issued 71,001,793 share options to purchase the Company’s ordinary shares which were held by the ESOP platform. On October 31, 2020, the Company granted all of the options authorized under the 2019 Plan II.

On September 5, 2020, the Company’s shareholders and Board of Directors approved the 2020 Plan II. Under the 2020 Plan II, the Company authorized and issued 11,786,197 share options to purchase the Company’s ordinary shares. On October 31, 2020, the Company granted all of the options authorized under the 2020 Plan II.

On September 5, 2019, the Company’s shareholders and Board of Directors approved the 2020 Plan III. Under the 2020 Plan III, the Company authorized and issued 23,096,715 share options to purchase the Company’s ordinary shares. On October 31, 2020, the Company granted all of the options authorized under the 2020 Plan III.

Each option under the 2019 Plan II, 2020 Plan II and 2020 Plan III (“Offshore Share Incentive Plans”) allow participants to purchase 0.05 of the Company’s ordinary shares which have a 10-year contractual life. All ordinary shares to be awarded pursuant to the Offshore Share Incentive Plans were issued and held by a Cayman Limited partnership (“Offshore ESOP Platform”). Option awards under the 2020 Plan II vest over a four-year period, with 50% of the awards vesting on the second anniversary of the grant date, 25% of the awards vesting on the third anniversary and 25% vesting on the fourth anniversary. Option awards under the 2019 Plan II and 2020 Plan III vest over a five-year period, with 25% vesting on the second, third, fourth and fifth anniversaries of the grant date, respectively.

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	SHARE BASED COMPENSATION (CONTINUED)

The following table summarize the Company’s option activities after giving effect to the conversion factor pursuant to the Replacement Plans and the Offshore Share Incentive Plans:

	Number of Options	Weighted Average Exercise Price per option	Weighted Average grant date fair value per option	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
		US$	US$	Years	US$ (in thousands)
Share options issued pursuant to the Replacement Plans on October 31, 2020	143,050,520	0.0694	0.0126	8.06	22,970
Share options granted pursuant to the Offshore Share Incentive Plans on October 31, 2020	105,884,705	0.3906	0.0942	10.00	—

Share options outstanding at October 31, 2020	248,935,225	0.2060	0.0473	9.69	22,970
Forfeited	(24,640,120)	0.1153	0.0261	—	—

Share options outstanding at December 31, 2020	224,295,105	0.2160	0.0496	9.55	20,468

Exercisable as of December 31, 2020	70,197,324	0.0233	0.0055	5.30	15,150

The aggregate intrinsic value is calculated as the difference between the exercise price of the awards and the fair value of the underlying Ordinary Shares at each reporting date, for those awards that had an exercise price below the estimated fair value of the relevant ordinary shares.

The total fair value of vested options was RMB2.4 million and RMB2.5 million (US$0.4 million) for the years ended December 31, 2019 and 2020, respectively. As of December 31, 2020, total unrecognized share-based compensation expense relating to unvested awards was RMB64.5 million (US$9.8 million) which was expected to be recognized over a weighted-average period of 4.63 years.

The weighted average grant date fair value of the share options granted during the years ended December 31, 2019 and 2020 were US$0.01 and US$0.05, respectively. Total intrinsic value of options exercised for the years ended December 31, 2019 and 2020 were RMB90.0 million and RMB98.9 million (US$15.1 million).

The Group uses the binomial tree option pricing model to estimate the fair value of share options with the assistance of an independent third-party valuation firm. The assumptions used to value the share options were as follows:

	For the years ended December 31,
	2019	2020
Fair value of ordinary shares (US$)	2.78	4.78
Risk-free interest rate (%)	0.88-2.00	0.66-0.88
Expected volatility (%)	47-48	47-48
Expected dividend yield	—	—
Life of option	10	10
Exercise multiple	2.5	2.5
Post-vesting forfeiture rate	—	—

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	SHARE BASED COMPENSATION (CONTINUED)

The risk-free interest rate for periods within the contractual life of the options is based on the U.S. treasury yield curve in effect at the time of grant for a term consistent with the contractual term of the awards. Expected volatility is estimated based on the historical volatility ordinary shares of several comparable companies in the same industry until the Company had adequate historical volatility of the share price. The dividend yield is estimated based on our expected dividend policy over the expected term of the options. The expected exercise multiple is based on management’s estimation, which the Company believes is representative of the future.

2020 Senior Management Awards

In April 2020, the Company’s shareholders and Board of Directors authorized and approved a 5% increase in the number of shares held and reserved by the ESOP platform for future share-based payment awards and shares, held by the Founder and other senior management. As a result, the Founder received 4,745,200 ordinary shares 465,550 Series Angel+ preferred shares and 605,600 Series B4-1 preferred shares with no associated performance or service based vesting conditions at nil consideration. The Company accounted for the immediate increase in the Founder’s shareholding as a share-based payment arrangement pursuant to ASC 718 and immediately recognized share-based compensation expenses of RMB142.3 million (US$21.7 million), of which RMB110.6 million (US$16.9 million) and RMB32.4 million (US$4.9 million) was reflected in additional paid-in capital and mezzanine equity, respectively.

The Group recognized share-based compensation expenses for the years ended December 31, 2019 and 2020 as follows:

	For the years ended December 31,
	2019	2020	2020
	RMB	RMB	US$
	(in thousands)
Fulfillment expenses	258	1,974	301
Sales and marketing expenses	174	532	81
Product development expenses	1,043	4,370	667
General and administrative expenses	515	146,234	22,320

Total	1,990	153,110	23,369

16.	INCOME TAXES

Cayman Island

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain.

British Virgin Islands

Under the current laws of the British Virgin Islands, entities incorporated in the British Virgin Islands are not subject to tax on their income or capital gains.

Hong Kong

Under the Hong Kong tax laws, the Company’s subsidiary in Hong Kong are subject to Hong Kong profits tax at a rate of 16.5% for taxable income earned in Hong Kong before April 1, 2018. Starting from the

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	INCOME TAXES (CONTINUED)

financial year commencing on April 1, 2018, the two-tiered profits tax regime took effect, under which the tax rate is 8.25% for assessable profits on the first HK$2 million and 16.5% for any assessable profits in excess of HK$2 million. No provision for Hong Kong profits tax was made for the years ended December 31, 2018 and 2019 on the basis that the Group’s Hong Kong subsidiary did not have any assessable profits arising in or derived from Hong Kong for those years. Dingdong (Hong Kong) Limited is subject to Hong Kong profit tax at a rate of 8.25% in the years ended December 31, 2019 and 2020. No Hong Kong profit tax has been provided as the Group has not had assessable profit that was earned in or derived from Hong Kong during the years presented.

PRC

The Company’s subsidiaries in the PRC are subject to the statutory rate of 25%, in accordance with the Enterprise Income Tax law (the “EIT Law”), which was effective since January 1, 2008. In accordance with EIT Law, a qualified “High and New Technology Enterprise” (“HNTE”) is eligible for a preferential tax rate of 15%. An entity must file required supporting documents with the tax authority and ensure fulfillment of the relevant criteria before being granted the preferential rate. The WFOE was recognized as a qualified HNTE in 2018 and 2019 and enjoyed a preferential tax rate of 15% from 2018 to 2019.

Pursuant to Caishui [2019] No. 13, from 1 January 2019 to 31 December 2021, qualifying Small-Scale Enterprises with minimal profits (“SSE”) are eligible for both the 75% reduction of taxable income and the reduced CIT rate of 20%. Qualifying SSE that derive annual taxable profit more than RMB 1 million but less than RMB 3 million are eligible for both the 50% reduction of taxable profit and the reduced CIT rate of 20%. The Company’s PRC subsidiaries are generally subject to statutory income tax rate of 25% except for certain PRC subsidiaries that are taxed at preferential tax rate of 20% as qualified as SSE.

The EIT law also imposes a withholding income tax of 10% on dividends distributed by a foreign invested enterprise (“FIE”) to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement.

The Group had no current or deferred income tax expenses or benefits for the years ended December 31, 2019 and 2020.

The Group’s loss before income taxes by jurisdiction consisted of:

	For the years ended December 31,
	2019	2020	2020
	RMB	RMB	US$
	(in thousands)
Non-PRC	(114,137)	(178,916)	(27,308)
PRC	(1,759,246)	(2,997,998)	(457,584)

Total	(1,873,383)	(3,176,914)	(484,892)

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	INCOME TAXES (CONTINUED)

The reconciliations of the income tax expenses for the years ended December 31, 2019 and 2020 were as follows:

	For the years ended December 31,
	2019	2020	2020
	RMB	RMB	US$
	(in thousands)
Loss before income tax expense	(1,873,383)	(3,176,914)	(484,892)
PRC statutory tax rate	25%	25%	25%
Income tax (benefit)/expense computed at the statutory income tax rate	(468,346)	(794,228)	(121,223)
Non-deductible expenses	17,455	6,368	972
Non-taxable income	—	(126)	(19)
Research and development super-deduction	(5,831)	(55,306)	(8,441)
Statutory income/expense	80,846	7,298	1,114
Effect of preferential tax	137,154	22,992	3,509
Changes in valuation allowance	353,871	784,611	119,755
Impact of changes in tax rate on deferred tax	(143,683)	(16,464)	(2,513)
Effect of income tax rate difference in other jurisdiction	28,534	44,855	6,846

Income tax expenses	—	—	—

The principal components of the Group’s deferred income tax assets and liabilities as of December 31, 2019 and 2020 are as follows:

	As of December 31,
	2019	2020	2020
	RMB	RMB	US$
	(in thousands)
Deferred tax assets:
Operating lease liabilities	101,064	366,618	55,957
Accrued expenses and other current liabilities	2,829	6,139	937
Tax losses carried forward	455,951	1,235,164	188,523
Less: valuation allowance	(469,010)	(1,253,620)	(191,340)

Total deferred tax assets, net	90,834	354,301	54,077

Deferred tax liabilities:
Operating lease right-of-use assets	(90,834)	(354,301)	(54,077)
Total deferred tax liabilities, net	(90,834)	(354,301)	(54,077)

Deferred tax assets/liabilities, net	—	—	—

The Group operates through its PRC subsidiaries and valuation allowance is considered for each of the entities on an individual basis. The Group recorded valuation allowances against net deferred tax assets of those entities that were in a three-year cumulative loss or loss since inception and are not forecasting profits in the near future as of December 31, 2019 and 2020.

The tax losses in the PRC subsidiaries can be carried forward for five to ten years to offset future taxable income. As of December 31, 2019, and 2020, the Group had tax loss carried forwards of

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	INCOME TAXES (CONTINUED)

RMB456.0 million and RMB1,235.2 million (US$188.5 million), respectively, which will expire between 2021 to 2028.

The unrecognized tax benefits of the Group as of December 31, 2019 and 2020 are as follows:

	As of December 31,
	2019	2020	2020
	RMB	RMB	US$
	(in thousands)
Balance at beginning of the year	—	593	91
Additions	593	—	—
Decreases	—	—	—

Balance at end of the year	593	593	91

As of December 31, 2019 and 2020, the Company had recorded unrecognized tax benefit of RMB0.6 million and RMB0.6 million (US$0.1 million), of which RMB0.6 million and RMB0.6 million (US$0.1 million), respectively, are presented on a net basis against the deferred tax assets related to tax loss carry forwards on the consolidated balance sheets. It is possible that the amount of unrecognized tax benefit will further change in the next 12 months; however, an estimate of the range of the possible change cannot be made at this time. For the periods presented, unrecognized tax benefits of RMB nil (US$ nil), if ultimately recognized, will impact the effective tax rate since the unrecognized tax benefits shall be offset by the changes in valuation allowance.

The Company did not record any interest and penalties related to an uncertain tax position for the periods presented.

As of December 31, 2020, the tax years ended December 31, 2016 through period ended as of the reporting date for the Company’s PRC entities remain open to examination by the PRC tax authorities.

17.	RELATED PARTY TRANSACTIONS AND BALANCES

The related parties that had transactions or balances with the Group in 2019 and 2020 consisted of:

Related Party	Relationship with the Group
Mr. Liang Changlin	Founder and CEO of the Company
Shanghai Tiejun Enterprise Consulting Center (Limited Partnership) (“Tiejun”)	Controlled by Mr. Liang Changlin
EatTogether Holding Limited (“EatTogether”)	Controlled by Mr. Liang Changlin

Transactions with the Founder and CEO of the Company

From 2016 to 2018, Mr. Liang Changlin, the Founder and CEO of the Company, provided interest-free convertible loans to Shanghai 100me with an aggregate principal amount of RMB190.5 million (“Onshore Loans”) with a maturity date on December 31, 2024. Pursuant to the contractual terms of the Onshore Loans, the Founder has the option to convert the Onshore Loans into convertible redeemable preferred shares at a price equal to the per share price of the redeemable convertible preferred shares issued based on a pre-money valuation of Shanghai 100me that meets a specified target (“Variable Share Conversion Feature”). The Onshore Loans are also redeemable at par prior to its maturity date when certain performance targets are met by Shanghai 100me (“Contingent Redemption Feature”).

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	RELATED PARTY TRANSACTIONS AND BALANCES (CONTINUED)

Similar to the terms of the 2019 Convertible Notes disclosed in Note 11, the embedded Variable Share Conversion Feature will be share settled by a number of shares with a fair value equal to a fixed settlement amount and therefore, it is considered to be an in-substance redemption feature because the settlement amount does not vary with the share price. The in-substance redemption feature did not require bifurcation because it is clearly and closely related to the debt host. The embedded Contingent Redemption Feature is not required to be bifurcated because it is considered to be clearly and closely related to the debt host, as the loans were not issued at a substantial discount and are redeemable at par. There are no other embedded derivatives that are required to be bifurcated.

On April 11, 2019, the Company granted a warrant to EatTogether Holdings Limited (“EatTogether”), an entity controlled by Mr. Liang Changlin, the Founder and CEO of the Company, as consideration to settle the Onshore Loans. Pursuant to the terms of the warrant, EatTogether is entitled to purchase redeemable convertible preferred shares at the same issuance price as the subsequent round of financing that meets a targeted pre-money valuation of the Company for an aggregate purchase price of US$28.7 million, which is the USD equivalent of the carrying value of the Onshore Loans of RMB190.5 million (“EatTogether Warrant”). Upon issuance of the EatTogether Warrant, the Onshore Loans were considered extinguished and derecognized. The RMB190.5 million was not repaid to the Founder by Shanghai 100me in 2019 and considered a repayment for the future exercise price for the EatTogether Warrant and recorded as “Amounts due to related parties” as of December 31, 2019. Pursuant to a supplementary agreement entered into between the Founder and the Company on March 30, 2020, upon the Founder’s exercise of the EatTogether Warrant and payment of US$28.7 million to the Company, Shanghai 100me would repay RMB190.5 million to the Founder.

Similar with the Series B4 Warrant disclosed in Note 4, the EatTogether Warrant is also for underlying redeemable convertible preferred shares that are contingently redeemable if an IPO has not been completed by a specific date. Therefore, it is considered redeemable and results in the EatTogether Warrant being classified as a liability. The EatTogether Warrant is initially measured and recognized at fair value and also subsequently measured at fair value with changes in fair value recognized in “Changes in fair value of warrant liabilities” in the consolidated statements of comprehensive loss (Note 4).

In April 2020, the Founder exercised the EatTogether Warrant and received 7,269,600 Series B4-1 redeemable convertible preferred shares (Note 18).

The Related party balances due from and due the Founder are as follows:

Related party balances

Amounts due from related parties:	As of December 31,
	2019	2020	2020
	RMB	RMB	US$
	(in thousands)
Current:
Loans to Mr. Liang Changlin	—	9,000	1,374
Loan to Tiejun	—	1,100	168

	—	10,100	1,542

Amounts due from Mr. Liang Changlin were comprised of interest-free loans and were repaid in full on April 15, 2021.

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	RELATED PARTY TRANSACTIONS AND BALANCES (CONTINUED)

Amounts due from Tiejun was comprised of an interest-free loan maturing on December 31, 2023 and was repaid in full on April 15, 2021.

Amounts due to related parties:	As of December 31,
	2019	2020	2020
	RMB	RMB	US$
	(in thousands)
Current:
Payable to EatTogether	190,500	—	—

	190,500	—	—

18.	REDEEMABLE CONVERTIBLE PREFERRED SHARES

As of January 1, 2019, the Company had outstanding preferred shares as follows:

•	5,910,100 Series Angel preferred shares for a total cash consideration of RMB10.0 million issued in April 2014;

•	8,985,050 Series Pre-A preferred shares at US$0.72 per share for a total cash consideration of US$6.5 million issued in May 2018;

•	22,096,550 Series A preferred shares at US$0.79 per share for a total cash consideration of US$17.4 million issued in September 2018;

•	1,060,200 Series A+ preferred shares at US$1.65 per share for a total cash consideration of US$1.8 million in October 2018;

•	17,140,700 Series B preferred shares at US$2.36 per share for a total cash consideration of US$40.4 million in November 2018; and

In January 2019, the Company issued 11,072,800 Series B2 preferred shares to an investor at US$2.71 per share for a total cash consideration of US$30.0 million.

In March 2019, the Company issued 2,332,400 Series B preferred shares to certain investors at US$2.36 per share for a total cash consideration of US$5.5 million.

In May 2019, 7,803,400 of the Company’s ordinary shares held by the Founder from 2016 were re-designated as Series Angel+ preferred shares (Note 14).

In May 2019, the Company issued 28,013,200 Series B3 preferred shares to certain investors at US$3.93 per share for a total cash consideration of US$110.0 million.

In June 2019, the Company issued 6,989,700 Series B4 preferred shares to certain investors at US$4.29 per share for a total cash consideration of US$ 30.0 million.

In April 2020, the Company issued 39,952,300 Series C1 preferred shares to certain investors at US$7.77 per share for a total cash consideration of US$ 310.5 million. In addition, the Company also issued 11,377,300 Series C1 preferred shares to convertible noteholders who were required to convert their 2019 Convertible Notes upon the closing of the Series C1 preferred shares financing (Note 11).

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	REDEEMABLE CONVERTIBLE PREFERRED SHARES (CONTINUED)

In April 2020, the Company issued 6,664,000 Series B4-1 preferred shares upon the exercise of the EatTogether Warrant by the Founder for a total cash consideration of US$28.7 million (Note 17).

Further, in April 2020, the Company issued 465,550 Series Angel+ preferred shares to EatTogether and 605,600 Series B4-1 preferred shares to EatTogether that were considered share-based awards (Note 15).

The key terms of the Series C1, Series B4, Series B4-1, Series B3, Series B2, Series B, Series A+, Series A, Series Pre-A, Series Angel+ and Series Angel (collectively the “Preferred Shares”) are summarized below:

Conversion rights

Each holder of the Preferred Shares has the right, at the sole discretion of the holder, to convert at any time and from time to time, all or any portion of the Preferred Shares into ordinary shares based on the then-effective Conversion Price. The initial conversion ratio shall be on a one for one basis, subject to certain anti-dilution adjustments, as adjusted for the Share Subdivision.

The Preferred Shares are converted automatically into ordinary shares at the then effective applicable conversion price, as adjusted for the Share Subdivision, in the event of a Qualified IPO.

Redemption rights

Prior to the issuance of the Series C1 preferred shares, all of the Preferred Shares are redeemable at the holders’ option at any time after the occurrence of (i) a Qualified IPO or a Qualified Trade Sale of the Company has not occurred on December 31, 2024; or (ii) the occurrence of certain events including breach or violation of applicable laws or regulations by the Founder. Upon the issuance of the Series C1 preferred shares, all of the Preferred Shares are redeemable at the holders’ option at any time after the occurrence of (i) a Qualified IPO or a Qualified Trade Sale of the Company has not occurred on March 31, 2025; or (ii) the occurrence of certain events including breach or violation of applicable laws or regulations by the Founder.

The redemption price of each preferred share other than the Series Angel preferred share and Series Angel+ preferred share equals to (i) the original issue price as adjusted for the Share Subdivision, plus (ii) 8% annual compound interest calculated from the actual payment date of the original issue price, plus (iii) all accrued but unpaid dividends. The redemption price of the Series Angel preferred share and the Series Angel+ preferred share equals to the original issue price as adjusted for the Share Subdivision plus 8% annual simple interest calculated from the actual payment date of the original issue price.

Voting rights

Each preferred shareholder is entitled to the number of votes equal to the number of ordinary shares into which such preferred shares could be converted at the voting date. Preferred shareholders will vote together with ordinary shareholders, and not as a separate class or series, on all matters put before the shareholders.

Dividend rights

Each preferred shareholder shall be entitled to receive dividends at a rate no less than the rate at which dividends are paid on any ordinary share for each Preferred Shares held by such holders, payable in cash. All accrued but unpaid dividends shall be paid in cash when and as such cash becomes legally available to the holders of the Preferred Shares immediately prior to the closing of a Qualified IPO.

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	REDEEMABLE CONVERTIBLE PREFERRED SHARES (CONTINUED)

In the event the Company shall declare a dividend or distribution other than in cash, each Preferred Shares holder shall be entitled to a proportionate share of any such distribution as though the holders of the Preferred Shares were holders of the number of ordinary shares into which their Preferred Shares are convertible.

For the years ended December 31, 2019 and 2020, no dividends were declared by the Company’s Board of Directors on the Preferred Shares.

Liquidation rights

In the event of any liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the shareholders shall be distributed in the following manner and order:

Preferred shareholders of Series C1, Series B4, Series B4-1, Series B3, Series B2, Series B, Series A+, Series A and Series Pre-A shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any previous preferred shares and ordinary shares, the amount equal to the sum of 100% of its original issue price on each preferred share as adjusted for the Share Subdivision, and 8% annual compound interest calculated from the actual payment date of its purchase price for each preferred share as adjusted for the Share Subdivision, plus all dividends accrued or declared but unpaid.

Preferred shareholders of Series Angel+ and Series Angel shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any previous preferred shares and ordinary shares, the amount equal to 100% of the original issue price as adjusted for the Share Subdivision, on each preferred share.

The liquidation preference amount will paid to the preferred shareholders in the following order: first to holders of Series C1 preferred shares, second to holders of Series B4 preferred shares, third to holders of Series B4-1 preferred shares, forth to holders of Series B3 preferred shares, fifth to holders of Series B2 preferred shares, sixth to holders of Series B preferred shares, seventh to holders of Series A+ preferred shares, eighth to holders of Series A preferred shares, ninth to holders of Series Pre-A preferred shares, tenth to holders of Series Angel+ preferred shares and lastly to holders of Series Angel preferred shares. After distributing or paying in full the liquidation preference amount to all of the Preferred Shareholders, the remaining assets of the Company available for distribution, if any, shall be distributed to the holders of ordinary shares and the Preferred Shareholders on a pro rata basis, based on the number of ordinary shares then held by each shareholder on an as converted basis. If the value of the remaining assets of the Company is less than the aggregate liquidation preference amount payable to the holders of a particular series of Preferred Shares, then the remaining assets of the Company shall be distributed pro rata amongst the holders of all outstanding Preferred Shares of that series. The liquidation preference amount was US$788.3 million as of December 31, 2020.

Initial measurement and subsequent accounting for Preferred Shares

The Preferred Shares are initially classified as mezzanine equity in the consolidated balance sheets as these Preferred Shares may be redeemed at the options of the holders on or after an agreed upon date outside the sole control of the Group. The holders of the Preferred Shares have the ability to convert the instrument into the Company’s ordinary shares. The Preferred Shares are recognized at their respective fair value at the date of issuance, net of issuance costs. The issuance costs for Series B, Series B2, Series B3, Series B4 and Series C1 preferred shares were RMB5.0 million, RMB3.3 million, RMB9.0 million, RMB9.9 million and RMB19.6 million, respectively. In 2019, the Company received total cash proceeds, net of issuance costs of

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	REDEEMABLE CONVERTIBLE PREFERRED SHARES (CONTINUED)

RMB961.1 million for the issuance of Series B, Series B2, Series B3 and Series B4 preferred shares. In 2020, the Company received total cash proceeds, net of issuance costs of RMB2,171.3 million (US$331.4 million) from the issuance of Series C1 preferred shares.

The Group evaluated the embedded conversion option in the Preferred Shares to determine if there were any embedded derivatives requiring bifurcation and to determine if there were any beneficial conversion features (“BCF”). The conversion option of the Preferred Shares is not bifurcated because the conversion option is clearly and closely related to the host equity instrument. The contingent redemption options of the Preferred Shares are not bifurcated because the underlying ordinary shares are not net settable since the preferred shares were neither publicly traded nor readily convertible into cash. There were no other embedded derivatives that are required to be bifurcated.

Beneficial conversion features (“BCF”) exist when the conversion price of the Preferred Shares is lower than the fair value of the ordinary shares at the commitment date, which is the issuance date of the Preferred Shares. No BCF was recognized for the Preferred Shares as the fair value per ordinary share at the commitment date was less than the respective most favorable conversion price, as adjusted for the Share Subdivision. The Group determined the fair value of the Company’s ordinary shares with the assistance of an independent third-party valuation firm.

The contingent conversion price adjustment is accounted for as a contingent BCF. In accordance with ASC 470-20-35-1, changes to the conversion terms that would be triggered by future events not controlled by the issuer should be accounted as contingent conversions, and the intrinsic value of such conversion options would not be recognized until and unless a triggering event occurred. No contingent BCF was recognized for any of the Preferred Shares for the years ended December 31, 2019 and 2020, respectively.

As the Preferred Shares will become redeemable solely based on the passage of time should the contingent events not occur, the Company chose to recognize the changes in redemption value as they occur over the period from the date of issuance to the earliest redemption date to equal the redemption value of the Preferred Shares at each reporting period. Accretion charges were recorded as an increase to the net loss attributable to ordinary shareholders and were RMB74.6 million and RMB320.3 million (US$48.9 million) for the years ended December 31, 2019 and 2020, respectively.

Modification and Extinguishment of Preferred Shares

Upon the issuance of the Series C1 preferred shares in March 2020, the redemption term of any previously issued series of preferred shares were modified to be the same as the redemption term of the Series C1 preferred shares to extend the earliest redemption date from December 31, 2024 to March 31, 2025 in the event the Company does not complete a Qualified IPO. Further, as part of the Reorganization described in Note 1, the shareholders of Shanghai 100me surrendered their equity interests in Shanghai 100me in exchange for the Company’s redeemable convertible preferred shares in proportion to their ownership interests in Shanghai 100me at a price equal to their original investment principal in Shanghai 100me. The terms of the Company’s redeemable convertible preferred shares equity interests were substantially similar to the terms of the equity interests held by the shareholders of Shanghai 100me.

The Company assessed whether there was a change in fair value of each modification of preferred shares exceeding 10% immediately after the change in terms compared to the fair value of the preferred shares immediately before the amendment at each modification date. A change in fair value exceeding 10% would result in extinguishment accounting, while a change in fair value not exceeding 10% would be considered non-substantive and subject to modification accounting.

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	REDEEMABLE CONVERTIBLE PREFERRED SHARES (CONTINUED)

The Company accounts for modifications that result in an increase to the fair value of the modified preferred shares as a deemed dividend reconciling net loss to net loss attributable to ordinary shareholders as there is a transfer of value from the ordinary shareholders to the preferred shareholders. With the assistance of an independent third-party valuation firm, the Company determined that the change in fair value for each modification did not exceed 10% and did not result in any substantial increase to the fair value of the modified preferred shares. Therefore, there was no financial impact recognized for the preferred share modifications in the periods presented.

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	REDEEMABLE CONVERTIBLE PREFERRED SHARES (CONTINUED)

	Series Angel Preferred Shares		Series Angel+ Preferred Shares		Series Pre-A Preferred Shares		Series A Preferred Shares		Series A+ Preferred Shares		Series B Preferred Shares
	(in thousands, except for number of shares)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2018	5,910,100	10,800	—	—	8,985,050	47,004	22,096,550	122,088	1,060,200	12,272	17,140,700	277,706
Issuance of Preferred Shares	—	—	—	—	—	—	—	—	—	—	2,332,400	37,159
Re-designation from ordinary shares to Series Angel+ preferred shares	—	—	7,803,400	18,577	—	—	—	—	—	—	—	—
Accretion of Preferred Shares	—	864	—	(37,233)	—	3,760	—	9,767	—	982	—	25,369
Deemed dividend				46,168

Balance as of December 31, 2019	5,910,100	11,664	7,803,400	27,512	8,985,050	50,764	22,096,550	131,855	1,060,200	13,254	19,473,100	340,234

Balance as of December 31, 2019	5,910,100	11,664	7,803,400	27,512	8,985,050	50,764	22,096,550	131,855	1,060,200	13,254	19,473,100	340,234
Issuance of Preferred Shares	—	—	465,550	10,967	—	—	—	—	—	—	—	—
Accretion of Preferred Shares	—	736	—	2,207	—	4,032	—	10,482	—	1,054	—	24,185

Balance as of December 31, 2020	5,910,100	12,400	8,268,950	40,686	8,985,050	54,796	22,096,550	142,337	1,060,200	14,308	19,473,100	364,419

Balance as of December 31, 2020 (US$)		1,893		6,210		8,364		21,725		2,184		55,621

	Series B2 Preferred Shares		Series B3 Preferred Shares		Series B4-1 Preferred Shares		Series B4 Preferred Shares		Series C1 Preferred Shares
	(in thousands of RMB and US$,expect for number of shares)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2018	—	—	—	—	—	—	—	—	—	—
Issuance of Preferred Shares	11,072,800	203,707	28,013,200	737,920	—	—	6,989,700	195,952	—	—
Accretion of Preferred Shares	—	16,323	—	45,884	—	—	—	8,842	—	—

Balance as of December 31, 2019	11,072,800	220,030	28,013,200	783,804	—	—	6,989,700	204,794	—	—

Balance as of December 31, 2019	11,072,800	220,030	28,013,200	783,804	—	—	6,989,700	204,794	—	—
Issuance of Preferred Shares	—	—	—	—	7,269,600	259,914	—	—	51,329,600	2,799,817
Accretion of Preferred Shares	—	16,109	—	57,341	—	24,171	—	15,697	—	164,287

Balance as of December 31, 2020	11,072,800	236,139	28,013,200	841,145	7,269,600	284,085	6,989,700	220,491	51,329,600	2,964,104

Balance as of December 31, 2020 (US$)		36,042		128,384		43,360		33,653		452,411

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	NET LOSS PER SHARE

Basic and diluted net loss per share for the years ended December 31, 2019 and 2020 are calculated as follows:

	For the years ended December 31,
	2019	2020	2020
	RMB	RMB	US$
	(in thousands of RMB and US$, except for number of shares)
Numerator:
Net loss	(1,873,383)	(3,176,914)	(484,892)
Accretion of redeemable convertible preferred shares	(74,558)	(320,301)	(48,887)
Deemed dividend	(46,168)	—	—

Numerator for computing basic and diluted net loss per share	(1,994,109)	(3,497,215)	(533,779)

Denominator:
Weighted average number of ordinary shares outstanding	61,446,250	63,690,000	63,690,000

Loss per share:
Basic and diluted net loss per share:	(32.45)	(54.91)	(8.38)

The effects of all outstanding preferred shares and share options were excluded from the computation of diluted net loss per share for the years ended December 31, 2019 and 2020 as their effects would have been anti-dilutive.

20.	UNAUDITED PRO FORMA NET LOSS PER SHARE

The unaudited pro forma net loss per share is computed using weighted average number of shares outstanding and assumes the automatic conversion of all the Company’s redeemable convertible preferred shares as of December 31, 2020, into 170,468,850 ordinary shares upon the closing of a Qualified IPO, as of the beginning of the year or the original date of issuance, if later. The Company believes the unaudited pro forma net loss per share provides material information to investors, as the automatic conversion of the redeemable convertible preferred shares and the disclosure of pro forma net loss per share provides an indication of net loss per share that is comparable to what will be reported by the Company as a public company following the closing of the Qualified IPO.

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20.	UNAUDITED PRO FORMA NET LOSS PER SHARE (CONTINUED)

The following table summarizes the unaudited pro forma net loss per share attributable to ordinary shareholders:

	For the year ended December 31,
	2020	2020
	RMB	US$
	(in thousands of RMB and US$, except for number of shares)
Numerator:
Net loss used in calculating basic and diluted net loss per share	(3,497,215)	(533,779)
Deduct: Accretion of redeemable convertible preferred shares	(320,301)	(48,887)

Numerator for pro forma basic and diluted net loss per share	(3,176,914)	(484,892)

Denominator:
Weighted average number of ordinary shares outstanding used in calculating basic and diluted net loss per share	63,690,000	63,690,000
Pro forma effect of conversion of redeemable convertible preferred shares	155,299,215	155,299,215

Denominator for pro forma basic and diluted net loss per share calculation	218,989,215	218,989,215

Pro forma net loss per share:
Pro forma basic and diluted net loss per share attributable to ordinary shareholders	(14.51)	(2.21)

The effects of all outstanding share options were excluded from the calculation of diluted pro forma net loss per share as their effects would have been anti-dilutive during the year ended December 31, 2020.

21.	STATUTORY RESERVES

In accordance with China’s Company Laws, an enterprise established in the PRC with foreign investment must make appropriations from their after-tax profit (as determined under the accounting principles generally acceptable in the People’s Republic of China (“PRC GAAP”) to non-distributable reserve funds including (i) statutory surplus fund and (ii) discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the respective company. Appropriation to the discretionary surplus fund is made at the discretion of the respective company.

Pursuant to the laws applicable to China’s Foreign Investment Enterprises, the Company’s subsidiary that is a foreign investment enterprise in China have to make appropriations from their after-tax profit (as determined under PRC GAAP) to reserve funds including (i) general reserve fund, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the after tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the general reserve fund has reached 50% of the registered capital of the respective company. Appropriations to the other two reserve funds are at the respective companies’ discretion. The Foreign Investment Law of the PRC (the Foreign Investment Law) and the Regulation on the Implementation of the Foreign Investment Law are effective from January 1, 2020, and the Law of the PRC on Sino-Foreign Equity Joint Ventures, the Law of the PRC on Wholly Foreign-owned Enterprises, and the Law of the PRC on Sino-Foreign Contractual Joint Ventures as well as relevant regulations for the implementation of these laws and specific clauses shall be repealed simultaneously. According to Article 46 of the Regulation on the Implementation of the Foreign Investment Law, the original joint operators and cooperators in pre-existing foreign-invested enterprises may continue to follow the agreed

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

21.	STATUTORY RESERVES (CONTINUED)

upon terms in their contract on methods for profit allocation, distribution of surplus property, etc. Enterprises shall determine the applicability of the agreed-upon terms by taking into account of their own circumstances.

The Group did not make any appropriations to its any reserve fund for the years ended December 31, 2019 and 2020, respectively, as all PRC subsidiaries were in accumulated loss position.

22.	RESTRICTED NET ASSETS

Relevant PRC laws and regulations permit PRC companies to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, the Company’s PRC subsidiaries can only distribute dividends upon approval of the shareholders after they have met the PRC requirements for appropriation to the general reserve fund and the statutory surplus fund respectively. The general reserve fund and the statutory surplus fund require that annual appropriations of 10% of net after-tax income should be set aside prior to payment of any dividends. As a result of these and other restrictions under PRC laws and regulations, the PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances, which restricted portion was insignificant as the PRC subsidiaries were in an accumulated loss position. However, as the Group was in a consolidated shareholders’ deficit position, as of December 31, 2019 and 2020, respectively, the Group disclosed the parent company only condensed financial information in Note 26.

23.	COMMITMENTS AND CONTINGENCIES

Litigation and contingencies

The Group and its operations from time to time are, and in the future may be, parties to or targets of lawsuits, claims, investigations, and proceedings, including but not limited to acts of non-compliance with respect to third-party services and lease contracts, which are handled and defended in the ordinary course of business. The Group may be unable to estimate the reasonably possible loss or a range of reasonably possible losses until developments in such matters have provided sufficient information to support an assessment of the range of possible loss, such as quantification of a damage demand from plaintiffs, discovery from other parties and investigation of factual allegations, rulings by the court on motions or appeals, or the progress of settlement negotiations. The Group accrues a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. When a single amount cannot be reasonably estimated but the cost can be estimated within a range, the Company accrues the minimum amount. The Group expenses legal costs, including those expected to be incurred in connection with a loss contingency, as incurred.

24.	SUBSEQUENT EVENTS

In March 2021, the Company issued 49,207,650 Series D redeemable convertible preferred shares to existing shareholders and new third-party investors for an aggregate consideration of US$700.0 million.

25.	EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE REPORT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In May 2021, the Company issued 21,264,750 Series D+ redeemable convertible preferred shares to new third-party investors for an aggregate consideration of US$330.0 million.

On June 8, 2021, the Company’s shareholders and Board of Directors approved a resolution to reorganize the Company’s share capital of ordinary shares, which is conditional upon and effective immediately

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

25.	EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE REPORT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (CONTINUED)

prior to the completion of the Company’s IPO. All of the then issued and outstanding ordinary shares of the Founder shall be re-designated and re-classified into Class B ordinary shares on a 1:1 basis and all the remaining outstanding ordinary shares shall be re-designated and re-classified into Class A ordinary shares on a 1:1 basis, respectively. Class A and Class B ordinary shares rank pari passu with one another and have the same rights, preferences, privileges and restrictions except for voting and conversion rights. Each Class A ordinary share is entitled to one vote while each Class B ordinary share is entitled to 20 votes. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

26.	PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed balance sheets (in thousands)

	As of December 31,
	2019	2020	2020
	RMB	RMB	US$
ASSETS
Current assets
Cash and cash equivalents	262,001	551,705	84,206
Amounts due from subsidiaries	486,168	—	—
Amounts due from related parties	—	9,000	1,374

Total current assets	748,169	560,705	85,580

TOTAL ASSETS	748,169	560,705	85,580

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities
Amounts due to subsidiaries	20,390	20,390	3,112
Amounts due to related parties	190,500	—	—
Warrant liabilities	161,462	108,160	16,509
Convertible notes, current portion	392,757	—	—

Total current liabilities	765,109	128,550	19,621
Non-current liabilities
Convertible notes	170,881	—	—
Share of losses in excess of investments in subsidiaries and amounts due from subsidiaries	—	662,264	101,081
Total non-current liabilities	170,881	662,264	101,081

TOTAL LIABILITIES	935,990	790,814	120,702

Mezzanine equity
Redeemable convertible preferred shares	1,783,911	5,174,910	789,846
Shareholders’ deficit
Ordinary shares (US$0.000002 par value per share; 24,874,942,150 and 24,819,646,300 shares authorized as of December 31, 2019 and 2020, respectively; 60,163,500 and 64,908,700 shares issued and outstanding as of December 31, 2019 and 2020, respectively)	1	1	—
Additional paid-in capital	—	117,298	17,903
Accumulated deficit	(2,002,142)	(5,499,357)	(839,366)
Accumulated other comprehensive income/(loss)	30,409	(22,961)	(3,505)

TOTAL SHAREHOLDERS’ DEFICIT	(1,971,732)	(5,405,019)	(824,968)

TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT	748,169	560,705	85,580

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

26.	PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (CONTINUED)

Condensed statements of comprehensive loss (in thousands)

	For the years ended December 31,
	2019	2020	2020
	RMB	RMB	US$
Operating expenses:
General and administrative expenses	375	(142,186)	(21,702)

Total operating expenses	375	(142,186)	(21,702)

Income/(loss) from operations	375	(142,186)	(21,702)
Interest income	24,423	7,699	1,175
Interest expenses	(39,477)	(21,334)	(3,256)
Other expenses	—	(29,141)	(4,448)
Changes in fair value of warrant liabilities	(100,672)	11,450	1,748
Share of losses in subsidiaries	(1,758,032)	(3,003,402)	(458,409)

Net loss	(1,873,383)	(3,176,914)	(484,892)

Accretion of redeemable convertible preferred shares	(74,558)	(320,301)	(48,887)
Deemed dividend	(46,168)	—	—

Net loss attributable to ordinary shareholders	(1,994,109)	(3,497,215)	(533,779)

Other comprehensive income/(loss), net of tax of nil:
Foreign currency translation adjustments	30,409	(53,370)	(8,146)

Comprehensive loss	(1,842,974)	(3,230,284)	(493,038)

Accretion of redeemable convertible preferred shares	(74,558)	(320,301)	(48,887)
Deemed dividend	(46,168)	—	—

Comprehensive loss attributable to ordinary shareholders	(1,963,700)	(3,550,585)	(541,925)

Condensed statements of cash flows (in thousands)

	For the years ended December 31,
	2019	2020	2020
	RMB	RMB	US$
Net cash provided by operating activities	24,414	7,564	1,155
Net cash used in investing activities	(1,663,826)	(1,957,689)	(298,802)
Net cash generated from financing activities	1,340,157	2,281,673	348,251
Effect of exchange rate changes on cash and cash equivalents and restricted cash	20,632	(41,844)	(6,387)

Net (decrease)/increase in cash and cash equivalents and restricted cash	(278,623)	289,704	44,217
Cash and cash equivalents and restricted cash at beginning of the year	540,624	262,001	39,989

Cash and cash equivalents and restricted cash at end of the year	262,001	551,705	84,206

(a) Basis of presentation

Condensed financial information is used for the presentation of the Company, or the parent company. The condensed financial information of the parent company has been prepared using the same accounting

DINGDONG (CAYMAN) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

26.	PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (CONTINUED)

policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries.

The Company records its investment in its subsidiaries under the equity method of accounting as prescribed in ASC 323-10 Investment-Equity Method and Joint Ventures, such investment is presented on the condensed balance sheets as “Investment in subsidiaries” and share of the subsidiaries’ losses as “Share of losses in subsidiaries” on the condensed statements of comprehensive loss. Under the equity method of accounting, the Company’s carrying amount of its investment in subsidiaries for its share of the subsidiaries cumulative losses were reduced to nil and the carrying amount of “Amounts due from subsidiaries” was further adjusted in 2019 and 2020. In 2020, the Company continued to record losses after “Amounts due from subsidiaries” were reduced to nil as the Company is committed to provide financial support to its subsidiaries, resulting in a negative equity method investment which is presented as “Share of losses in excess of investments in subsidiaries and amounts due from subsidiaries” in the condensed balance sheets.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted and as such, these Company-only financial statements should be read in conjunction with the Group’s consolidated financial statements.

DINGDONG (CAYMAN) LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2020 AND MARCH 31, 2021

(Amounts in thousands of RMB and US$, except for number of shares and per share data)

		As of
		December 31, 2020	March 31, 2021	March 31, 2021
		RMB	RMB	US$
			(Unaudited)
ASSETS	Notes
Current assets:
Cash and cash equivalents		1,376,153	4,409,157	672,969
Restricted cash		74,295	5,050	771
Short-term investments	4	1,006,245	1,205,704	184,026
Accounts receivable, net		38,805	56,164	8,572
Amounts due from related parties	12	10,100	12,600	1,923
Inventories	5	386,431	388,869	59,353
Advance to suppliers		37,133	61,495	9,386
Prepayments and other current assets	6	97,878	236,063	36,031

Total current assets		3,027,040	6,375,102	973,031

Non-current assets:
Property and equipment, net		272,691	324,656	49,552
Operating lease right-of-use assets		1,503,222	1,512,895	230,913
Other non-current assets		121,459	126,799	19,353

Total non-current assets		1,897,372	1,964,350	299,818

TOTAL ASSETS		4,924,412	8,339,452	1,272,849

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ (DEFICIT)/EQUITY
Current liabilities:
Accounts payable		1,579,948	1,906,719	291,022
Customer advances and deferred revenue	3	140,404	152,533	23,281
Accrued expenses and other current liabilities	9	857,738	580,441	88,591
Salary and welfare payable		136,960	171,526	26,180
Operating lease liabilities		594,787	627,096	95,715
Short-term borrowings	7	1,234,522	1,469,207	224,245
Current portion of long-term borrowings	8	86,500	79,500	12,134
Warrant liabilities	4	108,160	—	—

Total current liabilities		4,739,019	4,987,022	761,168

Non-current liabilities:
Long-term borrowings	8	58,375	41,750	6,372
Operating lease liabilities		871,685	852,103	130,057

Total non-current liabilities		930,060	893,853	136,429

TOTAL LIABILITIES		5,669,079	5,880,875	897,597

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

F-53

DINGDONG (CAYMAN) LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2020 AND MARCH 31, 2021 — (Continued)

(Amounts in thousands of RMB and US$, except for number of shares and per share data)

		As of			Pro forma shareholders’ equity as of
		December 31, 2020	March 31, 2021	March 31, 2021	March 31, 2021	March 31, 2021
		RMB	RMB	US$	RMB	US$
			(Unaudited)		(Unaudited)
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ (DEFICIT)/EQUITY (CONTINUED)	Note
Mezzanine Equity:
Series Angel redeemable convertible preferred shares (US$0.000002 par value; 5,910,100 and 5,910,100 shares authorized, issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)	13	12,400	12,597	1,923	—	—
Series Angel+ redeemable convertible preferred shares (US$0.000002 par value; 8,268,950 and 8,268,950 shares authorized, issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)	13	40,686	41,255	6,297	—	—
Series Pre-A redeemable convertible preferred shares (US$0.000002 par value; 8,985,050 and 8,985,050 shares authorized, issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)	13	54,796	55,843	8,523	—	—
Series A redeemable convertible preferred shares (US$0.000002 par value; 22,096,550 and 22,096,550 shares authorized, issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)	13	142,337	145,056	22,140	—	—
Series A+ redeemable convertible preferred shares (US$0.000002 par value; 1,060,200 and 1,060,200 shares authorized, issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)	13	14,308	14,581	2,225	—	—
Series B redeemable convertible preferred shares (US$0.000002 par value; 19,473,100 and 19,473,100 shares authorized, issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)	13	364,419	376,363	57,444	—	—
Series B2 redeemable convertible preferred shares (US$0.000002 par value; 11,072,800 and 11,072,800 shares authorized, issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)	13	236,139	243,929	37,231	—	—

DINGDONG (CAYMAN) LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2020 AND MARCH 31, 2021 — (Continued)

(Amounts in thousands of RMB and US$, except for number of shares and per share data)

		As of			Pro forma shareholders’ equity as of
		December 31, 2020	March 31, 2021	March 31, 2021	March 31, 2021	March 31, 2021
		RMB	RMB	US$	RMB	US$
			(Unaudited)		(Unaudited)
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ (DEFICIT)/EQUITY (CONTINUED)	Note
Mezzanine Equity: (continued)
Series B3 redeemable convertible preferred shares (US$0.000002 par value; 28,013,200 and 28,013,200 shares authorized, issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)	13	841,145	866,364	132,233	—	—
Series B4-1 redeemable convertible preferred shares (US$0.000002 par value; 7,269,600 and 7,269,600 shares authorized, issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)	13	284,085	286,073	43,663	—	—
Series B4 redeemable convertible preferred shares (US$0.000002 par value; 13,979,450 and 13,979,450 shares authorized as of December 31, 2020 and March 31, 2021, respectively; 6,989,700 and 13,979,450 shares issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)	13	220,491	472,283	72,084	—	—
Series C1 redeemable convertible preferred shares (US$0.000002 par value; 54,224,700 and 54,224,700 shares authorized as of December 31, 2020 and March 31, 2021, respectively; 51,329,600 and 54,224,700 shares issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)	13	2,964,104	3,203,209	488,905	—	—
Series D redeemable convertible preferred shares (US$0.000002 par value; nil and 56,237,350 shares authorized as of December 31, 2020 and March 31, 2021, respectively; nil and 49,207,650 shares issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)	13	—	4,589,391	700,478	—	—
Subscription receivable for Series D redeemable convertible preferred shares	13	—	(491,389)	(75,000)	—	—

TOTAL MEZZANINE EQUITY		5,174,910	9,815,555	1,498,146	—	—

Shareholders’ (Deficit)/Equity:
Ordinary shares (US$0.000002 par value per share; 24,819,646,300 and 24,763,408,950 shares authorized as of December 31, 2020 and March 31, 2021, respectively; 64,908,700 and 64,908,700 shares issued and outstanding as of December 31, 2020 and March 31, 2021, respectively)		1	1	—	4	1
Additional paid-in capital		151,657	160,808	24,544	9,976,360	1,522,689
Accumulated deficit		(6,048,274)	(7,499,452)	(1,144,640)	(7,499,452)	(1,144,640)
Accumulated other comprehensive loss		(22,961)	(18,335)	(2,798)	(18,335)	(2,798)

TOTAL SHAREHOLDERS’ (DEFICIT)/EQUITY		(5,919,577)	(7,356,978)	(1,122,894)	2,458,577	375,252

TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ (DEFICIT)/EQUITY		4,924,412	8,339,452	1,272,849	8,339,452	1,272,849

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

DINGDONG (CAYMAN) LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021

(Amounts in thousands of RMB and US$, except for number of shares and per share data)

		For the three months ended March 31,
	Notes	2020	2021	2021
		RMB	RMB	US$
		(Unaudited)
Revenues:
Product revenues	3	2,581,890	3,757,208	573,462
Service revenues	3	21,867	44,911	6,855

Total revenues		2,603,757	3,802,119	580,317
Operating costs and expenses:
Cost of goods sold		(1,909,591)	(3,082,840)	(470,533)
Fulfillment expenses		(841,374)	(1,484,091)	(226,517)
Selling and marketing expenses		(57,412)	(318,259)	(48,576)
Product development expenses		(42,253)	(156,502)	(23,887)
General and administrative expenses		(48,623)	(94,347)	(14,400)

Total operating costs and expenses		(2,899,253)	(5,136,039)	(783,913)

Loss from operations		(295,496)	(1,333,920)	(203,596)
Interest income		3,337	3,840	586
Interest expenses		(20,961)	(14,554)	(2,221)
Other income		3,729	5,799	885
Other expenses		(945)	(1,454)	(223)
Changes in fair value of warrant liabilities	4	65,835	(44,457)	(6,785)

Loss before income tax		(244,501)	(1,384,746)	(211,354)

Income tax expenses	11	—	—	—

Net loss		(244,501)	(1,384,746)	(211,354)

Accretion of redeemable convertible preferred shares	13	(27,672)	(66,432)	(10,139)

Net loss attributable to ordinary shareholders		(272,173)	(1,451,178)	(221,493)

Net loss per share:
Basic and diluted	14	(4.52)	(22.36)	(3.41)
Weighted average common shares outstanding used in net loss per share computation:
Basic and diluted	14	60,163,500	64,908,700	64,908,700
Pro forma net loss per share (unaudited):
Basic and diluted	15		(5.79)	(0.88)
Weighted average number of common shares outstanding used in pro forma net loss per share computation (unaudited):
Basic and diluted	15		239,158,350	239,158,350
Other comprehensive (loss)/income, net of tax of nil:
Foreign currency translation adjustments		(7,693)	4,626	706

Comprehensive loss		(252,194)	(1,380,120)	(210,648)

Accretion of redeemable convertible preferred shares	13	(27,672)	(66,432)	(10,139)

Comprehensive loss attributable to ordinary shareholders		(279,866)	(1,446,552)	(220,787)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

DINGDONG (CAYMAN) LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021

(Amounts in thousands of RMB and US$, except for number of shares and per share data)

	Ordinary Shares		Additional Paid-in Capital	Accumulated Other Comprehensive Income/(Loss)	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
		RMB	RMB	RMB	RMB	RMB
Balance at January 1, 2020	60,163,500	1	30,959	30,409	(2,551,059)	(2,489,690)

Accretion of redeemable convertible preferred shares	—	—	—	—	(27,672)	(27,672)
Share-based compensation	—	—	764	—	—	764
Net loss	—	—	—	—	(244,501)	(244,501)
Other comprehensive loss	—	—	—	(7,693)	—	(7,693)

Balance at March 31, 2020 (unaudited)	60,163,500	1	31,723	22,716	(2,823,232)	(2,768,792)

Balance at January 1, 2021	64,908,700	1	151,657	(22,961)	(6,048,274)	(5,919,577)
Accretion of redeemable convertible preferred shares	—	—	—	—	(66,432)	(66,432)
Share-based compensation	—	—	9,151	—	—	9,151
Net loss	—	—	—	—	(1,384,746)	(1,384,746)
Other comprehensive income	—	—	—	4,626	—	4,626

Balance at March 31, 2021 (unaudited)	64,908,700	1	160,808	(18,335)	(7,499,452)	(7,356,978)

Balance at March 31, 2021 (US$) (unaudited)		—	24,544	(2,798)	(1,144,640)	(1,122,894)

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

DINGDONG (CAYMAN) LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021

(Amounts in thousands of RMB and US$, except for number of shares and per share data)

	For the three months ended March 31,
	2020	2021	2021
	RMB	RMB	US$
	(Unaudited)
Operating activities:
Net loss	(244,501)	(1,384,746)	(211,354)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	15,945	54,552	8,326
Accretion related to convertible notes	17,682	—	—
Foreign exchange (income)/loss	(4,226)	596	91
Share-based compensation	764	9,151	1,397
Loss on disposal of property and equipment	—	160	24
Changes in fair value of warrant liabilities	(65,835)	44,457	6,785

Changes in operating assets and liabilities:
Accounts receivable	(4,824)	(17,359)	(2,650)
Inventories	(26,489)	(2,438)	(372)
Advance to suppliers	(22,348)	(24,362)	(3,718)
Prepayments and other current assets	6,823	(138,185)	(21,091)
Operating lease right-of-use assets	(128,732)	(9,673)	(1,476)
Other non-current assets	(12,885)	(3,496)	(534)
Accounts payable	237,259	326,771	49,875
Salary and welfare payable	21,821	34,566	5,276
Customer advances and deferred revenue	17,540	12,129	1,851
Accrued expenses and other current liabilities	80,526	70,561	10,770
Operating lease liabilities	127,137	12,727	1,944

Net cash generated from/(used in) operating activities	15,657	(1,014,589)	(154,856)

Investing activities:
Purchases of property and equipment	(26,236)	(110,650)	(16,888)
Proceeds from disposal of property and equipment	—	169	25
Purchases of short-term investments	—	(605,704)	(92,448)
Maturities of short-term investments	241,381	406,245	62,005
Loans to related parties	(3,000)	(2,500)	(382)

Net cash generated from/(used in) investing activities	212,145	(312,440)	(47,688)

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

F-58

DINGDONG (CAYMAN) LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021 — (Continued)

(Amounts in thousands of RMB and US$, except for number of shares and per share data)

	For the three months ended March 31,
	2020	2021	2021
	RMB	RMB	US$
	(Unaudited)
Financing activities:
Proceeds from short-term borrowings	275,269	1,546,079	235,978
Repayment of short-term borrowings	(473)	(1,311,394)	(200,158)
Repayment of long-term borrowings	(7,500)	(23,625)	(3,606)
Issuance of redeemable convertible preferred shares	—	4,095,552	625,103
Advance from shareholders	140,894	—	—
Repayment of advance from shareholders	—	(20,390)	(3,112)
Payment of issuance costs related to redeemable convertible preferred shares	(19,575)	—	—

Net cash generated from financing activities	388,615	4,286,222	654,205

Effect of exchange rate changes on cash and cash equivalents and restricted cash	9,930	4,566	697

Net increase in cash and cash equivalents and restricted cash	626,347	2,963,759	452,358

Cash and cash equivalents and restricted cash at the beginning of the period	938,559	1,450,448	221,382

Cash and cash equivalents and restricted cash at the end of the period	1,564,906	4,414,207	673,740

Non-cash investing and financing activities:
Purchases of property and equipment included in accrued expenses and other current liabilities	1,056	1,960	299
Issuance of Series B4 redeemable convertible preferred shares upon exercise of warrants	—	359,832	54,921
Issuance of Series C1 redeemable convertible preferred shares through conversion of advance from shareholders	—	158,506	24,193
Series D redeemable convertible preferred share issuance costs included in accrued expenses and other current liabilities	—	39,678	6,056
Reconciliation of cash and cash equivalents and restricted cash:
Cash and cash equivalents	1,498,856	4,409,157	672,969
Restricted cash	66,050	5,050	771

Total cash and cash equivalents and restricted cash shown in the statements of cash flows	1,564,906	4,414,207	673,740

The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

DINGDONG (CAYMAN) LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Dingdong (Cayman) Limited (the “Company”) was incorporated in the Cayman Islands in October 2018 by Mr. Liang Changlin (the “Founder”) and Chief Executive Officer (“CEO”) of the Company. The Company, through its consolidated subsidiaries (collectively, the “Group”), operates on-demand e-commerce business that offers fresh groceries and other daily necessities directly delivered to users and households in the People’s Republic of China (the “PRC”).

The Group’s operations are conducted entirely by its domestic subsidiary, Shanghai 100me, a limited liability company established under the laws of the PRC on March 23, 2014. Shanghai 100me completed the Angel, Series Pre-A, Series A and Series A+ equity financing rounds between 2014 and 2019. Throughout this period and after completion of each of these rounds of financing, the Founder held a controlling equity interest in Shanghai 100me. Further, certain investor directors on Shanghai 100me’s Board of Directors executed vote in concert agreements with the Founder such that he effectively controlled all decisions made by Shanghai 100me’s Board of Directors.

The Company separately completed the Series B, Series B2, Series B3 and Series B4 equity financing rounds from 2018 to the initiation of the Reorganization described below. Throughout this period and after completion of each of these rounds of financing, the Founder held a controlling voting interest in the Company through his directly held equity interests and vote in concert agreements executed between certain shareholders and the Founder.

In preparation of the Company’s initial public offering (“IPO”) in the United States, the Company undertook a series of steps (the “Reorganization”) to establish the Company as the parent company and transfer the business operations in Shanghai 100me and its PRC subsidiaries to the Company, whereby shareholders of Shanghai 100me surrendered their equity interests in Shanghai 100me in exchange for the Company’s redeemable convertible preferred shares in proportion to their ownership interests in Shanghai 100me at a price equal to their original investment principal in Shanghai 100me. By the end of March 2021, all of Shanghai 100me’s shareholders have received their proportionate ordinary shares or redeemable convertible preferred shares in the Company.

As the transfer of Shanghai 100me’s business to the Company was between entities under common control of the Founder, the Reorganization was accounted for in a manner similar to a pooling-of-interests with the assets and liabilities of the entities mentioned above carried over at their historical amounts. Accordingly, these interim condensed consolidated financial statements have been prepared as if the corporate structure of the Company had been in existence since the beginning of the periods presented.

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited interim condensed consolidated financial statements of the Group have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission regarding financial reporting that are consistent with those used in the preparation of the Group’s audited consolidated financial statements for the years ended December 31, 2019 and 2020. Accordingly, these unaudited interim condensed consolidated financial statements do not include all of the information and footnotes required by U.S. GAAP for annual financial statements.

DINGDONG (CAYMAN) LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021 — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Basis of presentation (continued)

In the opinion of the Company’s management, the accompanying unaudited interim condensed consolidated financial statements contain all normal recurring adjustments necessary to present fairly the financial position, operating results and cash flows of the Company for each of the periods presented. The results of operations for the three months ended March 31, 2021 are not necessarily indicative of results to be expected for any other interim periods or for the year ended December 31, 2021. The consolidated balance sheet as of December 31, 2020 was derived from the audited consolidated financial statements at that date but does not include all of the disclosures required by U.S. GAAP for annual financial statements. These unaudited interim condensed consolidated financial statements should be read in conjunction with the Group’s audited consolidated financial statements for the years ended December 31, 2019 and 2020.

Principles of consolidation

The accompanying consolidated financial statements include the financial statements of the Company and its subsidiaries. All intercompany transactions and balances have been eliminated upon consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenue and expenses during the reporting periods. Significant accounting estimates reflected in the Group’s consolidated financial statements include allowance for doubtful accounts, the useful lives of property and equipment, impairment of long-lived assets, valuation allowance for deferred tax assets, determination of the stand-alone selling price (“SSP”) of performance obligations in revenue contracts, breakage estimates related to loyalty points, fair value of share-based payment awards and the fair values of financial instruments including redeemable convertible preferred shares and warrant liabilities. Management bases its estimates on historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities. Actual results could materially differ from those estimates.

Share Subdivision

Effective on June 8, 2021, the Company effected a share subdivision of all of the Company’s issued and outstanding ordinary shares and redeemable convertible preferred shares on a 1-for-50 basis (the “Share Subdivision”). The par values and the authorized shares of the ordinary and preferred shares were adjusted as a result of the Share Subdivision. All ordinary shares, redeemable convertible preferred shares, and related per share amounts contained in the financial statements have been retroactively adjusted to reflect the Share Subdivision for all periods presented.

Convenience translation

Translations of amounts from RMB into U.S. dollars are solely for the convenience of the reader and were calculated at the noon buying rate of US$1 to RMB6.5518 on March 31, 2021, as published in H.10 statistical release of the United States Federal Reserve Board. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at such rate or at any other rate.

DINGDONG (CAYMAN) LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021 — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Accounts receivable, net

Accounts receivable, net mainly represent amounts due from third party payment providers for cash collected from individual customers and amounts due from corporate customers for sales of products which are recorded net of allowance for doubtful accounts. Trade receivables are recorded at their invoice amounts, net of allowances for doubtful accounts. In evaluating the collectability of receivable balances, the Group considers specific evidence including aging of the receivable, the customer’s payment history, its current creditworthiness and current economic trends. Accounts receivable are written off after all collection efforts have ceased. The Group regularly reviews the adequacy and appropriateness of the allowance for doubtful accounts. For the three months ended as of March 31, 2020 and 2021, the allowance for doubtful accounts was insignificant.

Inventories

Inventories are stated at the lower of cost and net realizable value. Cost of inventories is determined using the weighted average cost method. Adjustments to reduce the cost of inventories to its net realizable value for slow-moving merchandise and damaged goods are recorded in cost of goods sold. The Group considers factors such as historical and forecasted consumer demand and promotional environment when estimating the net realizable value. The Group takes ownership, risks and rewards of the products purchased.

Revenue recognition

The Group recognizes revenue from (i) product sales of fresh groceries and other daily necessities through “Dingdong Fresh” APP and mini program, and (ii) membership services.

The Group recognizes revenue when the Group satisfies a performance obligation by transferring a promised good or service (that is, an asset) to a customer in an amount of consideration to which the Group expects to be entitled to in exchange for the good or service. An asset is transferred when the customer obtains control of that asset.

Product sales

The Group evaluates whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. When an entity is a principal, the entity obtains control of the specified goods or services before they are transferred to the customers and revenues are recognized at the gross amount of consideration to which it expects to be entitled in exchange for the specified goods or services transferred. When an entity is an agent, its obligation is to facilitate third parties in fulfilling their performance obligation for the specified goods or services and revenues are recognized at the net amount for the amount of commission which the entity earns in exchange for arranging for the sale of the specified goods or services to be provided by other parties.

The Group recognizes product sales made through “Dingdong Fresh” APP and mini program on a gross basis because the Group is acting as a principal in these transactions as the Group (i) is responsible for fulfilling the promise to provide the specified goods, (ii) takes on inventory risk and (iii) has discretion in establishing price. Revenues are recorded net of value-added taxes (“VAT”).

The Group recognizes revenues net of discounts and return allowances. The Group does not issue any coupons concurrent with the completion of a sales transaction. The discounts and coupons are recorded as a

DINGDONG (CAYMAN) LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021 — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Revenue recognition (continued)

deduction of revenue when used by customers, except for referral coupons, which are recognized as selling and marketing expenses when customers provide a customer referral. The Group allows for return of fresh groceries and other daily essentials returns within 24 hours and 7 days, respectively. The Group estimates a provision for product returns based on historical experience. As of December 31, 2020 and March 31, 2021, estimated liabilities for return allowances were not significant.

The Group also sells prepaid cards which can be redeemed to purchase products sold on the “Dingdong Fresh” APP and mini program. Cash collected from the sales of prepaid cards is initially recorded in “Customer advances and deferred revenue” in the consolidated balance sheets and subsequently recognized as revenues upon the sales of products through redemption of prepaid cards. The Group does not recognize revenue related to breakage or forfeiture of unused balances in prepaid cards as they do not expire.

Customers are also granted loyalty points primarily from the purchase of goods. Loyalty points can be used as cash coupons to buy any products sold by the Group, which will directly reduce the amount paid by the customer. Loyalty points expire three months from the date of issuance. The Group considers loyalty points awarded from sales of products to be part of its revenue generating activities, and accordingly, loyalty points are considered to be a material right and a separate performance obligation identified in the contract.

Consideration from the sales transaction is allocated to the products and loyalty points based on the relative standalone selling price of the products and loyalty points awarded. The amount of revenue the Group recognizes upon the redemption of loyalty points considers breakage, which is estimated based on the Group’s historical experience.

Membership services

The Group offers a membership program to its registered users. Memberships are offered for a three-month or twelve-month period and customers pay a fixed non-refundable upfront membership fee. During the membership period, members enjoy benefits such as free shipping for a certain number of orders every month, free fresh groceries upon purchase (limited to one piece per day), member exclusive discounts for certain products, coupons issued on a monthly basis that expire at the end of the month and VIP customer service. The Group has determined that these membership benefits provided over the membership period are a series of distinct goods and services that are considered one performance obligation. The Group recognizes membership service fees on a straight-line basis over their respective subscription periods.

Cost of goods sold

Cost of goods sold consists primarily of cost of products sold.

Fulfillment expenses

Fulfillment expenses consists primarily of (i) outsourcing expenses charged by third party labor-force companies for provision of delivery riders and workers at our regional processing centers and frontline fulfillment stations; (ii) lease expenses for our regional processing centers and frontline fulfillment stations, and (iii) logistics expenses charged by third party couriers. Outsourcing expenses included in fulfillment expenses

DINGDONG (CAYMAN) LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021 — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Fulfillment expenses (continued)

amounted to RMB564.1 million and RMB886.7 million (US$135.3 million) for the three months ended March 31, 2020 and 2021, respectively.

Selling and marketing expenses

Selling and marketing expenses primarily consist of advertising expense and related expenses for personnel engaged in selling and marketing activities which are expensed as incurred. The amount of advertising expenses incurred were RMB20.4 million and RMB207.9 million (US$31.7 million) including referral coupons issued to customers for their referral services amounting to RMB12.7 million and RMB34.0 million (US$5.2 million) for the three months ended March 31, 2020 and 2021, respectively.

Modification of redeemable convertible preferred shares

The Group assesses whether an amendment to the terms of its redeemable convertible preferred shares is an extinguishment or a modification using the fair value model. If the fair value of the redeemable convertible preferred shares immediately after the amendment changes by more than 10% from the fair value of the redeemable convertible preferred shares immediately before the amendment, the amendment is considered an extinguishment. An amendment that does not meet this criterion is a modification. When redeemable convertible preferred shares are extinguished, the difference between the fair value of the consideration transferred to the redeemable convertible preferred shareholders and the carrying amount of the redeemable convertible preferred shares (net of issuance costs) is treated as a deemed dividend to the redeemable convertible preferred shareholders. When redeemable convertible preferred shares are modified, the increase of the fair value immediately after the amendment is treated as a deemed dividend to the redeemable convertible preferred shareholders. Modifications that result in a decrease in the fair value of the redeemable convertible preferred shares are not recognized.

Share-based compensation

Share based awards granted to employees, non-employees and the Founder of the Company are accounted for under ASC 718, Compensation—Stock Compensation (“ASC 718”).

Awards granted to employees

In accordance with ASC 718, the Company determines whether an award should be classified and accounted for as a liability award or equity award. Based on the Company’s assessment, all of the Company’s share-based awards to employees were classified as equity awards and were recognized in the consolidated financial statements based on their grant date fair values. The Company’s equity awards included a performance condition that required employees to meet a minimum performance standard in order to be eligible for vesting. The Company assessed and concluded it is highly probable that employees would be able to fully vest in their awards based on the nature of the performance condition and the Company’s historical experience. The Company, with the assistance of an independent third-party valuation firm, determined the fair value of the share options using a binomial option tree pricing model when estimating the fair value of the options granted to employees. As the Company’s award included both service and performance conditions, the Company recorded compensation costs on a tranche-by-tranche basis, with a corresponding impact reflected in additional paid-in

DINGDONG (CAYMAN) LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021 — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Share-based compensation (continued)

capital. The Group accounted for forfeitures when they occur and reversed the previously recognized compensation costs for an award in the period which the employee resigned from or is terminated by the Group.

Income taxes

The Group follows the liability method of accounting for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”). Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rate is recognized in tax expense in the period that includes the enactment date of the change in tax rate.

The Group evaluates its uncertain tax positions using the provisions of ASC 740, which prescribes a recognition threshold that a tax position is required to meet before being recognized in the consolidated financial statements.

The Group recognizes in the consolidated financial statements the benefit of a tax position which is “more likely than not” to be sustained under examination based solely on the technical merits of the position assuming a review by tax authorities having all relevant information. Tax positions that meet the recognition threshold are measured using a cumulative probability approach, at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. It is the Group’s policy to recognize interest and penalties related to unrecognized tax benefits, if any, as a component of income tax expenses. The actual penalties or benefits ultimately realized may differ from the Group’s estimates. Additionally, changes in facts, circumstances and new information may require the Group to adjust the recognition and measurement estimates with regard to individual tax positions and are recognized in the period in which the changes occur. The Group elected to include interest and penalties related to an uncertain tax position in “income tax expenses” in the consolidated statements of comprehensive loss.

Unaudited pro forma shareholders’ equity and net loss per share

Pursuant to the Company’s memorandum and articles of association, upon the completion of a qualified initial public offering (“Qualified IPO”), all the outstanding redeemable convertible preferred shares will automatically be converted into 229,561,350 ordinary shares. Unaudited pro forma shareholders’ equity as of March 31, 2021, as adjusted for the reclassification of the redeemable convertible preferred shares from mezzanine equity to shareholders’ deficit, is set forth on the interim condensed consolidated balance sheet.

The unaudited pro forma net loss per share is computed using the weighted-average number of ordinary shares outstanding as of March 31, 2021, and assumes the automatic conversion of all of the Company’s redeemable convertible preferred shares into 229,561,350 ordinary shares upon the closing of the Company’s Qualified IPO, as if it had occurred on January 1, 2021 or the original date of issuance, if later.

DINGDONG (CAYMAN) LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021 — (Continued)

2.	SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Loss per share

In accordance with ASC 260, Earnings Per Share, basic loss per share is computed by dividing net loss attributable to ordinary shareholders by the weighted average number of unrestricted ordinary shares outstanding during the year using the two-class method. Under the two-class method, net loss is allocated between ordinary shares and other participating securities based on dividends declared (or accumulated) and participating rights in undistributed earnings as if all the earnings for the reporting period had been distributed. The Company’s redeemable convertible preferred shares are participating securities because they are entitled to receive dividends or distributions on an as converted basis.

Diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders, as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares include ordinary shares issuable upon the conversion of the redeemable convertible preferred shares using the if-converted method, and ordinary shares issuable upon the exercise of share options, using the treasury stock method. Ordinary share equivalents are excluded from the computation of diluted earnings per share if their effects are anti-dilutive.

For the periods presented herein, the computation of basic loss per share using the two-class method is not applicable as the Company is in a net loss position and the redeemable convertible preferred shares do not have contractual rights and obligations to share in the losses of the Company.

Deferred IPO costs

Direct costs incurred by the Company attributable to its proposed IPO of ordinary shares in the U.S. have been deferred and recorded in “Prepayments and other current assets” in the unaudited consolidated balance sheet and will be charged against the gross proceeds received from such offering.

3.	REVENUE FROM CONTRACTS WITH CUSTOMERS

Contract Balances

The Group’s payments from customers are based on the billing terms established in contracts. Customers’ payment to the Group is generally made before the delivery of goods or the provision of service. Only corporate customers are offered billing terms in a range of between seven to thirty days, as specified in each contract with customers. Customer billings are classified as accounts receivable when the Group’s right to consideration is unconditional. If the right to consideration is conditional on future performance under the contract, the balance is classified as a contract asset. The Group’s contract assets are insignificant at December 31, 2020 and March 31, 2021.

DINGDONG (CAYMAN) LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021 — (Continued)

3.	REVENUE FROM CONTRACTS WITH CUSTOMERS (CONTINUED)

The Group’s contract liabilities include payments received in advance of performance under revenue contracts which are included in “Customer advances and deferred revenue” on the Group’s interim condensed consolidated balance sheets and are recognized as revenue as the Group performs under the contract. The customer advances and deferred revenue balances as of December 31, 2020 and March 31, 2021, were comprised of the following:

	As of
	December 31, 2020	March 31, 2021	March 31, 2021
	RMB	RMB	US$
	(in thousands)
Customer advances and prepaid cards	57,081	71,583	10,925
Deferred revenue related to loyalty points	16,558	10,698	1,633
Deferred membership service revenue	66,765	70,252	10,723

Total	140,404	152,533	23,281

The Group recognized revenues that were previously deferred as contract liabilities of RMB33.3 million and RMB71.9 million (US$11.0 million) during the three months ended March 31, 2020 and 2021, respectively.

Revenue Allocated to Remaining Performance Obligations

Revenue allocated to remaining performance obligations represents contracted revenue that has not yet been recognized, which includes deferred revenue and amounts that will be invoiced and recognized as revenue in future periods.

Deferred revenues related to membership fees are expected to be recognized as revenues over the remaining membership period of one to twelve months. Deferred revenues related to unsatisfied performance obligations under the loyalty points program are recognized as revenues when the points are redeemed, which will occur over the next three months given their expiration period. Deferred revenues related to customer advances and cash received for prepaid cards are expected to be recognized as revenues in future periods upon sales of the respective product when the prepaid cards are redeemed.

4.	FAIR VALUE MEASUREMENTS

The following summarizes the Company’s financial assets measured and recorded at fair value on a recurring basis as of December 31, 2020 and March 31, 2021:

	Fair Value Measurements at Reporting Date Using
	As of December 31, 2020	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	RMB	RMB	RMB	RMB
	(in thousands)
Short-term investments	1,006,245	—	1,006,245	—

Total assets measured at fair value	1,006,245	—	1,006,245	—

DINGDONG (CAYMAN) LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021 — (Continued)

4.	FAIR VALUE MEASUREMENTS (CONTINUED)

	Fair Value Measurements at Reporting Date Using
	As of March 31, 2021	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	RMB	RMB	RMB	RMB
	(in thousands)
Short-term investments	1,205,704	—	1,205,704	—

Total assets measured at fair value	1,205,704	—	1,205,704	—

Total assets measured at fair value (US$)	184,026	—	184,026	—

The Company measured the fair value of its warrant liabilities on a recurring basis using significant unobservable (Level 3) inputs as of December 31, 2020. In April 2020, the Founder exercised the EatTogether Warrant and received 7,269,600 Series B4-1 redeemable convertible preferred shares (Note 13). In March 2021, the Series B4 Warrant was exercised by the holder and 6,989,750 Series B4 redeemable convertible preferred shares were issued upon exercise (Note 13). As of March 31, 2021, there were no warrants outstanding. Therefore, there were no financial assets or liabilities measured at fair value on a recurring basis as of March 31, 2021.

The Company recognized a gain from the decrease in the fair value of the warrant liabilities of RMB65.8 million and a loss from the increase in the fair value of the warrant liabilities of RMB44.4 million (US$6.8 million) for the three months ended March 31, 2020 and 2021, respectively. Such amounts were recorded in “Changes in fair value of warrant liabilities” in the interim condensed consolidated statements of comprehensive loss.

The following table presents a reconciliation of the warrant liabilities measured at fair value on a recurring basis using Level 3 unobservable inputs for the three months ended March 31, 2020 and 2021:

Warrant liabilities
RMB
(in thousands)
Balance as of December 31, 2019	161,462
Fair value change	(65,835)
Foreign exchange translation	2,113

Balance as of March 31, 2020	97,740

DINGDONG (CAYMAN) LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021 — (Continued)

4.	FAIR VALUE MEASUREMENTS (CONTINUED)

Warrant liabilities
RMB
(in thousands)
Balance as of December 31, 2020	108,160
Fair value change	44,457
Foreign exchange translation	536
Exercise of Series B4 Warrant (Note 13)	(153,153)

Balance as of March 31, 2021	—

Balance as of March 31, 2021 (US$)	—

5.	INVENTORIES

Inventories consist of the following:

	As of
	December 31, 2020	March 31, 2021	March 31, 2021
	RMB	RMB	US$
	(in thousands)
Products	329,065	324,647	49,551
Packing materials and others	57,366	64,222	9,802

Total	386,431	388,869	59,353

6.	PREPAYMENTS AND OTHER CURRENT ASSETS

Prepayments and other current assets consist of the following:

	As of
	December 31, 2020	March 31, 2021	March 31, 2021
	RMB	RMB	US$
	(in thousands)
Deductible VAT	45,285	163,623	24,974
Others	52,593	72,440	11,057

Total	97,878	236,063	36,031

7.	SHORT-TERM BORROWINGS

	As of
	December 31, 2020	March 31, 2021	March 31, 2021
	RMB	RMB	US$
	(in thousands)
Short-term bank loans	449,649	414,000	63,189
Reversed factoring arrangements	784,873	1,055,207	161,056

Total	1,234,522	1,469,207	224,245

DINGDONG (CAYMAN) LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021 — (Continued)

7.	SHORT-TERM BORROWINGS (CONTINUED)

Short-term bank loans

Short-term bank loans consisted of secured RMB denominated borrowings from financial institutions in the PRC that are repayable within one year. The weighted average interest rates for the outstanding short-term borrowings as of December 31, 2020 and March 31, 2021 was 3.39% and 3.76%, respectively. As of March 31, 2021, the aggregate amounts of unused lines of credit available for the Group’s use was RMB241.5 million (US$36.9 million). As of December 31, 2020 and March 31, 2021, the repayments of all short-term loans are guaranteed by the founder of the Company.

Reversed factoring arrangements

In 2020, the Group entered into a reversed factoring arrangement with a commercial bank (“reversed factoring arrangement”). Under the reversed factoring arrangement, the suppliers’ receivables collection process was accelerated by selling its receivables from the Group to the bank. The Group was entitled to draw up to RMB800.0 million and then obligated to repay the principal and interest at 3.6% upon maturity of the reversed factoring, typically within 6 months. In January 2021 the Company signed a new reversed factoring arrangement with the same commercial bank that increased the total available financing to RMB2,000.0 million, which was subject to the same interest rate of 3.6% and 6-month repayment term.

As of December 31, 2020, the Group was required to deposit RMB66.0 million as collateral for the reversed factoring arrangements, which was classified as “restricted cash”. The restricted cash of RMB66.0 million was released during the three months ended March 31, 2021 and pursuant to the revised requirements of the bank, the Group has purchased a total of RMB1,124.1 million (US$171.6 million) of time deposits consisting of US$80.0 million and RMB600.0 million from the bank as of March 31, 2021, which are held as collateral for the reversed factoring arrangements. These time deposits are classified as “short-term investments” on the Group’s interim condensed consolidated balance sheet as of March 31, 2021 and are restricted from withdrawal and usage.

As a result, the payment terms of the Group’s original accounts payables were substantially modified and considered extinguished as the nature of the original liability has changed from accounts payables to loan borrowings from the bank, for which the origination of the loans of RMB5.6 million and RMB1,232.1 million (US$188.1 million) are reported as “Proceeds from short-term borrowings” within financing activities in the interim condensed consolidated financial statement of cash flows for the three months ended March 31, 2020 and 2021, respectively. Principal repayments of RMB0.5 million and RMB961.7 million (US$146.8 million) for such loan borrowings are reported as “Repayment of short-term borrowings” in the interim condensed consolidated statement of cash flows for the three months ended March 31, 2020 and 2021, respectively.

8.	LONG-TERM BORROWINGS

	As of
	December 31, 2020	March 31, 2021	March 31, 2021
	RMB	RMB	US$
	(in thousands)
Long-term borrowings.	144,875	121,250	18,506
Less: Current portion of long-term borrowings.	(86,500)	(79,500)	(12,134)

Total	58,375	41,750	6,372

DINGDONG (CAYMAN) LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021 — (Continued)

8.	LONG-TERM BORROWINGS (CONTINUED)

In October 2019, the Group entered into a secured loan agreement with SPD Silicon Valley Bank, pursuant to which the Group is entitled to borrow a secured RMB denominated loan of RMB60.0 million for general working capital purposes. In 2019, the Group drew down RMB60.0 million with a variable annual interest rate at 225 basis points over Loan Prime Rate (“LPR”) and the principal is repayable by monthly installments from 2019 to 2021. The loan is guaranteed by the Founder of the Group. The Group repaid RMB7.5 million and RMB7.5 million (US$1.1 million) in the three months ended March 31, 2020 and 2021, respectively, when the installments became due.

In October 2020, the Group entered into secured loan agreements with East West Bank and SPD Silicon Valley Bank, pursuant to which the Group is entitled to borrow RMB68.0 million (US$10.4 million) and RMB60.0 million (US$9.2 million), respectively, for its general working capital purposes. The Group drew down RMB68.0 million (US$10.4 million) from East West Bank with a fixed annual interest rate of 4.15%. Pursuant to the agreement, the principal is repayable by monthly installments from 2020 to 2022. RMB8.6 million (US$1.3 million) was repaid when it became due in the three months ended March 31, 2021. The repayment of the loan is guaranteed by the Founder of the Group. The Group drew down RMB60.0 million (US$9.2 million) from SPD Silicon Valley Bank with a fixed annual interest rate of 4.75%. Pursuant to the agreement, the principal is repayable by monthly installments from 2020 to 2022. RMB7.5 million (US$1.1 million) was repaid when it became due in the three months ended March 31, 2021, respectively. The repayment of the loan is guaranteed by the Founder of the Group.

The principal amounts repayable within the next twelve months are classified as “Current portion of long-term borrowings” in the interim condensed consolidated balance sheets.

Repayment schedule of the long-term loans as of March 31, 2021 is as follows:

	As of March 31, 2021
	RMB	US$
	(in thousands)
Remaining nine months of 2021	63,375	9,673
2022	57,875	8,833

Total	121,250	18,506

DINGDONG (CAYMAN) LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021 — (Continued)

9.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	As of
	December 31, 2020	March 31, 2021	March 31, 2021
	RMB	RMB	US$
	(in thousands)
Advance from shareholders	385,575	—	—
Accrued outsourcing expenses	343,681	374,438	57,150
Accrued transportation and logistics expenses	51,549	60,646	9,256
VAT and other tax payable	15,965	17,863	2,726
Deposit from suppliers	9,965	12,278	1,874
Interest payable	4,386	4,938	754
Accrued utilities and other expenses	46,617	70,600	10,775
Accrued issuance costs related to the Series D preferred shares	—	39,678	6,056

Total	857,738	580,441	88,591

Advance from shareholders as of December 31, 2020 includes total cash consideration of US$30.0 million (equivalent to RMB206.5 million) received in advance from an investor holding the Series B4

Warrant. In March 2021, the Company issued 6,989,750 Series B4 preferred shares upon the exercise of the Series B4 Warrant (Note 13). Advance from shareholders as of December 31, 2020 also includes total cash consideration of US$22.5 million (equivalent to RMB158.5 million) received in advance from a Series C1 investor for which the Company issued 2,895,100 Series C1 preferred shares at US$7.77 per share in March 2021 (Note 13).

10.	SHARE BASED COMPENSATION

In January 2021, the Company adopted the 2020 share incentive plan IV (“2020 Plan IV”) to grant 7,082,103 share options to the Group’s senior management and employees.

In March 2021, the Company adopted the 2021 share incentive plan I (“2021 Plan I”) to grant 854,608 share options to the Group’s senior management and employees.

Each option under the 2020 Plan IV and 2021 Plan I allow participants to purchase 0.05 of the Company’s ordinary shares which have a 10-year contractual life. All ordinary shares to be awarded pursuant to the 2020 Plan IV and 2021 Plan I were issued and held by a Cayman limited partnership (“Offshore ESOP Platform”). 25% of the options awarded under the 2020 Plan IV and 2021 Plan I will vest on June 30, 2023, 2024, 2025 and 2026, respectively.

The Group recognized RMB0.8 million and RMB9.2 million (US$1.4 million) of share-based compensation expenses for the three months ended March 31, 2020 and 2021.

11.	INCOME TAXES

The Group has holding companies in Cayman Island, British Virgin Islands, and Hong Kong and its main operations is in the PRC. The Group’s entities are subject to local statutory income tax rate in these

DINGDONG (CAYMAN) LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021 — (Continued)

11.	INCOME TAXES (CONTINUED)

jurisdictions. Specifically, the Group’s PRC entities are subject to a statutory income tax rate of 25%, in accordance with the Enterprise Income Tax Law (the “EIT Law”).

The Group recorded an income tax expense of zero, representing an effective tax rate of zero, for the three months ended March 31, 2020 and 2021. The effective tax rate is unchanged as the Company and its subsidiaries were in a current loss position for each of the periods presented and the Company recorded a full valuation allowance against all deferred tax assets due to historical losses and no future profits forecasted for the foreseeable future as of each of the periods presented.

As of March 31, 2021, the Company recorded unrecognized tax benefits of RMB65.4 million (US$10.0 million) which is presented on a net basis against the deferred tax assets related to tax loss carry forwards on the Group’s unaudited interim condensed consolidated financial statements. It is possible that the amount of unrecognized tax benefit will further change in the next 12 months; however, an estimate of the range of the possible change cannot be made at this time. As all of the unrecognized tax benefits are presented on a net basis against deferred tax assets related to tax loss carry forwards which a full valuation allowance would otherwise be recorded, no unrecognized tax benefits, if ultimately recognized, will impact the effective tax rate. The Group did not incur any interest and penalties related to unrecognized tax benefits for the three months ended March 31, 2021.

12.	RELATED PARTY TRANSACTIONS AND BALANCES

a) The related parties that had transactions or balances with the Group for the periods presented were as follows:

Related Party	Relationship with the Group
Mr. Liang Changlin	Founder and CEO of the Company
Shanghai Tiejun Enterprise Consulting Center (Limited Partnership) (“Tiejun”)	Controlled by Mr. Liang Changlin
Shanghai Jieyingzhai Entrepreneur Management Partnership (“Jieyingzhai”)	Controlled by Mr. Liang Changlin

b) The amounts due from related parties consisted of the following:

	As of
	December 31, 2020	March 31, 2021	March 31, 2021
	RMB	RMB	US$
	(in thousands)
Loans to Mr. Liang Changlin	9,000	9,000	1,374
Loan to Tiejun	1,100	1,100	168
Loan to Jieyingzhai	—	2,500	381

Total	10,100	12,600	1,923

Amounts due from Mr. Liang Changlin were comprised of interest-free loans and were repaid in full on April 15, 2021.

DINGDONG (CAYMAN) LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021 — (Continued)

12.	RELATED PARTY TRANSACTIONS AND BALANCES (CONTINUED)

Amounts due from Tiejun comprised of an interest-free loan maturing on December 31, 2023 and was repaid in full on April 15, 2021.

Amounts due from Jieyingzhai was comprised of an interest-free loan and was repaid in full on May 7, 2021.

13.	REDEEMABLE CONVERTIBLE PREFERRED SHARES

In March 2021, the Company issued 6,989,750 Series B4 preferred shares to an investor upon the exercise of the Series B4 Warrant for a total cash consideration of US$30.0 million (Note 4).

In March 2021, the Company issued 2,895,100 Series C1 preferred shares to an investor at US$7.77 per share for a total cash consideration of US$22.5 million (equivalent to RMB158.5 million).

In March 2021, the Company issued 49,207,650 Series D preferred shares with an aggregate purchase price of US$700.0 million (equivalent to RMB4,586.9 million) to certain other investors. Among the total purchase consideration, consideration of US$625.0 million (equivalent to RMB4,095.6 million) was received during the three months ended March 31, 2021 and consideration of US$75.0 million (equivalent to RMB491.4 million) was received in April 2021.

The key terms of the Series D, Series C1, Series B4, Series B4-1, Series B3, Series B2, Series B, Series A+, Series A, Series Pre-A, Series Angel+ and Series Angel (collectively the “Preferred Shares”) are summarized below:

Conversion rights

Each holder of the Preferred Shares has the right, at the sole discretion of the holder, to convert at any time and from time to time, all or any portion of the Preferred Shares into ordinary shares based on the then-effective Conversion Price. The initial conversion ratio shall be on a one for one basis, subject to certain anti-dilution adjustments, as adjusted for the Share Subdivision.

The Preferred Shares are converted automatically into ordinary shares at the then effective applicable conversion price, as adjusted for the Share Subdivision, in the event of a Qualified IPO.

Redemption rights

Prior to the issuance of the Series C1 preferred shares in March 2020, all of the Preferred Shares are redeemable at the holders’ option at any time after the occurrence of (i) a Qualified IPO or a Qualified Trade Sale of the Company has not occurred on December 31, 2024; or (ii) the occurrence of certain events including breach or violation of applicable laws or regulations by the Founder. Upon the issuance of the Series C1 preferred shares, all of the Preferred Shares are redeemable at the holders’ option at any time after the occurrence of (i) a Qualified IPO or a Qualified Trade Sale of the Company has not occurred on March 31, 2025; or (ii) the occurrence of certain events including breach or violation of applicable laws or regulations by the Founder.

Prior to the issuance of the Series D preferred shares in March 2021, all of the Preferred Shares are redeemable at the holders’ option at any time after the occurrence of (i) a Qualified IPO or a Qualified Trade Sale

DINGDONG (CAYMAN) LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021 — (Continued)

13.	REDEEMABLE CONVERTIBLE PREFERRED SHARES (CONTINUED)

of the Company has not occurred on March 31, 2025; or (ii) the occurrence of certain events including breach or violation of applicable laws or regulations by the Founder. Upon the issuance of the Series D preferred shares, all of the Preferred Shares are redeemable at the holders’ option at any time after the occurrence of (i) a Qualified IPO or a Qualified Trade Sale of the Company has not occurred on March 31, 2026; or (ii) the occurrence of certain events including breach or violation of applicable laws or regulations by the Founder.

The redemption price of each preferred share other than the Series Angel preferred share and Series Angel+ preferred share equals to (i) the original issue price, as adjusted for the Share Subdivision, plus (ii) 8% annual compound interest calculated from the actual payment date of the original issue price, plus (iii) all accrued but unpaid dividends. The redemption price of the Series Angel preferred share and the Series Angel+ preferred share equals to the original issue price, as adjusted for the Share Subdivision, plus 8% annual simple interest calculated from the actual payment date of the original issue price.

Voting rights

Each Preferred Shareholder is entitled to the number of votes equal to the number of ordinary shares into which such Preferred Shares could be converted at the voting date. Preferred shareholders will vote together with ordinary shareholders, and not as a separate class or series, on all matters put before the shareholders.

Dividend rights

Each preferred shareholder shall be entitled to receive dividends at a rate no less than the rate at which dividends are paid on any ordinary share for each Preferred Shares held by such holders, payable in cash. All accrued but unpaid dividends shall be paid in cash when and as such cash becomes legally available to the holders of the Preferred Shares immediately prior to the closing of a Qualified IPO.

In the event the Company shall declare a dividend or distribution other than in cash, each Preferred Shares holder shall be entitled to a proportionate share of any such distribution as though the holders of the Preferred Shares were holders of the number of ordinary shares into which their Preferred Shares are convertible.

For the three months ended March 31, 2020 and 2021, no dividends were declared by the Company’s Board of Directors on the Preferred Shares.

Liquidation rights

In the event of any liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the shareholders shall be distributed in the following manner and order:

Preferred shareholders of Series D, Series C1, Series B4, Series B4-1, Series B3, Series B2, Series B, Series A+, Series A and Series Pre-A shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any previous preferred shares and ordinary shares, the amount equal to the sum of 100% of its original issue price on each preferred share, as adjusted for the Share Subdivision, and 8% annual compound interest calculated from the actual payment date of its purchase price for each preferred share, as adjusted for the Share Subdivision, plus all dividends accrued or declared but unpaid.

DINGDONG (CAYMAN) LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021 — (Continued)

13.	REDEEMABLE CONVERTIBLE PREFERRED SHARES (CONTINUED)

Preferred shareholders of Series Angel+ and Series Angel shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any previous preferred shares and ordinary shares, the amount equal to 100% of the original issue price as adjusted for the Share Subdivision on each preferred share.

The liquidation preference amount will paid to the preferred shareholders in the following order: first to holders of Series D preferred shares, second to holders of Series C1 preferred shares, third to holders of Series B4 preferred shares, forth to holders of Series B4-1 preferred shares, fifth to holders of Series B3 preferred shares, sixth to holders of Series B2 preferred shares, seventh to holders of Series B preferred shares, eighth to holders of Series A+ preferred shares, ninth to holders of Series A preferred shares, tenth to holders of Series Pre-A preferred shares, eleventh to the holders of Series A preferred shares and lastly to holders of Series Angel preferred shares After distributing or paying in full the liquidation preference amount to all of the Preferred Shareholders, the remaining assets of the Company available for distribution, if any, shall be distributed to the holders of ordinary shares and the Preferred Shareholders on a pro rata basis, based on the number of ordinary shares then held by each shareholder on an as converted basis. If the value of the remaining assets of the Company is less than the aggregate liquidation preference amount payable to the holders of a particular series of Preferred Shares, then the remaining assets of the Company shall be distributed pro rata amongst the holders of all outstanding Preferred Shares of that series. The liquidation preference amount was US$1,496.5 million as of March 31, 2021.

Initial measurement and subsequent accounting for Preferred Shares

The Preferred Shares are initially classified as mezzanine equity in the interim condensed consolidated balance sheets as these Preferred Shares may be redeemed at the options of the holders on or after an agreed upon date outside the sole control of the Group. The holders of the Preferred Shares have the ability to convert the instrument into the Company’s ordinary shares. The Preferred Shares are recognized at their respective fair value at the date of issuance, net of issuance costs.

In the three months ended March 31, 2021, the Company received total cash proceeds of RMB4,095.6 million (US$625.0 million) from the issuance of Series D preferred shares. RMB491.4 million (US$75.0 million) was received in April 2021 and recorded as subscription receivable from an investor as of March 31, 2021. The total issuance costs related to the issuance of Series D preferred shares amounted to US$6.1 million (equivalent to RMB39.7 million) were recorded as “Accrued expenses and other current liabilities” as of March 31, 2021.

The Group evaluated the embedded conversion option in the Preferred Shares to determine if there were any embedded derivatives requiring bifurcation and to determine if there were any beneficial conversion features (“BCF”). The conversion option of the Preferred Shares is not bifurcated because the conversion option is clearly and closely related to the host equity instrument. The contingent redemption options of the Preferred Shares are not bifurcated because the underlying ordinary shares are not net settable since the Preferred Shares were neither publicly traded nor readily convertible into cash. There were no other embedded derivatives that are required to be bifurcated.

Beneficial conversion features (“BCF”) exist when the conversion price of the Preferred Shares is lower than the fair value of the ordinary shares at the commitment date, which is the issuance date of the

DINGDONG (CAYMAN) LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021 — (Continued)

13.	REDEEMABLE CONVERTIBLE PREFERRED SHARES (CONTINUED)

preferred shares. No BCF was recognized for the Preferred Shares as the fair value per ordinary share at the commitment date was less than the respective most favorable conversion price, as adjusted for the Share Subdivision. The Group determined the fair value of the Company’s ordinary shares with the assistance of an independent third-party valuation firm.

The contingent conversion price adjustment is accounted for as a contingent BCF. In accordance with ASC 470-20-35-1, changes to the conversion terms that would be triggered by future events not controlled by the issuer should be accounted as contingent conversions, and the intrinsic value of such conversion options would not be recognized until and unless a triggering event occurred. No contingent BCF was recognized for any of the Preferred Shares for the three months ended March 31, 2020 and 2021, respectively.

As the Preferred Shares will become redeemable solely based on the passage of time should the contingent events not occur, the Company chose to recognize the changes in redemption value as they occur over the period from the date of issuance to the earliest redemption date to equal the redemption value of the Preferred Shares at each reporting period. Accretion charges were recorded as an increase to the net loss attributable to ordinary shareholders and were RMB27.7 million and RMB66.4 million (US$10.1 million) for the three months ended March 31, 2020 and 2021, respectively.

Modification and Extinguishment of Preferred Shares

Upon the issuance of the Series C1 preferred shares in March 2020 and Series D preferred shares in March 2021, the redemption term of the previously issued series of preferred shares were modified to be the same as the redemption term of the Series C1 and D preferred shares to extend the earliest redemption date from December 31, 2024 to March 31, 2025 and March 31, 2025 to March 31, 2026, respectively, in the event the Company does not complete a Qualified IPO.

The Company assessed whether there was a change in fair value of the modification of preferred shares exceeding 10% immediately after the change in terms compared to the fair value of the preferred shares immediately before the amendment at each modification date. A change in fair value exceeding 10% would result in extinguishment accounting, while a change in fair value not exceeding 10% would be considered non-substantive and subject to modification accounting.

The Company accounts for modifications that result in an increase to the fair value of the modified preferred shares as a deemed dividend reconciling net loss to net loss attributable to ordinary shareholders as there is a transfer of value from the ordinary shareholders to the preferred shareholders. With the assistance of an independent third-party valuation firm, the Company determined that the change in fair value for the modification did not exceed 10% and did not result in any substantial increase to the fair value of the modified preferred shares. Therefore, there was no financial impact recognized for the preferred share modifications in the periods presented.

DINGDONG (CAYMAN) LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021 — (Continued)

13.	REDEEMABLE CONVERTIBLE PREFERRED SHARES (CONTINUED)

The Company’s preferred shares activities for the three months ended March 31, 2021 are summarized below:

	Series Angel Preferred Shares		Series Angel+ Preferred Shares		Series Pre-A Preferred Shares		Series A Preferred Shares		Series A+ Preferred Shares		Series B Preferred Shares
	(in thousands, except for number of shares)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	5,910,100	12,400	8,268,950	40,686	8,985,050	54,796	22,096,550	142,337	1,060,200	14,308	19,473,100	364,419
Issuance of Preferred Shares	—	—	—	—	—	—	—	—	—	—	—	—
Accretion of Preferred Shares	—	197	—	569	—	1,047	—	2,719	—	273	—	11,944

Balance as of March 31, 2021	5,910,100	12,597	8,268,950	41,255	8,985,050	55,843	22,096,550	145,056	1,060,200	14,581	19,473,100	376,363

Balance as of March 31, 2021 (US$)		1,923		6,297		8,523		22,140		2,225		57,444

	Series B2 Preferred Shares		Series B3 Preferred Shares		Series B4-1 Preferred Shares		Series B4 Preferred Shares		Series C1 Preferred Shares		Series D Preferred Shares		Subscription Receivable for Series D Preferred Shares
	(in thousands, except for number of shares)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Amount
Balance as of December 31, 2020	11,072,800	236,139	28,013,200	841,145	7,269,600	284,085	6,989,700	220,491	51,329,600	2,964,104	—	—	—
Issuance of Preferred Shares	—	—	—	—	—	—	6,989,750	359,832	2,895,100	158,507	49,207,650	4,547,263	(491,389)
Accretion of Preferred Shares	—	7,790	—	25,219	—	1,988	—	(108,040)	—	80,598	—	42,128	—

Balance as of March 31, 2021	11,072,800	243,929	28,013,200	866,364	7,269,600	286,073	13,979,450	472,283	54,224,700	3,203,209	49,207,650	4,589,391	(491,389)

Balance as of March 31, 2021 (US$)		37,231		132,233		43,663		72,084		488,905		700,478	(75,000)

DINGDONG (CAYMAN) LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021 — (Continued)

14.	NET LOSS PER SHARE

Basic and diluted net loss per share for the three months ended March 31, 2020 and 2021 are calculated as follows:

	For the three months ended
	March 31, 2020	March 31, 2021
	RMB	RMB	US$
	(in thousands of RMB and US$, expect for number of shares)
Numerator:
Net loss	(244,501)	(1,384,746)	(211,354)
Accretion of redeemable convertible preferred shares	(27,672)	(66,432)	(10,139)

Numerator for computing basic and diluted net loss per share	(272,173)	(1,451,178)	(221,493)

Denominator:
Weighted average number of ordinary shares outstanding	60,163,500	64,908,700	64,908,700

Loss per share:
Basic and diluted net loss per share	(4.52)	(22.36)	(3.41)

The effects of all outstanding Preferred Shares and share options were excluded from the computation of diluted net loss per share for the three months ended March 31, 2020 and March 31, 2021 as their effects would have been anti-dilutive.

15.	UNAUDITED PRO FORMA NET LOSS PER SHARE

The unaudited pro forma net loss per share is computed using the weighted average number of shares outstanding and assumes the automatic conversion of all the Company’s redeemable convertible preferred shares as of March 31, 2021, into 229,561,350 ordinary shares upon the closing of a Qualified IPO, as of the beginning of the year or the original date of issuance, if later. The Company believes the unaudited pro forma net loss per share provides material information to investors, as the automatic conversion of the redeemable convertible preferred shares and the disclosure of pro forma net loss per share provides an indication of net loss per share that is comparable to what will be reported by the Company as a public company following the closing of the Qualified IPO.

DINGDONG (CAYMAN) LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021 — (Continued)

15.	UNAUDITED PRO FORMA NET LOSS PER SHARE (CONTINUED)

The following table summarizes the unaudited pro forma net loss per share attributable to ordinary shareholders:

	For the three months ended
	March 31, 2021
	RMB	US$
	(in thousands of RMB and US$, except for number of shares)
Numerator:
Net loss used in calculating basic and diluted net loss per share	(1,451,178)	(221,493)
Deduct: Accretion of redeemable convertible preferred shares	(66,432)	(10,139)

Numerator for pro forma basic and diluted net loss per share	(1,384,746)	(211,354)

Denominator:
Weighted average number of ordinary shares outstanding used in calculating basic and diluted net loss per share	64,908,700	64,908,700
Add: Pro forma effect of conversion of redeemable convertible preferred shares	174,249,650	174,249,650

Denominator for pro forma basic and diluted net loss per share calculation	239,158,350	239,158,350

Pro forma net loss per share:
Pro forma basic and diluted net loss per share attributable to ordinary shareholders	(5.79)	(0.88)

The effects of all outstanding share options were excluded from the calculation of diluted pro forma net loss per share as their effects would have been anti-dilutive during the three months ended March 31, 2021.

16.	COMMITMENTS AND CONTINGENCIES

Litigation and contingencies

The Group and its operations from time to time are, and in the future may be, parties to or targets of lawsuits, claims, investigations, and proceedings, including but not limited to acts of non-compliance with respect to third-party services and lease contracts, which are handled and defended in the ordinary course of business. The Group may be unable to estimate the reasonably possible loss or a range of reasonably possible losses until developments in such matters have provided sufficient information to support an assessment of the range of possible loss, such as quantification of a damage demand from plaintiffs, discovery from other parties and investigation of factual allegations, rulings by the court on motions or appeals, or the progress of settlement negotiations. The Group accrues a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. When a single amount cannot be reasonably estimated but the cost can be estimated within a range, the Company accrues the minimum amount. The Group expenses legal costs, including those expected to be incurred in connection with a loss contingency, as incurred.

17.	SUBSEQUENT EVENTS

In May 2021, the Company issued 21,264,750 Series D+ redeemable convertible preferred shares to new third-party investors for an aggregate consideration of US$330.0 million.

DINGDONG (CAYMAN) LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2020 AND 2021 — (Continued)

17.	SUBSEQUENT EVENTS (CONTINUED)

On June 8, 2021, the Company’s shareholders and Board of Directors approved a resolution to reorganize the Company’s share capital of ordinary shares, which is conditional upon and effective immediately prior to the completion of the Company’s IPO. All of the then issued and outstanding ordinary shares of the Founder shall be re-designated and re-classified into Class B ordinary shares on a 1:1 basis and all the remaining outstanding ordinary shares shall be re-designated and re-classified into Class A ordinary shares on a 1:1 basis, respectively. Class A and Class B ordinary shares rank pari passu with one another and have the same rights, preferences, privileges and restrictions except for voting and conversion rights. Each Class A ordinary share is entitled to one vote while each Class B ordinary share is entitled to 20 votes. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The post-offering memorandum and articles of association that we expect to adopt to become effective immediately prior to the completion of this offering provide for indemnification of our directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.2 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Sale or Issuance	Number of Securities	Consideration
Ordinary Shares
Sertus Nominees (Cayman) Limited	October 15, 2018	1	US$0.0001
BigRain Holding Limited	November 8, 2018	999,999	US$99.9999
BigRain Holding Limited	January 1, 2019	136,565	US$13.66

Securities/Purchaser	Date of Sale or Issuance	Number of Securities	Consideration
BigRain Holding Limited	April 3, 2020	90,876	US$9.00
DDMaicai Holding Limited	March 22, 2021	48,354	US$4.84
EatBetter Holding Limited	March 29, 2021	455,659	US$45.5659
EatBetter Holding Limited	May 26, 2021	347,969	US$34.7969

Series Angel Preferred Shares
YX Venture Holdings Limited	January 1, 2019	118,202	US$ equivalent of RMB10,267,123
EatTogether Holding Limited	May 7, 2019	19,503	US$2.00

Series Angel+ Preferred Shares
EatTogether Holding Limited	April 3, 2020	9,311	US$1.00

Series Pre-A Preferred Shares
Gaorong Fresh Home Limited	March 22, 2021	179,701	US$ equivalent of RMB45,000,000

Series A Preferred Shares
Hong Kong Red Star Macalline Universal Home Furnishings Limited	May 30, 2019	252,269	US$ equivalent of RMB68,500,000
Shanghai Jing Zhe Xin Xi Ji Shu Company Limited	August 28, 2020	28,091	US$ equivalent of RMB7,627,830.14
Shanghai Tong Yun Xin Xi Ji Shu Company Limited	August 28, 2020	28,090	US$ equivalent of RMB7,627,558.6
Abundant Star International Limited	March 22, 2021	5,524	US$5.524
Shanghai Tong Yun Xin Xi Ji Shu Company Limited	March 22, 2021	63,979	US$ equivalent of RMB17,372,857.7
Shanghai Jing Zhe Xin Xi Ji Shu Company Limited	March 22, 2021	63,978	US$ equivalent of RMB17,372,586.1

Series A+ Preferred Shares
Gaorong Fresh Home Limited	March 22, 2021	21,204	US$ equivalent of RMB12,101,950

Series B Preferred Shares
Internet Fund V Pte. Ltd.	November 13, 2018	339,260	US$40,000,000
Gaorong Growth Consulting Limited	November 13, 2018	3,554	US$419,072
Gaorong Fresh Home Limited	March 22, 2021	3,554	US$419,072
Hupo Harmony Capital Management Ltd.	November 13, 2018	46,648	US$5,500,000

Series B2 Preferred Shares
SCC Growth V Holdco P, Ltd.	January 1, 2019	221,456	US$30,000,000

Series B3 Preferred Shares
CTG Evergreen Investment C Limited	May 7, 2019	178,266	US$35,000,000
CMC Dynamite Holding Limited	May 7, 2019	178,266	US$35,000,000
Ocean De Don HK Limited	May 7, 2019	101,866	US$20,000,000
Skycus China Fund, L.P.	May 7, 2019	101,866	US$20,000,000

Securities/Purchaser	Date of Sale or Issuance	Number of Securities	Consideration

Series B4 Preferred Shares
Qiming Venture Partners Vi, L.P. And Qiming Managing Directors Fund VI, L.P.	June 17, 2019	46,598	US$10,000,000
CMC Dynamite Holdings III Limited	June 17, 2019	46,598	US$10,000,000
Everbay Investment Limited	June 17, 2019	46,598	US$10,000,000
Cookico (BVI) Limited	March 22, 2021	139,795	US$30,000,000

Series B4-1 Preferred Shares
EatTogether Holding Limited.	April 3, 2020	145,392	US$28,658,217

Series C1 Preferred Shares
Cookico (BVI) Limited	April 3, 2020	81,266	conversion of convertible promissory notes
Qiming Venture Partners VI, L.P.	April 3, 2020	26,379	conversion of convertible promissory notes
Qiming Managing Directors Fund VI, L.P.	April 3, 2020	710	conversion of convertible promissory notes
LFC Investment Hong Kong Limited	April 3, 2020	27,089	conversion of convertible promissory notes
BAI GmbH	April 3, 2020	65,013	conversion of convertible promissory notes
General Atlantic Singapore DD Pte. Ltd.	April 3, 2020	257,342	US$100,000,000
SCC Growth V Holdco P, Ltd.	April 3, 2020	102,937	US$40,000,000
CTG Evergreen Investment C Limited	April 3, 2020	147,971	US$57,500,000
CMC Dynamite Holdings IV Limited	April 3, 2020	77,203	US$30,000,000
CMC Dynamite Holdings III Limited	April 3, 2020	27,089	conversion of convertible promissory notes
Skycus China Fund, L.P.	April 3, 2020	77,203	US$30,000,000
Internet Fund V Pte. Ltd	April 3, 2020	20,587	US$8,000,000
Ocean II De Don HK Limited	April 3, 2020	64,335	US$25,000,000
Hupo Capital Internet Fund L.P.	April 3, 2020	25,734	US$10,000,000
United Strength Titan Limited	April 3, 2020	25,734	US$10,000,000
Gaorong Fresh Home Limited	March 22, 2021	57,902	US$22,500,000

Series D Preferred Shares
3W Global Fund	March 22, 2021	42,178	US$30,000,000
AMF-4 Holdings Limited	March 22, 2021	42,178	US$30,000,000
CTG Evergreen Investment C Limited	March 22, 2021	14,059	US$10,000,000
Mass Ave Global Basket Holdings, LP	March 22, 2021	33,742	US$24,000,000
Ocean II De Don HK Limited	March 22, 2021	14,059	US$10,000,000
Perennial VNF Inc	March 22, 2021	1,406	US$1,000,000

Securities/Purchaser	Date of Sale or Issuance	Number of Securities	Consideration
Alpha Yasai Holdings Limited	March 22, 2021	28,119	US$20,000,000
Internet Fund V Pte. Ltd.	March 22, 2021	35,148	US$25,000,000
Coatue PE Asia 48 LLC	March 22, 2021	210,890	US$150,000,000
Cygnus Equity Starlight Ltd.	March 29, 2021	39,366	US$28,000,000
General Atlantic Singapore DD Pte. Ltd.	March 29, 2021	35,148	US$25,000,000
GBA AM SPC	March 29, 2021	14,059	US$10,000,000
PV Capital Investment V	March 29, 2021	84,356	US$60,000,000
Glory Earth Limited	March 29, 2021	28,119	US$20,000,000
DST Asia VIII	March 29, 2021	175,741	US$124,999,301.07
DST Asia VI Investments-A	March 29, 2021	28,118	US$19,999,489.86
DST Asia VI Investments-C	March 29, 2021	42,179	US$30,000,657.33
DST Asia VIII Investments-1	March 29, 2021	105,446	US$75,000,576.42
SCC Growth V Holdco P, Ltd.	March 29, 2021	9,842	US$7,000,000

Series D+ Preferred Shares
SVF II Cortex Subco (DE) LLC	May 10, 2021	386,632	US$300,000,000
Dynasty Orchid Limited	May 11, 2021	38,663	US$30,000,000

Convertible Promissory Notes
Shanghai Xingli Enterprise Management Partnership L.P.	June 17, 2019		principal amount of RMB equivalent to US$30,000,000
Qiming Venture Partners VI, L.P. and Qiming Managing Directors Fund VI, L.P.	June 17, 2019		principal amount of US$10,000,000
CMC Dynamite Holdings III Limited	June 17, 2019		principal amount of US$10,000,000
Everbay Investment Limited	June 17 2019		principal amount of US$10,000,000
BAI GmbH	July 8, 2019		principal amount of US$24,000,000

Warrants
EatTogether Holding Limited	April 11, 2019 (amended and restated on March 30, 2020)	warrant to purchase preferred shares	$28,657,217
Cookico (BVI) Limited	June 17, 2019	warrant to purchase preferred shares	$30,000,000

Options
Certain employees and consultants	various dates	options to purchase 242,451 Ordinary Shares (6,457,383 ordinary shares after share subdivision effected on June 8, 2021)	past and future services to us

Item 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)

For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in an offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Dingdong (Cayman) Limited

Exhibit Index

Exhibit No.	Description of Document

1.1*	Form of Underwriting Agreement

3.1	Eighth Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2	Form of Ninth Amended and Restated Memorandum and Articles of Association of the Registrant (immediately prior to the completion of this offering)

4.1*	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2*	Registrant’s Specimen Certificate for Class A Ordinary Shares

4.3*	Form of Deposit Agreement, among the Registrant, the depositary, and the holders and beneficial owners of the American Depositary Receipts issued thereunder

4.4	Sixth Amended and Restated Shareholders’ Agreement between the Registrant and other parties thereto dated May 10, 2021

5.1	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the Class A ordinary shares being registered and certain Cayman Islands tax matters

8.1	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2	Opinion of Jingtian & Gongcheng regarding certain PRC tax matters (included in Exhibit 99.2)

10.1	English Translation of Pre-IPO Incentive Plans of the Registrant

10.2	Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.3	Form of Employment Agreement between the Registrant and its executive officers

21.1	Significant Subsidiaries of the Registrant

23.1	Consent of Ernst & Young Hua Ming LLP, an independent registered public accounting firm

23.2	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3	Consent of Jingtian & Gongcheng (included in Exhibit 99.2)

23.4	Consent of Weili Hong

23.5	Consent of Philip Wai Lap Leung

24.1	Powers of Attorney (included on signature page)

99.1	Code of Business Conduct and Ethics of the Registrant

99.2	Opinion of Jingtian & Gongcheng regarding certain PRC law matters

99.3	Consent of China Insights Consultancy

*	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on June 8, 2021.

Dingdong (Cayman) Limited

By:	/s/ Changlin Liang
Name: Changlin Liang
Title: Director and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Changlin Liang and Le Yu as an attorney-in-fact with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments that said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent will do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Changlin Liang	Director and Chief Executive Officer	June 8, 2021
Changlin Liang	(Principal Executive Officer)

/s/ Le Yu	Director and Chief Strategy Officer	June 8, 2021
Le Yu	(Principal Financial and Accounting Officer)

/s/ Yi Ding	Director and Vice President	June 8, 2021
Yi Ding

/s/ Eric Chi Zhang	Director	June 8, 2021
Eric Chi Zhang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Dingdong (Cayman) Limited has signed this registration statement or amendment thereto in                  on June 8, 2021.

Cogency Global Inc. Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President